ERNST & YOUNG

Torre Picasso
Plaza Pablo Ruiz Picasso, 1
28020 Madrid

Teléfono: 915 727 200
Fax: 915 727 270
www.ey.com/es

AUDIT REPORT ON THE CONSOLIDATED ANNUAL ACCOUNTS

"Translation of a report and financial statements originally issued in Spanish. In the event of discrepancy, the Spanish-language version prevails" (See Note 23)

To the Shareholders of
Telefónica, S.A.

1. We have audited the consolidated annual accounts of Telefónica, S.A. and companies composing the Telefónica Group (the Group), which comprise the consolidated balance sheet at December 31, 2005, the consolidated income statement, consolidated cash flow statement and consolidated statement of recognized income and expense and the notes to the consolidated financial statements for the year then ended, the preparation of which is the responsibility of the Parent Company's directors. Our responsibility is to express an opinion on the aforementioned consolidated annual accounts taken as a whole, based upon work performed in accordance with auditing standards generally accepted in Spain, which require the examination, through the performance of selective tests, of the evidence supporting the annual accounts, and the evaluation of their presentation, of the accounting principles applied, and of the estimates made.

2. The accompanying 2005 consolidated annual accounts are the first ones which the Group has prepared by applying the international financial reporting standards adopted by the European Union (IFRS-EU), which in general require that comparative information be included in the financial statements presented. Thus, in accordance with mercantile law, for comparative purposes the Parent Company's directors have included for each of the captions included in the consolidated balance sheet, consolidated income statement, consolidated cash flow statement, consolidated statement of recognized income and expense and the notes to the consolidated financial statements, in addition to the figures of 2005, those of 2004, which have been obtained by applying IFRS-EU in effect at December 31, 2005. Consequently, the 2004 figures differ from those set forth in the approved consolidated 2004 annual accounts which were prepared in keeping with the accounting principles and criteria in effect at the time. The principal differences arising as a result of applying IFRS-EU to consolidated equity at January 1 and December 31, 2004 and to the 2004 consolidated income statement of the Group are set forth in Note 2 to the accompanying consolidated financial statements. Our opinion refers only to the consolidated annual accounts for 2005. On March 4, 2005 other auditors issued their audit report on the 2004 consolidated annual accounts prepared in conformity with accounting principles and criteria in effect said year, in which they expressed an unqualified opinion.

Ernst & Young, S.L.
Domicilio Social: Plaza Pablo Ruiz Picasso, 1, 28020 Madrid.
Inscrita en el Registro Mercantil de Madrid al Tomo 12749, Libro 0,
Folio 215, Sección 8ª, Hoja M-23123, Inscripción 116, C.I.F. B-78970506

Telefónica, S.A. and subsidiaries composing the

TELEFÓNICA GROUP

CONSOLIDATED FINANCIAL STATEMENTS (CONSOLIDATED ANNUAL ACCOUNTS) AND CONSOLIDATED MANAGEMENT REPORT FOR 2005

TELEFÓNICA GROUP

CONSOLIDATED BALANCE SHEET AT DECEMBER 31

(MILLIONS OF EUROS)
ASSETS	2005	2004

A) NON-CURRENT ASSETS	59,545.00	48,954.47

Intangible assets (Note 5)	7,877.11	5,674.13
Goodwill (Note 6)	8,910.23	5,949.44
Property, plant and equipment (Note 7)	27,992.60	23,193.37
Investment property	34.81	28.37
Investments in associates (Note 9)	1,664.35	1,651.68
Non-current financial assets (Note 8)	4,681.23	3,500.34
Deferred tax assets (Note 16)	8,384.67	8,957.14

B) CURRENT ASSETS	13,628.77	11,124.39

Inventories	919.51	655.52
Trade and other receivables (Note 10)	7,515.75	5,919.75
Current financial assets (Note 8)	1,517.76	2,556.61
Current tax receivables (Note 16)	1,448.26	1,069.49
Cash and cash equivalents	2,213.21	914.35
Non-current assets held for sale	14.28	8.67

TOTAL ASSETS (A + B)	73,173.77	60,078.86

EQUITY AND LIABILITIES	2005	2004

A) EQUITY (Note 11)	16,158.43	12,342.47

Equity attributable to equity holders of the parent	12,733.29	10,439.76
Minority interests	3,425.14	1,902.71

B) NON-CURRENT LIABILITIES	35,126.47	27,742.58

Interest-bearing debt (Note 12)	25,167.58	17,492.23
Trade and other payables (Note 13)	1,128.21	1,200.08
Deferred tax liabilities (Note 16)	2,477.44	1,642.61
Provisions (Note 14)	6,353.24	7,407.66

C) CURRENT LIABILITIES	21,888.87	19,993.81

Interest-bearing debt (Note 12)	9,235.87	10,210.40
Trade and other payables (Note 13)	9,718.56	7,696.05
Cuurent tax payables (Note 16)	2,191.62	1,824.94
Provisions	742.82	259.70
Liabilities linked to non-current assets held for sale	-	2.72

TOTAL EQUITY AND LIABILITIES (A+B+C)	73,173.77	60,078.86
The accompanying Notes 1 to 22 and Appendices I to VI are an integral part of these consolidated balance sheets.

TELEFÓNICA GROUP

CONSOLIDATED INCOME STATEMENTS FOR THE YEARS ENDED DECEMBER 31

(MILLIONS OF EUROS)
INCOME STATEMENT	2005	2004

Revenues from operations (Note 17)	37,882.16	30,280.92
Other income (Note 19)	1,418.26	1,133.41
Supplies	(10,065.05)	(7,637.33)
Personnel expenses (Note 19)	(5,656.34)	(5,095.17)
Other expenses (Note 19)	(8,302.60)	(6,459.80)

I. OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION (OIBDA)	15,276.43	12,222.03

Depreciation and amortization	(6,717.68)	(5,666.03)

II. OPERATING INCOME	8,558.75	6,556.00

Share of profit (loss) of associates (Note 9)	(128.21)	(50.49)
Net financial expenses	(1,796.37)	(1,462.06)
Net exchange differences	162.04	(177.05)

Net financial income (expense) (Note 15)	(1,634.33)	(1,639.11)

III. PROFIT BEFORE TAXES FROM CONTINUING OPERATIONS	6,796.21	4,866.40

Corporate income tax (Note 16)	(1,969.15)	(1,512.78)

IV PROFIT FOR THE YEAR FROM CONTINUING OPERATIONS	4,827.06	3,353.62

Profit from discontinued operations after taxes (Note 18)	-	131.97

V. PROFIT FOR THE YEAR	4,827.06	3,485.59

Minority interests (Note 11)	(381.21)	(309.92)

VI. PROFIT FOR THE YEAR ATTRIBUTABLE TO EQUITY HOLDERS OF THE PARENT	4,445.85	3,175.67

Basic and diluted earnings per share attributable to equity holders of the parent (Note 19) (euros)	0.913	0.637

The accompanying Notes 1 to 22 and Appendices I to VI are an integral part of these consolidated income statements.

TELEFÓNICA GROUP

CONSOLIDATED CASH FLOW STATEMENTS FOR THE YEARS ENDED DECEMBER 31

(MILLIONS OF EUROS)
	2005	2004
Cash flows from operating activities

Cash received from customers	44,353.14	36,367.10
Cash paid to suppliers and employees	(30,531.54)	(24,674.10)
Dividends received	70.58	71.24
Net interest and other financial expenses paid	(1,520.00)	(1,307.11)
Taxes paid	(1,233.04)	(326.00)

Net cash from operating activities	11,139.14	10,131.13

Cash flows from investing activities

Proceeds on disposals of property, plant and equipment and intangible assets	113.20	241.27
Payments on investments in property, plant and equipment and intangible assets	(4,423.22)	(3,488.15)
Proceeds on disposals of companies, net of cash and cash equivalents disposed	501.59	531.98
Payments on investments in companies, net of cash and cash equivalents acquired	(6,571.40)	(4,201.57)
Proceeds on financial investments not included under cash equivalents	147.61	31.64
Payments made on financial investments not included under cash equivalents	(17.65)	(76.35)
Interest received on short term investments not included under cash equivalents	625.18	1,139.51
Capital grants received	32.67	13.51

Net cash used in investing activities	(9,592.02)	(5,808.16)

Cash flows from financing activities

Dividends paid (Note 11)	(2,768.60)	(2,865.81)
Proceeds from issue of stock	(2,054.12)	(1,938.56)
Proceeds on issue of debentures and bonds	875.15	572.99
Proceeds on loans, credits and promissory notes	16,533.96	10,135.11
Cancellation of debentures and bonds	(3,696.52)	(1,790.57)
Repayments of loans, credits and promissory notes	(9,324.54)	(8,049.77)

Net cash from financing activities	(434.67)	(3,936.61)

Effect of foreign exchange rate changes on collections and payments	165.73	74.18

Effect of changes in consolidation methods and other non-monetary effects	9.62	(36.76)

Net increase (decrease) in cash and cash equivalents during the year	1,287.80	423.78

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	914.35	490.57

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	2,202.15	914.35

RECONCILIATION OF NET CASH FLOWS AND CASH EQUIVALENTS WITH THE BALANCE SHEET

Net increase (decrease) in cash and cash equivalents during the year	1,287.80	423.78

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	914.35	490.57
Cash on hand and at banks	855.02	336.42
Other cash equivalents	59.33	154.15

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	2,202.15	914.35
Cash on hand and at banks	1,555.17	855.02
Other cash equivalents	658.04	59.33
Bank overdrafts (1)	(11.06)	-

(1) Included under "Interest-bearing debt" on the consolidated balance sheet.

The accompanying Notes 1 to 22 and Appendices I to VI are an integral part of these consolidated cash flow statements.

TELEFÓNICA GROUP

CONSOLIDATED STATEMENTS OF RECOGNIZED INCOME AND EXPENSE FOR THE YEARS ENDED DECEMBER 31

(MILLIONS OF EUROS)

	2005	2004
Gain (loss) on available-for-sale investments	(79.78)	111.08
Gain (loss) on cash flow hedges	(125.60)	(274.89)
Translation differences	2,577.09	(316.24)
Share of income (loss) directly recognized in equity of associates	(49.67)	(94.72)
Tax effect of items recognized directly in equity	71.88	90.50
Net income (loss) recognized directly in equity	2,393.92	(484.27)

Profit for the year	4,827.06	3,485.59

Total income and expense recognized in the year (Note 11)	7,220.98	3,001.32

Attributable to:
Equity holders of the parent	6,397.33	2,699.37
Minority interests	823.65	301.95
	7,220.98	3,001.32

The accompanying Notes 1 to 22 and Appendices I to VI are an integral part of these consolidated statements of recognized income and expense.

Telefónica, S.A. and subsidiaries composing the Telefónica Group

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONSOLIDATED ANNUAL ACCOUNTS) FOR THE YEAR ENDED DECEMBER 31, 2005
  INTRODUCTION AND GENERAL INFORMATION

Telefónica Group organizational structure

Telefónica, S.A. and its subsidiaries and investees make up an integrated group of companies (the "Telefónica Group," "the Group" or "the Company") operating mainly in the telecommunications, media and entertainment industries.

The parent company of this Group is Telefónica, S.A. ("Telefónica"), incorporated on April 19, 1924. Its registered office is at calle Gran Vía 28, Madrid (Spain).

Appendix I lists the subsidiaries, associates and investees in which the Telefónica Group has direct or indirect holdings, their lines of business, their registered offices, their net worth and results at year end, their gross book value, their contribution to the reserves of the Consolidated Group and the consolidation method used.

Corporate structure of the Group

Telefónica's basic corporate purpose, per Article 4 of its bylaws, is the provision of all manner of public and private telecommunications services, and all manner of ancillary or complementary telecommunications services or related services. All the business activities that constitute this stated corporate purpose may be performed either in Spain or abroad and may be carried out either wholly or partially by the Company, either through shareholdings or equity interests in other companies or legal entities with an identical or a similar corporate purpose.

The main groups of subsidiaries through which Telefónica carries out its corporate purpose and manages its business areas or basic lines of business are as follows:

  Telefónica de España Group: the wireline telephony business and the related supplementary services provided in Spain.

  Telefónica Móviles Group: the national and international wireless telephony business, except in the Czech Republic.

  Telefónica Internacional Group: investment and management of investments in the wireline telephony industry in Latin America.

  Telefónica Publicidad e Información, S.A. - TPI (the directories business), Atento, N.V. (call center services), Telefónica de Contenidos, S.A. (media, entertainment and content) and Cesky Telecom (the fixed line and wireless telephony business in the Czech Republic).

The business activities carried out by most of the Telefónica Group companies are regulated by broad ranging legislation, pursuant to which permits, concessions or licenses must be obtained in certain circumstances to provide the various services.

In addition, certain wireline and wireless telephony services are provided under regulated rate and price systems.

A more detailed breakdown of the activities carried out by the Group is provided in Note 17.
  BASIS OF PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements were prepared from the accounting records of Telefónica, S.A. and of each of the companies composing the Telefónica Group, which were drawn up in accordance with the generally accepted accounting principles prevailing in the various countries in which the companies composing the Consolidated Group are located, and presented in accordance with the International Financial Reporting Standards (IFRS) to give a true and fair view of the net worth, financial position, results of operations and cash flow obtained and used in 2005. The figures in these consolidated financial statements are expressed in millions of euros unless indicated otherwise. The euro is the Group' operating currency.

The annual consolidated financial statements for the year ended December 31, 2004, approved at Telefónica, S.A.'s Ordinary Shareholders' Meeting on May 31, 2005, were prepared in accordance with Spain's generally accepted accounting principles (the Spanish General Chart of Accounts or "Spanish GAAP"). Pursuant to European Parliament regulation 1606/2002, of July 19, 2002, Telefónica is obliged to apply the International Financial Reporting Standards (IFRS) endorsed by the European Union for preparing and presenting its consolidated financial information as from January 1, 2005. Accordingly, the consolidated financial statements for the year ended December 31, 2005 have been prepared under IFRS, and the 2004 consolidated financial information included for comparative purposes was restated in accordance with IFRS.

The accompanying consolidated financial statements for the year ended December 31, 2005 were prepared by the Company's Board of Directors at its meeting on February 28, 2006 for approval at the General Shareholders' Meeting. The Board expects the financial statements to be approved without any modification.

Note 4 contains a detailed description of the most significant accounting policies used to prepare the financial statements for 2004 and 2005 (2004 information for comparative purposes only).

First-time adoption of International Financial Reporting Standards

The transition of the Telefónica Group's consolidated financial statements to IFRS has been carried out by applying IFRS 1: First-Time Adoption of International Financial Reporting Standards, taking January 1, 2004 as the beginning of the first comparative period presented under the new accounting standards. This date is considered the IFRS transition date.

As a general rule, the accounting policies in force on December 31, 2005 must be applied retroactively to prepare an opening balance sheet for the date of transition and all following years. IFRS 1 provides for certain exceptions to the complete retroactive restatement of the opening balance sheet under IFRS. The main exceptions are as follows:
IFRS 3 - Business Combinations	The Telefónica Group has elected to apply IFRS 3 Business Combinations prospectively from the transition date, i.e., it has not restated business combinations occurring prior to January 1, 2004.
IAS 16 - Fair value or revaluation as deamed cost

The Telefónica Group has chosen to continue to carry its plant, property and equipment and intangible assets at their respective carrying amounts under former Spanish GAAP, without restating any of these items at their fair value at January 1, 2004.

IAS 19 - Employee Benefits	The Telefónica Group has elected to recognize all cumulative actuarial gains and losses at January 1, 2004.
IAS 21- Accumulated translation differences	The Telefónica Group has elected to reset the accumulated translation adjustments up to the IFRS transition date to zero.
IAS 32 and IAS 39 - Financial instruments

The Telefónica Group has chosen not to apply the exception permitting the application of IAS 39 Financial Instruments: Recognition and Measurement and IAS 32 Financial Instruments: Presentation and Disclosure from January 1, 2005, applying these standards as from the IFRS transition date, i.e., January 1, 2004.

IFRS 2 - Share-based Payment	The Telefónica Group has elected not to apply IFRS 2 Share-based Payments to measure share-based payment schemes to be settled in shares and granted prior to November 7, 2002.

The preparation of our consolidated financial statements under IFRS requires a series of modifications to the presentation and measurement standards applied by the Company until December 31, 2004, as certain IFRS principles and requirements are substantially different from their Spanish GAAP equivalents.

The following is a detailed description of the main differences between the two sets of accounting principles as applied by the Company and the impact on equity at December 31, and January 1, 2004 and net profit in 2004.

Reconciliation of consolidated equity under Spanish GAAP and IFRS at January 1, 2004 and December 31, 2004.

Millions of euros	Consolidated equity at 1/1/04	Consolidated equity at 12/31/04
Equity under Spanish GAAP	16,756.56	16,225.10
Goodwill and other fair value adjustments made in business combinations	(3,609.98)	(3,341.74)
Treasury shares and own equity instruments	(367.95)	(846.76)
Revenue recognition	(392.78)	(340.52)
Corporate income tax	(416.76)	(403.46)
Capitalized expenses (start-up and share capital issuance expenses)	(265.82)	(207.71)
Post-employment benefits and severance payments	(168.39)	(316.06)
Inflation adjustment (hyperinflationary economies)	(68.26)	(163.34)
Financial instruments and exchange changes	66.26	(123.35)
Associates (significant influence)	18.80	(17.21)
Other adjustments	52.24	(25.19)
Total adjustments	(5,152.64)	(5,785.34)
Equity attributable to holders of the parent	11,603.92	10,439.76
Minority interests	2,446.28	1,902.71
Consolidated equity under IFRS	14,050.20	12,342.47

Reconciliation between net profit for the year under Spanish GAAP and IFRS for 2004

Millions of euros	Consolidated net income 12/31/04
Net profit under Spanish GAAP	2,877.29
Goodwill and other fair value adjustments made in business combinations	454.93
Revenue recognition	60.74
Corporate income tax	(133.52)
Capitalized expenses (start-up and share capital issuance expenses)	67.50
Post-employment benefits and severance payments	(88.75)
Inflation adjustment (hyperinflationary economies)	(75.77)
Financial instruments and exchange rate changes	(49.57)
Other adjustments	62.82
Total adjustments	298.38
Net profit for the year under IFRS	3,175.67

The amounts in the preceding table were calculated after taxes and minority interests.

Goodwill and other fair value adjustments made in business combinations

Under Spanish GAAP, goodwill and fair value adjustments in business combinations involving foreign companies may be translated at the historic exchange rate. Under IFRS, these items should be denominated in the currency of the foreign company and, accordingly, must be translated at the prevailing exchange rate at the balance sheet closing date.

Under IFRS, goodwill and intangible assets of indefinite useful life are no longer amortized, although they are subject to an annual impairment test to determine their recoverability. Under Spanish GAAP, goodwill and all intangible assets are systematically amortized on a straight-line basis over their estimated useful lives, which cannot exceed certain limits.

Under IFRS, the cost of administrative concessions is amortized on a straight-line basis over their useful lives. Under Spanish GAAP, the Telefónica Group systematically depreciated these concessions over their useful lives using methods based on revenues generated or the number of customers in each financial year.

These adjustments have a net negative impact on equity of 3,341.74 and 3,609.98 million euros at December 31, and January 1, 2004, respectively. The positive impact of these adjustments on the 2004 income statement totals 454.93 million euros.

The impact of translating these items at the closing exchange rate is a decrease in "Goodwill" of 1,114.76 million and 992.57 million euros at December 31, and January 1, 2004, respectively, and a decrease in "Administrative concessions" of 2,450.90 million and 2,521.73 million euros at December 31, and January 1, 2004, respectively.

The change in the license amortization method (from progressive to straight-line) results in disposals of 215.85 million euros and 166.62 million euros in "Administrative concessions" on the balance sheet at December 31, 2004 and January 1, 2004, respectively.

These reductions are partially offset by the 433.53 million euros reversal of goodwill amortization for 2004 under "Goodwill." Goodwill amortizations taken in 2003 and before are not subject to reversal since the Telefónica Group elected not to apply IFRS 3 Business Combinations retroactively.

Treasury shares and own equity instruments

Under Spanish GAAP, treasury shares are classified as an asset unless the shares are to be amortized by virtue of an agreement approved at the General Shareholders' Meeting prior to their acquisition. They are carried at the lower of cost, market value or underlying carrying amount, and restated as appropriate. Under IFRS, treasury shares are netted from equity; transactions with treasury shares impact capital and reserves and are not taken to consolidated net income.

Thus, the "Treasury shares" on the balance sheets at December 31, and January 1, 2004 (690.18 and 133.46 million euros, respectively) under Spanish GAAP are reclassified to "Own equity instruments" within equity under IFRS.

Under IFRS, certain instruments issued to hedge employee share option plans are considered equity instruments when the contract settlement terms provide for an exchange of a fixed number of shares for a fixed monetary amount. A liability is simultaneously recorded on the balance sheet under IFRS, since the issuer is obliged to acquire its own equity instruments to settle the contract.

Accordingly, "Interest-bearing debt" on the balance sheet under IFRS at December 31, 2004 and January 1, 2004 increases by 157.52 million euros, with an equivalent decrease in "Own equity instruments" under "Equity."

Revenue recognition

Under Spanish GAAP, connection fees generated when customers connect to our network are recognized as revenues when a customer contracts our services, as are the related expenses. In addition, revenues from handset sales are recorded when the handset is delivered physically.

Under IFRS, connections fees are recognized in income together with the corresponding revenues from handset and other equipment sales, provided there are no amounts contingent on delivery of other devices that have yet to be delivered to the customer. Connection revenues not recognized together with revenues from equipment sales are deferred and recognized in income throughout the average estimated customer relationship period. Under IFRS, revenues from handset and equipment sales are recognized once the sale is considered complete, i.e., generally when delivered to the end customer.

These adjustments have a net negative impact on equity of 340.52 and 392.78 million euros at December 31, and January 1, 2004, respectively. The impact on the 2004 income statement is additional revenue of 60.74 million euros. These differences in revenue recognition policies result in the recognition of "Deferred revenues" of 489.14 million and 561.14 million euros on the liability side of the 2004 closing and opening balance sheets under IFRS, respectively. Revenues are taken to the income statement over the course of the average estimated length of the customer relationship.

Corporate income tax

Under Spanish GAAP, the accounting treatment of deferred tax items is income-statement oriented, taking into consideration temporary differences between accounting income and the taxable income. Under IFRS, deferred taxes are recognized based on balance sheet analysis and the temporary differences considered are those generated as a result of the difference between the fiscal value of assets and liabilities and their respective carrying amounts.

As a result, the Company recorded additional deferred tax assets and liabilities under IFRS at December 31, 2004 of 407.18 million and 786.79 million euros, respectively. At January 1, 2004, the Company recorded deferred tax assets and liabilities under IFRS of 539.80 million and 537.61 million euros, respectively. A portion of these deferred tax liabilities was generated by business combinations taking place prior to 2004. The net negative impact on equity is 403.46 million and 416.76 million euros at December 31, and January 1, 2004, respectively. The negative impact on the income statement for the year ended December 31, 2004 is 133.52 million.

Capitalized expenses

Under Spanish GAAP, start-up and pre-operating expenses can be capitalized and are amortized over a period of no more than five years. Under IFRS, outlays that do not meet the requirements for being considered qualifying assets must be expensed when incurred.

Costs associated with share capital increases are also capitalized and amortized over a period of no more than five years under Spanish GAAP. Under IFRS, these costs are taken to "Capital and reserves" and are deducted from the gross proceeds recorded for the corresponding capital increase.

These adjustments reduce equity by 207.71 million and 265.82 million euros at December 31, and January 1, 2004, respectively. The positive impact on the 2004 income statement amounts to 67.50 million euros.

Post-employment benefits and severance payments

Both Spanish GAAP and IFRS require provisioning for pension plan commitments, although the standards differ in terms of the method used for measuring these commitments. Under Spanish GAAP, in certain instances a portion of the actuarial losses associated with pension plans may be deferred. Under IFRS, although some deferral is allowed, all known actuarial gains and losses must be recorded in the year in accordance with the method elected by the Telefónica Group.

As a result, restated pension provisions are 239.96 million euros higher on the IFRS balance at December 31, 2004 (108.58 million euros higher at January 1, 2004). The net negative impact on equity is 316.06 million and 168.39 million euros at December 31, and January 1 2004, respectively.

Minority interests

Under Spanish GAAP, minority interests are presented in a specific, separate item on the liability side of the balance sheet. Under IFRS, minority interests are part of equity.

Preference shares issued by Telefónica Finance, a subsidiary of Telefónica, S.A., are reclassified under IFRS from "Minority interests" to a financial liability, because although they enjoy the unconditional right to avoid the cash payment of principal, there is the obligation to pay dividends on these instruments as long as there are distributable earnings.

The result of the application of these new accounting policies is a net increase in equity of 1,902.71 million euros at December 31, 2004, as well as a 1.877,50 million euro increase in "Interest-bearing debt". The corresponding impact on equity at January 1, 2004 is 2,446.28 million euros.

Financial reporting in hyperinflationary economies

Under Spanish GAAP, monetary adjustment of the financial statements of consolidated foreign subsidiaries is permitted under certain circumstances, where local accounting standards require inflation accounting.

Under IFRS, certain qualitative and quantitative indicators must be analyzed to determine whether hyperinflation exists and whether it is therefore necessary to restate financial statements for inflation in terms of current purchasing power at the balance sheet closing date. At year end, none of the countries in which the Telefónica Group operates was considered hyperinflationary economies under IFRS criteria.

The net negative impact under IFRS on equity of restating monetary correction adjustments made is 163.34 million and 68.26 million euros at December 31, and January 1, 2004, respectively. The negative impact on the income statement for the year ended December 31, 2004 is 75.77 million euros.

Definition of associates: significant influence

Under Spanish GAAP, significant influence is presumed to exist in the case of as an investment of 3% or more in the voting rights of a listed company (20% or more in the case of unlisted companies). IFRS establishes the significant influence investment threshold at 20% or more of voting rights. Both cases allow for proof of the contrary, but the adoption of IFRS has meant that certain investments which were classified as "Investments in associates" under Spanish GAAP must be reconsidered as "available-for-sale financial assets" under IFRS. This implies restatement at market value at each closing date, taking any unrealized gains or losses arising from changes in market value directly to equity.

The application of this new policy results in a reduction in equity of 17.21 million euros and an increase of 18.80 million euros at December 31, and January 1, 2004, respectively.

Financial instruments and exchange rate movements

Under Spanish GAAP, financial assets, including derivatives, are carried at the lower of cost or market value, while financial liabilities are carried at repayment value. Financial assets are removed from the balance sheet when they are sold, transferred or at maturity.

Under IFRS, financial assets and liabilities are classified according to a series of categories that determine whether they are carried at fair value or amortized cost. Similarly, certain gains and losses on financial instruments are taken directly to equity until the instrument in question is taken off the balance sheet or is written down in the event of impairment. In addition, IFRS establish very strict criteria for derecognizing financial assets from the balance sheet, based on an analysis of the risk and rewards of ownership of assets transferred.

The application of hedge accounting criteria under IFRS requires fulfilling very specific requirements. As a result, certain hedging transactions that meet hedge accounting criteria under Spanish GAAP do not meet the equivalent IFRS criteria.

Under Spanish GAAP, the difference between unrealized exchange rate gains in excess of exchange rate losses taken to the income statement for the period must be capitalized. Under IFRS, all exchange rate gains and losses must be taken to the income statement.

The impact of these new accounting policies for financial assets and liabilities is a decrease in equity of 123.35 million euros and an increase of 66.26 million euros at December 31, and January 1, 2004, respectively. The application of these policies results in a 49.57 million euro increase in expenses in the 2004 income statement.

Finally, under Spanish GAAP, exchange rate gains and losses generated on intra-group foreign currency loans (mainly dollar-denominated) are eliminated from the income statement on consolidation. Under IFRS, exchange rate gains and losses from intra-group loans are not eliminated on consolidation unless the loan can be considered part of the net investment in the foreign operation. This policy change has no impact on equity at December 31, 2004 or at January 1, 2004.

Other differences

There are other accounting standards that do not affect capital and reserves, but do affect presentation of balance sheet items.

Among the reclassifications made, goodwill arising from the acquisition of investments in associates is included under "Investments in associates" in the IFRS balance sheet and amounts to 1,162.37 million and 806.37 million euros at the closing and opening balance sheet for 2004, respectively.

Comparative information and changes in the consolidation scope

The main changes in the consolidation scope in 2005 (the full detail of all the changes in 2005 and 2004 is included in Appendix II) are as follows:

Telefónica

In July, Telefónica, S.A. took over and merged Terra Networks, S.A., effective for economic purposes from January 1, 2005. Terra Networks, S.A. was dissolved and all of its assets and liabilities were transferred to Telefónica, S.A. by means of a share swap consisting of two Telefónica, S.A. treasury shares for every nine Terra shares. Terra S.A., which was fully consolidated by the Telefónica Group, is accordingly no longer part of the consolidation scope.

In 2005, Endemol Investment B.V., a 99.7%-owned subsidiary of Telefónica, S.A. held a public offering of Endemol, N.V. shares. The offering price was 9 euros per share and the total number of shares sold amounted to 31,250,000 ordinary shares, representing 25% of the company's share capital. The sale generated a profit of 55.58 million euros, which was recognized in the Telefónica Group's income statement under "Gain on disposal of assets" under "Other income" (see Note 19).

The shares placed in the offering trade on the AEX Euronet Amsterdam index of the Amsterdam Stock Exchange since November 22, 2005.

On December 21, Portugal Telecom, S.G.P.S., S.A. cancelled a total of 37,628,550 treasury shares equivalent to 3.23% of its share capital. On conclusion of the share cancellation, the Telefónica Group's holding in the Portuguese telecom operator stood at 9.84% (9.96% in nominal terms). P.T. is still accounted for in the Telefónica Group's consolidated financial statements by the equity method.

On June 10, the European Commission authorized Telefónica's bid to take over Czech operator Cesky Telecom a.s. by acquiring 51.1% of its share capital. The acquisition was concluded on June 16 at a price of 502 Czech crowns per share. Telefónica then launched a tender offer for the remaining 48.9% of Cesky Telecom then in the hands of minority shareholders. The offer concluded on September 19, with Telefónica acquiring 58,985,703 shares at a price of 456 Czech crowns per share. In all, Telefónica paid 3,662.53 million euros in exchange for its interest in the Czech telecom operator. After these acquisitions, Telefónica's owns 69.41% of the company. Cesky Telecom is now fully consolidated in the Telefónica Group.

T.P.I. Group

On November 11, 2005 Telefónica Publicidad e Información, S.A. (parent company) and Telefónica Publicidad e Información Internacional, S.A.U. bought from Telefónica de Argentina, S.A. 95% and 5%, respectively, of the shares constituting the total equity of Argentine company Telinver, S.A. for a total outlay of 57.0 million euros (66.72 million US dollars). The operation was financed by Telefónica de Argentina, S.A. via debt maturing in 2008. The company is still fully consolidated within the Telefónica Group's consolidation scope, with Telefónica now effectively owning 59.90% of the shares instead of 99.98%.

Telefónica Móviles Group

The acquisitions of 100% of the Chilean and Argentine operators owned by BellSouth were completed on January 7 and January 11, 2005, respectively, thereby completing the purchase of the Latin American operators from BellSouth begun the year before.

The total acquisition cost for Telefónica Móviles, adjusted for the outstanding net debt at these two operators, was 519.39 million euros for Radiocomunicaciones Móviles, S.A. (Argentina) and 317.56 million euros for Telefónica Móviles Chile, S.A.

On October 8, 2004, TCP approved a capital increase of approximately 2,054 million reais. The capital increase concluded on January 4, 2005, with Brasilcel, N.V. subscribing for the shares not subscribed by other shareholders. In the wake of this capital increase and the monetization of assets in July 2005 (details below), Brasilcel, N.V. increased its shareholding from 65.12% to 66.1%.

In July 2005, Brasilcel N.V. capitalized the assets used by Tele Centro Oeste Celular Participaçoes, S.A. (TCO), Celular CRT, S.A. (CRT), Tele Sudeste Celular Participaçoes (TSD), S.A. and Tele Leste Celular Participaçoes, S.A. (TBE). This capitalization did not entail any cash outlay for Brasilcel, N.V., but did increase Telefónica's shareholdings in these companies. Brasilcel, N.V.'s equity stake in these subsidiaries thereby increased to 91.0% of TSD, 50.7% of TBE, 66.4% of CRT and 34.7% of TCO.

In December Telefónica Móviles, S.A. reached an agreement to buy 8% of Telefónica Móviles México, S.A. de C.V in exchange for shares in Telefónica, S.A. The sale entailed an outlay of 177.27 million euros and gave Telefónica Móviles 100% control of the subsidiary, which is still fully consolidated in the Telefónica Group.

This acquisition cost Telefónica Móviles 177 million euros and was structured as an exchange of Telefónica Móviles México S.A. shares for 14,135,895 Telefónica S.A. shares.
  PROPOSED DISTRIBUTION OF INCOME ATTRIBUTABLE TO EQUITY HOLDERS OF THE PARENT

  Under Spanish GAAP, Telefónica, S.A. obtained income of 1,754.39 million euros in 2005.

  The proposed distribution of 2005 income that the Company's Board of Directors will submit for approval at the General Shareholders' Meeting is as follows: a) 64.15 million euros of profit for the year to the legal reserve, which then would represent 20% of share capital; b) a fixed gross dividend of 0.25 euros per share for the Company's outstanding shares carrying dividend rights; and c) the remainder to voluntary reserves.

Millions of euros
Distributable income	1,754.39
to:
Legal reserve	64.15
Dividend (maximum distributable amount of 0.25 euros per share for all the shares comprising the Company's share capital (4,921,130,397 shares).	1,230.28
Voluntary reserve	(minimum) 459.96
Total	1,754.39

  At its meeting of February 28, 2006, the Company's Board of Directors agreed to distribute an interim dividend charged to 2005 income of a gross 0.25 euros per outstanding share carrying dividend rights up to a total amount of 1,230.28 million euros. This interim dividend will be paid on May 12, 2006. Consequently, the proposed dividend to be paid out of 2005 income will be fully settled through payment of the aforementioned interim dividend (see Subsequent Events - Note 22).

  VALUATION CRITERIA

As indicated in Note 2, pursuant to European Parliament regulation 1606/2002, of July 19, 2002, Telefónica is obliged to apply the International Financial Reporting Standards (IFRS) enclosed by the European Union for the preparation and presentation of its consolidated financial information as from January 1, 2005. Accordingly, the consolidated financial statements for the year ended December 31, 2005 have been prepared under IFRS, and the 2004 consolidated financial information included for comparative purposes has been presented in keeping with the same standards.

The main valuation methods used in preparing the 2004 and 2005 consolidated financial statements (the 2004 statements are for comparative purposes) were as follows:

a) Goodwill

For acquisitions taking place after January 1, 2004, the IFRS transition date, goodwill represents the excess of the acquisition cost over the acquirer's interest, at the acquisition date, in the fair values of identifiable assets, liabilities and contingent liabilities acquired from a subsidiary, associate or joint venture. After the initial measurement, goodwill is carried at cost, adjusted for any potential accumulated impairment.

Telefónica has elected to apply the exemption provided for in first-time adoption of IFRS permitting it not to restate business combinations taking place before January 1, 2004 (see Note 2). As a result, the accompanying consolidated balance sheets include goodwill on consolidation, net of amortization deducted until December 31, 2003, arising before the IFRS transition date, from the positive consolidation difference between the amounts paid to acquire the shares of consolidated subsidiaries, and their underlying carrying amounts plus amounts taken to equity accounts and recorded as an increase in the value of these assets.

In all cases, goodwill is recognized as an asset denominated in the currency of the company acquired.

Goodwill is tested for impairment annually or more frequently if there are certain events or changes indicating the possibility that the net carrying amount is not fully recoverable.

Impairment is determined based on analysis of the recoverable amount of the cash-generating unit (or group of cash generating units) to whitch goodwill allocated upon acquisition date. If this recoverable amount does not exceed the net carrying amount, an irreversible impairment loss is recognized in income (see Note 4 h).

b) Translation methodology

The financial statements of the Group's foreign subsidiaries were translated to euros at the year-end exchange rates, except for:

1. Capital and reserves, which were translated at historical exchange rates.

2. Income statements, which were translated at the average exchange rates for the year.

Goodwill and restatements of balance sheet items to reflect fair value arising when a stake is acquired in a foreign operation are recognized as assets and liabilities of the company acquired and therefore translated at the year-end exchange rate.

The exchange rate differences arising from application of this method are included in "Translation Differences" under "Equity attributable to equity holders of the parent" in the accompanying consolidated balance sheets, net of the portion of said differences relating to minority interests, which is recorded under "Minority Interests." When a foreign operation is sold, totally or partially, translation differences in relation to said entity accumulated since January 1, 2004 -the IFRS transition date- recognized directly in equity are taken proportionally to the income statement as part of the gain or loss generated by the disposal.

c) Foreign currency transactions

Monetary transactions denominated in foreign currencies are translated to euros at the exchange rates prevailing on the transaction date, and are adjusted at year end to the prevailing exchange rates.

All realized and unrealized exchange gains or losses are taken to the income statement for the year, with the exception of gains or losses arising from specific-purpose financing of foreign currency investments in investees to hedge the exchange rate risk to which these investments are exposed, as well as exchange gains or losses on intra-group loans which are considered part of investment in the foreign operation, that are recorded under "Translation differences" in the consolidated balance sheet (see Note 4 v).

d) Intangible assets

"Intangible assets" are recorded at their acquisition or production cost less accumulated amortization or any impairment losses.

The useful economic life of an intangible asset is analyzed on a case-by-case basis to assess if it is indefinite or finite. Intangible assets with a finite useful life are amortized systematically over the course of their useful lives and are tested for impairment in the event indication that the net carrying amount may not be recoverable. Intangible assets with an indefinite useful life are not amortized, but are subject to impairment tests on at least an annual basis, and more frequently in the event of indicators that their net carrying amount may not be fully recoverable (see Note 4 h).

In all cases, amortization methods and schedules are revised annually and, where appropriate, adjusted prospectively.

Research and development expenses

Research expenses are expensed as incurred. Costs incurred in developing new products to be marketed or used for the Group's own network, and whose future economic viability is reasonably certain, are capitalized and amortized by the straight-line method over the period during which the project in question is estimated to generate economic benefits, starting upon its completion.

As long as intangible assets developed internally are not in use, the associated capitalized development costs are subject to impairment tests on at least an annual basis, and more frequently if there are indicators that their net carrying amount may not be fully recoverable. Costs incurred in connection with projects that are not economically viable are charged to the consolidated income statement for the year in which this circumstance becomes known.

Administrative concessions

These relate to the acquisition cost of the licenses to operate of telephony services granted to the Telefónica Group by various public authorities and to the value assigned to licenses held by certain companies at the time they were included in the Telefónica Group.

These concessions are amortized on a straight-line basis over the duration of related licenses from inception.

Industrial property and software

These items are recorded at cost and are amortized on a straight-line basis over their useful lives, generally estimated at three years.

e) Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and any impairment losses. Land is not depreciated.

Cost includes external and internal costs comprising warehouse materials used, direct labor used in installation work and the allocable portion of the indirect costs required for the related investment. The latter two items are recorded as revenues under "Internal expenditures capitalized" and "Other income." Cost includes, where appropriate, the initial estimate of decommissioning, withdrawal and site reconditioning costs when they correspond to obligations arising as a result of the use of the related assets.

Interest and other financial expenses incurred and directly attributable to the acquisition or construction of qualifying assets are capitalized. Qualifying assets at the Telefónica Group are those assets that require preparation of at least 18 months for their intended use or sale. Specifically, the financial expenses incurred in connection with the construction of the Telefónica Group's future headquarters in Madrid (District C), amounting to 8.79 million euros in 2005, were capitalized (1.7 million euros in 2004).

The costs of expansion, modernization or improvement leading to increased productivity, capacity or efficiency or to a lengthening of the useful lives of assets are capitalized when recognition requirements are met.

Upkeep and maintenance expenses are expensed as incurred.

The Telefónica Group assesses the need to write down, if appropriate, the carrying amount of each item of property, plant and equipment to its recoverable amount at each year end, whenever indicators exist that the assets' net carrying amount may not be fully recoverable through the generation of sufficient revenues to cover all the costs and expenses. The impairment provision is maintained only as long as the factors giving rise to the impairment exist (see Note 4 h).

The Group's subsidiaries depreciate their property, plant and equipment once they are in full working condition using the straight-line method based on the assets' estimated useful lives, calculated in accordance with technical studies which are revised periodically based on technological advances and the rate of dismantling, as follows:

Years of estimated
useful life
Buildings	25 - 40
Plant and machinery	10 - 15
Telephone installations, networks and subscriber equipment	5 - 20
Furniture, office equipment and other	2 - 10

Estimated residual value and the depreciation methods and schedules are revised at each balance sheet date and adjusted prospectively, where appropriate.

f) Investment property (real estate investments)

Investment properties are carried at cost, net of accumulated depreciation and any accumulated impairment losses. Land is not depreciated. Other investment properties are depreciated over their estimated useful life on a straight-line basis. Recoverability is analyzed when there are indications that the net carrying amount may exceed recoverable amount (see Note 4 h).

The Telefónica Group includes under "Investment property" the carrying amount of real estate assets that are not part of operations and for which there are no defined disposal plans at the date of preparation of the consolidated financial statements.

g) Leases

The determination of whether a contract represents a lease arrangement depends on an analysis of the nature of the agreement; specifically whether the terms of the contract refer to the use of a specific asset and whether the agreement grants the Telefónica Group the right to use said asset.

Leases in which the lessor preserves substantially all the risks and rewards associated with the ownership of the leased assets are considered operating leases. Payments made pursuant to such operating leases are expensed on a straight-line basis over the life of the lease.

Leases are classified as finance leases when the terms of the lease transfer substantially all the risks and rewards of ownership to the Group. These are recognized at the inception of the lease, classified in accordance with its nature and the associated debt, at the lower of the present value of the minimum lease payments and the fair value of the leased asset. Lease payments are apportioned between reduction of the lease principal, interest expense and financial charges, so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged to the income statement over the lease term.

h) Impairment of non-current assets

Non-current assets, including goodwill and intangible assets are evaluated at each balance sheet date for indications of impairment losses. Wherever such indications exist, or in the case of assets which are subject to an annual impairment test, the Company estimates recoverable value as the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the time value of money and risks specific to the asset. An asset is considered to be impaired when its recoverable amount is less than its carrying amount. In this case, the net carrying amount is restated to recoverable amount and the resulting loss is taken to the income statement. Future depreciation charges are adjusted for the new carrying amount for the asset's remaining useful life. The Company carries out asset impairment tests on an individual basis, except when the cashflows generated by the assets are not independent of these generated by other assets (cash-generating units).

When indications of an impairment reversal exist, the corresponding asset's recoverable amount is recalculated. Impairment losses are only reversed if they arise from a change in the assumptions used to calculate the recoverable amount since the most recent impairment loss was recognized. In this case, the asset's carrying amount is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the cash-generating unit in prior years. The reversal is recognized in the income statement and future depreciation charges are adjusted to reflect the new carrying amount. Goodwill impairment losses may not be reversed in subsequent years.

i) Investments in associates

The Telefónica Group's investments in companies in which it has significant influence, but which are neither a subsidiary nor a joint venture, are accounted for by the equity method. The carrying amount of investments in associates includes related goodwill and the consolidated income statement reflects the share in the income or loss on operations of the associate. If the associate recognizes any gains or losses directly in equity, the Group also recognizes the corresponding portion of these gains or losses directly in its own equity.

j) Financial assets

All conventional financial asset purchases and sales are recognized on the balance sheet on the transaction date, i.e., when the Group assumes the commitment to purchase or sell such assets. The Telefónica Group classifies its financial assets into four categories for initial recognition purposes: financial assets measured at fair value through profit or loss, loans and receivables, held-to-maturity investments and available-for-sale financial assets. Classification is reviewed annually, where appropriate.

Financial assets held for trading, i.e., investments made with the aim of realizing short-term returns as a result of price changes, are classified as financial assets measured at fair value through profit or loss and are presented as current assets "All derivative financial instruments fall under this category, with the exception of those qualifying as hedging instruments. Meanwhile, the Group classifies certain financial instruments under this category when doing so eliminates or mitigates measurement or recognition inconsistencies that could arise from the application of other criteria for recording assets and liabilities or for recognizing gains and losses on different bases, thereby providing more meaningful information. Also in this category are financial assets for which an investment and disposal strategy have been designed based on their fair value. Financial instruments included in this category are recorded at fair value and are measured again at subsequent reporting dates for fair value, with any realized or unrealized losses or gains taken to the income statement.

When the Company has the positive intention and ability (legal and financial) to hold financial assets to maturity, these are classified as held-to-maturity and are recorded under "Current assets" and "Non-current assets," depending on the time left until maturity. Financial assets falling into this category are carried at amortized cost using the effective interest rate method, with gains and losses recognized in the income statement at settlement or upon impairment, as well as due to scheduled amortization.

Financial assets which the Company intends to hold for an unspecified period of time and could be sold at any time to meet specific liquidity requirements or in response to interest-rate movements are classified as available-for-sale. These instruments are recorded as "Non-current assets," unless it is probable and feasible that they will be sold within 12 months. Available-for-sale investments are carried at fair value. Gains or losses arising from changes in fair value are recognized in equity at each closing date until the asset is disposed of or is determined to be impaired, at which time they are taken to the income statement. Dividends from available-for-sale shareholdings are taken to the income statement once the Company's right to receive said dividend is recognized. Fair value is determined in accordance with the following criteria:

1. Listed securities on active markets:

Fair value is considered to be the market value on the closing date.

2. Unlisted securities on active markets:

Fair value is determined using valuation techniques such as discounted cash flow analysis, option valuation models, or by referring to comparable transactions. When fair value cannot be determined reliably, these investments are carried at cost.

Loans and receivables include financial assets that are not traded on organized markets and do not fall into any of the previous categories. These assets are carried at amortized cost using the effective interest rate method. Gains and losses are taken to the income statement when the assets are disposed of or impaired, as well as due to scheduled amortization.

Financial instruments are subject to impairment testing at each closing date. If there is objective evidence of impairment of a financial asset recognized at amortized cost, the excess of the carrying amount over the estimated recoverable amount is recorded as an impairment loss in the income statement. The estimated recoverable amount is the net present value of the asset's estimated future cash flows (excluding potential future losses), discounted using the original effective interest rate of the asset. If there is objective evidence that an available-for-sale financial instrument is impaired, the loss recognized in equity is taken to the income statement. This loss is calculated as the difference between the original cost (net of any principal repayments) and its fair value at that date, net of any impairment losses taken in prior periods.

Financial assets are only derecognized from the balance sheet in the following circumstances:

  The rights to receive the cash flows associated with the asset have expired.

  The Company has assumed payment of all cash flows received from the asset to a third party.

  The Company has transferred the rights to receive the cash flows from the asset to a third party, transferring substantially all the risks and rewards associated with the asset.

k) Inventories

Materials stored for use in investment projects and inventories for consumption and replacement are stated at the lower of weighted average cost and net realizable value.

When the cash flows associated with the purchase of inventory are effectively hedged, the corresponding gains and losses accumulated in equity become part of the cost of purchased inventories.

Obsolete, defective or slow-moving inventories have been reduced to estimated net realizable value. The recoverable amount of inventory is calculated based on inventory age and turnover.

l) Trade receivables

Trade receivables are carried at their face value, subject to a valuation allowance if there is objective evidence of default risk on the part of the debtor. The allowance recognized is measured as the difference between the carrying amount of the doubtful trade receivables and their recoverable amount. As a general rule, short-term commercial bills are not discounted.

m) Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and at banks, demand deposits and other highly liquid investments with maturity of less than three months. These items are stated at historical cost, which does not differ significantly from realizable value.

For the purposes of the consolidated cash flow statement, cash and cash equivalents are stated net of any bank overdrafts.

n) Treasury shares

Treasury shares are stated at cost and netted from equity. Any gain or loss arising on the acquisition, sale, issuance or cancellation of treasury shares is recognized directly in equity.

o) Preference shares

Preference shares are classified as a liability or equity instrument depending on the issuance terms. A preference share issue is considered equity only when the issuer is not obliged to give cash or another financial instrument in the form of either principle repayment or dividend payment, where as it is recorded as a financial liability on the balance sheet whenever the Telefónica Group does not have full discretion to avoid cash payments.

p) Capital grants received

Capital grants received are recorded in "Deferred revenues" under "Trade and other payables" on the balance sheet once there is reasonable certainty that they will be paid and the related requirements met. They are expensed to the income statement on a straight-line basis over the course of the useful life of the financial assets financed by the grants in "Capital grants" under "Other income." Operating grants are expensed in line with the expenses they are designed to cover.

Most of the subsidies have been received by Telefónica de España and the conditions under which they were granted are being met (see Note 13).

q) Pensions and other employee obligations

At year end the Group records in the consolidated balance sheet the provisions required to cover the accrued liability for the existing obligations that have not been externalized, based on the projected unit credit actuarial method, discounting the estimated future cash flows using interest rates of high-quality bonds. The liabilities recorded under "Pre-retirements, social security costs and voluntary severances" are measures at as indicated basis and are discounted by applying market yield curves.

For defined-contribution pension plans, the contributions accrued in the year are take nto the income statement under "Personnel expenses" (see Note 19).

The Group's main commitments in this regard are detailed in Note 14.

r) Technical reserves

These relate mainly to the mathematical reserves, which represent the amount by which the present value of life insurance, pension and reinsurance commitments exceeds the net premiums to be paid by the policyholders to the subsidiaries, Seguros de Vida y Pensiones Antares, S.A. and Casiopea Reaseguradora, S.A. These reserves are applied when the commitments covered are paid.

s) Other provisions

Provisions are made when a past event gives rise to a present obligation (legal or constructive) on the part of the Group, the settlement of which requires an outflow of resources embodying economic benefits that is considered probable and can be estimated reliably. If a total or partial recovery of a provision from a third party is considered virtually certain (for example by virtue of an insurance policy), an asset is recorded on the balance sheet and the expense related to the provision is taken to income net of the expected reinbursement. If the impact of the time value of money is significant, the provision is discounted, and the corresponding increase in the provision is recorded as a financial expense.

t) Share-based payments

The Group has compensation systems linked to the market value of its shares (see Note 19), providing employees stock options. Certain compensation plans are settled in cash or shares, at the option of the beneficiary, while others are settled via the delivery of shares.

IFRS 2 is applied to compensation schemes linked to the share price granted after November 7, 2002 for employees of Endemol (see Note 2).

The accounting treatment in these cases is as follows:

Option plans that can be cash-settled or equity-settled at the option of the employee are recognized at the fair value on the grant date of the liability and equity components of the compound instrument granted. Considering the terms and conditions of the share option plan, the fair value of both components is the same and, accordingly, the accounting treatment of plans of this nature is that established for cash-settled transactions. In cash-settled share option plans, the total cost of the rights to shares granted are expensed over the period during which terms the beneficiary earns the full right to exercise the options (vesting period). The total cost of the options is initially measured based on their fair value at the grant date calculated by the Black-Scholes option pricing model, taking into account the terms and conditions established in each share option plan. At each subsequent reporting date, the Company revises its estimate of fair value and the number of options it expects to vest, booking any change in the liability through the income statement for the period, if appropriate.

For equity-settled share option plans, fair value at the grant date is measured using the binomial methodology. These plans are expensed during the vesting period with a credit to equity. At each subsequent reporting date, the Company revises its estimate of the number of options it expects to be exercised, with a corresponding adjustment to equity.

For the remaining share-based compensation schemes granted prior to November 7, 2002, the preceding valuation criteria is followed, consisting of recording a provision evenly throughout the duration of the plan based on the best estimate of the net future expenditure required to settle the obligation in accordance with its terms and conditions.

u) Interest-bearing debt

These debts are recognized initially at fair value of the consideration received, net of directly attributable transaction costs. In subsequent periods, the financial liabilities are carried at amortized cost using the effective interest rate method. Any difference between the cash received (net of transaction costs) and the repayment value is recognized in the income statement over the life of the debt. Financial debts are considered non-current when their maturity is over 12 months or the Telefónica Group has full discretion to defer settlement for at least another 12 months from the closing date.

Financial liabilities are derecognized from the balance sheet when the corresponding obligation is settled, cancelled or matures. When a financial liability is replaced with another on substantially different terms, this is accounted for as a derecognition of the original liability and the recognition of a new one and the difference between their respective fair values is taken to income.

v) Derivatives financial instruments and hedge accounting

Derivative financial instruments are initially recognized at fair value, normally equivalent to cost. Their carrying amounts are adjusted at each subsequent balance sheet date to fair value, classified under current financial assets or current financial liabilities depending on whether fair value is positive or negative, respectively. Derivative financial instruments that meet all the criteria for consideration as long-term hedging instruments are recorded as non-current assets and liabilities depending on their fair value.

The accounting treatment of any gain or loss resulting from changes in the fair value of a derivative depends on whether the derivative in question meets all the criteria for hedge accounting and, if appropriate, on the nature of the hedge.

Accordingly, the Group designates certain derivatives as:

    Instruments to hedge risk associated with the fair value of an asset or liability or of a firmly committed transaction (fair value hedge), or

    Instruments to hedge risk associated with changes in cash flows due to risks associated with a recorded asset or liability or with an expected transaction (cash flow hedge), or

    Instruments to hedge net investment in a foreign operation

An instrument designed to hedge foreign currency exposure in a firm transaction could be designated as either a fair value or a cash flow hedge.

Changes in fair value of derivatives that qualify as fair value hedges are recognized in the income statement, together with changes in the fair value of the hedged asset or liability attributable to the risk being hedged.

Changes in fair value of derivatives that qualify and have been assigned to hedge cash flows, which are highly effective, are recognized in equity. The portion considered ineffective is recognized directly in income. Fair value changes from hedges that relate to firm commitments or forecast transactions that result in the recognition of non-financial assets or liabilities are included in the initial measurement of those assets or liabilities. Otherwise, changes in fair value previously deferred to equity are recognized in the income statement in the period in which the hedged transaction affects income.

An instrument designed to hedge foreign currency exposure from a net investment in a foreign operation is accounted for in the same way as a cash flow hedge as described in the preceding paragraph.

The application of the company's corporate risk-management policies could result in financial risk-hedging transactions that make economic sense, yet are not strictly IFRS compliant for hedge accounting. Alternatively, the Group may opt not to apply hedge accounting criteria in certain instances. In these cases, gains or losses resulting from changes in the fair value of the derivatives are taken directly to the income statement. Derivatives used to reduce the exchange rate risk relating to the income contributed by Latin American subsidiaries are not treated as hedging transactions.

From inception, the Group formally documents the hedging relationship between the derivative and the hedged asset or liability, as well as the associated risk management objectives and strategies. This documentation includes identification of the hedge instrument, the hedged asset, liability or transaction and the nature of the risk hedged. In addition, it states the manner in which hedge effectiveness, i.e. the extent to which the hedge instrument offsets any changes in the underlying hedged item's fair value or cash flows that can be attributed to the risk hedged, is measured. Its effectiveness is measured, prospectively and retroactively, both at the beginning of the hedge transaction as well as on a systematic basis throughout the life of the hedge.

Hedge accounting is discontinued whenever the hedging instrument expires or is sold, terminated or settled, or no longer qualifies for hedge accounting. In these instances, gains or losses accumulated in equity are not recognized in income until the forecast of the committed transaction occurs. However, if the hedged transaction is no longer expected to occur, the cumulative gains or losses recognized directly in equity are taken immediately to income.

The fair value of derivative financial instruments used for hedging purposes is detailed in Note 15. In addition, the statement of recognized income and expense provides a detail of the movements in gains and losses from cash flow hedges.

The fair value of the derivative portfolio includes estimates based on calculations using observable market data, as well as specific pricing and risk-management tools commonly used by financial entities.

w) Corporate income tax

This heading in the accompanying consolidated income statement includes all the debits and credits arising from the corporate income tax levied on the Spanish Group companies and similar taxes applicable to the Group companies abroad (see Note 16).

Corporate income tax recorded each year includes both current and deferred taxes, if any.

The carrying amounts of assets and liabilities related to current tax and for prior periods taxes represents the estimated amount owed to/due from, the tax authorities. The tax rates and regulations used as a basis for calculating these amounts are those in effect at the closing date.

Deferred taxes are calculated based on balance sheet analysis. The temporary differences considered are those generated as a result of the difference between tax bases of the assets and liabilities and their respective carrying amount.

The main temporary differences arise due to discrepancies between the tax bases and carrying amounts of plant, property and equipment, intangible assets, non-deductible provisions as well as differences in the fair value and tax bases of net assets acquired of a subsidiary, associate or joint venture.

A part of deferred taxes arise from unused tax credits and tax loss carryforwards.

The Group estimates deferred tax assets and liabilities by applying the tax rates it believes will be effective when the corresponding asset is received or the liability settled, based on prevailing tax rates and regulations (practically enclosed) at the closing date.

At each closing, the carrying amount of deferred tax assets on the balance sheet is tested for impairment and the necessary restatements are made if there is uncertainty as to their recoverability. Also at each closing, deferred tax assets not recognized on the balance sheet are evaluated. These are recorded to the extent that their recoverability via future taxable profits becomes probable.

Deferred tax liabilities on investments in subsidiaries, branches, associates and joint ventures are not recognized if the parent company is in a position to control the timing of the reversal and if the reversal is unlikely to take place in the foreseeable future.

The tax effect of items taken to equity is recognized directly in equity. Deferred tax assets and liabilities resulting from business combinations are added to or netted from goodwill.

Deferred tax assets and liabilities are only offset when they relate to taxes imposed by the same fiscal authority on the same tax entity and where the right to offset current tax assets and liabilities is legally recognized.

x) Revenues and expenses

Revenues and expenses are recognized on the income statement on an accrual basis, i.e. when the actual flow of the related goods and services occurs, regardless of when the resulting monetary or financial flow arises.

Promotional offers and packages including different elements are sold in the wireline, wireless and internet businesses. They are assessed to determine whether it is necessary to separate out the different components and apply the corresponding revenue recognition policy to each one. Total package revenue is split among the identified components based on their respective fair values. Revenue is not taken on served elements if these are contingent upon delivery of the pending elements.

Connections fees originated when customers connect to our network are recognized as revenues together with the corresponding revenues from handset and other equipment sales, provided there are no amounts contingent on pending delivery of other goods or services to the customer. Connection revenues not recognized together with revenues from equipment sales are deferred and taken to the income statement throughout the average estimated customer relationship period.

Revenues from handset and equipment sales are recognized once the sale is considered complete, i.e., generally when delivered to the end customer.

In the wireless telephony business there are loyalty campaigns whereby customers obtain points for the telephone traffic they generate. These points can be exchanged for discounts on the purchase of handsets, traffic or other types of services based on the number of points earned and the type of contract involved. The accompanying consolidated balance sheets include the related provision, based on an estimate of the value of the points accumulated at year end, under "Trade and other payables."

"Deferred revenues" under "Trade and other payables" on the liability side of the consolidated balance sheet includes the amount relating to purchases made by customers of the prepaid phone cards and recharges that at year end had still not been earned and recognized as revenue since the customers had not consumed the total amount of traffic relating to their cards.

In the directories publishing business, advertising revenues and the associated costs are generally recognized when the advertisement is published, regardless of when the related monetary or financial flow arises. The revenues related to billings for advertising in unpublished guides are recorded under "Deferred revenues" in the "Trade and other payables" in liabilities, whereas the associated costs are recorded as "Inventories" until the guides are published.

y) Use of estimates in recognizing assets and liabilities

The main assumptions made and other significant sources of uncertainty in the estimates made at the closing date that could have a material impact on the carrying amount of assets and liabilities in the next financial year are:

A significant change in the facts and circumstances on which these estimates are based could have a material negative impact on the Group's earnings and financial position.

Property, plant and equipment and goodwill

The accounting treatment of property, plant and equipment and intangible assets entails the use of estimates to determine their useful lives for depreciation and amortization purposes to assess fair value at their acquisition dates, especially for assets acquired in business combinations.

Determining useful lives requires making estimates in connection with future technological developments and alternative uses for assets. There is a significant element of judgment involved in making technological development assumptions, since the timing and scope of future technological advances are difficult to predict.

When property, plant and equipment are considered to be impaired, the corresponding loss is taken to the income statement for the period. The decision to recognize an impairment loss involves estimates of the timing and potential scope of the impairment, as well as analysis of the reasons for the potential loss. Furthermore, additional factors, such as technological obsolescence, the suspension of certain services and other circumstantial changes are taken into account.

The Telefónica Group evaluates its cash-generating units' performance regularly to identify potential goodwill impairments. Determining the recoverable amount of the cash-generating units to which goodwill is allocated also entails the use of assumptions and estimates and requires a significant element of judgment.

Deferred tax assets and liabilities

The Group evaluates the recoverability of deferred tax assets based on estimates of future earnings. The ability to recover these taxes depends ultimately on the Group's ability to generate taxable earnings over the course of the period for which the deferred tax assets remain deductible. This analysis is based on the estimated schedule for reversing deferred taxes as well as estimates of taxable earnings, which are sourced from internal projections and are continuously updated to reflect the latest trends.

The appropriate classification of tax assets and liabilities depends on a series of factors, including estimates as to the timing and materialization of deferred tax assets and the forecast tax payment schedule. Actual Group company income tax receipts and payments could differ from the estimates made by the Group as a result of changes in tax legislation or unforeseen transactions that could affect tax balances.

Provisions

Provisions are recognized when an event in the past gives rise to a current obligation for the Group, the settlement of which requires an outlay that is considered probable and can be estimated reliably. This obligation may be legal or constructive, deriving from inter alia regulations, contracts, normal practices or public commitments that lead third parties to reasonably expect that the Group will assume certain responsibilities. The amount of the provision is determined based on the best estimate of the outflow of resources required to settle the obligation, bearing in mind all available information at the closing date, including the opinions of independent experts such as legal counsel or consultants.

No provision is recognized if the amount of liability cannot be estimated reliably. In this case, the relevant information is provided in the notes to the financial statements.

Given the uncertainties inherent in the estimates used to determine the amount of provisions, actual outflows of resources may differ from the amounts recognized originally on the basis of the estimates.

z) Consolidation methods

The consolidation methods applied are as follows:

  The companies over which the Company exercises effective control, or which it controls by virtue of agreements with the other shareholders, are fully consolidated.

  Companies which are jointly controlled with third parties (joint ventures) are proportionally consolidated. Similar items are grouped together such that the corresponding proportion of these companies' overall assets, liabilities, expenses and revenues and cash flows are integrated line by line into the consolidated financial statements.

  The companies in which there is significant influence, but not control or joint control with third parties, are accounted for by the equity method.

In certain circumstances, some of the Group's investees may require a qualified majority to adopt certain resolutions. This, together with other factors, is taken into account when selecting the consolidation method.

All material accounts and transactions between the consolidated companies were eliminated on consolidation. The returns generated on transactions involving capitalizable goods or services by subsidiaries with other Telefónica Group companies were eliminated on consolidation.

The financial statements for the consolidated subsidiaries have the same financial year end as the parent company's individual financial statements and are prepared using the same accounting policies. In the case of Group companies whose accounting and valuation methods differed from those of Telefónica, adjustments were made on consolidation in order to present the consolidated financial statements on a uniform basis.

The consolidated income statement and cash flow statement include the revenues and expenses and cash flows of companies that are no longer in the Group up to the date on which the related holding is sold or the company is liquidated, and those of the new companies included in the Group from the date on which the holding is acquired or the company is incorporated through year-end.

Revenues and expenses associated with discontinued businesses are presented in a separate line on the consolidated income statement. Discontinued operations are those with identifiable operations and cash flows (for both operating and management purposes) and represent a line of business or geographic unit which has been disposed of or is available for sale.

The value of stakes held by minority investors in the equity and earnings of the fully consolidated subsidiaries is consolidated and presented under "Minority interests" on the consolidated balance sheet and income statement (see Note 11).

aa) IFRS and IFRIC interpretations not yet effective

At the date of preparation of the consolidated financial statements, the following IFRS and IFRIC interpretations have been published but their application is not mandatory:

Standards and amendments to standards		Effective date
IFRS 6	Exploration for and Evaluation of Mineral Assets	January 1, 2006
IFRS 7	Financial Instruments: Disclosures	January 1, 2007
Amendment to IAS 1	Presentation of Financial Statements - Capital Disclosures	January 1, 2007
Amendment to IAS 19	Employee Benefits	January 1, 2006
Amendment to IAS 21	The Effects of Changes in Foreign Exchange Rates - Net Investment in a Foreign Operation	January 1, 2006
Amendment to IAS 39	Financial Instruments: Recognition and Measurement - Fair Value Option	January 1, 2006
Amendment to IAS 39	Financial Instruments: Recognition and Measurement - Cash Flow Hedges of Forecast Intragroup Transactions	January 1, 2006
Amendment to IAS 39	Financial Instruments: Recognition and Measurement - Financial Guarantee Contracts	January 1, 2006

Interpretations		Effective date
IFRIC 4	Determining Whether an Arrangement Contains a Lease	January 1, 2006
IFRIC 5	Rights to Interests Arising from Decommissioning, Restoration and Environmental Rehabilitation Funds	January 1, 2006
IFRIC 6	Liabilities Arising from Participating in a Specific Market - Waste Electrical and Electronic Equipment	Years beginning after December 1, 2005
IFRIC 7	Applying the Restatement Approach under IAS 29 Financial Information in Hyperinflationary Economies	March 1, 2006
IFRIC 8	Scope of IFRS 2 Share-based Payment	May 1, 2006

In accordance with the recommendation of advance application and temporary provisions, the Group has adopted the amendment to IAS 39 Financial Instruments: Recognition and Measurement - Fair Value Option before the effective date.

The Group believes that the first-time adoption of the aforementioned standards and interpretations will not have a significant impact on its consolidated financial statements.

  INTANGIBLE ASSETS

The detail of the movements in intangible assets in 2005 and 2004 is as follows:

	Millions of euros

	Balance at 12/31/04	Additions	Disposals	Transfers	Translation differences	Inclusion of fcompanies	Exclusion of companies	Balance at 12/31/05
Cost:
Development costs	1,281.61	93.48	(0.89)	(48.42)	4.80	6.79	-	1,337.37
Administrative concessions	4,636.84	48.85	(2.18)	(45.65)	1,019.11	370.23	-	6,027.20
Industrial property and software	4,176.06	722.19	(46.17)	214.57	343.42	210.11	-	5,620.18
Other intangible assets	729.01	212.80	(64.49)	(228.08)	121.22	1,161.80	(0.06)	1,932.20
Total gross intangible assets	10,823.52	1,077.32	(113.73)	(107.58)	1,488.55	1,748.93	(0.06)	14,916.95
Accumulated amortization:
Development costs	1,177.50	80.57	(0.89)	(1.37)	0.35	-	-	1,256.16
Administrative concessions	1,089.37	338.25	(2.42)	0.60	259.72	-	-	1,685.52
Industrial property and software	2,785.61	820.41	(55.25)	(31.58)	223.07	-	-	3,742.26
Other intangible assets	89.59	255.21	(36.38)	(15.84)	58.33	-	-	350.91
Total accumulated amortization	5,142.07	1,494.44	(94.94)	(48.19)	541.47	-	-	7,034.85
Provisions for impairment	7.32	1.40	(0.15)	(4.63)	1.05	-	-	4.99
Net intangible assets	5,674.13	(418.52)	(18.64)	(54.76)	946.03	1,748.93	(0.06)	7,877.11

	Millions of euros

	Balance at				Translation	Inclusion of	Exclusion of	Balance at
	1/1/04	Additions	Disposals	Transfers	differences	companies	companies	12/31/04
Cost:
Development costs	1,199.63	86.92	(2.29)	(0.09)	(2.56)	-	-	1,281.61
Administrative concessions	3,757.90	7.34	-	(4.35)	(80.12)	956.07	-	4,636.84
Industrial property and software	3,709.85	499.13	(18.59)	81.33	(11.50)	65.80	(149.96)	4,176.06
Other intangible assets	478.19	44.91	(45.49)	(5.69)	1.52	273.52	(17.95)	729.01
Total gross intangible assets	9,145.57	638.30	(66.37)	71.20	(92.66)	1,295.39	(167.91)	10,823.52
Accumulated amortization:
Development costs	1,089.79	88.05	-	(0.27)	(0.07)	-	-	1,177.50
Administrative concessions	904.70	200.34	-	(7.76)	(7.91)	-	-	1,089.37
Industrial property and software	2,114.49	776.64	(10.31)	7.63	(12.94)	-	(89.90)	2,785.61
Other intangible assets	88.98	60.07	(35.07)	(1.00)	(3.97)	-	(19.42)	89.59
Total accumulated amortization	4,197.96	1,125.10	(45.38)	(1.40)	(24.89)	-	(109.32)	5,142.07
Provisions for impairment	26.97	1.04	(3.65)	(9.02)	0.43	-	(8.45)	7.32
Net intangible assets	4,920.64	(487.84)	(17.34)	81.62	(68.20)	1,295.39	(50.14)	5,674.13

The main additions in 2005 relate to investments in software.

Inclusions of companies in 2005 mainly correspond to the addition of the Cesky Telecom assets, which gave rise a to 350.70 million euro increase in costs. In addition, the process of allocating the acquisition price was completed before year end, giving rise to increases in "Administrative concessions," "Industrial property and software" and "Other intangible assets" of 60.07 million, 102.86 million and 1,018.95 million euros, respectively, under "Inclusion of companies."

In addition, the inclusion of Telefónica Móviles Chile, S.A. and Radiocomunicaciones Móviles, S.A. led to an increase in cost of 127.47 million euros. As a result of the allocation of the acquisition price for these two companies, 84.69 million euros were included under "Other intangible assets."

Meanwhile, because of the acquisition of a further 1.78% of Tele Centro Oeste Participaçoes, S.A. (see Note 2), 27.32 million euros were assigned to the net value of "Administrative concessions."

The main item under "Inclusion of companies" in 2004 was the addition of the assets relating to the companies acquired by Telefónica Móviles from BellSouth, which gave rise to an increase in cost of 246.58 million euros.

Independent appraisals of the assets acquired from BellSouth resulted in the allocation in 2004 of 644.27 million euros to "Administrative concessions," a 20.83 million euro increase in "Industrial property and software" and 193.32 million euros as customers acquired recorded under "Other intangible assets."

The main decrease in 2004 related to the deconsolidation of Lola Films, with a cost and accumulated amortization of 140.55 million and 83.20 million euros, respectively.

In 2005, Group companies capitalized 136.21 million euros (2004: 175.90 million euros) of intangible assets corresponding primarily to software development. Related projects may or may not have been fully completed.

At December 31, 2005 and 2004, the Company carried intangible assets of indefinite useful life at 145.30 million and 66.99 million euros, respectively, related primarily to permanent licenses to operate wireless telecommunications services in Argentina.

The Company's management reviews the indefinite useful life classification of these assets each year.

They are also subject to impairment tests whenever there are indications of a potential loss in value and, in any event, at the end of each year. There was no impact on the consolidated financial statements for 2005 or 2004 as a result of these impairment tests.

Intangible assets with a defined useful life are amortized on a straight-line basis over their estimated useful lives. Amortization charges in 2005 and 2004 amounted to 1,494.44 million and 1,125.09 million euros, respectively, of which 13.61 million euros correspond to assets related to operations discontinued in 2004.

The amount of fully amortized intangible assets at December 31, 2005 and 2004 were 3,658.77 and 2,497.57 million euros, respectively.
  GOODWILL AND BUSINESS COMBINATIONS

The movement in this heading in 2005 and 2004 were as follows:

Millions of euros
Balance at 01/01/04	3,981.77
Additions	2,288.82
Disposals	(55.79)
Impairment losses	(120.67)
Transfers	(13.80)
Translation differences	(130.89)
Balance at 12/31/04	5,949.44
Additions	2,452.91
Disposals	(179.28)
Transfers	(140.32)
Translation differences	827.48
Balance at 12/31/05	8,910.23

Goodwill generated in the acquisition of foreign companies is treated as an asset denominated in the currency of the company acquired, and is therefore subject to exchange rate differences, which are included under "Translation differences."

The detail of the movements in goodwill of the Group's main companies is shown in Appendix III.

Impairment tests carried out in 2005 did not uncover the need to write down goodwill as recoverable amounts were higher than carrying amounts in all cases.

In 2004 impairment testing uncovered the need to write down goodwill by 120.67 million euros. The goodwill written off in 2004 included mainly 109.51 million euros relating to the investment in Telefónica UK.

The Company uses business plans (generally five years) of various cash-generating units to which goodwill is allocated, applying a before-tax, risk-adjusted (country and business) discount rate to carry out its impairment tests. Forecasted growth rates are applied and growth beyond the fifth year is extrapolated at a constant rate. These tests are performed annually and each time there are indications that the recoverable amount of goodwill may be impaired.

2005

The main increases in goodwill in 2005 related to the following companies:

Millions of euros
Radiocomunicaciones Móviles, S.A.	547.22
Telefónica Móviles Chile Inversiones, S.A.	219.44
Cesky Telecom	912.66
Eurotel Praha	443.56
Telefónica Móviles Mexico Group	90.95
Other	239.08
Total	2,452.91

Disposals in goodwill in 2005 relate mainly to the sale of 25% of Endemol N.V.'s share capital (see Note 2).

The acquisition price of the companies acquired from BellSouth and Cesky Telecom were assigned to assets acquired and liabilities and contingent liabilities assumed on the basis of conclusions drawn from the valuation performed by independent appraisers (see Notes 5 and 7).

2004

The main increases in goodwill in 2004 were as follows:

Millions of euros
Olympic, Ltda.	536.09
Otecel, S.A.	451.37
Telcel, C.A.	491.12
Telefónica Móviles Panamá	305.15
Telefonía Celular de Nicaragua	76.65
Other companies	428.44
Total	2,288.82

The exclusions of companies in 2004 mainly include the sale of Lycos, Inc. for 55.79 million euros.
  PROPERTY, PLANT AND EQUIPMENT

The detail and accumulated depreciation of property, plant and equipment in 2005 and 2004 are as follows:

	Millions of euros
	Balance at 12/31/04	Additions	Disposals	Inclusion of companies	Exclusion of companies	Translation differences	Transfers	Balance at 12/31/05
Cost:
Land and buildings	6,427.52	129.26	(97.83)	2,183.39	(1.29)	577.22	174.85	9,393.12
Plant and machinery	59,499.89	1,350.01	(2,219.45)	905.72	(5.11)	5,899.94	1,851.92	67,282.92
Furniture, tools and other items	2,832.24	336.02	(261.70)	118.50	(0.95)	363.38	177.13	3,564.62
Total PP&E in service	68,759.65	1,815.29	(2,578.98)	3,207.61	(7.35)	6,840.54	2,203.90	80,240.66
Construction in progress	1,168.52	2,255.25	(1.91)	39.47	(0.01)	180.52	(1,966.52)	1,675.32
Advances payments for PP&E	9.05	7.55	0.17	5.09	-	1.25	(4.87)	18.24
Installation materials	264.18	313.23	(6.26)	9.18	-	8.69	(279.00)	310.02
Gross PP&E	70,201.40	4,391.32	(2,586.98)	3,261.35	(7.36)	7,031.00	(46.49)	82,244.24
Accumulated depreciation:
Buildings	2,374.18	388.82	(34.60)	-	(0.77)	211.05	(10.43)	2,928.25
Plant and machinery	42,524.11	4439.96	(2,132.85)	-	(4.14)	3,952.87	12.91	48,792.86
Furniture, tools and other items	2,016.90	394.46	(255.77)	-	(0.65)	274.52	(8.84)	2,420.62
Total accumulated depreciation	46,915.19	5,223.24	(2,423.22)		(5.56)	4,438.44	(6.36)	54,141.73
Provisions for impairment	92.84	41.83	(29.20)	-	-	9.01	(4.57)	109.91
Net PP&E	23,193.37	(873.75)	(134.56)	3,261.35	(1,80)	2,583.55	(35.56)	27,992.60

	Millions of euros
	Balance at 1/1/04	Additions	Disposals	Inclusion of companies	Exclusion of companies	Translation differences	Transfers	Balance at 12/31/04
Cost:
Land and buildings	6,117.22	197.17	(137.80)	112.66	(5.50)	(40.62)	184.39	6,427.52
Plant and machinery	58,293.73	1,158.26	(1,205.89)	488.50	(7.35)	(347.52)	1,120.16	59,499.89
Furniture, tools and other items	2,766.95	179.01	(187.29)	44.79	(26.99)	(26.68)	82.45	2,832.24
PP&E in service	67,177.90	1,534.44	(1,530.98)	645.95	(39.84)	(414.82)	1,387.00	68,759.65
Construction in progress	1,060.52	1,331.42	(4.66)	50.62	-	(26.90)	(1,242.48)	1,168.52
Advance payments for PP&E	6.92	1.05	(0.04)	0.66	-	(0.43)	0.89	9.05
Installation materials	182.34	294.29	(4.69)	10.39	-	(1.79)	(216.36)	264.18
Gross PP&E	68,427.68	3,161.20	(1,540.37)	707.62	(39.84)	(443.94)	(70.95)	70,201.40
Accumulated depreciation:
Buildings	2,216.46	225.08	(48.85)	-	(1.18)	(8.08)	(9.25)	2,374.18
Plant and machinery	39,880.33	3,985.85	(1,128.82)	-	(6.66)	(202.85)	(3.74)	42,524.11
Furniture, tools and other items	1,883.76	347.35	(166.50)	-	(12.83)	(22.77)	(12.11)	2,016.90
Total accumulated depreciation	43,980.55	4,558.28	(1,344.17)		(20.67)	(233.70)	(25.10)	46,915.19
Provisions for impairment	101.13	14.49	(26.60)	-	-	(2.62)	6.44	92.84
Net PP&E	24,346.00	(1,411.57)	(169.60)	707.62	(19.17)	(207.62)	(52.29)	23,193.37

Inclusion of companies in 2005 include Cesky Telecom's assets for a gross amount of 3,091.15 million euros and Telefónica Móviles Chile, S.A. and Radiocomunicaciones Móviles, S.A. for a gross amount of 154.97 million euros.

Inclusion of companies in 2004 include the assets relating to the companies acquired by Telefónica Móviles from BellSouth, which gave rise to an increase in costs of 701.50 million euros. As with intangible assets, Telefónica Móviles appraised the property, plant and equipment acquired as part of the purchase of the BellSouth operators in order to recognize them at fair value.

Among the investments made in 2005 and 2004 were additions by Telefónica de España of 1,073.08 and 911.32 million euros, respectively. These were mainly to develop the RIMA network (high performance IP network) and launch ADSL and, more recently, to provide integrated broadband services and solutions. The company has invested 2,440.61 million euros since launching broadband services in August 2001 (1,988.61 million euros at year end 2004).

Also included are the enlargement and rollout of the GSM and GPRS networks, as well as the Telefónica Móviles Group operators' UMTS network.

"Translation differences" reflect the impact of exchange rate movements on opening balances. The effect of exchange rates on movements in the year is included in the appropriate column for each movement.

Depreciation in 2005 and 2004 based on the various assets' estimated useful lives (see Note 4.e) totaled 5,223.24 million and 4,558.28 million euros, respectively, of which 3.73 million euros in 2004 corresponded to assets related to discontinued operations.

At December 31, 2005 and 2004, the following items had been fully depreciated:

	Millions of euros
	12/31/05	12/31/04
Buildings	710.25	354.45
Plant and machinery	26,969.59	23,121.34
Other PP&E	1,636.18	1,744.06
Total	29,316.02	25,219.85

Telefónica de España's property, plant and equipment used to provide services currently regulated by the related license cannot be mortgaged without prior authorization by the government.

Telefónica Group companies have taken out insurance policies to reasonably cover the possible risks to which their property, plant and equipment used in operations are subject, with suitable limits and coverage. These policies include certain franchises for local and domestic long-distance networks and subscriber equipment.

Additions in 2005 and 2004 included in-house developments by the Telefónica Group totaling 482.11 and 223.28 million euros, respectively, recorded under "Internal expenditures capitalized" (see Note 19).

The net amount of "Plant, property and equipment" temporarily out of service at December 31, 2005 and 2004 totaled 39.37 million and 32.98 million euros, respectively.
  FINANCIAL ASSETS

Non-current financial assets

The detail of this heading and the corresponding provision at December 31, 2005 and 2004 is as follows:

Millions of euros
	Other investments	Other loans	Derivative financial assets	Deposits and guarantees	Prepayments	Provisions	Total
Balance at 01/01/04	1,617.40	1,399.50	637.61	644.55	121.85	(56.92)	4,363.99
Additions	21.60	327.46	685.42	476.93	54.22	(50.43)	1,515.20
Disposals	(423.38)	(130.81)	(702.98)	(496.34)	(96.15)	6.44	(1,843.22)
Inclusion of companies	0.01	(12.58)	-	1.50	1.44	-	(9.63)
Exclusion of companies	(0.61)	-	-	-	(0.23)	12.89	12.05
Translation differences	3.84	(9.82)	(9.92)	0.68	(2.07)	0.94	(16.35)
Fair value restatements	124.75	61.72	(169.77)	0.01	40.57	-	57.28
Transfers	(456.84)	(93.21)	(12.02)	16.44	(3.07)	(30.28)	(578.98)
Balance at 12/31/04	886.77	1,542.26	428.34	643.77	116.56	(117.36)	3,500.34
Additions	1,736.13	277.17	34.14	349.82	97.91	(4.39)	2,490.78
Disposals	(136.09)	(259.96)	(77.79)	(380.56)	(50.16)	25.33	(879.23)
Inclusion of companies	-	8.89	-	(0.58)	13.45	(0.04)	21.72
Exclusion of companies	-	-	-	(0.14)	-	(0.01)	(0.15)
Translation differences	10.05	48.23	7.60	32.92	14.57	(11.93)	101.44
Fair value restatements	43.44	16.12	(28.31)	(0.03)	(0.57)	-	30.65
Transfers	(19.67)	(190.19)	(52.63)	(33.32)	(16.72)	(271.79)	(584.32)
Balance at 12/31/05	2,520.63	1,442.52	311.35	611.88	175.04	(380.19)	4,681.23

"Other investments" include the market value of investments in companies where Telefónica does not exercise significant control and for which there is no specific disposal plan for the short term. We would highlight the investment in Banco Bilbao Vizcaya Argentaria, S.A. (BBVA), valued at 546.13 million euros (472.61 million euros at December 31, 2004).

"Additions" in 2005 reflects the shares acquired in O2, Plc. on the London Stock Exchange subsequent to the takeover bid launched by Telefónica for 100% of the UK operator's share capital. At December 31, 2005, 4.97% of the company's capital had been acquired for 1,265.83 million euros (see Subsequent Events - Note 22).

Meanwhile, in July Telefónica Internacional, S.A.U. (TISA) acquired 2.99% of the share capital of Chinese operator China Netcom Group Corporation (Hong Kong) Limited (CNC) at a price of 11.45 Hong Kong dollars per share, representing a total investment of 240 million euros. In September, TISA acquired a further 2.01% of the Chinese company for 184 million euros. After this second acquisition, the Telefónica Group's holding in the Chinese operator stood at 5%.

Disposals in 2005 include the sale in March of 14.41% of US company Infonet Services Corporation, Inc. The profit on the sale was 80.00 million euros, recognized under "Gains on disposal of assets" (see Note 19).

Disposals in 2004 correspond mainly to the sale of the shareholding in Pearson Plc.

Also in 2004, Telefónica increased its stake in Portugal Telecom, S.G.P.S., S.A. to 9.58%. Therefore, t began consolidating the Portuguese operator by the equity method as an investment in an associate (see Note 19 and Appendix II). The impact of this change is recognized in "Transfers" under "Other investments."

"Other loans" includes mainly the investment of the net level premium reserves of the Group's insurance companies, mainly in fixed-income securities, amounting to 754.68 million and 823.28 million euros at December 31, 2005 and 2004, respectively, carried at market value. It also includes long-term loans to associates (see Note 9).

"Derivative financial assets" includes the fair value of derivatives to hedge assets or liabilities whose maturity is 12 months or greater, as part of the Group's financial risk-hedging strategy (see Note 15).

"Deposits and Guarantees" includes mainly 611.88 million euros to cover guarantees at December 31, 2005 (643.77 million euros at December 31, 2004). These deposits will decrease as the respective obligations they are guaranteeing are reduced.

"Prepayments" refer to amounts already paid but not yet included in the consolidated income statement goods or services acquired have not yet been consumed or their ownership has no been transferred.

Current financial assets

This heading in the accompanying consolidated balance sheet at December 31, 2005 and 2004 includes mainly the following items:

  "Current financial assets" recognized at market value to cover commitments assumed by the Group's insurance companies, amounting to 447.72 million euros at December 31, 2005 (440.96 million euros at December 31, 2004). The maturity schedule for these financial assets is established on the basis of payment projections for the commitments.

  Investments corresponding to the Telefónica Móviles Group amounting to 140.16 million euros (525.48 million euros in 2004).

  Derivative financial assets not used to hedge non-current balance sheet items expected to mature within less than 12 months, which amounted to 169.64 million euros (466.26 million euros in 2004) (see Note 15).

  Current investments of cash surpluses which, given their characteristics, have not been classified as "Cash and cash equivalents."

  Loans to associates (see Note 9).

Current financial assets that are highly liquid and are expected to be sold within three months or less are recorded under "Cash and cash equivalents" on the accompanying consolidated balance sheet.
  INVESTMENTS IN ASSOCIATES, JOINT VENTURES AND OTHER RELATED-PARTY

Associates

The detail of associates and key financial highlights are:

December 31, 2005	Millions of euros
COMPANY	% Holding	Total assets	Total liabilities	Current revenues	Income (loss) for the year	Goodwill	Carrying amount	Fair value
Sogecable, S.A. (SPAIN)	23.83	2,380.00	2,040.88	1,518.96	7.73	603.48	675.94	1,077.76
Portugal Telecom, S.G.P.S., S.A. (PORTUGAL) (1)	9.84	15,511.60	11,780.40	4,663.80	318.60	509.81	796.07	961.65
Lycos Europe, N.V. (NETHERLANDS)	32.10	171.73	45.36	126.13	(20.24)	-	40.60	355.20
Médi Telecom, S.A. (MOROCCO)	29.90	1,154.92	991.36	390.58	26.43	9.82	52.63	52.63
Sistemas Técnicos de Loterías del Estado, S.A. (SPAIN)	31.75	90.19	11.59	56.85	6.38	-	23.07	23.07
Telefónica Factoring Establecimiento Financiero de Crédito, S.A. (SPAIN)	50.00	91.67	82.07	7.43	2.76	-	5.00	5.00
Mobipay España, S.A. (SPAIN)	12.41	3.17	-	-	(4.79)	-	0.42	0.42
Ipse 2000, S.p.A. (ITALY)	46.44	42.26	1,033.59	-	(1,223.39)	-	-	-
Other	N/A	N/A	N/A	N/A	N/A	-	70.62	70.62
TOTAL		19,445.54	15,985.25	6,763.75	(886.52)	1,123.11	1,664.35	2,546.35

(1) Figures at September 30, 2005

December 31, 2004	Millions of euros
COMPANY	% shareholding	Total assets	Total liabilities	Current revenues	Income (loss) for the year	Goodwill	Carrying amount	Fair value
Sogecable, S.A. (SPAIN)	23.83	2,519.99	2,351.82	1,477.17	(152.83)	603.48	664.55	971.62
Portugal Telecom, S.G.P.S., S.A. (PORTUGAL)	9.58	13,579.61	10,533.68	6,174.00	577.09	512.61	766.64	1,029.08
Lycos Europe, N.V. (NETHERLANDS)	32.10	194.06	47.86	107.73	(45.48)	-	46.57	205.64
Médi Telecom, S.A. (MOROCCO)	29.75	1,144.38	1,010.52	324.81	(26.88)	9.58	43.07	43.07
Sistemas Técnicos de Loterías del Estado, S.A. (SPAIN)	31.75	81.61	10.33	50.10	4.95	-	22.57	22.57
Telefónica Factoring Establecimiento Financiero de Crédito, S.A. (SPAIN)	50.00	86.41	77.12	6.75	2.44	-	4.80	4.80
Mobipay España, S.A. (SPAIN)	12.35	15.91	7.94	2.92	(4.61)	-	0.88	0.88
Ipse 2000, S.p.A. (ITALY)	46.23	797.68	724.88	0.56	(61.84)	-	32.76	32.76
Other	N/A	N/A	N/A	N/A	N/A	-	69.84	69.84
TOTAL		18,419.65	14,764.15	8,144.04	292.84	1,125.67	1,651.68	2,380.26

The detail of the movements in investments in associates in 2005 and 2004 was as follows:

Investments in associates	Millions of euros
Balance at 01/01/04	981.32
Additions	578.19
Disposals	(97.72)
Exclusion of companies	(0.24)
Translation differences	(47.46)
Income (loss)	(50.49)
Dividends	(13.84)
Transfers	301.92
Balance at 12/31/04	1,651.68
Additions	44.69
Disposals	(7.18)
Inclusion of companies	0.38
Exclusion of companies	(0.32)
Translation differences	74.19
Income (loss)	(128.21)
Dividends	(36.47)
Transfers	65.59
Balance at 12/31/05	1,664.35

The additions and disposals at December 31, 2005 and 2004 reflect the amounts resulting from transactions detailed in the changes to the consolidation scope (see Appendix II).

As detailed in Appendix II, Telefónica acquired an additional 4.88% shareholding in Portugal Telecom, S.G.P.S., S.A., taking a total (direct and indirect) holding to 9.58% at the end of 2004. As a result, Telefónica became the Portuguese operator's core shareholder. As a result of this and other significant agreements with the company, the Company was considered to have significant influence and therefore began consolidating Portugal Telecom, S.G.P.S., S.A. by the equity method in 2004. The impact of this change is reflected in "Transfers" in 2004 (see Note 8).

In the course of 2005 Sogecable, S.A. increased its share capital by 7,560,261 shares with a par value of 2 euros each and bearing an issue premium of 22.47 euros. The Telefónica Group subscribed for 1,801,689 of these shares, paying a total of approximately 44.10 million euros. As result, the Group's shareholding in Sogecable is unchanged, at 23.83% of its total share capital.

Noteworthy in connection with the balances receivable from associated companies at December 31, 2005 and 2004, is the financing granted to Sogecable, S.A. in accordance with the commitments assumed in relation to the integration of the satellite platforms (see Note 21.b). "Other loans - Non-current financial assets" at December 31, 2005 includes 242.37 million euros to Sogecable, S.A. (262.31 million euros at December 31, 2004) (see Note 8).

The figure at year end 2005 also includes 78.18 million euros owed from Medi Telecom and 351.03 million euros from Ipse 2000, S.p.A. (74.17 and 313.69 million euros, respectively, at December 31, 2004).

On January 31, 2006, the Italian Government informed Ipse 2000, S.p.A. of its decision to revoke the UMTS license granted to it in 2000. This impairment was recognized in the 2005 income statement and this investment was completely written-off in the Group's balance sheet. Net exposure at December 31, 2004, including financing granted, stood at 136.78 million euros. "Share of profit (loss) of associates" includes the impact of this decision. In 2005 and 2004, Ipse 2000, S.p.A.'s statutory accounts include items previously written off by the Telefónica Móviles Group of 26.09 and 95.04 million euros, respectively, and these are include under "Transfers" in the preceding table (see Subsequent Events - Note 22).

Joint ventures

On December 27, 2002, having complied with Brazilian regulatory provisions, Telefónica Móviles, S.A. and PT Movéis Servicos de Telecomunicaçoes, SGPS, S.A. (PT Movéis) set up a 50/50 joint venture, Brasilcel, N.V., via the contribution of 100% of the groups' direct and indirect shares in Brazilian cellular operators. This company is consolidated in the consolidated financial statements of the Telefónica Group by the proportional method.

The contributions of Brasilcel, N.V. to the Telefónica Group's 2004 and 2005 consolidated balance sheets and income statements are as follows:

	Millions of euros
	2005	2004
Current assets	1,242.02	948.35
Non-current assets	3,448.29	2,634.30
Current liabilities	1,132.16	1,156.44
Non-current liabilities	1,028.98	502.09
Revenues	1,955.26	1,550.83
Expenses	1,857.98	1,353.16

Other related parties

Following is a summary of the main transactions between Telefónica Group companies and significant shareholders of Telefónica, S.A.

Banco Bilbao Vizcaya Argentaria, S.A. (BBVA) and subsidiaries comprising the consolidated group:

  Financing transactions arranged under market conditions, with approximately 719.91 million euros drawn down at December 31, 2005.

  Derivative transactions contracted under market conditions, for a nominal amount of approximately 3,320.17 million euros.

  Guarantees granted by BBVA for approximately 16.50 million euros.

  The rendering, mainly of telecommunications and telemarketing services, by Telefónica Group companies to the BBVA Group, under market conditions.

  Telefónica, S.A. reached an agreement with BBVA whereby Terra Networks, S.A. (now Telefónica, S.A.) acquired a 49% holding in Uno-e-Bank. Telefónica and BBVA also signed a deal establishing the procedures and conditions for the integration of the BBVA group's Spanish and international call center business in Atento, a Telefónica Group subsidiary (See Note 21.b.).

Caja de Ahorros y Pensiones de Barcelona, La Caixa, and subsidiaries comprising the consolidated group:

  Financing transactions arranged under market conditions, with approximately 835.97 million euros drawn down at December 31, 2005.

  Telefónica Group companies provide La Caixa group companies mainly telecommunications services, under market conditions.
  TRADE AND OTHER RECEIVABLES

The detail of this heading at December 31, 2005 and 2004 is as follows:

	Millions of euros
	Balance at	Balance at
	12/31/05	12/31/04
Customers	8,148.92	6,570.42
Receivable from associates	71.80	83.00
Sundry receivables	653.88	612.97
Bad debt reserves	(1,712.17)	(1,568.44)
Short-term prepayments	353.32	221.80
Total	7,515.75	5,919.75

Public-sector trade receivables in the countries in which the group operates amounted to 552.31 million euros at December 31, 2005.

The detail of trade receivables at December 31, 2005 is as follows:

Millions of euros
Trade receivables billed	5,252.41
Trade receivables unbilled	2,205.71
Bills of exchange receivable	690.80
Total	8,148.92

In 2005 the reserves made for bad debt amounted to 498.85 million euros (322.72 million euros in 2004) recorded under "Changes in trade provisions" of "Other expenses" (see Note 19).
  EQUITY

The detail of the movements in equity accounts in 2005 and 2004 is as follows:

	Attributable to equity holders of the parent company						Minority interests	Total equity
	Share capital	Share premium	Own equity instruments	Other reserves	Translation differences	Total
Balance at January 1, 2004	4,955.89	7,987.14	(133.46)	(1,205.65)	-	11,603.92	2,446.28	14,050.20

Dividends	-	(951.64)	-	(972.53)	7.65	(1,916.52)	(949.29)	(2,865.81)
Net purchase of own equity instruments	-	(1,747.82)	(556.72)	273.49	-	(2,031.05)	-	(2,031.05)
Movements and sales of minority interests	-	-	-	-	-	-	79.65	79.65
Income and expense recognized in the year	-	-	-	3,007.65	(308.28)	2,699.37	301.95	3,001.32
Other movements	-	-	-	91.69	(7,65)	84.04	24.12	108.16
Balance at December 31, 2004	4,955.89	5,287.68	(690.18)	1,194.65	(308.28)	10,439.76	1,902.71	12,342.47

Dividends	-	(1,296.27)	-	(1,083.15)	7.17	(2,372.25)	(396.35)	(2,768.60)
Capital reduction	(34.76)	(122.68)	157.44	-	-	-	-	-
Net movements in own equity instruments	-	(1,769.08)	159.67	74.02	-	(1,683.43)	-	(1,683.43)
Purchases and sales of minority interests	-	-	-	(22.66)	-	(22.66)	1,042.42	1,019.76
Transfers	-	(428.82)	-	428.82	-	-	-	-
Income and expense recognized in the year	-	-	-	4,262.68	2,134.65	6,397.33	823.65	7.220.98
Other movements	-	-	-	(18.28)	(7.18)	(25.46)	52.71	27.25
Balance at December 31, 2005	4,921.13	1,670.83	(373.07)	4,688.04	1,826.36	12,733.29	3,425.14	16,158.43

a) Share capital and share premium

At December 31, 2005, Telefónica S.A.'s share capital amounted to 4,921,130,397 euros and consisted of 4,921,130,397 fully paid ordinary shares of a single series and of 1 euro par value each, all recorded by the book-entry system and traded on the Spanish computerized trading system ("Continuous Market"), where they form part of the "Ibex 35" index, on the four Spanish Stock Exchanges (Madrid, Barcelona, Valencia and Bilbao) and on the New York, London, Paris, Frankfurt, Tokyo, Buenos Aires, São Paulo and Lima Stock Exchanges.

On June 15, 2001, authorization was given at the Shareholders' Meeting of Telefónica, S.A. for the Board of Directors to increase the Company's capital, at one or several times, within a maximum period of five years from that date, under the terms of Article 153.1 b) of the Spanish Corporation Law (authorized capital) up to a maximum of 2,274.68 million euros, by issuing new ordinary shares, be they ordinary redeemable or of any other type permitted by the Law, with a fixed or variable premium, with or without pre-emptive subscription rights and, in all cases, in exchange for cash. At December 31, 2005, the Board of Directors had not made use of this authorization.

In addition, at the April 11, 2003 Shareholders' Meeting, authorization was given for the Board of Directors to issue fixed-income securities at one or several times within a maximum period of five years from that date. These may be in the form of debentures, bonds, promissory notes or any other kind of fixed-income security, simple or, in the case of debentures and bonds, exchangeable for shares of the Company or of any of the group companies and/or convertible into shares of the Company. At December 31, 2005, the Board of Directors had not exercised these powers, except to approve three programs to issue corporate promissory notes for 2004, 2005 and 2006.

On May 31, 2005, shareholders voted to authorize the derivative acquisition by the Board of Directors of treasury shares, for a consideration, up to the limits and pursuant to the terms and conditions established by the Shareholders' Meeting, within a maximum period of 18 months from that date. However, it specified that in no circumstances could the par value of the shares acquired, added to that of the treasury shares already held by Telefónica, S.A. and by any of its controlled subsidiaries, exceed 5% of Telefónica's share capital.

Share capital and share premium in 2005

The detail of the movements in these headings in 2005 was as follows:

			Millions of euros
	Date	Number of Shares	Share capital	Share premium
Balance at 12/31/04		4,955,891,361	4,955.89	5,287.68
Capital reduction	6/6/05	(34,760,964)	(34.76)	(122.68)
Distribution of treasury shares	6/28/05	-	-	(2,571.27)
Cash dividend	11/11/05	-	-	(1,296.27)
Value of treasury shares	-	-	-	802.19
Merger with Terra Networks, S.A.	-	-	-	(428.82)
Balance at 12/31/05		4,921,130,397	4,921.13	1,670.83

On June 6, 2005, the deed of capital reduction formalizing the implementation by the Company's Board of Directors of the resolution adopted at the Shareholders' Meeting on May 31, 2005, was executed. Capital was reduced through the cancellation of treasury shares previously acquired by the Company as authorized at the Shareholders' Meeting. As a result, 34,760,964 Telefónica S.A. treasury shares were cancelled and the Company's share capital was reduced by a par value of 34,760,964 euros. Article 5 of the Corporate bylaws was reworded accordingly, to restate share capital at 4,921,130,397 euros as of that date. Likewise, to render null and void the right of opposition provided for in Article 166 of the same Law, it was likewise decided, as permitted by Article 167.3 of the Spanish Corporation Law, to record a reserve for cancelled share capital for an amount equal to the par value of the cancelled shares, which can only be used if the same requirements as those applicable to the reduction of share capital are met. The cancelled shares were delisted on June 9, 2005.

Share capital and share premium in 2004

The detail of the movements in these headings in 2004 was as follows:

			Millions of euros
	Date	Number of Shares	Share capital	Share premium
Balance at 01/01/04		4,955,891,361	4,955.89	7,987.14
Cash dividend	11/12/04	-	-	(951.64)
Value of treasury shares	-	-	-	(1,747.82)
Balance at 12/31/04		4,955,891,361	4,955.89	5,287.68

In 2004 the Company did not increase or decrease capital.

2005 dividends

At its meeting of February 23, 2005, Telefónica, S.A.'s Board of Directors resolved to pay an interim dividend against 2004 income entailing a fixed gross 0.23 euros for each of the Company's outstanding shares carrying dividend rights. This dividend was paid on May 13, 2005, and the total amount paid was 1,083.15 million euros.

In addition, on May 31, 2005, shareholders voted a distribution by paying a gross 0.27 per share for each of the Company's outstanding shares eligible at the payment date, charged against "Share premium reserve." This dividend was paid on November 12, 2005, and the total amount paid was 1,296.27 million euros.

At the same meeting shareholders voted to distribute treasury shares from the share premium reserve to Telefónica S.A. shareholders in the proportion of one share for every twenty-five held. This distribution took place on June 28, 2005 giving rise to a 2,571.28 million euro charge against "Share premium reserve."

2004 dividends

On April 30, 2004, an agreement was reached at the Shareholders' Meeting to pay a cash dividend against 2003 income of 0.20 euros per outstanding share. This amount was paid on May 14, 2004, and the total amount paid was 972.53 million euros.

Also on April 30, 2004, shareholders voted to distribute 0.20 euros per outstanding share, charged against the share premium reserve. This amount was paid on November 12, 2004, and the total amount paid was 951.63 million euros.

b) Reserves

Legal reserve

Under the revised Spanish Corporation Law, 10% of income for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of share capital. The legal reserve can be used to increase capital provided that the balance of the remaining reserve does not fall below 10% of the increased share capital amount. Otherwise, until the legal reserve exceeds 20% of share capital, it can only be used to offset losses provided other reserves are insufficient for this purpose.

Revaluation reserves

"Revaluation Reserves" arose as a result of revaluations made from 1946 to 1987 and of the revaluation made pursuant to Royal Decree-Law 7/1996, June 7.

At December 31, 2005 and 2004 the revaluation amounted to contained 1,357.86 million euros.

Revaluation reserves, with no tax effect, may be used to offset future losses that may arise and to increase capital. From January 1, 2007, they may be allocated to unrestricted reserves, provided the capital gain has been realized. The capital gain will be deemed to have been realized in respect of the portion on which amortization has been taken for accounting purposes or when the revalued non current assets have been transferred or retired.

Consolidation reserves

The movement in this heading corresponds to the prior years' retained earnings.

c) Translation differences on consolidation

Translation differences relate mainly to the effect of exchange rate fluctuations on the net assets of the companies located abroad after elimination of intergroup balances and transactions (see Note 4-b). They also include exchange rate differences resulting from specific-purpose foreign-currency financing transactions relating to investments in investees and which hedge the exchange rate risk on these investments.

The Company has taken an exemption that allows all translation differences generated up to the IFRS transition date to be reset to zero (see Note 2). The related impact on prior years is recognized in "Consolidation reserves."

Appendix I provides the detail of the contribution by Group companies to the translation differences on consolidation.

d) Own equity instruments

At December 31, 2005 and 2004, Telefónica group companies held the following shares in the Telefónica, S.A. parent company:

	Number of shares	Euros per share		Market Value	%
		Acquisition price	Trading price
Treasury shares at 12/31/05	136,647,061	12.996	12.710	1,736.78	2.77674%
Treasury shares at 12/31/04	207,245,179	11.833	13.228	2,741.44	4.18179%

Telefónica S.A. owns the only treasury shares in the group. No other group company owns any Telefónica treasury shares.

In 2005 and 2004 the Company bought a total of 230,038,870 and 166,712,310 treasury shares amounting to 2,744.03 million and 2,031.05 million euros, respectively.

In addition, in 2005 the Company sold 48,503,517 shares for a total of 647.45 million euros and used 29,274,686 shares for the Terra Networks S.A. share exchange, 34,760,964 treasury shares for the capital reduction described above (see Note 2) and 188,096,296 treasury shares for the return of the share premium to shareholders through the delivery of treasury shares. The company also granted 1,525 treasury shares to employees under the EN-SOP share option plan (see Note 19).

The underlying carrying amount of treasury shares is recorded under "Own equity instruments" under "Equity" and the difference with respect to cost is recognized in equity under "Other reserves" (unrestricted reserves) and "Share premium."

e) Equity attributable to minority interests

"Minority interests" represents the share of minority shareholders in the equity and income or loss for the year of fully consolidated Group companies. The movements in this heading of the 2005 and 2004 consolidated balance sheets were as follows:

Millions of euros
Balance at 01/01/04	2,446.28
Capital contributions and inclusion of companies	243.62
Income (loss) for the year	309.92
Translation differences	(7.97)
Incorporations and exclusion of companies	(163.97)
Dividends paid	(949.29)
Other movements	24.12
Balance at 12/31/04	1,902.71
Capital contributions and inclusion of companies	1,346.53
Income (loss) for the year	381.21
Translation differences	442.44
Incorporations and exclusion of companies	(304.11)
Dividends paid	(396.35)
Other movements	52.71
Balance at 12/31/05	3,425.14

Appendix IV provides details of this heading and the movements affecting the main Group companies.

2005

Changes in minority interests in 2005 included the first-time consolidation of Cesky Telekom (1,197.80 million euros), the acquisition of 23.20% of Terra Networks (300.35 million euros) following the takeover bid, and profit for the year attributable to minority interests (381.21 million euros).

2004

The main movements in minority interests in 2004 were those relating to the distribution of dividends by Telefónica Empresas CTC Chile, S.A., Terra Networks, S.A. and Telesp Participaçoes, S.A.

f) Legislation regulating the sale of holdings

Law 62/2003, December 30, on Tax, Administrative, Labor and Social Security Measures, based on the judgment of the European Court of Justice of May 13, 2003, amended the administrative authorization system set out in Law 5/1995, March 23, on the legal regime applicable to the disposal of public shareholdings in certain companies, to which certain corporate transactions and agreements of Telefónica S.A., Telefónica Móviles S.A., Telefónica Móviles España, S.A.U. and Telefónica de España, S.A.U. are subject pursuant to Royal Decree 8/1997, January 10.

The reform introduced a new model for administrative involvement, replacing the system of prior authorization with that of subsequent notification. The cases that must be notified were also reduced.

Specifically, provided no change in control occurs, it is now no longer necessary to notify the sale or encumbrance of shares representing up to 50% of the share capital in transactions concerning (i) Telefónica S.A's shares in Telefónica de España S.A.U., (ii) Telefónica S.A.'s shares in Telefónica Móviles S.A. and (iii) Telefónica Móviles S.A.'s shares in Telefónica Móviles España S.A.U.

Notification is still required, however, for any direct, indirect or triggered acquisition, even through third-party trusts or third parties intermediaries, of shares in Telefónica S.A. or in Telefónica Móviles S.A. when they result in the disposal of at least 10% of the share capital. However, cases constituting mere financial transactions that do not have as their objective the control and/or management of these companies are excluded.

In addition, the disposal or encumbrance by Telefónica de España and Telefónica Móviles España of certain strategic assets located in Spain still have to be notified, except when these transactions are carried out between Group companies.

Pursuant to the reasoned opinion sent by the European Commission to the Spanish government on November 25, 2005, the Spanish Cabinet approved a bill to do away with this framework for the disposal of publicly-owned holdings in certain companies. If passed, this bill would bring forward the end of this system, which in Telefónica's case was scheduled to finish on February 18, 2007.
  INTEREST-BEARING DEBT AND LOANS

The detail of this heading in the years ending December 31, 2005 and 2004 is as follows:

	Millions of euros
	Balance at 12/31/05	Balance at 12/31/04
Issues	15,834.07	16,668.06
Interest-bearing debt	18,569.38	11,034.57
Total	34,403.45	27,702.63
Total non-current	25,167.58	17,492.23
Total current	9,235.87	10,210.40

a) Issues

Debentures, bonds and other marketable securities

The detail of the movements in the balances relating to issues of debentures, bonds and other marketable debt securities in the years ended December 31, 2005 and 2004 were as follows:

	Millions of euros
	Simple domestic-currency issues	Simple foreign-currency issues	Promissory notes & Commercial paper programs	Other marketable debt securities	Total
Balance at 21/31/2004	7,556.99	5,235.25	1,890.47	1,985.35	16,668.06
New issues	22.33	852.82	4,615.08	17.09	5,507.32
Redemptions, conversions and exchanges	(2,296.96)	(1,399.56)	(4,043.57)	0.07	(7,740.02)
Restatements and other movements	193.95	1,157.63	35.97	11.16	1,398.71
Balance at 12/31/2005	5,476.31	5,846.14	2,497.95	2,013.67	15,834.07
Maturity:
Long term	3,907.99	5,466.20	-	2,013.67	11,387.86
Short term	1,568.32	379.94	2,497.95	-	4,446.21

The main issues in 2005 were as follows (in millions of euros):

Issues by Telefónica de Argentina, S.A.:
Item	Date	Face value (millions)	Currency	Maturity	Interest rate
Marketable debentures	02/08/2005	29.03	ARS	02/11/06	8.00%
Marketable debentures	02/08/2005	13.98	ARS	02/11/07	SURVEY + 2.5 (*)

Issues by Telefónica del Perú, S.A.A.:
Item	Date	Face value (millions)	Currency	Maturity	Interest rate
Bonds T.Peru 3rd Program (5th-Series A)	01/12/2005	16.85	PEN	01/12/07	5.50%
Bonds T.Peru 3rd Program (6th)	03/07/2005	24.69	PEN	12/07/06	5.19%
Bonds T. Peru 3rd Program (7th)	04/20/2005	17.28	PEN	10/20/06	5.50%
Bonds T. Perú Senior Notes	10/11/2005	186.16	PEN	04/11/16	8.00%

Issues by Telefónica Finanzas México:
Item	Date	Face value (millions)	Currency	Maturity	Interest rate
Certificados bursátiles - peso bonds	09/30/2005	275.28	MXN	09/24/10	CETES 91 +0.61
Certificados bursátiles - peso bonds	09/30/2005	117.8	MXN	09/21/12	9.25

Issues by Brasilcel:
Item	Date	Face value (millions)	Currency	Maturity	Interest rate
Nonconvertible bonds	05/01//2005	144.86	BRL	05/01/10	104.2% CDI
Nonconvertible bonds	05/01/2005	36.21	BRL	05/01/09	103.3% CDI

The main issues in 2004 were as follows (in millions of euros):

Issues by Telefónica de Argentina, S.A.:
Item	Date	Face value (millions)	Currency	Maturity	Interest rate
Marketable debentures	05/05/2004	40.24	ARS	05/06/05	8.05%
Marketable debentures	10/28/2004	33.23	ARS	10/28/05	8.25%
Marketable debentures	10/28//2004	16.06	ARS	05/02/06	Floating BADLAR+2.4% (*)

(*) 15% ceiling and 7% floor

Issues by Telesp Celular Participaçoes, S.A.:
Item	Date	Face value (millions)	Currency	Maturity	Interest rate
Marketable debentures	09/01//04	414.87	BRL	09/01/07	103.5% CDI (*)

(*) Brazilian interbank deposit rate.

Issues by Telefónica de Perú, S.A.A. under its bond programs:
Item	Date	Face value (millions)	Currency	Maturity	Interest rate
T. Peru 3rd Program (2nd-Series A)	04/20//04	6.71	PEN	04/20/07	5.3125%
T. Peru 3rd Program (3rd)	06/30//04	6.71	PEN	12/30/07	8.1250%

Corporate promissory notes

The features of the main corporate promissory note issue program at December 31, 2005 and 2004 were as follows:

Millions of euros
Limit		Euros
	Aimed at	Face value	Method of sale
2,000	Participating entities	1,000	15-day tenders at least once a month
		100,000	Specific transactions

The average interest rate on the outstanding position at December 31, 2005, was 2.39% (2.24% at December 31, 2004).

Commercial paper

The features of Telefónica Europe, BV's commercial paper issue program are as follows:

Millions of euros	Aimed at	Face value	Method of sale
Limit
2,000	Investors	500,000 USD	Specific transactions
		500,000 EUR	Specific transactions
		100,000,000 JPY	Specific transactions
		100,000 GBP	Specific transactions

The average interest rate on the outstanding position at December 31, 2005, was 2.36% (2.27% at December 31, 2004).

In addition, at December 31, 2005 Telefónica del Perú, S.A.A. had a commercial paper issue program with a maximum outstanding limit of 180 million dollars or its equivalent in local currency. As of that date 143 million dollars had not been used, and the remaining 37 million dollars, or its equivalent in local currency, had been drawn down in regular tranches at a weighted average interest rate at December 31, 2005 of 4.40%. At December 31, 2004, 151.8 million dollars had not been used and the remaining 28.2 million dollars or its equivalent in local currency had been drawn down in regular tranches at a 4.55% interest rate.

Telesp has a local bond program, with a maximum limit outstanding of 3,000 million reais, which allows the issue, up to this amount, of commercial paper and local bonds, at any maturity, with interest in reais at fixed rates, floating rates (CDI) or tied to other indices, e.g. inflation (GPI - M or CPI - A). In 2004, 1,500 million reais were drawn down. No amounts were drawn down in 2005, so until the program ends on October 15, 2006 there are still 1,500 million reais available.

Telesp Celular Participaçöes runs a similar program to Telesp in terms of total issuance, maturity and interest rates for up to 2,000 million reais. In 2005 1,000 million were drawn down and further issues up to the remaining value until August 20, 2006, when the program ends.

Other marketable debt securities

This heading consists mainly of preference shares issued by Telefónica Finance USA, LLC, with a redemption value of 2,000.00 million euros. These shares were issued in 2002 and have the following features:

  Interest rate up to December 30, 2012 of 3-month Euribor, and maximum and minimum effective annual rates of 7% and 4.25%, respectively, and from then 3-month Euribor plus a 4% spread.

  Interest is paid every three calendar months provided the Telefónica Group obtains consolidated net income.

b) Interest-bearing debt

Balances with banks are as follows:
	Millions of euros
	Balance at 12/31/05			Balance at 12/31/04

	Current	Non-current	Total	Current	Non-current	Total

Loans and other payables (principal)	4,371.554	12,453.50	16,825.05	3,864.37	4,849.39	8,713.76
Loans and other payables (interest)	48.46	12.53	60.99	43.83	3.92	47.75
Derivative financial liabilities (Note 15)	369.65	1,313.69	1,683.34	825.21	1,447.85	2,273.06
Total	4,789.66	13,779.72	18,569.38	4,733.41	6,301.16	11,034.57

The average interest rate on bank overdrafts and loans at December 31, 2005 was 4.35% (5.31% in 2004). This percentage does not include the impact of hedging arranged by the group.

The most significant financial transactions in 2005 and 2004 were as follows:

Item	Amount (millions)	Currency	Date	Maturity
Loan to CTC from BBVA	150.00	USD	11/04/05	06/21/11
Telefónica, S.A. syndicated loan	6,000.00	EUR	06/28/05	06/28/11
Loan to CTC from Citibank	150.00	USD	05/09/05	12/09/08
Syndicated loan to Tel. Mvles Perú (1)	200.00	USD	02/25/05	02/24/06
Syndicated loan to Tel. Mvles Chile (2)	180.00	USD	01/07/05	01/05/11
ABN Amro Bank N.V.	377.08	USD	11/26/04	11/15/10
Santander Overseas Bank	273.93	USD	10/28/04	10/28/06
Telefónica, S.A. syndicated loan from Citibank	3,000.00	EUR	07/06/04	07/06/09

(1) This syndicated loan was originally arranged with a number of financial institutions, the first tranche (30 million dollars) on November 28, 2003 and the remaining two tranches (totaling 170 million dollars) on December 8, 2003; i.e. before the acquisition of BellSouth's operators in Peru. The entire amount was renewed on February 25, 2005 until maturity on February 24, 2006, to which the guarantee of Telefónica, S.A. was added. On August 25, 2005, 40 million dollars were prepaid, leaving an outstanding balance at the end of 2005 of 160 million dollars.

(2) This syndicated loan was originally signed on April 22, 1997 by Bellsouth; i.e. before Telefónica acquired its operators in Chile. Accordingly, on January 7, 2005 it was modified due to the change in the shareholder structure deriving from the acquisition and including Telefónica, S.A.'s guarantee. A one-year maturity was established from this date. On December 29, 2005 the terms were renegotiated again to remove Telefónica, S.A. as an underwriter and extend the maturity to five years, until January 5, 2011.

Compañía de Telecomunicaciones de Chile concluded the renegotiation of its two syndicated loans in 2005, originally arranged for 180 and 225 million dollars. The maturity of the first, now for 150 million dollars, has been extended from April 2007 to December 2008 and has been adjusted to market rates. The second, also for 150 million dollars, has been rescheduled and rather than maturing in April 2008, with partial repayments from April 2006, now matures in June 2011, with the spread adjusted to market conditions.

On June 28, 2005 Telefónica S.A. arranged a 6,000 million euro syndicated loan with 40 Spanish and international financial institutions maturing June 28, 2011. The loan is denominated in euros and can be drawn down in either euros, US dollars, UK pound sterling, yen, Swiss francs or any other currency subject to prior agreement by the banking institutions. By the end of 2005, the entire amount had been drawn down in various stages.

On November 26, 2004, Telefónica, S.A. and several branches of ABN Amro Bank N.V. entered into a credit facility agreement amounting to 377.08 million dollars underwritten by the export credit agencies of Finland ("Finnvera") and Sweden ("EKN"), bearing fixed interest of 3.26% and with final maturity on November 15, 2010. This financing will cover up to 85% of the purchases of network equipment to be made by Telefónica Móviles Group companies from Ericsson and Nokia.

In addition, Santander Overseas Bank granted financing of 273.93 million dollars, underwritten by Telefónica, S.A., to Telefónica Móviles' subsidiary in Colombia to refinance its debt. The financing bears a floating interest rate tied to three-month Libor plus a spread of 0.125%. This amount was renewed in October 2005.

On July 6, 2004, Telefónica arranged a 3,000 million euro syndicated loan with several Spanish and foreign banks. This loan matures in five years (July 6, 2009) and bears interest of Euribor/Libor plus a spread based on the Company's credit rating. The commitments and obligations of the parties are those ordinarily assumed in syndicated financing transactions. In 2005, 1,300 million euros and 392 million dollars were drawn down and in 2004, 500 million euros and 760 million dollars.

The main repayments made in 2005 and 2004 were as follows:

Item	Amount (millions)	Currency	Date
Telefónica, S.A. loan from BSCH	135.23	EUR	11/25/05
CTC loan from ABN (*)	150.00	USD	11/04/05
Telefónica, S.A. loan from BSCH	97	EUR	07/07/05
Telefónica, S.A. loan from BSCH	50.35	EUR	03/17/05
Repayment of BSCH syndicated loan (Tranche A)	254.25	EUR	02/19/04
Early repayment of BSCH syndicated loan (Tranche A)	120.00	EUR	01/30/04

(*) This loan was refinanced by BBVA as indicated in the table of main financial transactions.

In 2004, Telefónica, S.A. made an early repayment and a prepayment on the 1,200 million euro syndicated loan arranged in 1999 with several financial institutions, the first amounting to 120 million euros on January 30 and the second amounting to 254.25 million euros on February 19. Both were made to Banco Santander Central Hispano (BSCH) from the A tranches of the syndicated loan.

Some of the financing arranged by various Telefónica group companies is subject to compliance with certain financial covenants. All the covenants were being complied with at the date these consolidated financial statements were drawn up.

The maturity schedule of interest-bearing debt at December 31, 2005 is as follows:

	Millions of euros
Item	2006	2007	2008	2009	2010	Subsequent years	Total

Loans and other payables	4,371.55	1,121.45	1,035.10	3,214.90	285.76	6,796.29	16,825.05
Interest payable	48.46	12.51	0.02	-	-	-	60.99
Financial derivative liabilities	369.65	166.18	221.52	51.34	763.20	111.45	1,683.34
Total	4,789.66	1,300.14	1,256.64	3,266.24	1048.96	6,907.74	18,569.38

At December 31, 2005 the Telefónica Group had total financial facilities available from all sources of over 4,500 million euros (7,500 million euros at December 31, 2004), plus options to reschedule various existing finance facilities. It also had a 18,000 million pounds sterling syndicated loan arranged but not yet drawn related to the O2 takeover (see Subsequent Events - Note 22).

Foreign-currency loans

The detail of foreign-currency loans at December 31, 2005 and 2004, along with the equivalent value in euros, is as follows:

	Outstanding balance (in millions)
	Currency		Euros
Currency	12/31/05	12/31/04	12/31/05	12/31/04
US dollars	5,892	4,540	4,415.39	3,305.50
Brazilian reais	530	877	96.45	242.27
Argentine pesos	129	191	36.20	47.06
Colombian pesos	120,017	90,172	44.53	27.77
Yen	46,616	45,488	267.65	351.55
Chilean pesos	67,057	125,363	110.65	165.48
New soles	507	363	125.35	81.21
Pound sterling	1	-	2.35	0.06
Mexican pesos	42	109	3.34	7.13
Other currencies	-	-	15.94	6.56
Group total	-	-	5,177.85	4,234.59

  TRADE AND OTHER PAYABLES

The detail of this heading is as follows:

Millions of euros	12/31/05		12/31/04
	Non-current	Current	Non-current	Current
Trade creditors	-	6,911.97	-	5,553.09
Advances received on orders	-	20.95	-	79.18
Other payables	438.21	1,922.61	533.58	1,422.93
Deferred revenues	690.00	818.28	666.50	604.67
Payable to associates	-	44.75	-	36.18
Total	1,128.21	9,718.56	1,200.08	7,696.05

The breakdown of current and non-current deferred revenues at December 31, 2005 and 2004 is as follows:

Millions of euros	12/31/05			12/31/04
	Non-current	Current	Total	Non-current	Current	Total
Connection fees and other Deferred revenues	616.05	818.28	1,434.33	564.81	604.67	1,169.48
Capital grants	73.95	-	73.95	101.69	-	101.69
Total	690.00	818.28	1,508.28	666.50	604.67	1,271.17

The amount recognized for connection fees covers the amount of customer connection charges not yet taken to the income statement. It will be recognized as income over the remaining estimated period of the customer relationship.

The 2005 consolidated income statement includes 42.30 million euros under "Sales and revenues from services" in respect of connection fees deferred from previous years.

Deferred connection fees levied in 2005 were 32.94 million euros.

Capital grants:

The detail of capital grants not yet recognized in income is as follows:

	Millions of euros
Grantor	12/31/05	12/31/04
Government and regional bodies
provincial and municipal governments etc	8.14	13.78
EU-
ERDF 94/99 Program	38.33	84.18
ERDF 00/06 Program	26.16	-
Other	1.32	3.73
Total	73.95	101.69

The detail of "Other payables - Current" at December 31, 2005 and 2004 is as follows:

	Millions of euros
	Balance at	Balance at
	12/31/05	12/31/04
Dividends payable by Group companies	255.81	148.53
Payables to suppliers of property, plant and equipment	408.94	390.48
Guarantees and deposits	39.03	45.66
Unpaid employee compensations	620.93	443.13
Other non-financial non-trade payables	597.90	395.13
Total	1,922.61	1,422.93

  PROVISIONS

The detail of the movements in "Non-current provisions" in 2005 and 2004 is as follows:

	Millions of euros
	Balance at		Retirements/	Inclusion of	Transfers	Balance at
	12/31/04	Additions	Amount applied	companies	and other	12/31/05

Employee benefits	2,501.49	122.66	(543.66)	0.45	8.64	2,089.58
Services rendered	159.18	23.42	(15.84)	-	(7.20)	159.56
Staff restructuring	2,744.84	689.98	(429.98)	-	16.63	3,021.47
Other provisions	2,002.15	147.88	(284.62)	100.81	(883.59)	1,082.63

Total	7.407,66	983,94	(1.274,10)	101.26	(865.52)	6,353.24

	Millions of euros
	Balance at		Retirements/	Inclusion of	Transfers	Balance at
	1/1/04	Additions	Amount applied	companies	and other	12/31/04

Employee benefits	2,867.49	191.43	(577.98)	26.44	(5.68)	2,501.49
Services rendered	150.03	26.76	(17.62)	-	-	159.18
Staff restructuring	2,322.20	778.18	(376.04)	-	20.50	2,744.84
Other provisions	2,044.33	206.42	(207.35)	9.80	(50.95)	2,002.15

Total	7,384.05	1,202.79	(1,178.99)	36.24	(36.13)	7,407.66

The main provisions and commitments to employees recorded under this consolidated balance sheet heading are as follows.

Employee benefits

Detail of provisions for employee benefits:

	Millions of euros
	12/31/05	12/31/04
Supplementary employee pensions (a)	1,923.45	2,345.06
Group life insurance (b)	11.96	12.63
Technical reserves (c)	154.17	143.80
Total	2,089.58	2,501.49

  On July 8, 1992, Telefónica de España reached an agreement with its employees whereby it recognized supplementary pension payments for employees who had retired before June 30, 1992, equal to the difference between the pension payable by the social security system and that which would be paid to them by ITP (Institución Telefónica de Previsión). Once the aforementioned supplementary pension payments had been quantified, they became fixed, lifelong and nonupdateable. 60% of the payments are transferable to the surviving spouse recognized as such as of June 30, 1992, and to underage children. Remaining employees and employees hired after June 30, 1992 have a defined-contribution plan with a fixed contribution of 4.51% of their regulatory base salary plus at least a 2.21% obligatory contribution by the participating employee. There is no provision whatsoever for this plan as it has been externalized in external funds.

  Serving employees who did not join the pension plan continue to be entitled to receive survivorship benefits at the age of 65.

  Reserves relating to the insurance policies taken out to cover early retirement of employees who availed themselves of the labor force reduction plans implemented by Telefónica de España in the past and which were externalized.

The companies bound by these commitments calculated provisions required at 2005 year end using actuarial assumptions pursuant to current legislation, including the PERM/F-2000 C mortality tables and a variable interest rate based on market yield curves.

In addition, group subsidiary Telecomunicações de São Paulo, S.A. (Telesp) had various pension plan, medical insurance and life insurance commitments with its employees. In 2000, this company and other companies which were formerly included in the Telebras telecommunications system in Brazil entered into negotiations with their employees. The negotiations ended in October 2000 with the conversion of the former defined-benefit pension plan into a new defined-contribution pension plan and the elimination of the life insurance plan. Virtually all serving employees of these companies availed themselves of the new plan. The liability recorded at December 31, 2005, for this item, which amounted to 16.3 million euros, relates to the accrued commitments to be covered through future payments, net of the value of assets covering them (12.3 million euros in 2004).

At December 31, 2005, Telefónica de Argentina and CTC Chile had commitments of 50.4 million euros (compared to 45.2 million euros in 2004).

The movements in "Transfers and other" in 2005 and 2004 relate mainly to translation differences.

Services rendered

It corresponds to the amount recorded by Telefónica de España for accrued long-service bonuses to be awarded to employees after 25 years' service (159.18 million euros in 2004). Provisions are updated applying actuarial criteria (PERM / F - 2000C tables) and market yield curves.

Staff restructuring

In order to adapt to the competitive environment, in prior years Telefónica implemented early retirement and technology renewal plans, in order to adapt its cost structure to the new environment, and made certain strategic decisions relating to its sizing and organization policy.

In this respect, on July 29, 2003, the Ministry of Labor and Social Affairs approved a labor force reduction plan for Telefónica de España that includes up to 15,000 job losses in the period from 2003 to 2007, through voluntary, universal and non-discriminatory programs. The approval of the labor force reduction plan was announced on July 30, 2003. In 2005 and 2004, the Company approved a total of 1,877 and 2,417 requests for voluntary severance, for which provisions amounting to 577.92 million and 706.68 million euros, respectively, were allocated, with a charge to "Personnel expenses" in the consolidated income statement. The outstanding balances at December 31, 2005 and 2004, were 3,021.48 million and 2,744.84 million euros, respectively.

These provisions are calculated based on estimates of future payments applying actuarial criteria (PERM / F - 2000C tables) and market yield curves.

Other provisions

This item includes a 2,371.46 million euro provision recorded in 2002 for value adjustments to UMTS licenses held by group investees in Germany, Austria, Switzerland and Italy. The balances, net of the amounts used, at the end of 2005 and 2004 were 437.04 million and 1,128.29 million euros, respectively.

The movements in "Other provisions - Non-current" for 2005 include the impact of applying the 632.40 million euro provision at December 31, 2004 due to impairment of the value of Ipse 2000, SpA, to loans and guarantees provided by Telefónica Móviles Group companies and reported under "Non-current financial assets" and "Current financial assets" at a value of 335.45 and 351.03 million euros, respectively.

In addition, certain Group companies, mainly in the Endemol Group, include earn-out clauses in their acquisitions, whereby part of the price is conditional on the newly-acquired company meeting some future target, usually growth in revenue, income, etc. Since a part of the acquisition price is therefore not fixed, estimates are made each year, using variables, some of which may need to be ratified by the sellers, to value the likely liabilities on these transactions and the related goodwill. Amounts provisioned at December 31, 2005, under "Non-current Provisions" and "Current provisions" were 319.22 and 15.60 million euros, respectively (19.15 million and 324.84 million euros, respectively, at December 31, 2004).

Finally, "Other Provisions" in 2005 and 2004 also includes the provisions recorded (or used) by the Group companies to cover the risks inherent to the realization of certain assets, the contingent assets and liabilities derived from their respective business activities and the risks arising from commitments acquired in other transactions.
  DERIVATIVES FINANCIAL INSTRUMENTS AND RISK MANAGEMENT POLICIES

Telefónica Group is exposed to various financial market risks as a result of (i) its ordinary business, (ii) debt taken on to finance its business, (iii) investments in associated companies, and (iv) other financial instruments related to the above commitments.

The main market risks affecting the Group are as follows:

  Exchange rate risk

  Exchange rate risks arise mainly from two sources. The first is Telefónica's international presence, through its investments and businesses in countries that use currencies other than the euro. These are largely in Latin America, but also in the Czech Republic and, since 2006, in the UK. The second is debt denominated in currencies other than that of the country where the business is conducted or the home country of the company taking on the debt.

  Interest rate risk

  This arises from changes in (i) financial expenses on floating rate debt (or short-term debt likely to be renewed), due to changes in interest rates and (ii) the value of long-term liabilities at fixed interest rates (whose market value rises as interest rates fall).

  Share price risk

This arises from changes in the value of equity investments that may be bought, sold or otherwise involved in transactions, from changes in the value of derivatives associated with such investments, from treasury shares and from equity derivatives.

The Group is also exposed to liquidity risk if a mismatch arises between its financing needs (operating and financial expense, investment, debt redemptions and dividend commitments) and its sources of finance (revenues, divestments, credit lines from financial institutions and capital market operations). The cost of finance could also be affected by movements in the credit spreads (over benchmark rates) demanded by lenders.

Finally, there is so-called "country risk" (which overlaps with market and liquidity risks). This refers to the possible decline in assets, cash flows generated or cash flows returned to the parent company as a result of political, economic or social instability in the countries where Telefónica Group operates, especially in Latin America.

Telefónica Group actively manages these risks with a view to stabilizing:

  cash flows, to facilitate financial planning and take advantage of investment opportunities,

  the income statement, to make it easier for investors to understand and forecast company results,

  share capital, to protect the value of the investment.

Where these aims conflict, the Group's financial management will decide which should be given priority.

Telefónica uses derivatives to manage risks, basically on exchange rates, interest rates and shares.

Exchange rate risk

The core aim of the Group's exchange rate risk management policy is to offset (at least partly) any losses in the value of assets related to Telefónica's business due to declines in exchange rates versus the euro, with savings on the euro value of foreign denominated debt (which will decline simultaneously). The degree of hedging (i.e. the proportion of foreign currency debt as a percentage of foreign currency assets) tends to be higher in the following circumstances:

  the closer the estimated correlation between the value of the asset and the value of the currency,

  the cheaper the estimated cost of hedging, measured as the difference between the additional financial expenses of borrowing in local currency and the expected depreciation in the local currency versus the euro.

  the more liquid the local currency and derivative markets.

In general, the correlation between asset values and the exchange rate is closer when cash flows generated by the asset in the early years of the investment represent a large proportion of its estimated value.

The group's primary method of protecting itself against future depreciation of Latin American currencies versus the euro is to take on debt denominated in Latin American currencies. At December 31, 2005, debt denominated in Latin American currencies was nearly 5,400 million euros. However, this debt is not evenly distributed as a proportion of cash flows generated in each country. Its future effectiveness as a hedge of exchange rate risks therefore depends on which currencies suffer devaluations.

The group further protects itself against declines in Latin American exchange rates affecting its assets through the use dollar denominated debt, either in Spain (where such debt is associated with the investment as long as it is considered to be an effective hedge) and in the country itself, where the market for local currency finance may be inadequate or non-existent. At December 31, the Group had dollar debt equivalent to 2,999 million euros.

The Group also manages exchange rate risk by seeking to minimize the negative impact of any remaining exchange rate exposure on the income statement. Such exposure can arise for any of three reasons: (i) a thin market for local derivatives or difficulty in sourcing local currency finance which makes it impossible to arrange a low-cost hedge (as in Argentina for example), (ii) financing through intra-group loans, where the accounting treatment of exchange rate risk is different from that for financing through capital contributions, (iii) as the result of a deliberate policy decision.

In 2005 exchange rate management resulted in gains of 162.0 million euros, mostly because it was decided not to fully hedge the dollar loans granted to Latin American subsidiaries. This resulted in a gain from these currencies' appreciation against the dollar and the dollar's appreciation against the euro.

In addition, in 2005 the Group booked the acquisition of 69.4% of Cesky Telecom for the equivalent of 3,658 million euros. This acquisition was financed from debt, a significant part of which (equivalent to 1,839 million euros) was translated through exchange rate derivatives into synthetic Czech crown debt. This means that a significant part of the acquisition's value remained exposed to the risk of fluctuations in the crown/euro exchange rate. This position was taken deliberately and reflected the same bullish outlook on the Czech economy that had motivated the acquisition in the first place. Between the acquisition date and December 31, 2005 the crown rose by 3.5% versus the euro.

The acquisition in January 2006 of UK company O2 plc was financed with a multi-currency loan agreed in 2005. The final currency structure of the liabilities from this acquisition will take into account the contribution to O2's value from its euro zone businesses (Germany and Ireland). It will also take account of the imperfect correlation between the value of the UK business and the euro/sterling exchange rate, which makes it inadvisable to fund the purchase wholly in sterling.

Interest rate risk

Telefónica's financial expenses are exposed to changes in interest rates. In 2005, the rates applied to the largest volumes of short-term debt were based on the Euribor, Brazilian SELIC, dollar Libor and Chilean UF. At December 31, 2005, 55% of total debt (or 66% of long-term debt) was at rates fixed for more than one year. Of the remaining 45% (either floating rate or at rates fixed for less than one year) 14% had interest rates capped for more than one year (16% of long-term debt). At December 31, 2004, 83% of long-term debt was at fixed rates. New debt taken on in 2005 has created a new exposure to long-term rates applying at the time of borrowing or hedging, notably, the 6,000 million euro syndicated loan and the associated interest rate swaps used to fix the financial expense.

Finally, early retirement liabilities were discounted to present value over the year using the implied interest rate curve on the swap markets. The decline in interest rates has increased the size of these liabilities.

Finance costs in 2005 were 1,634.33 million euros, 0.3% less than in 2004. Stripping out the impact of exchange rate differences, however, the figures for 2005 and 2004 would be 1,796.4 and 1,462.1 million euros, respectively. This means that, at constant currency, interest expenses were 22.9% higher in 2005 than in 2004. Most of this rise is due to the 18.6% rise in total average net debt to 29,533.9 million euros at December 31, 2005, including early retirement commitments. The rest is due to the rise in Brazilian interest rates (average SELIC of 19.14% in 2005 compared to 16.38% in 2004) and in Latin American debt, following acquisitions of cellular operators in 2004 and the start of 2005. The figure for financial expenses in 2005 gives an average cost of average total net debt of 5.5%, or 6.1% stripping out exchange rate gains.

The acquisition of O2 plc for nearly 17,900 million pounds sterling funded by a syndicated loan that was then refinanced, will raise the Group's interest rate exposure and introduce a new exposure to sterling. In January 2006 Telefónica issued long-term bonds for 4,000 million euros and 1,250 million pounds sterling with the aim of extending the average maturity of its debt. Interest rates were fixed at similar levels to those used to value the newly acquired O2 (see Subsequent Events - Note 22).

Share price risk

One of the equity risks to which Telefónica is exposed is on the price of its own share. This arises from the share buyback program notified in October 2003 and renewed in April 2005, for a value estimated at 6,000 million euros to 2007 (inclusive), which depends on the generation of cash flows and on the share price.

At December 31, 2005, Telefónica S.A. held more than 136 million treasury shares (see Note 11) and had call options on 56 million more, expiring in the first four months of 2006. This option strategy affords some protection against a rise in share price that would reduce the number of shares it could buy with the preallocated funds. The maximum possible financial loss given the strategy in place is the premium on the options, if the share price is lower than the option strike price at maturity. On the other hand, in such a case Telefónica could buy shares more cheaply on the market.

Telefónica is also exposed to fluctuations in the share price of its investees, especially where these fall outside its core business and could be sold.

Liquidity risk

Telefónica seeks to match the schedule for its debt maturity payments to its capacity to generate cash flows to pay them, allowing some leeway. In practice this translates into two key principles:

  Group debt must have a longer average maturity than the time it will take to earn the cash to pay it (assuming internal projections are met, and all cash flows generated go to pay down debt rather than on dividends or acquisitions).

  The Group must be able to pay all commitments over the next 12 months without recourse to new borrowing or the capital markets (although including firm credit lines arranged with banks), assuming budget projections are met.

At December 31, 2005, the average maturity of the Group's 30,066.9 million euros net financial debt was 5 years. As announced at the conference held for investors in April 2005, Telefónica Group expects to generate more than 36,000 million euros in the four years from 2005-2008, assuming exchange rates remain at their 2004 levels. This therefore fulfils the first of the two principles: the Group can repay all its debt in less than four years, which is earlier than its average maturity date.

In addition, gross debt maturing in 2006 (8,824 million euros) is less than the financing available. Financing available is calculated as the sum of: i) financing available at December 31 of 3,561 million euros (current financial investments of 1,348 million euros and 2,213 million euros in cash ), ii) forecast cash flow for 2006 (expected to be higher than in 2005 at 6,975 million euros), iii) unused credit lines arranged with banks whose initial maturity is over one year or extendible at Telefónica Group's option (3,029 million euros at December 31 including Cesky Telecom and Endemol, B.V.), iv) 1,264 million euros in credit lines with an initial maturity of over one year or extendible at Telefónica's option that were used to buy shares in O2 plc, transferable to the 18,500 million pounds sterling syndicated loan put in place to fund the O2 acquisition. This structure allows sufficient leeway for the company to maintain its current dividend distribution policy and its share buyback program.

The O2 plc acquisition makes it appropriate to analyze liquidity beyond 2006 and estimate possible additional sums maturing in 2007. After exercise of the extension option these could be 2,175 million pounds sterling (around 3,175 million euros). This is because it has been possible to cancel part of the syndicated loan arranged to make the acquisition (see Note 22) due to, i) an adjustment in the cost of acquisition to near 17,900 million pounds sterling, ii) requests to exchange O2 shares for loan notes, and iii) the January 2006 long-term bond issue which raised 4,000 million euros and 1,250 million pounds sterling. The size of the loan was therefore reduced to 14,175 million of pounds which only 2,175 million cannot be extended beyond October 2007.

In addition, nearly 2,400 million euros of long-term debt is due to mature in 2007, giving a figure of around 5,500 million euros, similar to net maturities in 2006 (gross maturities less cash). This figure will change, however, as a result of the refinancing scheduled for 2006, which will have two contradictory impacts:

  an increase in maturities in 2007 due to short-term renewal of part of the debts maturing in 2006 (especially commercial paper) and a reduction in 2007 maturities due to the raising of long-term finance (bonds and loans) largely to pay off the syndicated loan taken out to acquire O2 plc.

The use of long-term finance exposes the Group to financial market risks both in terms of volumes and expense. Fluctuations in financial expense are due not only to changes in benchmark rates (on sovereign bonds and swap rates) but also to changes on the credit spread paid over these benchmarks.

That said, given the scale of 2007 maturities, the Group should be able to meet its second principle - to cover its 12-month commitments with available finance - at the end of 2006, assuming operations generate cash flow as expected.

The O2 acquisition has also made it more important to be able to access credit rapidly, cheaply and on good terms.

To do this Telefónica has defined two targets as key to its financial policy:

  To maintain a minimum credit rating of BBB+/Baa1,

  To maintain net debt and similar financial commitments equal to or less than 2.5 times OIBDA (operating income before depreciation and amortization) in the medium term.

The group is currently rated BBB+ by Standard & Poor's, Baa1 by Moody's and A- by Fitch. Pro-forma analysis using unaudited data to September 2005 (as though the O2 acquisition had already taken place by then) shows a net financial debt level of 3 times OIBDA.

The main credit ratings at the end of 20051 are as follows:

Unaudited figures	2005 operating highlights
I	OIBDA	15,276.4
II	Free cash flow	7,108.1
III	Capex	4,409.9
IV	Telefónica S.A. dividends	2,379.5
V=II+III-IV	Retained cash flow (before capex)	9,138.5
VII	Pro-forma OIBDA	15,733.1
	Liabilities at December 31, 2005
A	Interest-bearing debt	30,067.0
B	Guarantees	449.0
C	Net commitment from labor force reduction	3,057.7
D=A+B+C	Total debt + Commitments	33,573.7
	Financial ratios
	Interest-bearing debt/Pro-forma OIBDA	1.91
	Total Debt + Commitments/Pro-forma OIBDA	2.13
	Retained cash flow (before capex)/Total Debt + Commitments	27.23%

Deducting the amount spent on O2 shares in 2005 reduces debt to 28,803 million euros. This would improve debt/pro-forma OIBDA ratios by 0.08 percentage points and cash flow/total debt + commitments by 1.07 percentage points.

Country risk

Latin American sovereign risk priced into the market at the end of 2005 was less than 280bps, an all-time low2, due to a number of macroeconomic developments. GDP grew by over 4% in 2005, continuing a trend of high and stable growth that has seen per capita income in the region rise by 11% since 2003, its highest growth rate since the 1970s. In addition, this growth has occurred with no rise in inflation (6%) and, most importantly, with the current account showing a record surplus of 30,000 million US dollars.

1 Credit rating agencies also adjust ratios to take into account operating leases and other commitments.

2 Source: JP Morgan EMBI

True, the favorable climate of international growth and high raw materials prices have produced clear improvements in the region's terms of trade (31% above the 1990s average), helping drive export growth of near 10%. This inflow of export earnings has been accompanied by a sharp rise in remittances from expatriate workers to 47,400 million dollars.

The current account surplus, equal to 1.3% of GDP, has been further strengthened by 47,000 million dollars of direct foreign investment. This has made it possible to cancel 42,000 million dollars of foreign debt and accumulate 35,000 million dollars in international reserves, the highest level since 1990. In other words, the region has taken advantage of the favorable climate to address its weakest points of external vulnerability: high foreign debt and low reserves.

In addition, some regional governments have taken advantage of recent surplus liquidity and appetite for emerging market risk to swap external debt for domestic debt on favorable terms (Argentina, Colombia and Peru) or to redeem debt issued on foreign markets (Argentina, Brazil, Mexico, Panama and Peru) and thereby increase debt maturities in the long term and the percentage of foreign debt denominated in local currency (especially in Mexico and Brazil).

These measures - designed to bring the region's credit rating up to investment grade - have been reflected in the lowest levels of country risk ever discounted by the markets, a 4% increase in the real trade-weighted exchange rate of the region versus the rest of the world and lower ratios of public borrowing to GDP (42.9%). This in turn has boosted investor confidence and allowed a return to the historical high levels of investment of 1998 (near 23% of GDP), before the slump that lasted until 2002.

Although the macro-economic scenario looks stable and the economic policies being followed seem to us appropriate, Latin America still presents a number of micro-economic risks that distinguish it from the more developed countries. These notably include regulations, a bureaucratic way of doing business and rigid markets for some factors of production. These prevent the continent achieving higher levels of growth through investment and productivity. Also there needs to be greater change to the tax, education and health systems to build on the human development achieved in the last few years if the region is to meet the World Bank's Millennium Development Goals.

Despite the improved economic climate mentioned above and the positive outlook for the region, Telefónica continues to monitor carefully the risk of unforeseen impairments to the value of its Latin American assets from possible social, economic or political instability. It has done this by pursuing two lines of action (in addition to its normal business practices):

  By partly matching assets to liabilities in its Latin American companies, not guaranteed by the parent company, such that any loss of the assets would also reduce liabilities,

  By repatriating funds generated in Latin America where there seems to be no adequately profitable opportunity to reinvest them in the future business development in the region.

Regarding this first point, Telefónica's Latin American companies now have external net debt unguaranteed by the Spanish companies of 2,716 million euros, 9% of the Group's total net financial debt, with Brazil (1,583 million euros) and Argentina (760 million euros) particularly prominent.

Some ex-BellSouth companies had other debt guaranteed by Telefónica S.A. left over from the acquisition process. Part of this has now been refinanced without guarantees. In December 2005, for instance, the Chilean mobile subsidiary agreed a credit of nearly 180 million dollars (without parent company guarantees) to replace another similar-sized loan guaranteed by Telefónica S.A. This was included in the total external debt without recourse in Latin America (although the replacement actually took effect at the start of January). In addition, Telefónica's Peruvian mobile subsidiary refinanced a 200 million dollar loan, originally underwritten by Telefónica S.A., in the course of 2005 and at the start 2006, without guarantee from the parent company, for its outstanding balance at December 31 of 163 million dollars (not included in non-recourse Latin American debt at December 31).

In addition, exceptionally, Telefónica S.A. guaranteed a certificados bursàtiles (peso bond) issuance program for up to 12,000 million Mexican pesos by its indirect subsidiary Telefónica Finanzas de México, S.A. de C.V. The amount issued under this program at December 31, 2005 came to 5,000 million pesos. Subsequent issues have raised this to 11,500 million pesos. The figure given for non-recourse Latin American debt includes neither this program nor the total unused cash at December 31. The special factors that led to the guarantee being extended in this case are:

  Difficulties in making contributions from Telefónica Group either in capital (there is a minority shareholder) or in debt (for tax reasons).

  Impossibility of raising sufficient external finance at reasonable cost. This is because the company has embarked on a long expansion phase, which means it is making operating losses due to the heavy marketing spend and investment in infrastructure involved.

  Possibility of legally implementing the guarantee without creating a structural subordination for other Telefónica creditors (from the point of view of the rating agencies).

Regarding the second point - repatriation of funds - Telefónica repatriated a net 1,684 million euros from Latin America (excluding Mexico) in 2005 mostly in dividends (884 million euros) and the rest as interest or repayments on loans to Latin American subsidiaries or management fees. Moving in the other direction, finance continued to flow into Mexico mainly to fund Telefónica Móviles's capex (261 million euros) and OIBDA losses (159 million euros).

Finally, the exposure of Telefónica S.A.'s OIBDA to other countries has altered slightly as a result of final completion of the Bell South subsidiary takeover in early 2005 and the Cesky Telecom purchase. The largest contributors to OIBDA are now the euro zone (61.8%), Brazil (18.5%), Argentina (4.7%), Chile (4.2%), Venezuela (3.9%) and Peru (3.8%). Exposure to the Czech Republic was around 3% of Telefónica Group 2005 OIBDA.

Derivatives policy

At December 31, 2005, the nominal value of outstanding derivatives with external counterparties came to 58,134.5 million euros. This figure is inflated by the use in some cases of several levels of derivatives applied to the nominal value of a single underlying. For instance, a foreign currency loan can be hedged into floating rate, and then each interest rate period can be fixed using an FRA. Even using such techniques to reduce the position, it is still necessary to take extreme care in the use of derivatives to avoid problems arising through error or a failure to understand the real position and its associated risks.

The Group's derivatives policy emphasized the following points:

  Derivatives based on a clearly identified underlying.

  Acceptable underlying include profits, income and cash flows in either a company's operating currency or another currency. These flows can be contractual (debt and interest payments, settlement of foreign currency payables, etc.), reasonably certain or foreseeable (investment program, future debt issues, commercial paper programs, etc.). The acceptability of an underlying asset in the above cases does not depend on whether it complies with IFRS requirements for hedged items, as is required in the case of certain intra-group transactions, for instance. Parent company investments in subsidiaries with operating currencies other than the euro also qualify as acceptable underlying assets.

  Economic hedges, i.e. hedges with a designated underlying asset and which in certain circumstances offset fluctuations in the underlying asset, do not always meet the requirements and effectiveness tests laid down by the various accounting standards for treatment as hedges. The decision to maintain positions that cease to qualify as effective or fail to meet other requirements will depend on the marginal impact on the income statement and how far this might compromise the aim of a stable income statement. In any event the results are recognized on the income statement.

  On this point, in 2004 hedging relationships were adjusted to take into account of the different treatment of certain transactions under IFRS from the previous GAAP, so as to maintain the full economic hedge while limiting the combined impact of the hedge and its underlying in the income statement.

  Matching of the underlying to one side of the derivative.

  This matching basically applies to foreign currency debt and derivatives hedging foreign currency payments by group subsidiaries. The aim is to eliminate the risk arising from changes in foreign currency interest rates. Nonetheless, even when the aim is to achieve perfect hedging for all cash flows, the lack of depth to certain markets, especially in Latin American currencies, has meant that historically there have been mismatches between the terms of the hedges and those of the debts they are meant to cover. Telefónica Group's intention is to reduce these mismatches, wherever this does not entail disproportionate transaction costs. Where no perfect match is possible for these reasons the aim is to modify the financial duration of the foreign currency underlying to minimize foreign currency interest rate risk.

  Sometimes, the timing of the underlying as defined for derivative purposes may not be exactly the same as the timing of the contractual underlying.

  Identity of the company contracting the derivative and the company that owns the underlying.

  Generally, Telefónica aims to ensure that the hedging derivative and the corresponding underlying asset or risk should belong to the same company. Sometimes, however, the holding companies (Telefónica S.A., Telefónica Móviles S.A. and Telefónica International S.A.) have taken out hedges on behalf of a subsidiary that owns the underlying asset. Such transactions fail to meet IFRS hedging criteria and resulting gains or losses are therefore recognized in the income statement. The main reasons for separating the hedge and the underlying asset were possible differences in the legal validity of local and international hedges (as a result of unforeseen legal changes) and the different credit ratings of the counterparties (whether group companies or the banks).

  Capacity to measure the derivative's market value using the valuation systems available to the Group.

  Telefónica uses a number of tools to measure and manage risks in derivatives and debt. These include notably Kondor+, licensed by Reuters, which is widely used in financial institutions, and MBRM specialist financial calculator libraries.

  Sale of options only when there is an underlying exposure.

  Options can only be sold when: i) there is an underlying exposure (on the balance sheet or associated with a highly probable external cash flow) that would offset the potential loss for the year if the counterparty exercises the option, or ii) the option is part of a structure in which another derivative offsets any loss. The sale of options is also permitted in option structures where, at the moment they are taken out, the net premium is either positive or zero.

  For instance, it would be allowed to sell short-term options on interest rate swaps that entitle the counterparty to receive a certain fixed interest rate, below the level prevailing at the time the option was sold. This would mean that if rates fell and the counterparty exercised its option, Telefónica would swap part of its debt from floating rate to a lower fixed rate and would in addition have received a premium.

  Hedge accounting:

The main risks that may qualify for hedge accounting (i.e. where there is symmetry between the underlying asset and the hedge) are:

  Variations in market interest rates (either money-market rates, credit spreads or both) that affect the value of the underlying asset or the measurement of the cash flows.

  Variations in exchange rates that change the value of the underlying asset in the company's operating currency and affect the measurement of the cash flow in the operating currency.

  Variations in the volatility of any financial variable, asset or liability, that affects either the valuation or the measurement of cash flows on debt or investments with embedded options whether or not these options are separable.

  Variations in the valuation of any financial asset, particularly shares of companies held in the available-for-sale portfolio.

  Regarding the underlying asset

    Hedges can cover the whole or part of the value of the underlying asset.

    The risk to be hedged can be for the whole period of the transaction or for only part of the period.

    The underlying asset may be a highly probable future transaction, or a contractual underlying asset (loan, foreign currency payment, investment, financial asset, etc.) or a combination of both that defines an underlying asset with a longer term. This may on occasion mean that hedges have longer terms than the contractual underlying assets that they cover. This happens when Telefónica enters into long-term swaps, caps or collars to protect itself against interest rate rises that may raise the financial expense of its promissory notes, commercial paper and some floating rate loans which mature earlier than their hedges. These floating rate financing programs are highly likely to be renewed and the company commits to this by defining the underlying asset in a more general way as a floating rate financing program whose term coincides with the maturity of the hedge.

  Hedges can be of three types:

    Fair value hedges.

    Cash flow hedges. These can be set at any value of the risk to be hedged (interest rates, exchange rates, etc.) or for a defined range (interest rates between 2% and 4%, interest rates above 4%, etc). In this last case, the hedging instrument used is options and only the intrinsic value of the option is recognized as an effective hedge. Changes in the time value of the option are taken to earnings.

    Hedges on net investment by consolidated subsidiaries. Generally such hedges will be put in place by Telefónica S.A. and the other Group holding companies. Wherever possible, these hedges are implemented through real debt in foreign currency. Often, however, this is not possible as many Latin American currencies are non-convertible making it impossible for non-resident companies to issue local currency debt. It may also be that the debt market in the currency concerned is too thin to accommodate the required hedge (Czech crown, UK pound sterling), or that an acquisition is made in cash with no need for market finance. In these circumstances the Group uses derivatives, either forwards or cross-currency swaps to hedge the net investment. "Pay fixed-rate foreign currency" cross-currency swaps are valued using the forward method (the interest spread and changes in value of the derivative due to movements in interest rates are taken to equity). "Pay floating rate foreign currency" swaps are valued by the spot method (the interest spread and changes in value of the derivative due to movements in interest rates are taken to earnings). As an exception to this general rule, for currencies with high interest spreads to the euro (such as Brazil) the Group opts for short-term structures (around 1 year) and uses the spot method even when it is paying fixed-rate foreign currency, to make the income statement easier to understand. Hedges using forwards are analyzed on a currency by currency basis. Where technical market issues arise or the perception of exchange rate risk changes, the Group may decide to cancel the designation of a position as a hedge early, irrespective of its maturity. Similarly, for hedging positions nearing maturity (less than 3 months) for technical market reasons such as liquidity etc. maturity may be brought forward (by taking an offsetting position or selling the derivative in the market). If it has been decided not to renew the hedge, the designation will be cancelled and the operation can then be treated as effectively the same as the hedge reaching maturity. Otherwise, the hedge can be renewed early, in which case the first hedge's designation is cancelled and the new hedge designated in its stead. Sometimes, a derivative-based hedge may be renewed using foreign currency debt instruments.

  Hedges can comprise a combination of different derivatives.

  There is no reason to suppose management of accounting hedges will be static, with an unchanging hedging relationship lasting right through to maturity. In fact, hedging relationships may change to allow appropriate management that serve the Group's stated principles of stabilizing cash flows, stabilizing net financial income/expense and protecting the Group's share capital. The designation of hedges may therefore be cancelled, before maturity, either because of a change in the underlying asset or because of a change in perceived risk on the underlying asset. Derivatives included in these hedges may be reassigned to new hedges where they meet the effectiveness test and the new hedge is well documented.

  The main guiding principles for risk management are laid down by Telefónica Group's Corporate Finance Department and implemented by company CFOs (responsible for balancing the interests of each company and those of the Group). The Corporate Finance Department may allow exceptions to this policy where this can be justified, normally when the market is too thin for the volume of transactions required or on clearly limited and small risks. New companies joining the Group as a result of mergers or acquisitions may also need time to adapt.

  Details of derivatives contracted by the Group are as follows:
Derivatives	Millions of euros
	Fair value 12/31/05	Notional value Maturity
		2006	2007	2008	Subsequent years	Total
Interest rate hedges	(58.73)	228.60	318.62	106.05	9,605.18	10,258.45
Cash flow hedges	69.73	180.93	318.62	106.05	8,428.64	9,034.24
Fair value hedges	(128.45)	47.67	-	-	1,256.55	1,304.22
Exchange rate hedges	729.54	7,020.84	77.64	(342.82)	2,366.50	9,122.16
Cash flow hedges	718.96	8,217.20	77.64	36.51	2,366.50	10,697.84
Fair value hedges	10.53	(1,196.36)	-	(379.33)	-	(1,575.69)
Interest and exchange rate hedges	354.28	511.16	404.72	816.01	631.55	2,363.44
Cash flow hedges	111.39	70.67	52.32	481.03	224.27	828.28
Fair value hedges	242.89	440.49	352.40	334.98	407.28	1,535.16
Hedge of net investment in foreign operations	127.53	(904.56)	(81.06)	(274.59)	(1,136.37)	(2,396.58)
Derivatives not designated as hedges	50.55	(420.72)	(277.83)	(88.70)	197.45	(589.80)
Interest rate	13.94	(79.03)	110.35	87.01	226.46	344.79
Currency	12.60	386.59	(214.71)	(47.84)	40.58	164.62
Interest and exchange rate	24.01	(728.28)	(173.47)	(127.87)	(69.59)	(1,099.21)
For hedges, the positive amount is in terms of fixed "payment" For exchange rate hedges, a positive amount means payment of operating vs. foreign currency.

  Details of derivative products taken out at December 31, 2005 and 2004 are provided in Appendix VI.
    TAX MATTERS

  Consolidated tax group

  Pursuant to a Ministerial Order dated December 27, 1989, since 1990 Telefónica, S.A. has filed consolidated tax returns for certain Group companies. In 2005, the consolidated tax group comprised 48 companies (54 in 2004).

  Deferred tax assets and liabilities

  The detail of the movements in these headings in 2005 and 2004 was as follows:

	Millions of euros
	Deferred tax assets	Deferred tax liabilities
Balance at January 1, 2005	8,957.14	1,642.61
Additions	1,838.76	788.90
Disposals	(2,696.68)	(610.48)
Transfers	(57.57)	62.77
Net international movements	198.55	269.01
Company movements and others	144.47	324.63
Balance at December 31, 2005	8,384.67	2,477.44

	Millions of euros
	Deferred tax assets	Deferred tax liabilities
Balance at January 1, 2004	9,568.80	1,339.23
Additions	1,194.85	535.62
Disposals	(1,909.28)	(220.47)
Transfers	54.86	(5.05)
Net international movements	0.19	(32.02)
Company movements and others	47.72	25.30
Balance at December 31, 2004	8,957.14	1,642.61

  At December 31, 2005, the Telefónica tax group has 515.35 million euros (519.81 million euros in 2004) of unused tax deductions from the years 1999 to 2005, in addition to those that could derive from investments made in 2005 and that are currently being evaluated by the Company.

  The tax loss carryforwards in Spain at December 31, 2005 at the main Group companies totaled 11,562.60 million euros, of which 10,913.79 million, 113.77 million and 49.91 million were incurred in 2002, 2001 and 2000, respectively. These can only be offset over 15 years. The financial statements include a 3,152.35 million euro deferred tax asset corresponding to 9,006.71 million euros of tax loss carryforwards.

  At December 31, 2004 the tax loss carryforwards in Spain at the main Group companies totaled 18,140.23 million euros, of which 15,848.57 million, 1,128.38 million and 633.42 million were incurred in 2002, 2001 and 2000, respectively. These can be offset over 15 years. The balance at December 31, 2004 includes a 4,473.34 million euro deferred tax asset corresponding to 12,780.97 million euros of tax loss carryforwards.

  The 2002 income return included a negative adjustment for 2,137.24 million euros from Telefónica Móviles. This arose through the transfer of certain holdings acquired in previous years where the market value differed from the carrying amount as a result of having implemented Article 159 of the Corporation Law. However, as past rulings by the tax authorities differ from the interpretation being put forward by the company, no adjustment has been made to the financial statements in this respect. From Terra Networks España and Terra Networks Asociadas, the Group had unused tax losses at December 31, 2005 of 375.49 million and 31.16 million euros, respectively.

  In connection with the sale of the holding in Lycos Inc. (see Appendix II), Terra Networks, S.A. (now Telefónica, S.A.) recognized a tax asset of 272 million euros in 2004, which was included in the total tax asset of 306 million euros recognized in 2004. This tax asset arose from the difference between the sale price of Lycos Inc. shares for 88 million euros and the carrying amount of the capital increase held to acquire the company, net of adjustments (mainly provisions for impairment) which had already been considered tax deductible prior to the sale.

  In addition, the company has begun procedures to file a higher tax loss for 2004, of up to 7,418 million. It is arguing that for tax purposes the Lycos Inc. shares received should be valued at market value, rather than carrying amount, in conformity with Article 159 of the Spanish Corporation Law. However, as the tax authorities have opposed such claims in other similar cases and the final decision remains uncertain, no booking has been made for this concept as of the date of preparation of these consolidated financial statements.

  Temporary differences

  Temporary differences are generated as a result of the difference between tax bases of the assets and liabilities and their respective carrying amounts. Deductible temporary differences, tax deductions and credits and tax loss carryforwards give rise to deferred tax assets on the balance sheet, whereas taxable temporary differences in tax bases give rise to deferred tax liabilities. Details of the sources of deferred tax assets and liabilities from temporary differences recorded at December 31, 2005 and 2004 are as follows:

	Millions of euros
	2004		2005
	Deferred tax	Deferred tax	Deferred tax	Deferred tax
	assets	liabilities	assets	liabilities
Property, plant and equipment	77.57	452.93	109.10	652.43
Intangible assets	162.69	769.01	77.80	1,149.74
Personnel expenses	1,791.54	8.58	1,744.95	11.05
Inventories and accounts receivable	142.26	(2.41)	186.17	(1.93)
Provisions	538.83	156.19	545.97	137.43
Investments in associates, subsidiaries and joint ventures	1,119.25	58.03	1,197.37	63.48
Other	455.13	200.28	503.16	465.24
Total	4,287.27	1,642.61	4,364.52	2,477.44

  Taxes payable and tax receivables

  Current tax payable and receivable at December 31, 2005 and 2004 are as follows:

	Millions of euros
	Balance at	Balance at
	12/31/05	12/31/04
Taxes payable:
Tax withholdings	78.15	89.52
Indirect taxes payable	966.96	811.97
Social Security	177.74	171.02
Current income taxes payable	818.35	629.65
Other	150.42	122.78
Total	2,191.62	1,824.94

	Millions of euros
	Balance at	Balance at
	12/31/05	12/31/04
Tax receivables:
Recoverable taxes and excess charges and others	6.59	6.84
Indirect tax receivables	710.70	632.41
Current income taxes receivable	522.34	371.31
Other	208.63	58.93
Total	1,448.26	1,069.49

  Reconciliation of the book profit before taxes to the taxable income

  The reconciliation of the book profit before taxes to the taxable income for corporate income tax purposes and the determination of the corporate income tax expense for 2005 and 2004 is as follows:

	Millions of euros
	2005	2004
Book profit before taxes	6,796.21	4,866.40
Tax expense at prevailing statutory tax rate (1)	1,831.16	1,661.17
Changes in tax expense from new taxes	26.25	98.64
Permanent differences	672.14	(93.23)
Changes in deferred tax charge due to changes in tax rate	2.18	(0.23)
Capitalization of tax deduction and tax relief	(176.51)	(169.14)
Capitalized of tax assets from previous years	(373.63)	(51.08)
Losses not recognized against tax	65.74	0.96
Disposals of tax assets for losses or tax credits and tax relief	39.48	41.67
Increase/(decrease) in tax expense arising from temporary differences	(53.91)	44.91
Consolidation adjustments	(59.64)	(69.21)
Adjustment to income tax for changes in previous year's tax settlement	(4.11)	48.32
Corporate income tax charge	1,969.15	1,512.78
Detail of current/deferred tax expense
Current tax expense	2,657.63	1,742.35
Deferred tax expense	(688.48)	(229.57)
Total corporate income tax charge	1.969,15	1.512,78

  (1) Considering prevailing taxes in each country.

  Permanent differences arise mainly from events that produce taxable income not recognized in the consolidated income statement.

  The capitalization of tax deductions mainly include the 163.12 million euros used by the Spanish Tax Group in the year (double tax treaties and export promotion activity deductions). The use of prior years' tax credits in 2005 derives mainly from the tax losses in Colombia and Argentina.

  Tax losses were also generated in 2005 that are not recognized as deferred tax assets given that tax consolidation is not applicable in the Brazilian and Mexican wireless business (in Mexico due to the impact of the minority shareholding).

  On September 25, 2002, began the tax inspections of several companies included in Tax Group 24/90, of which Telefónica, S.A. is the parent company. The taxes open to inspection are corporate income tax (for the years from 1998 to 2000) and VAT and tax withholdings and prepayments relating to personal income tax, tax on income from movable capital, property tax and nonresident income tax (1998 to 2001). The tax audits were concluded in 2005 with a final tax assessment, signed under protest, of approximately 135 million euros. This is not expected to give rise to material liabilities on the Telefónica Group consolidated financial statements as the Company expects to be successful in its appeal against the assessment presented before the Central Economic-Administrative Tribunal.

  The years open for review by the tax inspection authorities for the main applicable taxes vary from one consolidated company to another, based on each country's tax legislation, taking into account their respective statute-of-limitations periods. In Spain, as a result of the tax audit currently in progress, the Tax Group has the following years open for review: the years since 2002 for tax withholdings and prepayments relating to personal income tax, tax on income from movable capital, property tax, nonresident income tax and VAT; and the years since 2001 for corporate income tax (since 2001 and 2000, respectively, for the other Spanish companies).

  In the other countries in which the Telefónica Group has a significant presence, the years open for inspection by the relevant authorities are generally as follows:

    The last five years in Argentina, Brazil, Mexico, Colombia, Uruguay and the Netherlands.

    The last four years in Peru, Guatemala and Venezuela.

    The last three years in Chile, El Salvador, Ecuador, the USA and Panama.

  The tax audit of the open years is not expected to give rise to additional material liabilities for the Group.

    SEGMENT INFORMATION

    The Telefónica group is structured around the Business Lines it operates. Each is separately managed and organized to suit delivery of the specific products or services it provides. The group's core Business Lines are:

      Telefónica de España: wireline telephony in Spain.

      Telefónica Móviles: wireless telephony in Spain and Latin America.

      Telefónica Latinoamérica: wireline telephony in Latin America.

      Cesky Telecom: integrated telecommunications provider in the Czech Republic.

      Telefónica Contenidos: audio-visual media and content in Europe and Latin America.

      Directories business: publication, development and sale of advertising for telephone directories throughout Europe and Latin America.

      Atento: call centers in Europe, Latin America and North Africa.

    Key information by business segment:

2005
Millions of euros	Telefónica de España	Telefónica Móviles	Telefónica Latinoamérica	Cesky group	Telefónica de Contenidos	Directories Business	Atento	Other & intragroup eliminations	Total
External sales	11,019.45	15,068.41	7,902.02	1,035.24	1,251.21	559.57	383.85	662.41	37,882.16
Inter-segment sales	720.05	1,445.10	363.46	0.00	17.84	92.04	472.61	(3,111.10)	-
Other operating income	351.40	269.76	269.47	21.38	74.04	2.62	2.29	427.30	1,418.26
Supplies	(3,032.00)	(5,365.45)	(1,922.52)	(285.74)	(732.70)	(67.34)	(76.39)	1,417.09	(10,065.05)
Personnel expenses	(2,695.84)	(799.67)	(762.26)	(137.444)	(205.79)	(120.28)	(579.80)	(355.26)	(5,656.34)
Other operating expenses	(1,596.27)	(4,801.14)	(2,091.85)	(176.76)	(135.40)	(247.33)	(86.20)	832.35	(8,302.60)
OIBDA	4,766.79	5,817.01	3,758.32	456.68	269.20	219.28	116.36	(127.21)	15,276.43
Depreciation and amortization	(2,139.15)	(2,374.01)	(1,792.47)	(291.85)	(28.88)	(23.58)	(27.87)	(39.87)	(6,717.68)
OPERATING INCOME	2,627.64	3,443.00	1,965.85	164.83	240.32	195.70	88.49	(167.08)	8,558.75
Financial income (loss)	(393.47)	(459.08)	(383.58)	(10.82)	(96.73)	(5.29)	(20.24)	(265.12)	(1,634.33)
Share in income (loss) from companies accounted for by the equity method	(2.14)	(154.21)	4.40	-	(6.43)	(0.04)	-	30.21	(128.21)
Corporate income tax	(737.31)	(946.04)	(319.20)	(35.98)	(49.20)	(65.07)	(16.65)	200.30	(1,969.15)
Income (loss) from discontinued operations	-	-	-	-	-	-	-	-	-
Minority interests	(0.46)	35.24	(160.80)	-	(9.13)	-	(3.38)	(242.68)	(381.21)
PROFIT (LOSS) FOR THE YEAR	1,494.26	1,918.91	1,106.67	118.03	78.83	125.30	48.22	(444.37)	4,445.85
INVESTMENT IN PP&E	1,406.56	2,330.44	1,061.21	147.03	135.59	24.06	42.94	320.82	5,468.65
INVESTMENT IN ASSOCIATES	3.49	53.56	25.90	-	730.85	1.01	-	849.54	1,664.35
SEGMENT ASSETS	18,474.61	26,970.60	20,840.19	4,282.80	3,849.08	781.00	454.84	(2,479.35)	73,173.77
SEGMENT LIABILITIES	14,337.14	20,715.89	12,110.50	1,008.05	2,931.60	537.86	386.75	4,987.56	57,015.35

2004
Millions of euros	Telefónica de España	Telefónica Móviles	Telefónica Latinoamérica	Telefónica de Contenidos	Directories Business	Atento	Other & intragroup eliminations	Total
External sales	10,566.91	10,492.09	6,420.08	1,200.16	535.55	267.56	798.57	30,280.92
Inter-segment sales	635.32	1,469.28	328.30	18.97	80.89	338.93	(2,871.69)	-
Other operating income	343.48	199.84	589.87	25.53	2.56	4.61	(32.48)	1,133.41
Supplies	(2,789.98)	(3,687.93)	(1,593.34)	(705.03)	(60.73)	(48.82)	1,248.50	(7,637.33)
Personnel expenses	(2,716.97)	(555.47)	(655.43)	(213.43)	(118.92)	(402.59)	(432.36)	(5,095.17)
Other operating expenses	(1,478.73)	(3,280.21)	(1,794.64)	(141.19)	(234.51)	(74.59)	544.07	(6,459.80)
OIBDA	4,560.03	4,637.60	3,294.84	185.01	204.84	85.10	(745.39)	12,222.03
Depreciation and amortization	(2,367.66)	(1,580.14)	(1,578.73)	(28.86)	(23.80)	(33.69)	(53.15)	(5,666.03))
OPERATING INCOME	2,192.37	3,057.46	1,716.11	156.15	181.04	51.41	(798.54)	5,666.03
Financial income (loss)	(523.72)	(496.10)	(344.63)	(121.65)	(5.70)	(10.48)	(136.83)	(1,639.11)
Share in income (loss) from companies accounted for by the equity method	(0.51)	(39.51)	2.57	(34.15)	(0.36)	-	21.47	(50.49)
Corporate income tax	(554.75)	(864.42)	(292.62)	(35.92)	(61.68)	(6.84)	303.45	(1,512.78)
Income (loss) from discontinued operations	-	-	-	-	-	(0.11)	132.08	131.97
Minority interests	(0.18)	25.22	(327.10)	(5.00)	0.52	(1.69)	(1.69)	(309.92)
INCOME (LOSS) FOR THE YEAR	1,113.21	1,682.65	754.33	(40.57)	113.82	32.29	(480.06)	3,175.67
INVESTMENT IN PP&E	1,207.55	1,669.00	748.49	24.28	21.50	22.76	73.530.00	3,767.11
INVESTMENT IN ASSOCIATES	6.20	75.37	254.58	718.10	1.08	0.00	596.35	1,651.68
SEGMENT ASSETS	18,831.49	23,197.01	19,071.70	4,074.93	658.03	328.94	(6,083.24)	60,078.86
SEGMENT LIABILITIES	14,778.30	19,370.49	12,730.20	2,846.15	461.58	337.26	(2,787.60)	47,736.38

    The items broken down in the tables above were selected to reflect the main factors affecting management and strategic decisions in each segment.

    In parallel with its Business Line management structure, Telefónica group also monitors its activities by geographical area with a view to maximizing the efficiency of the various businesses in each region.

    Key information by geographical segment:

2005
Millions of euros	Spain	Latin America	Rest of Europe	RoW & intragroup eliminations (1)	Total
Sales to third parties	19,674.74	15,707.53	2,099.73	400.16	37,882.16
Total assets	122,491.87	37,478.56	19,624.83	(106,421.49)	73,173.77
Investments in PP&E	2,483.47	2,674.19	180.62	13.76	5,352.04

2004
Millions of euros	Spain	Latin America	Rest of Europe	RoW & intragroup eliminations (1)	Total
Sales to third parties	18,578.07	10,330.50	1,095.56	276.79	30,280.92
Total assets	123,069.62	29,661.69	15,974.86	(108,627.31)	60,078.86
Investments in PP&E	1,912.31	1,761.88	36.25	56.67	3,767.11

    (1) Total assets under "RoW and intragroup eliminations" mainly include the impact of eliminations of investments in Group companies on consolidation.
      DISCONTINUED OPERATIONS

    The Company did not discontinue any of its operations in 2005.

    In October 2004 Terra Networks S.A. (now Telefónica, S.A.) agreed to sell Lycos Inc. to Daum Communications Corp. for 108 million dollars. For comparison purposes, Lycos' results up to the effective date of its sale are recognized under "Income (loss) from discontinued operations" in the consolidated income statement for 2004.

    Lycos Inc's results in 2004 until the effective date of its sale were as follows:

Millions of euros
Operating income	82.34
Operating expense	(93.70)
Operating loss	(11.36)
Financial income (loss)	(11.60)
Share in income/loss of companies consolidated by the equity method	(0.58)
Loss before minority interests and tax	(23.54)
Corporate income tax	155.51
Income from discontinued operation	131.97

    Net cash flow in 2004 until the effective date of sale:

Millions of euros
From operating activities	(16.50)
From investing activities	11.72
From financing activities	0.18
Total increase (decrease) in net cash	(4.6)

    The result of the company's disposal was as follows:

Millions of euros
Non-current assets	49,41
Current assets	53,29
Non-current liabilities	(1,65)
Current liabilities	(52,81)
Total	48,24
Sale price	87,86
Income from the disposal	39,62

    Taxable income from the disposal of Lycos was 155.36 million euros.
      REVENUES AND EXPENSES

    Other income

    The detail of this heading is as follows:

	Millions of euros
	2005	2004
Non-core and other current operating income	438.98	424.86
Internal expenditures capitalized	601.34	470.25
Capital grants	74.80	112.37
Gain on disposal of assets	303.14	125.93
Total	1,418.26	1,133.41

    Among gains on asset disposals is a gain obtained from the Telefónica Group's real estate efficiency plan via the selective sale of properties, which generated proceeds of 65.83 million euros in 2005 (34.32 million euros in 2004).

    The figure for 2005 also includes the proceeds from the sale of the 14.41% shareholding in US company Infonet Services Corporation, Inc. of 80.00 million euros (see Note 8) and from the offering of Endemol shares of 55.58 million euros (see Note 2).

    In 2004, the Group recorded proceeds from the sales of 2.13% of Eutelsat, Terra México and Radio Móvil Digital of 21.43, 10.75 and 10.23 million euros, respectively.

    Other expenses

    The detail of this heading in 2004 and 2005 is as follows:

	Millions of euros
	2005	2004
External services	6,715.28	5,072.03
Local taxes	782.65	525.29
Other operating expenses	228.99	225.73
Changes in operating allowances	498.85	361.83
Impairment of goodwill (Note 6)	-	120.67
Loss on disposal non-current assets	76.83	154.25
Total	8,302.60	6,459.80

    Research and development costs expenses in 2005 amounted to 47.41 million euros.

    Personnel expenses and employee benefits

    The detail of personnel expenses is as follows:

	Millions of euros
	2005	2004

Wages, salaries and other personnel expenses	5,045.14	4,346.06
Staff restructuring expenses	611.20	749.11
Total	5,656.34	5,095.17

    Staff restructuring expenses recorded by the Group include the costs of the Telefónica de España labor force reduction program of 577.92 and 706.68 million euros in 2005 and 2004, respectively.

    Inclusion in the general social security system

    Since January 1, 1992, Telefónica de España S.A.U. and its employees, who were formerly covered by a company employee welfare system, have been transferred to the general social security system. As a result of the inclusion of serving employees in the social security system, Telefónica de España S.A.U. must make additional social security contributions (2.2%) until 2016, based on the serving employees' effective contribution bases applicable at ich time during in that period. These contributions totaled 23.68 million euros in 2005 (24.17 million euros in 2004).

    Severance

    "Wages, salaries and other personnel expenses" includes severance payments made to five executives who left the company in 2005 in line with the terms of their senior executive contracts.

    Generally, senior executive contracts are associated with Executive Committee members and include a severance clause entailing three years of salary plus another year based on years of service at the Company. The annual salary comprises fixed compensation and an arithmetical average of the sum of the two most recent variable compensations received by contract.

    Supplementary pension plan for employees

    Various Telefónica Group companies have arranged a defined-contribution pension plan pursuant to Royal Decree-Law 1/2002, November 29, approving the revised Pension Plans and Funds Law. Under this plan, contributions of between 4.50% and 6.87% of the participating employees' regulatory base salary (based on each employee's respective hiring date and the company in question) are made to the plan. The obligatory contribution of the employee participant is generally a minimum of 2.2% of the employee's regulatory base salary. The scheme uses an individual financial capitalization system.

    At December 31, 2005, 45,262 Group employees were covered by the pension plans managed by the subsidiary Fonditel Entidad Gestora de Fondos de Pensiones, S.A. compared to 42,446 at December 31, 2004. The contributions made by the various companies in 2005 amounted to 93.99 million euros (93.55 million euros in 2004).

    Number of employees

    The following is a breakdown of the Telefónica Group's average number of employees in 2005 and 2004, together with headcount at December 31 each year. The employees shown for each subgroup include the Telefónica Group companies with similar activities in order to present the employees by business.

	2005		2004
	Average	Year end	Average	Year end
Telefónica, S.A.	627	650	668	622
Telefónica de España Group	35,855	35,053	37,281	36,425
Telefónica Móviles Group	22,471	22,739	14,071	19,797
Telefónica Internacional Group	27,381	28,856	25,951	25,905
Directories Business	2,931	2,942	2,898	2,876
Cesky Telecom	9,402	10,051	-	-
Telefónica de Contenidos Group	5,735	5,734	5,520	5,860
Atento Group	84,365	95,907	62,429	74,829
Terra Networks Group	-	-	1,997	1,584
Other	6,319	5,709	6,004	5,656
Total	195,086	207,641	156,819	173,554

    The figures in the preceding table relate to consolidated companies.

    In addition, group company Telefónica de España has filed various appeals for judicial review against the government in connection with a monetary claim relating to healthcare services provided in the years from 1999 to 2003 (inclusive). The company has recorded an account receivable of 90.47 million euros in this regard. Proceedings have likewise been instigated by or against the regulator, some of which are being conducted in the administrative jurisdiction and others before the courts.

    Share-based payments

    At year end 2005 Telefónica Group maintained the following shared-based compensation plans based on the share price of either Telefónica, S.A. or one of its subsidiaries.

    Telefónica, S.A. share option plan targeted at all the employees of certain Telefónica group companies ("TIES Program")

    February 15, 2005 was the third and final exercise date for the TIES Program, a compensation plan based on the Telefónica S.A. share price involving share subscriptions and granting of share options, targeted at non-executive personnel of Telefónica group and created by resolutions of the Shareholders' Meeting of April 7, 2000. However, as the initial reference value was higher than the market price at that time, there were no exercisable options and therefore all options were expired and cancelled and the TIES program was terminated.

    Accordingly, the shares which were acquired in the past to cover the plan are relieved of their coverage consideration.

	Number of options	Average strike price (euros)
Options outstanding at December 31, 2003	30,113,539	4.53
Options expired/cancelled	(321,112)
Options outstanding at December 31, 2004	29,792,427	4.53
Options expired/cancelled	(29,792,427)
Options outstanding at December 31, 2005.	-

    In February 2005, in accordance with a report issued by the Board of Directors on the resolutions adopted by the Shareholders' Meeting on April 7, 2000, in connection with item IX on the agenda (relating to the establishment of the TIES Program), Telefónica, S.A. acquired 34,760,964 shares from the two financial institutions acting as agents for the plan. These institutions had subscribed and fully paid in these shares when they were issued with the intention that they would subsequently be delivered to the plan's beneficiaries. The shares were then cancelled by resolution of the Shareholders' Meeting of May 31, 2005 (see Note 11).

    Telefónica Móviles, S.A. share option plan ("MOS Program")

    On October 26, 2000, authorization was given at the Extraordinary Shareholders' Meeting of Telefónica Móviles, S.A. to establish a corporate share option plan for the executives and employees of Telefónica Móviles, S.A. and its subsidiaries and, in order to facilitate coverage of the Company's obligations to the beneficiaries of the plan, it was resolved to increase the share capital of Telefónica Móviles, S.A. by 11,400,000 euros through the issuance of 22,800,000 shares of 0.50 euro par value each.

    Subsequently, at the Shareholders' Meeting on June 1, 2001, Telefónica Móviles, S.A. introduced certain modifications and clarifications of the share option plan with a view to making it more attractive and efficient to encourage the loyalty of its beneficiaries.

    Finally, on September 21, 2001, the Board of Directors of Telefónica Móviles S.A. resolved to develop and establish the terms and conditions of the share option plan in conformity with the aforementioned resolutions of the Shareholders' Meetings on October 26, 2000 and June 1, 2001. The main features of this plan are as follows:

      The plan is open to all the executive directors, executives (including general managers or similar) and employees who on December 1, 2001 were working for companies in which Telefónica Móviles, S.A. directly or indirectly, during the term of the plan, (i) has a holding with voting rights of over 50%, or (ii) has the right to appoint over 50% of the members of the Board of Directors.

      Without prejudice to the above, the MOS Program envisaged the possibility of awarding new options at dates subsequent to its initial implementation. In order to carry this out, following the issuance of a report by the Appointments and Compensation Committee, the Board of Directors resolved to assign options to both the employees of the new companies which, when joining the Telefónica Móviles Group, met the aforementioned requirements and the employees hired by companies already participating in the MOS Program. The Board also resolved that employees could join the plan until December 31, 2003. Consequently, new beneficiaries joined the plan in 2002 and 2003. In 2003 certain companies were excluded from the MOS Program because they no longer meet the related requirements.

      There are three types of options:

        Type-A options, with a strike price of 11 euros.

        Type-B options, with a strike price of 16.5 euros.

        Type-C options, with a strike price of 7.235 euros.

      Each beneficiary of the program will receive an equal number of type-A and type-B options and a number of type-C options equal to the sum of the type-A and type-B options received.

      The executive directors and executives who are beneficiaries of the MOS Program must deposit one share of Telefónica Móviles, S.A. for every 20 options assigned to them.

      Each option, regardless of type, entitled its holder to receive one share of Telefónica Móviles, S.A.

      The options may be exercised at a rate of one-third each year from the day after the day on which two, three and four years have elapsed from the option grant date (January 2, 2002). The first exercise period commenced on January 2, 2004. The second period commenced on January 3, 2005. The third and last exercise period commenced on January 3, 2006.

      At the exercise date, the options may be settled, at the beneficiary's request, either (i) through delivery of shares of Telefónica Móviles, S.A., once the beneficiary has paid the option strike price, or (ii) cash settlement.

      In 2004, in the second exercise period, 778 employees exercised a total of 79,823 options. Of these employees, two beneficiaries opted for settlement by delivery of shares and the remainder by cash settlement. The amount received by these beneficiaries upon the exercise of their options was 109 thousand euros. In addition, in 2004, 859 employees, owning a total of 1,681,928 options, left the program as a result of early settlement or voluntary withdrawal. 844 thousand euros were paid for this concept in 2004.

      In 2005, in the third exercise period, 1,019 employees exercised a total of 383,116 options. Of these employees, six beneficiaries opted for settlement via the delivery of shares and the remainder for cash settlement. The amount received by these beneficiaries upon the exercise of their options was 320.4 thousand euros. In addition, in 2005, 605 employees, owning a total of 1,307,655 options, left the program as a result of early settlement or voluntary withdrawal. 791.7 thousand euros were paid for this concept in 2005.

      The total number of beneficiaries of the MOS Program was 6,970 at December 31, 2005. Of these beneficiaries, one is an executive director of Telefónica Móviles, S.A. and 10 are general managers or similar executives. 9,446,373 options had been assigned at December 31, 2005.

      The detail of the movements in 2005 and 2004 was as follows:

	Number of options	Average strike price (euros)
Options outstanding at December 31, 2003	12,819,072	10.49
Options exercised	(1,681,928)
Options outstanding at December 31, 2004	11,137,144	10.49
Options exercised	(1,690,771)
Options outstanding at December 31, 2005.	9,446,373	10.49

    Share option plan of Terra Networks, S.A. (now of Telefónica Móviles, S.A. )

    The Terra Networks, S.A. share option plan was approved at the Shareholders' Meeting on October 1, 1999 and implemented by Board of Directors' resolutions adopted on October 18, 1999 and December 1, 1999.

    The plan provides, through the exercise of the share options by their holders, for the ownership by the employees and executives of the Terra-Lycos Group companies of a portion of the capital of Terra Networks, S.A. up to a maximum of 14,000,000 shares.

    The approval and implementation of this compensation system were notified to the CNMV and were made public through the complete information memorandum verified and registered in the CNMV Official Register on October 29, 1999, and in the Prospectus presented to the US Securities and Exchange Commission (SEC).

    On December 1, 1999 and June 8, 2000, the Board of Directors, pursuant to the powers granted to it at the Shareholders' Meeting, implemented the first phase of the plan by granting options to employees of the Terra Group. The main features of these options are as follows:

      Each of the shares options under the plan entitles the holder (employee or executive) to acquire one share of Terra Networks, S.A. at a strike price of 11.81 euros per share.

      Duration of four years and three months (therefore, it ended on February 28, 2004), and the options could be exercised at a rate of one-third of those granted each year from the second year onwards.

      The exercise of the options is conditional upon the beneficiary remaining a Terra-Lycos Group employee.

    In 2001 the Board of Directors implemented the second phase of the Terra Networks, S.A. share option plan, which was approved at the Shareholders' Meeting on June 8, 2000, and launched pursuant to a resolution adopted by the Board of Directors on December 22, 2000, at the recommendation of the Appointments and Compensation Committee based on a proposal of its Chairman, through the assignment of options to executives and employees who were already beneficiaries of the share option plan, in addition to the assignment of options to new employees who had joined the Terra-Lycos Group at that date.

    The main features established by the Board of Directors for this assignment were as follows:

      Each of the share options under the plan entitles the holder to acquire one share of Terra Networks, S.A. at a strike price of 19.78 euros per share.

      The duration of the Plan was modified by a resolution adopted at the Shareholders' Meeting on June 8, 2000, and was set at six years with a two-year grace period. The options can be exercised at a rate of one-quarter of those granted each year from the third year through the sixth year.

      The exercise of the options is conditional upon the beneficiary remaining a Terra Group employee.

      Options were granted to one executive director and four general managers and persons of a similar category, and this was duly notified to the CNMV on December 29, 2000.

    On February 21, 2001, the Board of Directors resolved to modify the resolution adopted on December 22, 2000, in respect of the duration and method of accrual of the share options. Accordingly, the period for the exercise of the options assigned was set at five years, and the options may be exercised at a rate of one-quarter each year from the end of the first year.

    On June 7, 2001, a resolution was passed at the Shareholders' Meeting of Terra Networks, S.A. to partially modify the resolution relating to the share option plan that was ratified and approved at the Shareholders' Meeting on June 8, 2000, as regards the extension of the share option plan to executives and directors, and extended the option exercise period to 10 years from that in which they were granted, stipulating that the options could be partially exercised each year during this period. In 2001 the Board of Directors did not extend the option exercise period.

    On July 22, 2004, the Board of Directors of Terra Networks, S.A., after obtaining a favorable report from the Audit and Compliance Committee, resolved to reduce by 2 euros the strike price of the Terra Networks, S.A. share options granted to the beneficiaries of the Terra Group's share option plans, on or after the date of dividend payment with a charge to share premium approved at the Shareholders' Meeting of Terra Networks, S.A., i.e. July 30, 2004.

    On December 31, 2004, options on 2,383,820 shares had been assigned to Terra Group employees and executives, all of which relate to the second phase of the option plan since the rights relating to the first phase expired in April. The weighted average share option strike price was 14.21 euros.

    On December 31, 2004, the Terra Group's executives held 650,000 share options under the Terra Networks, S.A. share option plan, the weighted average strike price of which is 16.37 euros.

    On December 31, 2004, no directors of Terra Networks, S.A. owned share options.

    As a result of the Telefónica S.A. and Terra Networks S.A. merger approved at the Shareholders' meeting on May 31, 2005 and recorded in the Madrid Mercantile Register on July 16, 2005, Telefónica S.A. took over responsibility for Terra Networks S.A.'s outstanding share option plans.

    Consequently, the options on Terra Networks, S.A. shares were automatically translated into options on Telefónica S.A. shares in the terms resulting from the exchange ratio of the merger.

    The plan provides, through the exercise of the share options by their holders, for the ownership of a portion of the capital of Telefónica, S.A. by the employees and executives who then belonged the Terra Group companies.

    At December 31, 2005, a total of 117,900 call options on Telefónica, S.A. shares had been assigned. After the execution of the merger, the weighted average strike price was 28.28 euros.

    The detail of the movements in 2005 and 2004 was as follows:

	Number of options	Average strike price (euros)
Options outstanding at December 31, 2003	6,438,696	14.70
Options expired/cancelled	(4,054,876)
Options outstanding at December 31, 2004 (on Terra shares)	2,383,820	14.21
Equivalent outstanding options at December 31, 2004 (on Telefónica shares)	529,738	63.95
Options granted	33,276
Options expired/cancelled	(445,114)
Options outstanding at December 31, 2005.	117,900	28.28

    Share option plan of Terra Networks, S.A. (now of Telefónica, S.A.) resulting from its assuming the share option plans of Lycos, Inc.

    Under the agreements entered into for the acquisition of Lycos, Inc., it was agreed to exchange options on the shares of Lycos, Inc. for options on the shares of Terra Networks, S.A.

    On June 8, 2000, a resolution was passed at the Shareholders' Meeting of Terra Networks, S.A. to take over Lycos, Inc.'s share option plan provided that the two companies merged.

    On October 25, 2000, the Board of Directors of Terra Networks, S.A. approved (i) the exchange of options on Lycos, Inc. shares existing prior to the conclusion of the transaction for options on Terra Networks, S.A. shares; (ii) the transfer to Citibank N.A. (Agent Bank) of all the options on Lycos, Inc. shares for their early exercise; and (iii) the entering into of a contract between Terra Networks, S.A. and the Agent Bank in connection with the new Terra Networks, S.A. share option plan.

    As a result of the exchange of Lycos, Inc. share options for Terra Networks, S.A. share options, the employees, executives and directors of Lycos, Inc. received call options on 62,540,249 shares of Terra Networks, S.A. owned by the Agent Bank.

    On June 7, 2001, a resolution was passed at the Shareholders' Meeting of Terra Networks, S.A. to partially modify the resolution relating to the share option plan, which was ratified and approved at the Shareholders' Meeting on June 8, 2000. This change affected the obligations arising from the assumption of the Lycos, Inc. share options by Terra Networks, S.A., following the exchange of shares between the latter and Lycos, Inc., which may be covered with Terra Networks, S.A. shares held by Citibank, N.A., as a result of the exchange of Lycos, Inc. shares held by Citibank, N.A. to cover the share options of the employees and executives of Lycos, Inc.

    On December 16, 2003, the Board of Directors of Terra Networks, S.A., pursuant to the powers granted to it at the Shareholders' Meetings on June 8, 2000 and April 2, 2003, approved the acquisition by Terra Networks, S.A. of 26,525,732 shares of Terra Networks, S.A. owned by Citibank, N.A. as Agent Bank of the option plans assumed by the Company at the time of the integration of Lycos, Inc. These shares still covered the share options of the Lycos, Inc. employees outstanding as of that date.

    On June 22, 2004, a resolution was passed at the Shareholders' Meeting of Terra Networks, S.A. to, inter alia, reduce share capital by 53,052,804 euros for the purpose of canceling 26,526,402 treasury shares. The resolution expressly stated that 26,507,482 of the shares to be cancelled had been acquired by Terra Networks, S.A. from Citibank N.A. and were classified as treasury shares to fund the obligations arising from Lycos Inc. share option plans taken over by Terra Networks, S.A. under section D) of the resolution adopted at the Shareholders' Meeting on June 8, 2000, in connection with item five on the agenda (in the revised version approved at the Shareholders' Meeting on June 7, 2001).

    On July 22, 2004, the Board of Directors of Terra Networks, S.A., after obtaining a favorable report from the Audit and Compliance Committee, resolved to reduce by 2 euros the strike price of the Terra Networks, S.A. share options granted to the beneficiaries of the Terra Group's share option plans, on or after the date of dividend payment with a charge to share premium approved at the Shareholders' Meeting of Terra Networks, S.A., i.e. July 30, 2004.

    On July 31, 2004, Terra Networks, S.A. and Korean company Daum Communications executed the contract for the sale of all the Lycos, Inc. shares. The transaction was finally carried out on October 5, 2004, after obtaining the required administrative authorizations and, specifically, approval from the U.S. Antitrust Authorities.

    Under the sale contract, Terra Networks, S.A. undertook to continue to assume the obligations arising from the share option plans of Terra Networks, S.A. vis-à-vis the beneficiaries of Lycos, Inc., although Lycos, Inc. would be authorized to perform, for the account and at the expense of Terra Networks, S.A., any action that might be necessary or appropriate in connection with the exercise of the options by the beneficiaries.

    At December 31, 2004, the employees, executives and directors of Lycos had exercised 1,089,238 options, and 10,863,239 options remained outstanding, at a weighted average price of 20.39 US dollars.

    After the merger of Terra Networks, S.A. with Telefónica, S.A., these options became options on Telefónica, S.A. shares.

    At December 31, 2005, employees of Lycos, Inc. had been assigned options on 527,425 shares, at a post-merger weighted average price of 59.57 US dollars.

    The detail of the movements in 2005 and 2004 was as follows:

	Number of options	Average strike price (USD)
Options outstanding at December 31, 2003	19,272,198	20.77
Options exercised	(1,089,238)
Options expired/cancelled	(7,319,721)
Options outstanding at December 31, 2004 (on Terra shares)	10,863,239	20.39
Equivalent outstanding options at December 31, 2004 (on Telefónica shares)	2,414,053	91.76
Options exercised	(161,982)
Options expired/cancelled	(1,724,646)
Options outstanding at December 31, 2005.	527,425	59.57

    Telefónica, S.A. share option plan aimed at employees of Endemol ("EN-SOP Program")

    In order to fulfill the commitments assumed by Telefónica, S.A. in the acquisition of the Dutch company Endemol (in mid-2000), and in order to establish a competitive compensation system similar to that in place at other companies in the industry in which Endemol operates, on April 25, 2001, the Standing Committee of the Board of Directors of Telefónica, S.A. approved the establishment of a Telefónica, S.A. share option plan targeted at the employees of Endemol Entertainment N.V. (Endemol) and its subsidiary companies (Endemol Group), known as the EN-SOP Program.

    This program consists of the grant to the beneficiaries (all the Endemol Group's permanent employees on January 1, 2001, who are not participating in another similar share or share option plan), effective January 1, 2001, 2002, 2003 and 2004, of a variable number (based on the various wage and functional categories) of purchase options on Telefónica, S.A. shares. The duration of the options will be four years from the grant date, and the options may be exercised at a rate of one-half each year three and four years after the related grant date.

    The total number of options to be delivered each year will be determined by dividing 27,500,000 euros by the annual reference value of the Telefónica, S.A. shares, which will be taken to be the arithmetic mean of the closing prices of the Telefónica, S.A. shares on the Spanish Continuous Market for the last five trading days prior to that on which the Board of Directors of Telefónica, S.A. holds the meeting calling the General Shareholders' Meeting.

    The option strike price will be the related annual reference value, and the exercise terms will be the customary terms in programs of this nature. The beneficiaries must remain uninterruptedly permanent employees of Endemol until the options are exercised, without prejudice to the regulation of cases of early settlement of the options in certain cases in which the employment relationship is interrupted prior to the exercise of the options.

    The options may be settled through the acquisition by the beneficiary of the underlying shares or, alternatively, through a cash settlement.

    Under the EN-SOP Program, in 2001 1,281,040 purchase options on Telefónica, S.A. shares were delivered to the employees of the Endemol Group (with the distribution agreed on by the Appointments and Compensation Committee of the Board of Directors of Telefónica, S.A., the governing body responsible for this as established when the resolution to set up this program was adopted), at a strike price of 19.2898 euros per share (annual reference value). In 2001, 972 people were participating in the program.

    Under the EN-SOP Program, in 2002 1,933,504 call options on Telefónica, S.A. shares were delivered to the 977 employees of the Endemol Group participating in the program at a strike price of 12.61 euros per share (annual reference value).

    In 2003, 2,767,084 call options on Telefónica, S.A. shares were delivered to the 1,048 employees of the Endemol Group participating in the program at a strike price of 9.03 euros per share (annual reference value).

    In 2004, 2,246,732 call options on Telefónica, S.A. shares were delivered to the 947 employees of the Endemol Group participating in the program at a strike price of 12.24 euros per share (annual reference value).

    In 2005, since the period for the four annual grants of options envisaged in the plan had concluded, no further purchase options on Telefónica, S.A. shares were delivered to the employees of the Endemol Group. In 2005, 919 persons were participating in the program.

    As noted, the purchase options on Telefónica, S.A. shares delivered in 2001, 2002, 2003 and 2004 have a duration of four years from the grant date, and the options may be exercised at a rate of one-half each year three and four years after the related grant date.

    The detail of the movements in 2005 and 2004 was as follows:

	Number of options	Average strike price (euros)
Options outstanding at December 31, 2003	5,679,562	11.81
Options granted	2,246,732
Options expired/cancelled	(1,243,495)
Options outstanding at December 31, 2004	6,682,799	11.54
Options exercised	(492,277)
Options expired/cancelled	(1,280,688)
Options outstanding at December 31, 2005.	4,909,834	10.78

    Of all the options exercised in 2005, which totaled 1.02 million euros, 1,525 were settled via the delivery of shares (see Note 11) and the remainder via cash.

    The Black-Scholes option pricing model was used for the valuation of this plan. Fair value data at the end of 2005 and 2004 and the main assumptions were as follows:
Fair value of options and main assumptions	December 31, 2005	December 31, 2004
Average fair value at the closing (euros per option)	2.20	3.70
Share price (euros)	12.71	13.86
Average strike price (euros)	10.78	11.54
Estimated average volatility	17.16%	17.70%-17.80%
Average option life (years)	0.83	1.51
Estimated dividend yield	3.93%	3.61%
Risk-free interest rate range	2.18%-2.75%	2.21%-3%

    The payable arising from these plans is recorded under "Interest-bearing debt - Non-current" and "Trade and other payables - Current" on the accompanying consolidated balance sheets and amounts to 64.21 and 226.21 million euros at December 31, 2005 and 2004, respectively.

    Endemol N.V. long-term incentive scheme: share option and share option rights plans

    When the subsidiary Endemol, N.V. first floated on the stock exchange, two compensation plans based on the company's share price were created for employees of Endemol N.V. and its subsidiaries:

        Rights on shares: employees were given rights to free shares subject to a number of conditions concerning the share price and their continuing to work for Endemol for three years, with a number of restrictions on t..he subsequent sale of shares granted. The number of share rights delivered and outstanding at December 31, 2005 was 839.067, with an estimated fair value at the delivery date of 4.5 euros per right.

        Share option plan: employees were granted options to acquire Endemol N.V. shares at a price fixed at the time. These were exercisable in three years provided certain conditions were met concerning the share price and the employees continuing to work for Endemol in the interim. The strike price expires five years after the vesting period. The number of options delivered and outstanding at December 31, 2005 was 2,346,383, with an average strike price of 9 euros per option. The estimated fair value at the delivery date was 2.11 euros per option.

    Both plans are equity settled, so the 0.24 million euro expenses recorded in 2005 is recognized directly in equity.

    The following methods and main assumptions were used to determine the fair values of these two plans:
Main assumptions	Share plan	Option plan
Valuation method	Monte Carlo	Black-Scholes
Share price (euros)	9.00	9.00
Average strike price (euros)	0	9.00
Estimated average volatility	40%	40%
Vesting period (years)	3	3
Estimated dividend yield	3.977%	3.977%
Risk-free interest rate range	3.106%	3.106%

    Earnings per share

    Basic earnings per share is calculated by dividing net profit for the year attributable to equity holders of the parent by the weighted average number of shares outstanding over the period.

    Diluted earnings per share is calculated by dividing net profit for the year attributable to equity holders of the parent (adjusted for any dilutive effects inherent in converting potential ordinary shares in issue) by the weighted average number of ordinary shares outstanding over the period, plus the weighted average number of ordinary shares that would be created if all the potentially dilutive ordinary shares outstanding in the period were to be converted into ordinary shares.

    Both basic and diluted earnings per share attributable to equity holders of the parent are calculated based on the following data:
	Millions of euros
Profit (loss)	2005	2004
Profit from continuing operations attributable to equity holders of the parent	4,445.85	3,101.33
Profit from discontinued operations attributable to equity holders of the parent	-	74.34
Total profit for the purposes of basic earnings per share attributable to equity holders of the parent	4,445.85	3,175.67
Adjustment for dilutive effects of the conversion of potential ordinary shares	-	-
Total profit for the purposes of diluted earnings per share attributable to equity holders of the parent	4,445.85	3,175.67

	Thousands
Number of shares	2005	2004
Weighted average number of shares outstanding over the period for the purposes of basic earnings per share (excluding treasury shares)	4,870,852.4	4,987,750.8
Dilutive effect of conversion of potential ordinary shares
- Endemol employee share option plans	832.6	281.7
- Terra Lycos employee share option plans	22.2	-
Weighted average number of ordinary shares outstanding for the purposes of diluted earnings per share (excluding treasury shares)	4,871,707.2	4,988,032.5

    The denominators used in the calculation of both basic and diluted earnings per share have been adjusted to reflect any transactions that changed the number of shares outstanding without a corresponding change in the company's equity if these had taken place at the start of the period under consideration. Specifically, an adjustment was made for the distribution of part of the share premium via the delivery of shares (1-for-25) approved at the Shareholders' Meeting of May 31, 2005, which was carried out in June 2005 (see Note 11).

    There have been no operations involving existing or potential ordinary shares between the end of 2005 and the date of preparation of the consolidated financial statements.

    Basic and diluted earnings per share attributable to equity holders of the parent broken down by continuing and discontinued operations is as follows:

	Continuing operations		Discontinued operations
Figures in euros	2005	2004	2005	2004

Basic earnings per share	0.913	0.622	-	0.015
Diluted earnings per share	0.913	0.622	-	0.015

    These amounts have been calculated based on the earnings figures in the first table, since no adjustment for the dilutive effects of converting potential ordinary shares are required. The denominators used are the same as those used for the purposes of calculating basic and diluted earnings per share.

      DIRECTORS' AND SENIOR EXECUTIVE COMPENSATION AND OTHER BENEFITS

    a) Directors' and senior executive compensation and other benefits

    The compensation of Telefónica, S.A.'s directors is governed by Article 28 of the bylaws, which states that the compensation paid by the Company to its directors shall be determined by the Shareholders' Meeting and shall remain in force until the Shareholders' Meeting resolves to change it. The Board of Directors is responsible for setting the exact amount to be paid within the stipulated limits and distributing it among the directors. In this regard, on April 11, 2003, shareholders set the maximum gross annual amount to be paid to the Board of Directors at 6 million euros. This includes a fixed payment and fees for attending meetings of the Board of Directors' advisory or control committees.

    Therefore, the compensation of Telefónica's directors in their capacity as members of the Board of Directors and/or of the Standing Committee and the advisory and control committees consists of a fixed amount payable monthly plus fees for attending the meetings of the Board's advisory or control committees. In addition, executive directors receive the appropriate amounts for discharging their executive duties as stipulated in their respective contracts.

    In 2005 the members of the Board of Directors of Telefónica, S.A. earned the following total compensation for discharging their duties as such: Fixed payments of 4,578,161.61 euros (including the compensation earned as members of the Boards of Directors or of the advisory or control committees of other Telefónica Group companies) and attendance fees of 228,394.18 for attending the Board of Directors advisory committee meetings (including fees for attending Board advisory committee meetings of other Telefónica Group companies).

    In their capacity as company executives the executive directors César Alierta Izuel, Antonio J. Alonso Ureba (who left Telefónica group on September 30, 2005), Luis Lada Díaz, Julio Linares López (appointed member of the Board of Directors of Telefónica, S.A. on December 21, 2005), Mario E. Vázquez and Antonio Viana-Baptista received: 7,422,040.98 euros in salaries and variable compensation; 169,541.43 euros in compensation in kind, which included life insurance premiums; and 47,000.00 euros in contributions made to Company-sponsored pension plans.

    The detail of the compensation and benefits received by Telefónica's directors in 2005 is as follows:

    Board of Directors. Fixed payment for each director (euros):

Position	2005
Chairman	240,000.00
Vice chairman	200,000.00
Directors (1):
Executives	120,000.00 (*)
Nominee directors	120,000.00
Independent directors	120,000.00

    (1) One of the directors, non-resident in Spain, receives an additional annual payment of 60,101.16 euros due to the key importance to the company of his experience and dedication in Latin America.

    (*) Antonio Alonso Ureba left the Telefónica group on September 30, 2005, having received fixed compensation to that date of 90,000 euros.

    Standing Committee. Fixed payment for each director forming part of the Standing Committee, by post (euros):

Position	2005
Chairman	80,000.04
Vice chairman	80,000.04
Members	80,000.04 (*)

    (*) Antonio Alonso Ureba left Telefónica group on September 30, 2005, having been paid fixed compensation in the year to that date of 60,000 euros.

    Directors receive no attendance fees for Board and Standing Committee meetings.

    Other Board committees.

      Fixed payment for each director forming part of one of the Board committees, by post (euros):

Position	2005
Chairman	20,000.00
Members	10,000.00

      Total fees paid to directors in 2005 for attending meetings of the advisory or control committees (euros):

Committee	2005
Audit and Compliance Committee	Attendance fee per meeting: 1,250.00
Number of meetings: 12
Total paid: 51,250.00
Appointments and Compensation, and Good	Attendance fee per meeting: 1,250.00
Governance	Number of meetings: 11
Total paid: 43,750.00
Human Resources and Corporate Reputation	Attendance fee per meeting: 1,250.00
Number of meetings: 6
Total paid: 27,500.00
Regulation	Attendance fee per meeting: 1,250.00
Number of meetings: 10
Total paid: 41,250.00
Service Quality and Customer Service	Attendance fee per meeting: 1,250.00
Number of meetings: 4
Total paid: 15,000.00
International Affairs	Attendance fee per meeting: 1,250.00
Number of meetings: 6
Total paid: 31,086.10

    Executive directors. Total paid to executive directors César Alierta Izuel, Antonio J. Alonso Ureba (who left Telefónica group on September, 30 2005), Luis Lada Díaz, Julio Linares López (appointed member of the Board of Directors of Telefónica, S.A. on December 21, 2005), Mario E. Vázquez and Antonio Viana-Baptista for performing their functions as group executives by concept (euros): Julio Linares López is include solely for the compensation received from the month of his appointment as director.

Items	2005
Salary	3.572.766.84
Variable compensation	3.849.274.14
Compensation in kind	169.541.43
Contributions to pension plans	47.000.00

    In addition, it should be noted that the non-executive directors do not receive and did not receive in 2005 any compensation in the form of pensions or life insurance, and they do not participate in the compensation plans linked to share market price.

    The Company does not grant and did not grant in 2005 any advances, loans or credits to the directors, or to its top executives, thus complying with the requirements of the Sarbanes-Oxley Act passed in the U.S. which is applicable to Telefónica as a listed company in that market.

    Finally, the six Company directors who are members of the Catalonia, Andalusia and Valencia advisory committees received a total 84,999.77 euros in 2005.

    The nine directors who hold past as senior executives of the Company in December 2005 -in accordance with the provisions of Royal Decree-Law 377/1991 March 15, director is understood to be general managers or similar who perform senior management functions and report directly to the Management Bodes, Executive Committees or CEOs of the listed company- excluding those who are members of the Board of Directors were paid a total in 2005 for all items of 7,715,244.43 euros. One of these directors, Julio Linares López, is only included in the compensation paid from January to November 2005 as he was appointed to the Board in December.

    b) Detail of the equity interests in companies engaging in an activity that is identical, similar or complementary to that of the Company and the performance of similar activities by the directors on their own behalf or on behalf of third parties

    Pursuant to Article 127 ter. 4 of the Spanish Corporation Law, introduced by Law 26/2003 July 17, which amends Securities Market Law 24/1988 July 28, and the revised Spanish Corporation Law, in order to reinforce the transparency of listed corporations, a detail is offered below of the companies engaging in an activity that is identical, similar or complementary to the corporate purpose of Telefónica, S.A., in which the members of the Board of Directors own equity interests, and of the functions, if any, that they discharge in them:
Name	Investee	Activity	% of ownership[1]	Position
Isidro Fainé Casas	Abertis Infraestructuras, S.A.	Telecommunications	< 0.01%	Chairman
Maximino Carpio García	Telefónica Móviles, S.A.	Telecommunications	< 0.01%	Director
Miguel Horta e Costa	Portugal Telecom, SGPS S.A.	Telecommunications	< 0.01%	Executive Chairman
Luis Lada Díaz	Telefónica Móviles S.A.	Telecommunications	< 0.01%	Director
	Sogecable S.A.	Television, telecommunications and audiovisual production services	< 0.01%	Director
Julio Linares López	Telefónica Móviles, S.A.	Telecommunications	< 0.01%	--
Antonio Massanell Lavilla	Telefónica Móviles S.A.	Telecommunications	< 0.01%	Director
Enrique Used Aznar	Amper, S.A.	Telecommunications equipment supplier	0.39%	Chairman
Antonio Viana-Baptista	Telefónica Móviles, S.A.	Telecommunications	< 0.01%	Executive Chairman
	PT Multimedia-Serviços de Telecomunicaçoes e Multimedia, SGPS, S.A.	Internet	< 0.01%	--
	Portugal Telecom, SGPS S.A.	Telecommunications	< 0.01%	Director

    The table below, in accordance with the same Law, gives details of activities carried out, on their own account or on behalf of third parties, by the various members of the Company Board of Directors that are identical, or similar or complementary to the corporate purpose of Telefónica, S.A.

    1 <0.01% is shown if the holding is less than 0.01% of the share capital.

Name	Activity	Arrangement under which the activity is performed	Company through which the activity is performed	Position held or functions performed
Isidro Fainé Casas	Telecommunications	As behalf of third parties o employee	Abertis Infraestructuras, S.A.	Chairman
Gregorio Villalabeitia Galarraga	Telecommunications	As behalf of third parties o employee	Telefónica Internacional, S.A.	Director
José Fernando de Almansa Moreno-Barreda	Telecommunications	As behalf of third parties o employee	Telefónica Móviles, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica del Perú, S.A.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica de Argentina, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telecomunicaciones de Sao Paulo, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica Internacional, S.A.	Director
Maximino Carpio García	Telecommunications equipmente provider	As behalf of third parties o employee	Abengoa, S.A.	Member of Advisory Council
	Telecommunications	As behalf of third parties o employee	Telefónica Móviles, S.A.	Director
Alfonso Ferrari Herrero	Telecommunications	As behalf of third parties o employee	Compañía de Telecomunicaciones de Chile, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica de Perú, S.A.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica Internacional, S.A.	Director

Name	Activity	Arrangement under which the activity is performed	Company through which the activity is performed	Position held or functions performed
Miguel Horta e Costa	Telecommunications	As behalf of third parties o employee	Portugal Telecom, SGPS S.A.	Executive Chairman
	Telecommunications	As behalf of third parties o employee	PT Comunicações, S.A.	Executive Chairman
	Telecommunications	As behalf of third parties o employee	PT Multimedia-Serviços de Telecomunicações e Multimédia, SGPS, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	TMN-Telecomunicações Móveis Nacionais, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	PT Movéis-Serviços de Telecomunicações e Multimedia, SGPS, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	PT Sistemas de Informaçao, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	PT Corporate-Solucões Empresariais de Telecomunicações e Sistemas, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	PT Compras-Serviços de Consultoría e Negociaçao, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	PT Investimentos Internacionais-Consultoría Internacional, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	PT Prime, S.G.P.S., S.A.	Chairman
Gonzalo Hinojosa Fernández de Angulo	Telecommunications	As behalf of third parties o employee	Telefónica Internacional, S.A	Director

Name	Activity	Arrangement under which the activity is performed	Company through which the activity is performed	Position held or functions performed
Luis Lada Díaz	Telecommunications	As behalf of third parties o employee	Telefónica de España, S.A.	Executive Chairman
	Telecommunications	As behalf of third parties o employee	Telefónica Móviles, S.A.	Director
	Television, telecommunications and audiovisual production services	As behalf of third parties o employee	Sogecable, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica Internacional, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Cesky Telecom, a.s.	Vice Chairman of Supervisory Board
Julio Linares López	Telecommunication equipment sales	As behalf of third parties o employee	Teleinformática y Comunicaciones, S.A. (TELYCO)	Chairman
	Telecommunications	As behalf of third parties o employee	Cesky Telecom, a.s.	Chairman of Supervisory Board
	Telecommunications	As behalf of third parties o employee	Telefónica de España, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica DataCorp, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica Data España, S.A.	Director
Antonio Massanell Lavilla	Telecommunications	As behalf of third parties o employee	Telefónica Móviles, S.A.	Director

Name	Activity	Arrangement under which the activity is performed	Company through which the activity is performed	Position held or functions performed
Enrique Used Aznar	Telecommunications Equipment provider	As behalf of third parties o employee	Amper, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	Telecomunicaciones de Sao Paulo, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica de Perú, S.A.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica Internacional, S.A.	Director
Mario Eduardo Vázquez	Telecommunications	As behalf of third parties o employee	Telefónica Internacional, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica de Argentina, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	Telefónica Holding de Argentina, S.A.	Vice Chairman
	Telecommunications	As behalf of third parties o employee	Compañía Internacional de Telecomunicaciones, S.A.	Vice Chairman
	Telecommunications	As behalf of third parties o employee	Telefónica Móviles Argentina, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	Telefónica Comunicaciones Personales, S.A.	Owner/director
	Telecommunications	As behalf of third parties o employee	Radio Servicios S.A.	Owner/director
	Telecommunications	As behalf of third parties o employee	Telinver, S.A.	Chairman
	Internet and e-commerce	As behalf of third parties o employee	Terra Networks Argentina, S.A.	Vice chairman

Name	Activity	Arrangement under which the activity is performed	Company through which the activity is performed	Position held or functions performed
Mario Eduardo Vázquez	Telecommunications	As behalf of third parties o employee	Telefónica Data Argentina, S.A.	Chairman
Antonio Viana Baptista	Telecommunications	As behalf of third parties o employee	Telefónica Móviles, S.A.	Executive Chairman
	Telecommunications	As behalf of third parties o employee	Telefónica Internacional, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica Móviles España, S.A.	Chairman
	Telecommunications	As behalf of third parties o employee	Brasilcel, N.V.	Director
	Telecommunications	As behalf of third parties o employee	Portugal Telecom, SGPS, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Telefónica de España, S.A.	Director
	Telecommunications	As behalf of third parties o employee	Cesky Telecom, a.s.	Member of Supervisory Board

    Pursuant toArticle 114.2 of the Spanish Corporation Law, also introduced by Law 26/2003 July 17, it isstated that in the year to which these consolidated financial statements refer, the directors, or persons acting on their behalf, did not perform any transactions with Telefónica or any other company in the Telefónica Group other than in the normal course of the Company's business or that were not at arm's lenght.

    OTHER INFORMATION

    Litigation

  Telefónica, S.A. and its group companies are party to several lawsuits which are currently in progress in the law courts and the arbitration bodies of the various countries in which the Telefónica group is present.

  Based on the advice of the Company's legal counsel it is reasonable to assume that this litigation will not materially affect the financial position or solvency of Telefónica group, even should the company lose. We highlight the following unresolved cases:

    A proceeding contesting certain resolutions adopted at the General Shareholders' of Telefónica,S.A. on June 15, 2001.

    Shareholder Javier Sotos García filed a complaint contesting some of the resolutions adopted at the General Shareholders' Meeting of June 15, 2001. The suit was heard by the Madrid Court of First Instance no. 15, case number 628/2001.

    The complaint was based on an alleged infringement of the contesting shareholder's right to information and the legal rules for disapplication of pre-emptive subscription rights in capital increases.

    On January 23, 2004, the Company was notified that the proceeding had been stayed until such time as either the parties applied for its resumption or the instance lapsed.

    Based on the opinion of its legal counsel, the Company believes that the outcome of the aforementioned court proceeding will be wholly satisfactory for the Company.

    Procedures deriving from bankruptcy proceeding of Sistemas e Instalaciones de Telecomunicación, S.A.U. (Sintel).

    As a result of the voluntary bankruptcy proceeding heard by Madrid Court of First Instance no. 42, case number 417/2001, two criminal proceedings have commenced which affect Telefónica, S.A..

    "Abbreviated" proceeding no. 273/2001 being heard before Central Examining Court no. 1, in relation to which, on September 24, 2002, Telefónica, S.A. and Telefónica de España, S.A. filed a civil suit for damages against the directors of Sintel and of Mastec Internacional, S.A.

    Preliminary proceeding no. 362/2002, which commenced on October 23, 2002, before Central Examining Court no. 1 for a possible offence of extortion. This proceeding was subsequently assimilated to the preliminary proceedings in case no. 273/2001 above.

    The two proceedings having been combined, on April 2004, the motion filed by counsel for Telefónica, S.A. to have the case dismissed was rejected and it was ruled that the preliminary proceedings should continue. It is important to emphasize that so far no liability has been established and the plaintiffs' claim in this regard has been explicitly dismissed.

    On June 29, 2004, notice was given of a plea filed by counsel for former Sintel employees seeking to further expand the criminal complaint. This time they alleged a purported offence of criminal insolvency committed in the sale of Sintel to Mastec Internacional, Inc in April 1996. On July 4 and August 5, 2004, Telefónica, S.A. filed submissions to have this latest allegation declared inadmissible. The court has yet to rule on whether it will admit this extension of the criminal complaint.

    Class actions filed by shareholders of Terra in the U.S. in connection with Telefónica, S.A.'s takeover bid for Terra Networks, S.A.

    On May 29, 2003, certain Terra Networks, S.A. shareholders filed two class actions with the Supreme Court of New York State against Telefónica, S.A., Terra Networks, S.A. and certain directors of Terra Networks, S.A.

    These actions are founded mainly on the claim that, in the view of the plaintiffs, the price offered to the shareholders of Terra Networks, S.A. was not in keeping with the intrinsic value of the shares of that company, and they are seeking to block the takeover or, alternatively, to win damages.

    It should be noted that since the filing of the complaints, the related proceedings have remained inactive.

    Based on the opinion of its legal counsel, the Company considers that it has a sound defense against both the form and the substance of the claims filed against it and, accordingly, is confident that the outcome of the litigation should not be adverse for Telefónica.

    Appeal for judicial review no. 6/461/03 filed at the National Appellate Court by the World Association of Shareholders of Terra Networks, S.A. (ACCTER) against the administrative decision made by the Spanish National Securities Market Commission (CNMV) on June 19, 2003, to authorise the share offer by Telefónica, S.A. for Terra Networks S.A.

  Telefónica S.A. appears in these proceedings as an intervening non-party in the case to defend the lawfulness of the CNMV's decision.

  On March 8, 2005, ACCTER filed a plea to extend the facts in the case to cover the announcement of the merger between Telefónica S.A. and Terra Networks, S.A. Both Telefónica S.A. and the Government Legal Service filed submissions contesting this pleading.

  Scheduled for January 10, 2006, the ruling was made and notified on January 27, 2006 (see events subsequent events Note 22).

    Proceeding contesting the merger resolution voted at the General Shareholders' Meeting of Terra Networks, S.A. held on June 2, 2005.

    On June 30, 2005 the World Association of Shareholders of Terra Networks, S.A. (ACCTER) and its President, on his own account, filed a complaint contesting the merger resolution adopted by the Shareholders' Meeting of Terra Networks S.A. of June 2, 2005 alleging a breach of article 60.4 of the Securities Market Law. The plaintiffs maintain that before the merger, Telefónica S.A. should have presented a public tender for the rest of the company's outstanding voting shares admitted to trading.

    On December 21, 2005 Telefónica S.A. filed its answer to the claim.

    Claim at the ICSID

    As a result of the enactment by the Argentine Government of Public Emergency and Exchange Rules Reform Law 25561, of January 6, 2002, Telefónica considered that the terms and conditions of the Share Transfer Agreement approved by Decree 2332/90 and the Pricing Agreement ratified by Decree 2585/91, both of which were executed by the Company with the Argentine Government, were affected appreciably, since the Law renders ineffective any dollar or other foreign currency adjustment clauses, or indexation clauses based on price indexes of other countries, or any other indexation mechanism in contracts with the public authorities. The law also requires that prices and rates derived from such clauses are denominated in pesos at an exchange rate of one peso (ARS 1) to one US dollar (US$1).

    Accordingly, since negotiations with the Argentine Government were unsuccessful, on May 14, 2003, Telefónica filed a request for arbitration with the International Center for Settlement of Investment Disputes (ICSID) pursuant to the Agreement for the Promotion and Reciprocal Protection of Investments between the Argentine Republic and the Kingdom of Spain. On July 6, 2004, the first hearing at the ICSID took place in Washington and a 90-day stay was ordered in an attempt to reach a settlement. Following the expiration of the stay without any settlement having been achieved, on December 6, 2004, Telefónica filed the "memorial" or claim with the ICSID together with the initial supporting testimonies. The Court is currently considering a plea filed by the Argentine government alleging that the matter is outside the jurisdiction of the arbitration court (see Subsequent Events - Note 22).

    Proceedings filed by Jazz Telecom, S.A.U. (Jazztel) against Telefónica de España S.A.U.

    Jazztel began a number of legal proceedings in 2005 related to the Local Loop Unbundling Reference Offer (OBA) approved by the Spanish Telecommunications Market Commission, the CMT.

    It filed a claim under ordinary court procedure seeking 337.36 million euros in damages for alleged delays in fulfilling contracts concluded under the OBA. This suit is currently before Madrid Court of First Instance no. 54 with case number 1619/2005. Telefónica de España S.A.U. filed its answer to this claim on February 3, 2006.

    Jazztel's parent company, Jazztel Public Limited Company, filed an ordinary court claim for 456.53 million euros in damages against the Directors of Telefónica S.A. and the directors of Telefónica de España S.A.U. holding them responsible for Telefónica de España's alleged failure to comply with the OBA. The suit is currently before by Madrid Court of First Instance no. 1, with case number 585/2005.

    The third claim filed by Jazztel alleges unfair trade practices by Telefónica de España S.A.U. in relation to the OBA, though without seeking any damages. In this proceeding, Telefónica de España S.A.U. has argued for a want of jurisdiction by the court. The court is currently considering this and the term for filing an answer to the claim has therefore been suspended until it rules.

    Appeal for judicial review against the administrative decision rendered by the Telecommunications Market Commission (CMT) on July 23, 2002.

    The administrative decision concluded proceedings brought against Telefónica de España S.A.U. relating to the commercial terms offered to Closed User Groups and imposed an 18 million euro fine on the company.

    Telefónica de España S.A.U. filed an appeal for judicial review of this decision, which was heard by Panel 8 of the Judicial Review Chamber of the National Appellate Court (case no. 8217/2004), which dismissed the appeal in its ruling dated June 29, 2004.

    On October 18, 2004, Telefónica de España S.A.U. filed a cassation appeal against this ruling which has yet to come to court.

    Appeal for judicial review against the administrative decision rendered by the CMT on July 10, 2003.

    This administrative decision concluded proceedings brought against Telefónica de España for alleged failure to comply with a CMT decision in the prices applied to VIC TELEHOME and imposed an 8 million euro fine on the company.

    Telefónica de España S.A.U. appealed this administrative decision on September 10, 2003 before the Judicial Review Chamber of the National Appellate Court (case no. 731/2003) and also demanded suspension of the fine. The ruling is currently pending.

    Appeal for judicial review against the administrative decision rendered by the CMT on October 24, 2002.

    The contested decision arose from proceedings brought against Telefónica de España S.A.U. for alleged failure to comply with a previous CMT decision on its interconnection obligations regarding voice+data capacity, which imposed a 13.5 million euro fine.

    On February 10, 2003 Telefónica de España S.A. filed an appeal for judicial review of this decision, heard by the Judicial Review Chamber of the National Appellate Court (case no. 97/2003), which ruled on July 5, 2005 to dismiss the appeal.

    On October 24, 2005 the company filed a cassation appeal against this ruling.

    Appeal for judicial review of the Spanish Competition Court (TDC) ruling of April 1, 2004.

    On April 1, 2004, the TDC ruled that Telefónica de España S.A.U. had engaged in anti-competitive practices and had abused its dominant market position, imposing a fine of 57 million euros.

    Telefónica de España S.A.U. filed an appeal for judicial review of this decision on April 16, 2004, which is currently before Panel 6 of the Chamber of Judicial Review of the National Appellate Court (appeal no. 162/2004). It also sought to stay implementation of certain parts of the April 1 ruling, including those relating to the fine.

    In its judgment of June 29, 2004, the Chamber granted an injunctive stay of execution on the fine, subject to the Telefónica de España, S.A.U. depositing a guarantee for the amount of the fine.

    The main proceeding is awaiting a date for judgment.

    Based on the opinion expressed by its legal counsel, the Company considers that there are strong factual and legal arguments that could lead to the appeal being upheld in whole or in part.

    Commitments

  Agreements with Portugal Telecom (Brazil).

  On January 23, 2001, Telefónica, S.A. and its subsidiary Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis, SGPS, S.A., on the other, agreed to group together all their wireless telephony businesses in Brazil. They therefore undertook to contribute all their wireless telephony assets in Brazil to a joint venture, which, subject to the necessary regulatory authorizations, would be a subsidiary of the two groups, and in which they would each have a 50% ownership interest. In addition, under the terms of this agreement, the two parties expressed their interest in increasing their reciprocal ownership interests, subject to compliance with the applicable regulations and bylaws.

  On October 17, 2002, Telefónica Móviles, S.A., on the one hand, and Portugal Telecom SGPS, S.A. and its subsidiary PT Móveis SGPS, S.A., on the other, entered into the definitive agreements (Shareholders' Agreement and Subscription Agreement) that implement the aforementioned agreement signed in January 2001. On December 27, 2002 (after having obtained the necessary authorizations), the two groups' holdings in their respective Brazilian wireless telephony operators were contributed to a Dutch joint venture, Brasilcel N.V., in accordance with the provisions of the aforementioned Subscription Agreement.

  In accordance with the aforementioned definitive agreements, Telefónica Móviles, S.A. and the Portugal Telecom group will have the same voting rights at Brasilcel, N.V. This equality in voting rights will cease to exist if, as a result of capital increases at Brasilcel, N.V., the percentage ownership of either of the parties falls below 40% during an uninterrupted period of six months. In this event, if the group with the reduced interest were the Portugal Telecom group, it would be entitled to sell to Telefónica Móviles, S.A., which would be obliged to buy (directly or through another company), all the Portugal Telecom group's ownership interest in Brasilcel N.V. This right expires on December 31, 2007. The price for the acquisition of the Portugal Telecom group's holding in Brasilcel, N.V. would be calculated on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. Subject to certain conditions, the payment could be made, at Telefónica Móviles' choice, in (i) cash, (ii) Telefónica Móviles S.A. shares and/or Telefónica, S.A. shares, or (iii) a combination of the two. This put option would be exercisable in the 12 months subsequent to the end of the aforementioned six-month period, provided that the Portugal Telecom group had not increased its ownership interest to 50% of the total capital share of Brasilcel N.V.

  In addition, in accordance with the definitive agreements, the Portugal Telecom group will be entitled to sell to Telefónica Móviles, S.A., which will be obliged to buy, its holding in Brasilcel, N.V. should there be a change in control at Telefónica, S.A., at Telefónica Móviles, S.A. or at any other subsidiary of the latter that held a direct or indirect ownership interest in Brasilcel N.V. Similarly, Telefónica Móviles, S.A. will be entitled to sell to the Portugal Telecom group, which will be obliged to buy, its holding in Brasicel, N.V. if there is a change of control at Portugal Telecom SGPS, S.A., at PT Móveis SGPS, S.A or at any other subsidiary of either company that held a direct or indirect ownership interest in Brasilcel N.V. The price will be determined on the basis of an independent appraisal (in the terms provided for in the definitive agreements) performed by investment banks, selected using the procedure established in these agreements. The related payment could be made, at the choice of the group exercising the put option, in cash or in shares of the wireless telephony operators contributed by the related party, making up the difference, if any, in cash.

  Newcomm Wireless Services, Inc. (Puerto Rico).

  On December 23, 2003, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica, S.A. for the obligation of Newcomm Wireless Services, Inc. de Puerto Rico, regarding a 61 million dollar bridging loan granted by ABN AMRO which matures on June 30, 2005. These guarantees are deemed to be recoverable on the basis of the company's business plan and of the seniority of their claim over equity.

  Subsequently, on April 20, 2005, it was agreed to extend the term of the bridging loan to June 30, 2008, and the possibility of a further 2-year extension, with a corresponding extension of the counterguarantee.

  On April 20, 2005, Telefónica Móviles S.A. arranged a counterguarantee for Telefónica, S.A. for the obligation of Newcomm Wireless Services, Inc. de Puerto Rico, regarding a subordinated loan of up to 40 million dollars granted by ABN AMRO to meet Newcomm's license payments to the FCC (Federal Communications Commission) maturing June 30, 2010.

  Medi Telecom (Morocco).

  Telefónica Móviles España S.A.U., as a shareholder of Medi Telecom, signed a "Shareholders' Support Agreement" together with Portugal Telecom and the BMCE group. This commitment requires the signatories to jointly and severally provide up to 210 million euros of financial assistance to Medi Telecom in the event of non-compliance with financial clauses or a shortfall in funds at Medi Telecom that would prevent it from meeting its debt servicing obligations. If Medi Telecom obtains a specific level of operating income before depreciation and amortization during a certain period of time and if it fulfils all its obligations under the loan agreement, this financial commitment will automatically be cancelled.

  As a result of the loans and capital increases subscribed by, inter alia, Telefónica Móviles España, S.A.U., the aforementioned commitment between the latter, Portugal Telecom and the BMCE group was reduced to 118.3 million euros at December 31, 2005.

  Guarantees provided for Ipse 2000 (Italy).

  The Telefónica group has provided guarantees securing financial transactions for the Italian company Ipse 2000 S.p.A. (holder of a UMTS license in Italy) in which it owns an indirect stake through Telefónica Móviles, S.A. and Telefónica DataCorp, S.A.U.. These transactions are mainly to finance sums payable to the Italian Government in connection with the grant of the license amounting to 483.93 million euros.

  On December 27, 2002, Telefónica Móviles, S.A. arranged a counterguarantee for Telefónica, S.A., which in turn was counterguaranteed by Telefónica Móviles España, S.A.U. Under this agreement, subject to certain terms and conditions, Telefónica Móviles, S.A. undertakes vis-à-vis Telefónica, S.A. to pay 91.79% of any amounts Telefónica S.A. may be legally, contractually or judicially obliged to pay in connection with the guarantee that it (jointly with other strategic partners of Ipse 2000, S.p.A.) provided to certain banks, which in turn provided a bank guarantee for the Italian authorities as security for the deferred payment of the UMTS license. On November 30, 2005, to avoid the Italian Government calling in the guarantee, the company paid 120.33 million euros representing a quarter of the amount outstanding owed as deferred payment for the additional 5 MHz of spectrum awarded to Ipse 2000 SpA by the Italian Government for an original total value of 826,33 million euros. On December 31, 2005, the amount outstanding was 601.67 million euros. This additional 5MHz of spectrum was returned by Ipse 2000, S.p.A., and the validity of said return is currently in dispute with the Italian Government.

  On October 25, 2000, Ipse 2000, S.p.A. signed an agreement with Ferrovie dello Stato, S.p.A., an Italian railroad company, whereby Ipse 2000, S.p.A. was granted certain access and user rights to certain specific sites owned by the railroad company. Telefónica, S.A. provided a guarantee of up to 48.2 million euros to secure the amounts owed under this agreement. On May 9, 2005 the parties executed the cross-border agreement through the payment of 93.36 million euros. Of this amount, the Telefónica Móviles Group paid 39.39 million euros.

  Telefonica Deutschland GMBH (Germany)

  On March 31, 2005 Telefonica Deutschland GMBH signed an agreement with AOL Europe Services S.A.R.L. to lease its local loop. This contract is guaranteed by Telefónica, S.A., which, under certain terms, is obliged to guarantee AOL Europe continuity of the service for six months and, as appropriate, to bear the migration costs of AOL Europe customers to another provider up to a maximum of 20 million euros. Telefónica Deutschland GmbH also has guarantees with a German lending institution, Commerzbank, for a total of 12.84 million euros at December 31, 2005 to ensure the appropriate provisions of services to third parties.

  Atento

  Within the framework of the strategic agreement entered into on February 11, 2000, by Banco Bilbao Vizcaya Argentaria S.A. (BBVA) and Telefónica, on December 4, 2001, the two signed an agreement establishing the procedure and conditions for the integration in Atento, a Telefónica group subsidiary, of the BBVA group's Spanish and international call center business.

  The agreement provided for the initial contribution by Telefónica S.A. of all its contact center business to a newly-formed subsidiary (Atento N.V.) and the subsequent inclusion of the BBVA group in the shareholder structure of Atento N.V. through the contribution of the Spanish companies Procesos Operativos, S.A. and Leader Line, S.A., which entailed the transfer to Atento of the BBVA group's Spanish and international call center business.

  The transaction also envisaged the signing of various specific agreements for the provision to the BBVA group by Atento of call center services in Spain and Portugal and in several Latin American countries.

  Atento N.V. was incorporated on May 31, 2002. All Telefónica, S.A.'s call center business was contributed to it on that date. The contributions by the BBVA group under the terms of the agreement discussed in this section have not yet been made.

  On October 24, 2003, BBVA, Telefónica, S.A. and Atento N.V. entered into an Agreement establishing the terms and conditions under which BBVA, through General de Participaciones Empresariales, S.L. (GPE) became a shareholder of Atento N.V. by contributing all the shares of Procesos Operativos, S.A. As a result of this Agreement, Telefónica, S.A. currently owns shares representing 91.35% of Atento N.V.'s share capital, while GPE (a BBVA group company) owns the remaining 8.65%.

  Subsequently, on December 1, 2003, the Atento Group company Atento Teleservicios España, S.A. acquired all the shares of Leader Line, S.A.

  On November 27, 2003, BBVA and Atento N.V. entered into a framework contract for services, with a term of four years, establishing the terms under which Atento N.V. and its subsidiaries will provide call center activities and services to the BBVA group.

  At the same time as the aforementioned acquisition of Leader Line, S.A., Telefónica and GPE entered into a put option contract whereby GPE has the right to sell to Telefónica, which will be obliged to buy, all the shares of Atento N.V. that GPE owns at the time the option is exercised.

  Commitments in relation to Sogecable

  As a result of the agreements dated May 8, 2002 and January 29, 2003, between Telefónica, S.A., Telefónica de Contenidos, S.A.U. and Sogecable, S.A., relating to the merger of Via Digital into Sogecable, on January 29, 2003, Telefónica, S.A. informed the Spanish securities exchange commission (the SEC) through a relevant event notification that its strategic plans at that date did not envisage the disposal of the 16.38% shareholding within a period of at least three years from the date of the exchange.

  Commitments relating to audiovisual content (Telefónica de Contenidos)

  At December 31, 2004, Telefónica de Contenidos had the following commitments relating to sports broadcasting rights:

    In December 2004, Canal Satélite Digital, S.A. gave its approval to allow Telefónica de Contenidos to broadcast on a non-exclusive basis under the pay-per-view (PPV) system the signal for the soccer games of the First and Second Divisions of the Spanish National Soccer League and of the King's Cup (Copa de S.M. El Rey) (except for the final) produced by Audiovisual Sport, from January 1, 2005, at current market prices for this type of content and for a period that will depend on the soccer seasons for which the content provider will be able to renew the current agreements with the soccer clubs.

    Likewise in December 2004, an agreement was entered into with Audiovisual Sport for the latter to provide the broadcast signal to Telefónica de Contenidos and/or the Telefónica Group companies to which Telefónica de Contenidos assigns the signal, for the soccer games specified in the agreement with Canal Satélite Digital, at market prices for this type of content for each soccer game, with guaranteed minimum payments per season to Audiovisual Sport from January 1, 2005, and for a period that will depend on the soccer seasons for which the content provider will be able to renew the current agreements with the soccer clubs.

  Terra Networks, S.A. (now Telefónica, S.A.) - BBVA (Uno-e Bank, S.A.).

  By virtue of the agreements entered into in February 2000 by Telefónica, S.A. and Banco Bilbao Vizcaya Argentaria, S.A. (BBVA), in August 2001 Terra Networks, S.A. acquired a 49% holding in Uno-e Bank, S.A. for 160.43 million euros.

  On May 15, 2002, Terra Networks, S.A. and BBVA entered into a memorandum of understanding to integrate the consumer finance lines of business of Finanzia Banco de Crédito, S.A. (a wholly-owned subsidiary of BBVA) and Uno-e Bank, S.A. The agreement relating to this integration was subject to a legal, financial and business review, and to the relevant internal and administrative authorizations. After the integration, Terra Networks, S.A.'s ownership interest in Uno-e Bank, S.A. was 33% and that of the BBVA Group was 67%.

  On that same date (May 15, 2002), BBVA and Terra Networks, S.A. entered into a liquidity agreement in which they established certain liquidity mechanisms (call and put options) relating to the Uno-e Bank, S.A. shares owned by Terra Networks, S.A., which would be modified if a definitive agreement were reached regarding the aforementioned integration of the consumer finance lines of business of Finanzia Banco de Crédito, S.A. and Uno-e Bank, S.A., to the effect that BBVA would lose its call option and Terra Networks, S.A. would retain its put option, but only at the market value as determined by an investment bank.

  On January 10, 2003, Terra Networks, S.A. and BBVA entered into an agreement for the integration of the consumer finance line of business of Finanzia Banco de Crédito, S.A. and Uno-e Bank, S.A., in terms more suited to their respective interests than those established in the memorandum of understanding of May 15, 2002, which was then rendered void. The definitive agreement was subject to the related internal and administrative authorizations, which had to be granted before June 30, 2003, as a condition for the formalization and execution of the integration transaction. After the integration had taken place, Terra Networks, S.A.'s ownership interest in Uno-e Bank, S.A. was 33% and that of the BBVA Group was 67%.

  On that same date (January 10, 2003), BBVA and Terra Networks, S.A. entered into a liquidity agreement that replaced that dated May 15, 2002, when the aforementioned integration took place. This agreement establishes the following liquidity mechanism (put options) relating to the Uno-e Bank, S.A. shares owned by Terra Networks, S.A.: Terra Networks, S.A. has the right to sell to BBVA, and BBVA is obliged to acquire, Terra Networks, S.A.'s holding in Uno-e Bank, S.A. between April 1, 2005 and September 30, 2007, at market value, established as the higher of the two following values: (i) that determined by an investment bank; and (ii) that obtained by multiplying the income after taxes of Uno-e Bank, S.A. by the P/E ratio of BBVA, multiplied by the percentage of ownership held by Terra Networks, S.A. that it intended to sell as of that date.

  In addition, the strike price of the aforementioned option may not be lower than 148.5 million euros if Uno-e Bank, S.A. does not achieve the net ordinary revenue and pre-tax income targets set for 2005 and 2006 in the above-mentioned liquidity agreement.

  In accordance with the terms of the aforementioned agreement dated January 10, 2003, once the relevant authorizations had been obtained, on April 23, 2003, approval was given at the Extraordinary Shareholders' Meeting of Uno-e Bank, S.A. for a capital increase at Uno-e Bank, S.A. to be subscribed in full by Finanzia Banco de Crédito, S.A., through the nonmonetary contribution of the latter's consumer finance business line, at whose Extraordinary Shareholders' Meeting held on the same date approval was given for the contribution and the subscription in full of the capital increase.

  This capital increase led to the integration of the consumer finance business line of Finanzia Banco de Crédito, S.A. into Uno-e Bank, S.A., following which the holdings of the BBVA Group and Terra Networks, S.A. (now Telefónica, S.A.) in Uno-eBank, S.A. are 67% and 33%, respectively.

  Other commitments in the form of performance bonds for concessions or licenses

    Telefónica Móviles España, S.A.U., a subsidiary of Telefónica Móviles, S.A., which is in turn a subsidiary of Telefónica, S.A., provided certain financial guarantees to the Spanish State amounting to 1,100 million euros in relation to the UMTS license in Spain granted to Telefónica Móviles España, S.A.U. These guarantees ensure fulfillment of the commitments assumed by the company awarded the license in relation to network deployment, job creation, investments, etc.

    Telefónica Móviles España, S.A.U. initiated negotiations with the Ministry of Science and Technology with a view to changing the existing system of guarantees. This process was completed through an Official Notice issued by the Secretary of State for Telecommunications and for the Information Society on July 28, 2003, as a result of which the 71 guarantees in force at that date amounting to 630.9 million euros that were securing the commitments assumed under the UMTS license were returned to Telefónica Móviles España, S.A.U., after the latter had arranged, in the same month, a guarantee of 167.5 million euros with the Government Depositary, to secure compliance with the UMTS service commitments prior to launch of the UMTS and the commitments of the first year from the date of commercial launch, in accordance with the new system of guarantees. In September 2003, Telefónica Móviles España, S.A.U. cancelled the returned guarantees at the respective banks.

    On June 23, 2004, the Ministry of Industry, Tourism and Commerce issued an order authorizing the change in the commitments assumed by Telefónica Móviles España, S.A.U. in connection with the operation of the third-generation wireless telecommunications (UMTS) service. Under this, order the requests filed by Telefónica Móviles España, S.A.U. in this respect were upheld, compliance with certain commitments was reinterpreted and other commitments were eliminated for the benefit of public interest.

    As a result of this change, the amount to be guaranteed by Telefónica Móviles España, S.A.U. as a performance bond for the commitments assumed prior to the launch of the UMTS service and in the first year of service was reduced to 157.5 million euros. The guarantee therefore amounted to 157.5 million euros at December 31, 2005.

    Telefónica Móviles de España, S.A. has begun the procedures to accredit its first year of operating the UMTS service before the Ministry. Compliance with the commitment would reduce the amount guaranteed.

    Telefónica Móviles, S.A. is backing the commitments assumed by Grupo de Telecomunicaciones Mexicanos, S.A. de C.V. (GTM) with the regulator, COFETEL, for its domestic long-distance (DLD) license. The maximum amount of this support is 124.15 million Mexican pesos. As of the date of preparation of these consolidated financial statements no disbursements had been made in this respect.

    In 1999 Telefónica de Argentina, S.A. provided guarantees for the promissory notes amounting to 22.5 million dollars provided by Telefónica Comunicaciones Personales, S.A. to the Argentine Government to guarantee the fulfillment of the obligations assumed in the obtainment of the PCS licenses for areas I and III. In addition, Telefónica de Argentina, S.A. jointly and severally guaranteed, with Telecom Argentina Stet-France Telecom, S.A., the promissory notes amounting to 45 million Argentine pesos provided jointly by Telefónica Comunicaciones Personales, S.A. and Telecom Personal, S.A. to the Argentine Government to guarantee the fulfillment of the obligations assumed in the obtainment of the PCS licenses for area II. These guarantees are still in force, pending verification by the Regulatory Authority of the fulfillment of the PCS network coverage obligations secured by these guarantees. In 2003 the Regulatory Authority verified substantially all the coverage obligations in areas I and III, leaving only the cities of La Rioja, Córdoba and Catamarca. The Regulatory Authority completed the verification of the PCS network coverage obligations in the aforementioned cities and in area II in 2004. The Regulatory Authority must now decide whether to return the guarantees.

  Telefónica, S.A. and its subsidiaries, which in turn head subgroups, perform, as holding companies, various equity investment purchase and sale transactions in the course of their business activities, in which it is standard practice to receive or provide guarantees regarding the nonexistence of liabilities, contingencies, etc. in the investments forming the subject matter of the related transactions.

  The contingencies arising from the commitments described above were evaluated when the consolidated financial statements at December 31, 2005, were prepared, and the provisions recorded with respect to the commitments taken as a whole are not representative.

  c) Environmental matters

  Through its investees and in line with its environmental policy, the Telefónica Group has undertaken various environmental-management initiatives and projects. In 2005 and 2004 these initiatives and projects resulted in expenditure and investment for insignificant amounts, which were recognized in the consolidated income statement and consolidated balance sheet, respectively.

  The Group has launched various projects with a view to reducing the environmental impact of its existing installations, with project costs being added to the cost of the installation to which the project relates.

  The Group has also rolled out internal control mechanisms sufficient to pre-empt any environmental liabilities that may arise in future, which are assessed at regular intervals either by Telefónica staff or renowned third-party institutions. No significant risks have been identified in these assessments.

  d) Auditors' fees

  In 2005 fees paid to the various companies forming part of the Ernst&Young International Group, to which Ernst&Young, S.L. (the auditors of the Telefónica Group) belongs, amounted to 14.84 million euros. In 2004 fees paid to the various companies forming part of the Deloitte Touche Tohmatsu International Group, to which Deloitte, S.L. (the auditors of the Telefónica Group) belongs, amounted to 12.53 million euros.

  The detail of these amounts is as follows:

	Millions of euros
	2005	2004
Audit of financial statements	11.19	8.56
Other audit services	1.96	2.95
Non-audit work	1.69	1.02
TOTAL	14.84	12.53

  These fees include amounts paid in respect of fully and proportionally consolidated Spanish and foreign Telefónica Group companies. A total of 0.61 million euros, corresponding to 50% of the fees paid by proportionally consolidated companies, was included in 2004.

  Fees paid to other auditors in 2005 and 2004 amounted to 15.22 million euros and 11.20 million euros, respectively, with the following detail:

	Millions of euros
	2005	2004
Audit of financial statements	4.30	2.55
Other audit services	3.78	0.23
Non-audit work	7.14	8.42
TOTAL	15.22	11.20

  These fees include amounts paid in respect of fully and proportionally consolidated Spanish and foreign Telefónica Group companies. A total of 0.86 million euros, corresponding to 50% of the fees paid by proportionally consolidated companies, was included in 2005.

  e) Contractual obligations

  The detail and estimated schedule of contractual obligations that could require significant cash outlays in the future at December 31, 2005 and 2004 are as follows:

	Millions of euros
12/31/05	Total	Less than 1 year	From 1 to 3 years	From 3 to 5 years	More than 5 years
Long-term borrowings	34,403.46	9,235.88	4,735.90	7,936.70	12,494.98
Operating leases	2,107.44	365.87	683.90	363.00	694.67
Purchase commitments	1,005.18	908.01	62.18	7.19	27.80
Other non-current obligations	6,353.24	945.81	1,567.45	1,128.34	2,711.64
Total	43,869.32	11,455.57	7,049.43	9,435.23	15,929.09

	Millions of euros
12/31/04	Total	Less than 1 year	From 1 to 3 years	From 3 to 5 years	More than 5 years
Long-term borrowings	27,702.63	10,210.40	4,050.98	4,081.18	9,360.07
Operating leases	1,524.28	279.18	542.71	265.84	436.55
Purchase commitments	1,201.50	804.85	273.78	108.02	14.85
Other non-current obligations	7,407.66	864.57	2,242.31	1,095.31	3,205.47
Total	37,836.07	12,159.00	7,109.78	5,550.35	13,016.94

    SUBSEQUENT EVENTS

  The main events for the Telelfónica Group taking place in the period from December 31, 2005 to the date of preparation of these consolidated financial statements (consolidated annual accounts) are as follows:

  Ipse 2000, S.p.A. (Italy)

  On January 31, 2006, the Italian Government informed Ipse 2000, S.p.A., in which Telefónica Móviles and Telefónica Datacorp have indirect stakes of 45.59% and 4.08%, respectively, of its decision to revoke the UMTS license granted to it in 2000. The company is studying potential courses of action (see Note 9).

  EMTN Program for the issuance of debt instruments (Telefónica Emisiones, S.A.U.)

  On February 2, 2006, Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., held four bond issues, two in euros (for a combined amount of 4,000 million euros) and two in pounds sterling (for a combined 1,250 million pounds sterling) in line with the 15,000 million euro EMTN (issue of medium-term notes) arranged on July 8, 2005. This program is underwritten by Telefónica, S.A. (see Note 15).

  Brasilcel corporate restructuring

  In February 2006, approval was given at the respective shareholders' meetings of Telesp Celular Participações, S.A. ("TCP"), Tele Centro Oeste Celular Participações, S.A. ("TCO"), Tele Sudeste Celular Participações, S.A. ("TSD"), Tele Leste Celular Participações, S.A. ("TLE") and Celular CRT Participações, S.A. ("CRT Part") for a corporate restructuring for the exchange of TCO shares for TCP shares and absortion at TSD, TLE and CRT part. As a result, TCP became a 100% subsidiary.

  Takeover bid for O2 plc.

  With respect to the takeover bid for 100% of UK operator O2 plc, on January 3, 2006 Telefónica, S.A. waived the minimum acceptance restriction on the offer made November 21, 2005, declaring it "unconditional as to acceptances," in accordance with the procedures established by the UK City Code on Takeovers and Mergers (see Note 8).

  On January 10, 2006, Telefónica, S.A. received notification of the European Commission's decision to authorize the concentration resulting for Telefónica, S.A.'s acquisition of the UK wireless operator, O2 plc.

  On January 23, 2006, Telefónica, S.A. stated that it had complied with all the requirements of the full takeover of O2 plc made on November 21, 2005 and that, in accordance with the procedures established by the UK City Code on Takeovers and Mergers, the offer was wholly unconditional.

  On January 27, 2006, having acquired or received acceptances representing more than 90% of the O2 plc shares included in the bid, Telefónica, S.A. announced its intention of initiating the forced sale of outstanding O2 plc shares in accordance with sections 428 to 430F (inclusive) of the UK Companies Act. Subsequent to this announcement, on February 22, 2006, notification was made that the procedure against shareholders rejecting the offer had commenced.

  Meanwhile, on February 7, 2006 O2 plc announced the beginning of the process to delist O2 plc from the London Stock Exchange. The delisting is expected to occur on March 7, 2006.

  Litigation

  On January 27, 2006, the Group was notified of ruling of January 24 mentioned above, with Panel 6 of the Chamber of Judicial Review of the National Appellate Court ruling that the appeal filed by ACCTER was inadmissible and rejecting that lodged by Mr. Fabian López against the decision of June 19, 2003 made by the Spanish National Securities Market Commission (CNMV) to authorize the takeover bid by Telefónica, S.A. for Terra Networks S.A.

  Memorandum of understanding with the Argentine government.

  On February 15, 2006, Telefónica Argentina, S.A. signed a memorandum of understanding with the Argentine government as a prerequsite to reaching an agreement to renegotiate the transfer contract approved by Royal Decree-Law 2332/90 pursuant to the provisions of Article 9º of Law 25,561.

  Among other issues, this memorandum of understanding envisages the suspension by Telefónica de Argentina, S.A. and Telefónica, S.A., for a period of 210 working days, of the procedure for all claims, appears and demands planned or underway, with the administrative, arbitrational or legal courts of Argentina or abroad, which are based on facts or measures taken from the emergency situation established by Law Nº 25,561 with regard the Transfer Contract and the licence granted to the Company (see Note 21). This suspension shall be levied 30 days after the completion of the Public Hearing to be called by the Public Service Contract Renegotiation and Analysis Unit (Unidad de Renegociación y Análisis de Contratos de Servicios Públicos, or UNIREN) of Argentina to address the memorandum of understanding. This hearing has yet to be called.

  Formal complaint by the European Commission

  The European Commission (EC) has announced its decision to initiate formal proceedings against Telefónica via notification dated February 22, 2006 of a list of charges and preliminary conclusions.

  In this list, the EC considers that Telefónica, S.A. and its Telefónica de España, S.A.U., Telefónica Data España, S.A.U. and Terra Networks España, S.A.U. subsidiaries could, at least in the year 2001, have taken abusive advantage of their dominant position by putting a so-called 'margin squeeze' on broadband internet access prices.

  Deregulation by the CMT of wireline rates.

  The CMT has decided to deregulate retail wireline telephone rates for both individuals and businesses. At its meeting of February 9, 2006, the regulator's Board agreed to eliminate the regulated tariff system of Telefónica known as the price cap for this type of traffic from August 1, 2000.

  The measure, which will come into effect following the publication in the Official State Gazette (Boletín Oficial del Estado), implies the end of the current price cap on telephone traffic from the wireline network. From then, the market rather than the government will set the maximum price.

  Interim dividend charged to 2005 income

  At its meeting of February 28, 2006, Telefónica, S.A.'s Board of Directors based on the financial information furnished to it, agreed, pursuant to Article 216 of the Spanish Corporation Law, to distribute a fixed interim dividend out of 2005 income of a gross 0.25 euros per share for the Company's outstanding shares carrying dividend rights, up to a maximum total amount of 1,230.28 million euros, proposing that this interim dividend be paid on May 12, 2006 (see Note 3).

  ACCOUNTING STATEMENT SUPPORTING THE DISTRIBUTION OF THE INTERIM DIVIDEND:

Millions of euros
Income obtained by the parent company from January 1, 2005 through December 31, 2005.	1,754.39
Mandatory appropriation to reserves	(64.15)
Unrestricted income	1,690.24
Proposed interim dividend (maximum amount)	1,230.28

  CASH POSITION:

  As shown in the Telefónica, S.A. 2005 individual annual accounts prepared by the Board of Directors at its meeting of February 28, 2006, at December 31, 2005, there was sufficient liquidity for the payment of dividends. This liquidity also existed at February 17, 2006, as evidenced by the following statement of liquidity:

Funds available for distribution	Millions of euros
Cash and cash equivalents	683.00
Unused credit facilities	6,750.00
Proposed interim dividend (maximum amount)	(1,230.28)
Difference	6,202.72

    ADDITIONAL NOTE FOR ENGLISH TRANSLATION

  These financial statements are presented on the basis of International Reporting Standards adopted by the European Union. Consequently, certain accounting practices applied by the Group not conform with generally accepted principles in other countries.

  APPENDIX I.

  Contribution of Group companies to translation differences

  The contributions by Group companies to translation differences of the parent company at December 31, 2005 and 2004 were as follows:

	Millions of euros
Company	12/31/05	12/31/04
Telefónica Internacional Group	1,057.85	(46.31)
Telefónica Móviles Group	683.67	(184.65)
Cesky Telecom Group	120.86	-
Atento Group	6.70	(8.50)
Telefónica Contenidos Group	0.38	4.02
Telefónica Publicidad e Información Group	5.51	0.74
Telefónica de España Group	0.06	0.06
T- Gestiona Group	1.31	(0.30)
Other companies and intergroup transactions	(49.97)	(73.34)

Total Telefónica Group	1,826.37	(308.28)

SUBSIDIARIES, ASSOCIATES AND INVESTEES AS OF 12/31/2005 (millions of euros)

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN

	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	CARRYING AMOUNT	METHOD	CONSOLIDATION (10)

Telefónica de Contenidos , S.A.U. (SPAIN) (*) (**) (1) (6) (9)	100.00%		100.00%	2,163.60	(948.54)	-	78.83	2,241.88	FC	-
Organization and operation of multimedia service-related businesses
Paseo de la Castellana, 141 - 28046 Madrid
Telefónica Media Argentina, S.A. (ARGENTINA) (1)		100.00%	100.00%	4.85	(7.24)	-	-	790.72	FC	-
Participation in media-related businesses
Tucumán, 1 Pta.17º - Buenos Aires
Atlántida Comunicaciones, S.A. (ARGENTINA) (1) (6)		100.00%	100.00%	491.88	(567.37)	-	89.98	-	FC	-
Free-to-air TV and radio
Tucumán, 1 Pta.20 - Buenos Aires
Other shareholdings		N/A	N/A	N/A	N/A	N/A	N/A	N/A	EM	0.06
Telefónica Servicios Audiovisuales, S.A. (SPAIN) (*) (**) (1)		100.00%	100.00%	6.01	13.95	-	0.28	8.37	FC	-
Provision of all type of audiovisual telecommunications services
Virgilio, 2 - Edificio 2 - Ciudad de la Imagen (*) - 28223 Madrid
Andalucía Digital Multimedia, S.A. (SPAIN)		24.00%	24.00%	1.26	(0.98)	-	-	0.43	EM	0.02
Development of the audiovisual industry in Andalusia
Edificio Azul, Parque Tecnológico de Andalucía - Málaga
Hispasat, S.A. (SPAIN) (2)		13.23%	13.23%	121.95	158.01	-	12.72	17.59	EM	38.73
Operation of a satellite telecommunications system
Gobelas, 41 - 28023 Madrid
Telefónica Servicios de Música, S.A.U. (SPAIN) (*) (**) (4)		100.00%	100.00%	1.36	(0.01)	-	1.15	2.79	FC	-
Provision of telemarketing services
Luchana, 23, 1º - 28010 Madrid
Sogecable, S.A. (SPAIN) (1) (6) (11)	1.60%	22.23%	23.83%	267.13	29.17	-	7.73	1,064.70	EM	675.94
Indirect management of public service television
Gran via, 32 - 3ª Pta. - 28013 Madrid
Patagonik Film Group, S.A. (ARGENTINA) (2)		30.00%	30.00%	2.42	(0.42)	-	-	8.58	EM	0.74
Audiovisual content producer
Godoy Curz, 1540 - 1414 Buenos Aires
Other Shareholdings (1)		N/A	N/A	N/A	N/A	N/A	N/A	13.28	C	13.28

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.
	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)

Endemol Holding, N.V. (NETHERLANDS) (1) (6)	99.70%		99.70%	0.69	271.90	-	334.82	842.16	FC	-
Holding company
Bergweg 70, 1217 SC Hilversum
Endemol Investment B.V. (NETHERLANDS) (1)		100.00%	99.70%	0.67	275.96	-	293.77	N/A	FC	-
Holding company. Financing and operation of intellectual property rights
Bergweg 70, 1217 SC Hilversum
Endemol Holding France (3)		100.00%	99.70%	100.04	(83.31)	-	(17.91)	N/A	FC	-
Holding and service company
Endemol France (Holding) SAS (FRANCE) (3)		100.00%	99.70%	0.04	(0.60)	-	34.06	N/A	FC	-
Holding and service company
8-10 rue Torricelli, 75017 Paris, France
Endemol NV (NETHERLANDS) (1) (11)		75.00%	74.77%	12.50	109.79	-	-	N/A	FC	-
Holding company. Financing and operation of intellectual property rights
Bergweg 70, 1217 SC Hilversum
Endemol Holding BV (NETHERLANDS) (1)		75.00%	74.77%	0.02	127.77	-	(3.49)	N/A	FC	-
Holding company. Financing and operation of intellectual property rights
Bergweg 70, 1217 SC Hilversum
Endemol International B.V. (NETHERLANDS) (1)		75.00%	74.77%	0.02	3.75	-	7.31	N/A	FC	-
Audiovisual content producer
Bergweg 70, 1217 SC Hilversum
Endemol Nederland Holding, B.V. (NETHERLANDS) (1)		75.00%	74.77%	0.02	2.05	-	0.85	N/A	FC	-
Holding and financial company
Bergweg 70, 1217 SC Hilversum
Endemol Nederland, B.V. (NETHERLANDS) (1)		75.00%	74.77%	0.30	(1.76)	-	7.93	N/A	FC	-
Radio and television broadcasting and production
Van Cleeffkade 15, 1431 BA Aalsmeer
Endemol International Distribution (NETHERLANDS) (1)		75.00%	74.77%	0.02	(3.50)	-	0.88	N/A	FC	-
Sale and operation of audiovisual rights
Bergweg 70, 1217 SC Hilversum
Stokvis & Niehe Produkties B.V. (NETHERLANDS)		63.75%	63.56%	0.04	(0.69)	-	2.99	N/A	FC	-
Sale and operation of audiovisual rights
Laren
625 TV Produkties B.V. (NETHERLANDS)		75.00%	74.77%	0.02	0.43	-	0.30	N/A	FC	-
Sale and operation of audiovisual rights
Almere
TVBV B.V. (NETHERLANDS)		52.50%	52.34%	0.02	(0.15)	-	0.65	N/A	FC	-
Sale and operation of audiovisual rights
Almere

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Endemol International Bookings B.V. (NETHERLANDS)		75.00%	74.77%	-	0.02	-	-	N/A	FC	-
Sale and operation of audiovisual rights
Bergweg 70, 1217 SC Hilversum
Crossmedia B.V. (NETHERLANDS)		45.00%	44.86%	0.02	0.01	-	0.15	N/A	FC	-
Sale and operation of mobile games
Laren
Endemol Finance B.V. (NETHERLANDS) (1)		75.00%	74.77%	9.08	75.64	-	8.70	N/A	FC	-
Finance company
Bergweg 70, 1217 SC Hilversum
Endemol Argentina S.A. (ARGENTINA) (1)		48.75%	48.60%	0.15	1.36	-	(0.59)	N/D	FC	-
Presentation and filming by any audiovisual medium
Dr. E. Ravignani 1470, C1414 CPJ - Buenos Aires
Endemol USA, Inc. (USA) (1)		75.00%	74.77%	-	4.17	-	19.73	N/D	FC	-
All the activities permitted by California law, except for certain activities such as banking
9255 Sunset Blvd, Suite 1100 - Los Angeles - 90069 California
True Entertainment LLC (USA) (1)		50.25%	50.10%	-	(1.08)	-	1.72	N/D	FC	-
All the activities permitted by Delaware law
435 West 19th Street - NY1011 New York
Endemol Mexico S.A. de CV (MEXICO) (1)		37.50%	37.39%	0.00	3.12	-	0.25	N/D	PC	-
Development and production of TV programs and series
Vasco de Quiroga 2000, Colonia Santa Fé, Delegacion Guajimalpa, Mexico D.F. 01210
Endemol Globo, S.A. (BRAZIL) (1)		37.50%	37.39%	0.18	(0.40)	-	1.58	N/D	PC	-
Development, exploitation and distribution of audiovisual formats and programs
Av. das Americas 700, B2 Sala 301, Rio de Janeiro
Endemol Belgium, N.V. (BELGIUM) (1)		75.00%	74.77%	1.56	(0.98)	-	1.62	N/D	FC	-
Television, theater, video, film and other productions
Schaliënhoevedreef 20E, B-2800 Mechelen
Endemol-Neovision S.p.z.o.o. (POLAND) (1)		75.00%	74.77%	0.02	0.12	-	(0.06)	N/D	PC	-
Radio- and television-related activities
Ul. Dominikanska 25A, 02-738 - Warsaw
Endemol Produçoes Televisivas Portugal, Lda. (PORTUGAL) (1)		75.00%	74.77%	0.05	1.69	-	1.09	N/D	FC	-
Production, exchange and distribution of TV productions
Rua Tierno Galvan, Torre 3, 8' Piso, sala 801, 1070 Lisbon
Endemol South Africa (SOUTH AFRICA) (1)		50.00%	49.85%	0.13	(0.00)	-	0.82	N/D	FC	-
Production of TV programs
5 Concourse Crescent, Lonehill, 2021 - Johannesburg
Endemol Deutschland, GmbH (GERMANY) (1)		75.00%	74.77%	0.03	(4.27)	-	9.31	N/D	FC	-
Cinema, television and theater production
Am Coloneum 3-7, D-50798 Cologne, Germany

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Meta GmbH (GERMANY) (1)		48.75%	48.60%	0.05	0.55	-	(0.05)	N/D	FC	-
Cinema, television and theater production
Berlin, Germany
Endemol Italia Holding e Servizi, S.P.A. (ITALY) (1)		75.00%	74.77%	10.36	-	-	(19.39)	N/D	FC	-
Production and exploitation of cinema films and and TV films and series
Via Monte Zebio 32, 00195 - Rome
Endemol Italia (Holding), S.P.A. (ITALY) (1)		75.00%	74.77%	0.11	13.89	-	7.35	N/D	FC	-
Production and exploitation of cinema films and and TV films and series
Via Monte Zebio 32, 00195 - Rome
Palomar, S.p.A. (ITALY) (1)		51.38%	51.22%	0.58	3.16	-	0.24	N/D	FC	-
Production and exploitation of cinema films and and TV films and series
Via Silvio Pellico 24, 00195 - Rome
Endemol UK Holding, Ltd. (UK) (1)		75.00%	74.77%	21.25	(3.45)	-	7.88	N/D	FC	-
Holding company
Shepherds Building Central, Charecroft Way, Shepherds Bush, W14 OEE - London
B&B Endemol (SWITZERLAND) (1)		37.50%	37.39%	0.07	0.06	-	2.79	N/D	PC	-
TV program and film production
Carmenstrasse 12, CH 8032 - Zurich
Endemol Russia Holding B.V. (NETHERLANDS) (1)		60.00%	59.82%	0.10	(0.09)	-	(0.01)	N/D	FC	-
Holding company
Bergweg 70, 1217 SC Hilversum
Endemol Moscow 0000 (RUSSIA) (1)		60.00%	59.82%	0.08	(0.03)	-	(0.07)	N/D	FC	-
TV program production and related activities
Moscow Russia
Endemol Southern Star Plc Ltd (AUSTRALIA) (1)		38.25%	38.13%	0.00	0.01	-	6.97	N/D	FC	-
TV program and film production
Sydney, Australia
Endemol Chile Holding S.L. (CHILE) (1)		75.00%	74.77%	0.02	0.07	-	-	N/D	FC	-
Holding company
Santiago de Chile
Endemol Chile S.A. (CHILE) (1)		48.75%	48.60%	0.02	0.06	-	(0.34)	N/D	FC	-
TV program production and related activities
Santiago de Chile
Endemol Andino SA (COLOMBIA)		38.25%	38.13%	0.04	(0.01)	-	(0.23)	N/D	FC	-
TV program production and related activities
Calle 63F # 32 -15 - Bogotá
Endemol España Holding, S.L. (SPAIN) (1)		75.00%	74.77%	0.47	28.58	-	(3.71)	N/D	FC	-
Holding company
Latorre & Asociados, Velasquez 21, 3o O, 28001 - Madrid

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Gestmusic Endemol, S.A. (SPAIN) (1)		75.00%	74.77%	0.06	16.62	-	7.14	N/D	FC	-
TV program production and related activities
Sta. Elionor 3, 08024 - Barcelona
Zeppelin Televison, S.A. (SPAIN) (1)		75.00%	74.77%	0.07	6.66	-	9.09	N/D	FC	-
Development and production of audiovisual media
Avda de Manoteras 18-6a Planta, 28050 - Madrid
Other Holdings (1)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	EM	15,37
Cesky Telecom, a.s. (CZECH REPUBLIC) (1) (11)	69.41%		69.41%	1,072.54	2,084.18	-	118.03	3,662.53	FC	-
Telecommunications service provider
Olsanska 55/5 - Prague 3, 130 34
Eurotel Praha, spol. s.r.o. (CZECH REPUBLIC) (1)		100.00%	69.41%	40.33	526.58	-	104.60	1,015.38	FC	-
Mobile telephony and internet services
Vyskocilova cp. 1442/1b - Prague 4, 140 21
SPT Telecom Finance, B.V. (NETHERLANDS) (1)		100.00%	69.41%	0.02	N/A	-	N/A	0.02	FC	-
Financing of other Group entities
Teleportboulevard 140 - Amsterdam 1043EJ, The Netherlands
Omnicom Praha, spol. s.r.o. (CZECH REPUBLIC) (1)		100.00%	69.41%	0.33	0.47	-	0.10	1.03	FC	-
Telecommunications network and consultancy services
Bryksova818/48 - Prague 9
Czech Telecom Germany GmbH (GERMANY) (1)		100.00%	69.41%	0.03	0.88	-	(0.01)	0.93	FC	-
Data transmission services
Hanauer Landstrasse 300a, Frankfurt am Main 604 13, Germany
Czech Telecom Austria GmbH (AUSTRIA) (1)		100.00%	69.41%	0.04	0.34	-	0.02	0.36	FC	-
Data transmission services
Shuttleworthstrasse 4-8, Vienna 12310, Austria
Czech Telecom Slovakia, s.r.o. (SLOVAK REPUBLIC) (1)		100.00%	69.41%	0.01	0.09	-	0.03	0.01	FC	-
Data transmission services
Kutlíkova 17, Bratislava 852 50
CenTrade, a.s. (CZECH REPUBLIC) (1)		86.50%	60.04%	19.98	(19.92)	-	0.23	33.47	FC	-
E-Business company providing market place services
Olsanska 55/5 - Prague 3, 130 34
Terra Lycos Holding, B.V. (NETHERLANDS)	100.00%		100.00%	0.02	-	-	-	0.02	C	0.02
Sale of software licenses
Koningslaan, 34. 1075 AD Amsterdam - Netherlands
Terra Lycos Intangibles, S.A. (SPAIN) (*) (**)	100.00%		100.00%	0.66	13.24	-	-	19.29	FC	-
Internet service provider
Vía Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
LE Holding Corporation (USA)	100.00%		100.00%	N/D	N/D	N/D	N/D	N/D	FC	-
Holding company
Corporation Trust Center, 1209 Orange Street - Wilmington, Delaware
Lycos Europe, N.V. (NETHERLANDS) (3) (11)		32.10%	32.10%	3.12	141.95	-	(11.10)	47.88	EM	40.60
Internet portal
Richard Holkade 30-34, Haarlem - Netherlands

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Centro de Investigación y Experimentación de la Realidad Virtual, S.L. (SPAIN) (*) (**)	100.00%		100.00%	0.01	N/D	N/D	N/D	10.08	FC	-
Design of communications products
Vía de Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Corporation Real Time Team, S.L. (SPAIN)		100.00%	100.00%	0.02	N/D	N/D	N/D	12.40	FC	-
Internet design, advertising and consulting
Claudio Coello, 32, 1º ext. - Madrid
UNO-E Bank, S.A. (SPAIN)	33.00%		33.00%	80.32	31.15	N/D	N/D	189.83	C	189.83
E-banking
Julián Camarillo, 4, Edificio C, 28037 - Madrid
Terra Networks Asociadas, S.L. (SPAIN) (*) (**) (4)	100.00%		100.00%	6.11	(23.79)	-	(0.47)	61.12	FC	-
Holding company
Vía de Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Terra Business Travel, S.A. (SPAIN) (*) (**) (4)		100.00%	100.00%	0.56	(0.01)	-	(0.13)	0.56	FC	-
Travel agency
Vía Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Maptel Networks, S.A.U. (SPAIN) (*) (**) (4)		100.00%	100.00%	-	-	-	-	2.41	FC	-
Design, development, roll-out and sale of digital maps
Plaza Santa María Soledad Torres Acosta, 1- 5º - 28004 Madrid
Ifigenia Plus, S.L. (SPAIN) (*) (**) (8)		100.00%	100.00%	0.14	(2.88)	-	(0.10)	10.11	FC	-
Vertical education portal and cultural content developer
Plaza Santa María Soledad Torres Acosta, 1- 5º - Madrid
Educaterra, S.L. (SPAIN) (*) (**) (4)		100.00%	100.00%	0.69	0.97	-	0.24	6.30	FC	-
Vertical e-learning portal
Paseo de la Castellana 141, Edificio Cuzco IV - 5ª Planta, Madrid.
Azeler Automoción, S.A. (SPAIN) (**) (4) (6)		100.00%	100.00%	-	-	-	-	7.32	FC	-
Motorcycle portal
Paseo de la Castellana, 141 - Edificio Cuzco IV - Madrid
Red Universal de Marketing y Bookings Online, S.A. (SPAIN) (6)		50.00%	50.00%	0.90	(6.71)	-	2.01	7.50	EM	-
Online travel agency
Proción 1 y 3 La Florida - 28023 - Madrid
Inversis Networks, S.A. (SPAIN)		5.45%	5.45%	68.80	N/D	N/D	N/D	12.81	C	12.81
Telematic and computer systems and applications
C/ Arrastacía, 13 . Poligono de las Mercedes. Madrid
Terra Networks Marocs, S.A.R.L. (MOROCCO) (7)	100.00%		100.00%	0.03	N/D	N/D	N/D	0.03	C	0.03
Inactive company
332 Boulevard Brahim Roudani, Casablanca

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.
	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Terra Networks Serviços de Acceso a Internet e Trading Ltd. (PORTUGAL) (7)	100.00%		100.00%	0.01	N/D	N/D	N/D	0.01	C	0.01
Inactive company
Avda. Arriaga, 73-2º andar, sala 212 - Freguesia de Se, Concelho do Funchal (Madeira)
Terra Networks España, S.A. (SPAIN) (1) (*) (**)	100.00%		100.00%	-	-	-	-	93.97	FC	-
ISP and Portal
Vía Dos Castillas, 33 - Comp. Ática Ed. 1, 1ª Plta. Pozuelo de Alarcón - 28224 Madrid
Telefónica International Wholesale Services, S.L. (SPAIN) (*) (**) (1)	92.51%	7.49%	100.00%	229.89	22.84	-	(7.04)	212.88	FC	-
International services provider
Gran Vía, 28 - 28013 Madrid
Telefónica International Wholesale Services America, S.A. (URUGUAY) (1)		100.00%	100.00%	427.68	(210.94)	-	(59.39)	499.05	FC	-
Provision of high bandwidth communications services
Luis A. de Herrera, 1248 Piso 4 - Montevideo
Emergia Argentina, S.A. (ARGENTINA) (1)		100.00%	100.00%	21.27	(17.97)	-	(3.99)	(0.68)	FC	-
Provision of high bandwidth communications services
Paraguay, 1345 Piso 6 - Buenos Aires
Emergia Participacoes, Ltd. (BRAZIL) (1)		100.00%	100.00%	52.96	29.31	-	(2.48)	21.16	FC	-
Provision of high bandwidth communications services
Rua Martiniano de Carvalho, n°851, 16° andar, Bela Vista
Emergia Brasil, Ltd. (BRAZIL) (1)		100.00%	100.00%	-	-	-	-	N/D	FC	-
Provision of high bandwidth communications services
Av. Brigadeiro Faria Lima, 1188 Piso 8º - San Pablo
Telefónica International Wholesale Services Chile, S.A. (CHILE) (1)		100.00%	100.00%	30.71	(13.87)	-	(1.98)	14.86	FC	-
Provision of high bandwidth communications services
Ricardo Lyon, 222 Piso 14 - Santiago de Chile
Telefónica International Wholesale Services Perú, S.A.C. (PERU) (1)		100.00%	100.00%	16.89	(12.42)	-	(3.06)	1.42	FC	-
Provision of high bandwidth communications services
Av. de la Floresta, 497 Piso 5 - San Borga
Telefónica International Wholesale Services USA, Inc. (USA) (1)		100.00%	100.00%	29.26	(22.38)	-	(4.80)	2.08	FC	-
Provision of high bandwidth communications services
1221 Brickell Avenue, Piso 6 - 33131 Miami (Florida)
Telefónica International Wholesale Services Guatemala, S.A. (GUATEMALA) (1)		100.00%	100.00%	13.51	(4.02)	-	(2.20)	7.30	FC	-
Provision of high bandwidth communications services
Blvd. Los Próceres, 5-56 Piso 11, zona 10 - Ciudad de Guatemala
Telefónica International Wholesale Services Puerto Rico, Inc. (PUERTO RICO) (5)		100.00%	100.00%	20.07	(5.56)	-	(2.57)	11.94	FC	-
Provision of high bandwidth communications services
Metro Office Park Edificio 17, Calle 2, Suite 600 - Guaynabo
Telefónica Datacorp, S.A.U. (SPAIN) (*) (**) (1)	100.00%		100.00%	1,226.76	(525.95)	-	18.05	1,335.81	FC	-
Provision and exploitation of telecommunications services
Gran Vía, 28 - 28013 Madrid
Telefónica Empresas Mexico, S.A. De C.V. (MEXICO) (1)		49,00%

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Data Mexico Holding (MEXICO) (1)		100.00%	100.00%	29.10	(26.38)	-	(2.35)	42.78	FC	-
Global telecommunications services
Mexico
Telefónica Empresas Mexico, S.A. De C.V. (MEXICO) (1)		51.00%	100.00%	50.17	(44.03)	-	(4.94)	40.94	FC	-
Global telecommunications services
Sierra Santa Rosa, 61 - Lomas de Chapultepec - 11.650 Mexico DF
Katalyx Mexico, S.A. de C.V. (MEXICO) (1)		100.00%	100.00%	9.44	(9.97)	-	0.63	9.94	FC	-
Administrative management services
Boulevard Avila Camacho, 24 - Mexico D.F.
Telefónica Data Colombia, S.A. (COLOMBIA) (1)		100.00%	65.00%	1.00	13.25	-	(5.63)	36.67	FC	-
Global telecommunications services
Santa Fé de Bogotá
Other shareholdings		N/A	N/A	N/D	N/D	N/D	N/D	-	C	-
Telefónica Data do Brasil, Ltda. (BRAZIL) (1)		100.00%	100.00%	137.48	15.96	-	(0.19)	249.62	FC	-
Telecommunications services
Rua da Consolaçao, 247 - 6 - Sao Paulo
Telefónica Data Brasil Holding (BRAZIL) (1) (11)		93.98%	93.98%	192.62	3.20	-	2.55	N/D	FC	-
Ownership of companies providing network and telecommunications services
Avda. Brig. Faria Lima, 1188 plta. 7ª andar-parte - Sao Paulo
Telefónica Empresas (BRAZIL) (1)		93.98%	93.98%	85.19	15.81	-	N/D	N/D	FC	-
Provision and exploitation of telecommunications services
Avda. Tamboré, 341/371 - Barueri - Sao Paulo
Telefónica Datos de Venezuela, S.A. (VENEZUELA) (1)		100.00%	100.00%	0.01	0.24	-	0.07	0.02	FC	-
Telecommunications services
Avda. Las Palmas, 3º - 1050 Caracas
Telefónica Data Canadá, Inc. (CANADA)		100.00%	100.00%	N/D	N/D	N/D	N/D	-	C	-
Telecommunications services
44 Chipman Hill, 10th Floor - P.O. Box 7289 New Brunswick ESL 4S6
Telefónica Data Caribe (SPAIN)		10.00%
Telefónica Data USA Inc. (USA) (1)		100.00%	100.00%	0.00	50.34	-	(13.39)	141.86	FC	-
Telecommunications services
1221 Brickell Avenue - 33131 Miami - Florida
Telefónica Data Caribe (*) (**) (SPAIN)		90.00%	100.00%	0.06	(2.02)	-	(0.02)	0.06	FC	-
Global telecommunications services
Beatríz de Bobadilla, 14 - 28040 Madrid
Ipse - 2000 (ITALY) (1)		4.08%
Exploitation of UMTS license
Piazza dei Caprettari, 70 - 00186 Roma

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Empresas Perú, S.A.A. (PERU) (1) (11)		97.07%	97.07%	22.26	4.59	-	4.04	N/D	FC	-
Provision and exploitation of telecommunications services
Jorge Basadre, 592 7º - San Isidro - Lima
Telefónica Data Argentina, S.A. (ARGENTINA) (1) (9) (11)		97.92%	97.92%	27.71	5.86	-	5.41	97.49	FC	-
Provision and exploitation of telecommunications services
Tucumán, 1 plta.18º - 1049 Buenos Aires
Telefónica Soluciones de Informática y Comunicaciones, S.L. (SPAIN) (*) (**)		100.00%	100.00%	16.60	(34.19)	-	(0.67)	16.60	FC	-
Provision and exploitation of telecommunications services
Sor Angela de la Cruz, 3 - Pl. 9ª - 28020 Madrid
Telefonica Deutschland, GMBH (GERMANY) (1)		100.00%	100.00%	2.60	502.76	-	(165.06)	638.54	FC	-
Internet and telecommunications services
Landshuter Allee, 8 - 80637 Munich
Telefónica Data Atlas, S.A. (MOROCCO) (8)		59.86%	59.86%	300 m.DH	N/D	N/D	N/D	0.02	C	0.02
Provision and exploitation of telecommunications services
Tour Bmce, Rond Point Hassan II - Casablanca
Katalyx, Inc. (USA) (1)		100.00%	100.00%	103.17	(112.98)	-	(0.51)	5.18	FC	-
Administrative management services
1221 Brickell Avenue - Miami, Florida
Adquira Mexico, Ltd. (MEXICO) (5)		50.00%	50.00%	7.69	(6.13)	-	(0.31)	N/D	EM	0.62
E-commerce
Boulevard Avila Camacho, 24 - Mexico D.F.
Katalyx Cataloguing Brasil, Ltd. (BRAZIL) (1)		100.00%	100.00%	0.33	(0.33)	-	(0.03)	-	FC	-
E-commerce and cataloging
Rua Joaquim Floriano, 1052 - Sao Paulo
Mercador, S.A. (BRAZIL) (1)		54.00%	54.00%	10.48	(8.80)	-	(0.05)	N/D	EM	0,88
E-commerce
Rua Joaquim Floriano, 1052 - Sao Paulo
Telefónica de España, S.A.U. (SPAIN) (*) (**) (1) (6) (9)	100.00%		100.00%	1,023.68	1,616.91	-	1,494.28	3,033.86	FC	-
Provision of telecommunications services in Spain
Gran Vía, 28 - 28013 Madrid
Telefónica S. de Informática y Comunicaciones de España, S.A.U. (SPAIN) (*) (**) (3)		100.00%	100.00%	6.06	15.30	-	(14.17)	29.49	FC	-
Telecommunications systems, network and infrastructure engineering
Sor Angela de la Cruz, 3 - Pl. 9ª - 28020 Madrid
Telefónica Mobile Solutions Chile, S.A.C. (CHILE) (8)		N/D	N/D	0.19	(1.36)	-	0.11	0.19	FC	-
Equipment and systems engineering activities
Avda. Seminario, 15 - Providencea - Santiago de Chile
Telefónica Mobile Solutions Argentina, S.A. (ARGENTINA)		N/D	N/D	0.22	(0.18)	-	-	0.23	FC	-
Equipment and systems engineering activities
Carlos Pellegrini, 1149 10º - Buenos Aires
Telefónica Sistemas Ingeniería de Productos Guatemala, S.A. (GUATEMALA) (8)		98.00%	98.00%	0.01	(0.22)	-	-	0.01	FC	-
Telecommunications equipment and systems engineering
Guatemala

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.
	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Soluciones de Outsourcing, S.A. (SPAIN) (*) (**) (3)		100.00%	100.00%	1.00	(0.20)	-	(0.14)	0.56	FC	-
Network management and marketing
Goya, 4 - 28001 Madrid
Telefónica Soluciones Sectoriales, S.A. (SPAIN) (*) (**) (4)		100.00%	100.00%	13.73	(3.14)	-	0.25	10.72	FC	-
Consulting services for companies in the communications and IT industries
Av. Burgos, 17-10.º-28036 Madrid
Interdomain, S.A. (SPAIN) (*) (**) (4)		100.00%	100.00%	0.30	0.56	-	0.08	0.78	FC	-
Operation of Internet resources
Fernando El Santo, 15 - 28.010 Madrid
SODETEL, Comercial de Servicios de Telecomunicaciones, S.A. (SPAIN)		50.00%	50.00%	0.12	-	-	-	0.07	EM	0.06
Provision of consulting services, installation and telecommunications services
Parque industrial y de servicios de Mairena del Aljarafe - Sevilla
Portel Servicios Telemáticos, S.A. (SPAIN) (1)		49.00%	49.00%	3.01	0.25	-	-	1.35	EM	1.59
Systems engineering and telecommunications in port areas
Avda. de Partenón, 10 Campo de las Naciones - 28042 Madrid.
Ceuta Innovación Digital, S.L. (SPAIN)		40.00%	40.00%	-	-	-	-	0.02	EM	0.02
Installation and maintenance of communication networks.
Bitel Baleares Innovación Telemática, S.A. (SPAIN)		0.00%	0.00%	-	-	-	-	-	-	-
Provision of services and systems engineering in the IT and communications fields
Paseo Marítimo, 38 A - 07005 Palma de Mallorca
Tecn. e Ing. de Sist. y Serv. Avanzados de Telec., S.A. (TISSAT) (SPAIN) (2)		30.77%	30.77%	0.78	2.12	-	-	0.17	EM	0.89
Systems engineering and marketing of advanced services
Correos, 1 - 46002 Valencia
SEMCA (SPAIN)		16.00%	16.00%	0.75	(0.11)	-	-	0.12	C	0.12
Emergency telephone service in Cantabria
Casimiro Sainz, 4 - Santander
Barcelona Emprend, S.A. (SPAIN)		6.92%	6.92%	3.25	(0.57)	-	(0.08)	0.42	C	0.42
Promotion of non-financial companies
C/ Llacuna, 162 - Barcelona
Barcelona Ventures, S.G.E.C.R. (SPAIN)		6.92%	6.92%	3.25	-	-	-	0.03	C	0.03
Promotion of non-financial companies
C/ Llacuna, 162 - Barcelona
Foment Ciutat Vella, S.A. (SPAIN)		5.00%	5.00%	6.01	0.80	-	-	0.30	C	0.30
Urban projects
C/ Pintor Fortuny, 17-19 - Barcelona
Euroinfomarket, S.A. (SPAIN)(1)		5.00%	5.00%	2.05	(1.28)	-	-	0.02	C	0.02
Servicios On Line Para Usuarios Múltiples, S.A. (SPAIN)		33.33%	33.33%	0.60	1.71	-	-	0.70	EM	0.85
Teleinformática y Comunicaciones, S.A. (TELYCO) (SPAIN) (*) (**) (1)		100.00%	100.00%	2.77	11.16	-	1.48	12.47	FC	-
Promotion, marketing and distribution of telephone and telematic equipment and services
Plaza del Descubridor Diego de Ordás,3 - 28003 Madrid
Telyco Marruecos, S.A. (MOROCCO) (1)		54.00%	54.00%	0.60	0.48	-	1.00	0.32	FC	-
Promotion, marketing and distribution of telephone services
Boulevard Abdelmoumen, 88 - Casablanca

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Telecomunicaciones Públicas, S.A. (SPAIN) (*) (**) (1)		100.00%	100.00%	1.20	85.45	-	3.71	64.12	FC	-
Installation of public telephones
Plaza de Carlos Trías Bertrán, 7 - 28020 Madrid
Telefónica Salud, S.A. (SPAIN)		51.00%	51.00%	0.06	-	-	-	0.03	FC	-
Mangement and operation of telcommunications and public television services.
Avda. de Pirineos, 9 - Nave Industrial 15 - San Sebastián de los Reyes - Madrid
Adquira Spain, S.A. (SPAIN) (2)		20.00%	20.00%	1.56	5.68	-	(2.13)	7.64	EM	0.07
E-commerce
Goya, 4, 4ª planta - Madrid
Other shareholdings		N/A	N/A	N/A	N/A	N/A	N/A	0.02	C	0.02
Telefónica Data España, S.A.U. (SPAIN) (*) (**) (1)		100.00%	100.00%	39.27	112.24	-	63.08	157.25	FC	-
Data transmission
Beatríz de Bobadilla, 18 - 28040 Madrid
Telefónica Cable, S.A. (SPAIN) (*) (**) (7)		100.00%	100.00%	3.05	(17.08)	-	(6.02)	29.58	FC	-
Cable telecommunication services
Virgilio, 2 - Edificio 2 - Ciudad de la Imagen (*) - 28223 Madrid
Telefónica Cable Menorca, S.A. (SPAIN) (*) (**)		100.00%	100.00%	0.60	(0.13)	-	0.01	0.56	FC	-
Cable television systems and value-added services
Santiago Ramón y Cajal, 13 - Mahón - Menorca
Telefónica Cable Galicia, S.A. (SPAIN) (*) (**) (7)		85.00%	85.00%	0.60	0.11	-	0.01	0.53	FC	-
Cable television systems and value-added services
Ronda de Outerio, 1-3 - A Coruña
Sociedad General de Cablevisión Canarias, S.A. (SPAIN) (*) (**) (7)		100.00%	100.00%	0.06	0.01	-	-	1.17	FC	-
Cable television systems and value-added services
Alcalde Mandillo Tejera, 8 - 38007 Santa Cruz de Tenerife
Telefónica Media Internacional y de Contenidos USA, Inc. (USA) (8)	100.00%		100.00%	-	(4.25)	-	(0.02)	0.33	C	0.33
Provision of media services in the USA
1221 Brickell Av. - Miami
Telefónica (USA) Advisors, Inc. (USA) (8)	100.00%		100.00%	N/D	N/D	N/D	N/D	0.87	C	0.87
All the activities permitted by Delaware State law
1013 Center Road, Wilmington - County of Newcastle - Delaware
Taetel, S.L. (SPAIN) (*) (**)	100.00%		100.00%	28.25	5.66	-	0.50	28.25	FC	-
Acquisition, holding and disposal of shares and ownership interests in other companies
Beatríz de Bobadilla, 3 - 28040 Madrid
Lotca Servicios Integrales, S.L. (SPAIN) (*) (**) (4)	100.00%		100.00%	16.93	-	-	(0.52)	16.93	FC	-
Holding and operation of aircraft and the lease thereof.
Gran Vía, 28 - 28013 Madrid
Telefónica Ingeniería de Seguridad, S.A. (SPAIN) (*) (**) (2)	100.00%		100.00%	0.90	(3.39)	-	(0.60)	3.58	FC	-
Security services and systems
Condesa de Venadito, 1 - 28027 Madrid
Telefónica Engenharia de Segurança (BRAZIL) (2)		99.99%	99.99%	2.97	(1.85)	-	(3.49)	3.07	FC	-
Security services and systems
Rua Haddock Lobo, 337 2º andar, conjunto 21 - 01414-001 - Sao Paulo

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.
	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Ingeniería de Seguridad México, S.A. de C.V. (MEXICO) (2)		65.00%	65.00%	0.72	(0.80)	-	(0.42)	0.61	FC	-
Security services and systems
Ciudad de México, Distrito Federal
Telefónica Capital, S.A. (SPAIN) (*) (**) (3)	100.00%		100.00%	7.00	44.84	-	5.07	18.12	FC	-
Finance company
Gran Vía, 28 - 28013 Madrid
Fonditel Pensiones, Entidad Gestora de Fondos de Pensiones, S.A. (SPAIN) (3)		70.00%	70.00%	15.70	24.50	-	9.55	22.45	FC	-
Administration of pension funds
Pedro Teixeira nº 8 - 3ª P. - 28020 Madrid
Fonditel Gestión, Sociedad Gestora de Instituciones de Inversión Colectiva, S.A. (SPAIN) (*) (**) (3)		100.00%	100.00%	1.50	0.58	-	6.33	1.50	FC	-
Administration and representation of collective investment institutions
Pedro Teixeira nº 8 - 3ª P. - 28020 Madrid
Fonditel Valores, Agencia de Valores, S.A. (SPAIN) (*) (**) (3)		100.00%	100.00%	3.00	0.40	-	0.13	3.00	FC	-
Investment Services
Pedro Teixeira nº 8 - 3ª P. - 28020 Madrid
Tele Pizza, S.A. (SPAIN)		4.13%	4.13%	N/D	N/D	N/D	N/D	N/D	C	21.35
Pizza restaurant and home delivery
Isla Graciosa, nº 7. San Sebastián de los Reyes - Madrid
Catalana D'Iniciatives, C.R. , S.A. (SPAIN)		5.99%	5.99%	30.86	31.24	-	(1.85)	4.04	C	3.73
Promotion of non-financial companies
Passeig de Gracia, 2 - 2ºB - 08007 Barcelona.
Ateseco Comunicación, S.A. (SPAIN) (*) (**) (1)	100.00%		100.00%	6.12	41.70	-	0.70	107.57	FC	-
Holding company
C/ Gran Vía, 28 - 28.013 Madrid
Atento N.V. (NETHERLANDS) (1) (6)	91.35%		91.35%	0.12	12.82	(2.16)	48.22	302.71	FC	-
Telecommunications service provider
Locatellikade, 1 - 1076 AZ Amsterdam
Procesos Operativos, S.A. (SPAIN) (1)		100.00%	91.35%	0.06	2.10	(2.74)	1.28	0.76	FC	-
Provision of telematic services (telemarketing, help line and call-center activities in general)
Isla Sicilia, 3 - 28034 Madrid
Atento Teleservicios España, S.A. (SPAIN) (1)		100.00%	91.35%	1.38	44.46	(20.00)	4.58	23.93	FC	-
Provision of promotion, marketing and market research services relating to direct marketing
Santiago de Compostela, 94 - 7ª - 28035 Madrid
Tempotel, Empresa de Trabajo Temporal, S.A. (SPAIN) (1)		100.00%	91.35%	0.06	1.04	-	0.23	0.06	FC	-
Temporary employment agency
Príncipe de Vergara,28 Madrid
Atento Servicios Técnicos y Consultoría, S.L. (SPAIN) (1)		100.00%	91.35%	0.01	0.49	-	0.36	0.01	FC	-
Study, development and performance of projects and system-related services
Santiago de Compostela, 94 - 7ª - 28035 Madrid
Servicios Integrales de Asistencia y Atención, S.L. (SPAIN) (1)		100.00%	91.35%	0.01	-	(0.04)	0.26	0.01	FC	-
Management of specialized employment centers for disabled workers
Santiago de Compostela, 94 - 7ª - 28035 Madrid

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Atento Brasil, S.A. (BRAZIL) (1)		100.00%	91.35%	249.75	(158.00)	(3.27)	15.24	195.88	FC	-
Provision of call-center services
Av. Maria Coelho de Aguiar, 215 - Bloco B, 8 - 05804-900 Sao Paulo
Atento Puerto Rico, Inc. (PUERTO RICO) (5)		100.00%	91.35%	7.12	(1.69)	-	2.44	8.22	FC	-
Provision of call-center services
Valencia Park calle 2 edificio 17 suite 600, Guaynabo - Puerto Rico 00968
Atento Colombia, S.A. (COLOMBIA) (5)		100.00%	91.35%	1.55	4.35	-	2.86	7.63	FC	-
Provision of call-center services
Santa Fé de Bogotá
Atento Maroc, S.A. (MOROCCO) (1)		100.00%	91.35%	4.15	(3.23)	-	0.35	3.56	FC	-
Provision of call-center services
Bd Abdelmoumen, Angle rue Errazi et Charles Lebrun - Casablanca
Atento Venezuela, S.A. (VENEZUELA) (1)		100.00%	91.35%	11.16	(7.42)	-	3.86	8.78	FC	-
Provision of call-center services
Caracas D.F.
Atento Centroamérica, S.A. (GUATEMALA) (1)		100.00%	91.35%	15.95	(10.10)	-	0.43	12.23	FC	-
Provision of call-center services
14 Calle 3-51 Zona 10 Edificio Murano Center 18 Nivel - Departamento de Guatemala
Atento El Salvador, S.A. de C.V. (EL SALVADOR) (1)		7.41%	91.35%	4.40	2.47	-	1.14	0.28	FC	-
Provision of call-center services
Ciudad de San Salvador
Atento de Guatemala, S.A. (GUATEMALA) (1)		100.00%	91.35%	14.76	(8.22)	-	3.05	12.40	FC	-
Provision of call-center services
Ciudad de Guatemala
Atento El Salvador, S.A. de C.V. (EL SALVADOR) (1)		92.59%
Atento Holding Chile, S.A, (CHILE) (1)		100.00%	91.35%	38.85	(1.91)	-	4.13	30.13	FC	-
Holding company
Ciudad y Comuna de Santiago
Atento Argentina, S.A. (ARGENTINA) (1)		100.00%	91.35%	18.05	(21.85)	-	3.39	0.22	FC	-
Provision of call-center services
Avda. de Mayo, 645 P.1º - Buenos Aires
Atento Chile, S.A. (CHILE) (1)		70.00%	77.60%	21.72	0.31	(7.19)	8.40	12.88	FC	-
Provision of call-center services
Diagonal Paraguay, 386 - Santiago de Chile
Nexcom (CHILE) (1)		100.00%	77.60%	1.73	(1.06)	-	(0.12)	1.07	FC	-
Provision of call-center services
Ciudad de Santiago de Chile
Atento Educación, Ltda. (CHILE) (1)		100.00%	77.60%	0.01	0.15	-	0.12	0.01	FC	-
Provision of call-center services
Ciudad de Santiago de Chile
Atento Recursos, Ltda. (CHILE) (1)		100.00%	77.60%	0.01	(0.30)	-	0.01	0.01	FC	-
Provision of call-center services
Ciudad de Santiago de Chile

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Atento Perú, S.A.C. (PERU) (1)		70.00%	93.40%	7.15	(2.41)	-	2.84	12.84	FC	-
Provision of call-center services
C/ Jiron Camaná, 654 - 01 Lima
Atento Italia, S.R.L. (ITALY) (8)		100.00%	91.35%	0.01	(2.34)	-	-	6.08	FC	-
Provision of call-center services
Via Lamaro, edif. D/2 - Roma
Atento Mexicana, S.A. De C.V. (MEXICO) (1)		100.00%	91.35%	5.36	2.26	(3.08)	6.53	4.10	FC	-
Provision of call-center services
Ciudad de México
Atento Atención y Servicios, S.A. De C.V. (MEXICO) (1)		100.00%	91.35%	0.01	0.02	-	0.06	0.01	FC
Provision and receipt of all manner of administrative, professional and consultation services.
Ciudad de México
Atento Servicios, S.A. De C.V. (MEXICO) (1)		100.00%	100.00%	0.02	0.58	-	0.44	0.02	FC	-
Provision of call-center services
Ciudad de México
Telefónica Investigación y Desarrollo, S.A. (TIDSA) (SPAIN) (*) (**) (3)	100.00%		100.00%	6.01	60.30	-	4.39	6.01	FC	-
Telecommunications research activities and projects
Emilio Vargas, 6 - 28043 Madrid
Telefónica Investigación y Desarrollo de Mexico, S.A. de C.V. (MEXICO) (5)		100.00%	100.00%	-	0.08	-	0.68	0.01	FC	-
Telecommunications research activities and projects
Prol. Paseo de la Reforma, 1.200 - P.5 - 05348 Col. Santa Fe Cruz Manca D.F. Mexico
Telefônica Pesquisa e Desenvolvimento do Brasil (BRAZIL) (4)		99.99%	99.99%	0.17	0.67	-	1.73	0.20	FC	-
Telecommunications research activities and projects
Rua Brigadeiro Galvao, 291 - 7º Anadar - 01151-000 Sao Paulo
Communicapital Inversiones, S.A.U. (SPAIN) (5)	100.00%		100.00%	6.00	(54.94)	-	(6.62)	6.00	C	6.00
Global telecommunications fund
Gran Vía, 28 - 28013 Madrid
Compañía Española de Tecnología, S.A. (SPAIN) (*) (**) (3)	100.00%		100.00%	4.56	(0.36)	-	(0.05)	10.71	FC	-
Promotion of business initiatives and holding of real estate assets
Villanueva, 2 duplicado planta 1ª Oficina 23 - 28001 Madrid
Cleon, S.A. (SPAIN) (3)		50.00%	50.00%	8.23	(0.78)	-	(0.04)	4.12	EM	3.71
Property development
Villanueva, 2 duplicado planta 1ª Oficina 23 - 28001 Madrid
Casiopea Reaseguradora, S.A. (LUXEMBOURG) (1)	99.97%	0.03%	100.00%	3.60	156.32	-	11.26	2.99	FC	-
Reinsurance activities
6D, route de Trèves, L-2633 Senningerberg, Luxembourg
Pléyade Peninsular, Correduría de Seguros y Reaseguros del Grupo Telefónica, S.A. (SPAIN) (3)	16.67%	83.33%	100.00%	0.36	1.28	-	2.16	0.38	FC	-
Distribution, promotion or preparation of insurance contracts, operating as a broker
Avda. General Perón, 38 Master II - 17ª P.- 28020 Madrid
Pléyade Perú Corredores de Seguros, S.A.C. (PERU) (5)		99.93%	100.00%	0.01	0.02	-	0.02	0.01	FC	-
Insurance broker
Ciudad de Lima

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Pléyade Argentina, S.A. (ARGENTINA) (5)		99.80%	99.80%	0.01	0.15	-	0.12	0.01	FC	-
Insurance broker
Ciudad de Buenos Aires
TGP Brasil Corretora de Seguros e Resseguros, Ltda. (BRAZIL) (4)		99.90%	99.90%	0.01	0.04	-	0.17	0.02	FC	-
Insurance broker
Rua do Livramento, 66 - Bloco A, 1º andar - 04008-030 - Sao Paulo
Pléyade México, Agente de Seguros y de Fianzas, S.A. de C.V., Ltda. (MEXICO) (5)		99.50%	99.50%	0.01	0.02	-	0.12	0.01	FC	-
Insurance broker
San Pedro Garza García - Nuevo León
Pléyade Chile, S.A. (CHILE)		99.99%	99.99%	0.05	0.01	-	0.01	0.05	FC	-
Insurance broker
Santiago de Chile
Altaïr Assurances, S.A. (LUXEMBOURG) (1)		100.00%	100.00%	6.00	-	-	0.16	6.00	I. G.	-
Performance of direct insurance transations
6DRoute de Trèves L-2633 - Senningerberg
Seguros de Vida y Pensiones Antares, S.A. (SPAIN) (*) (**) (1)	94.67%	5.33%	100.00%	204.33	17.74	-	14.71	215.50	FC	-
Life insurance, pensions and health insurance
Avda. General Perón, 38 Master II - 17ª P. - 28020 Madrid
Other shareholdings	N/A	N/A	N/A	N/A	N/A	N/A	N/A	3.13	C	3.13
Telefónica Finanzas, S.A. (TELFISA) (SPAIN) (*) (**) (1)	100.00%		100.00%	3.01	10.89	-	1.70	12.61	FC	-
Integrated cash management, counseling and financial support for Group companies
Gran Vía, 30 - 4ª Plta. - 28013 Madrid
Telefónica Finanzas Perú, S.A.C. (PERU) (1)	100.00%		100.00%	2.96	-	-	(0.04)	2.75	FC	-
Integrated cash management, counseling and financial support for Group companies
Ciudad de Lima
Fisatel Mexico, S.A. de C.V. (MEXICO) (1)	100.00%		100.00%	0.35	0.02	-	0.36	0.43	FC	-
Integrated cash management, counseling and financial support for Group companies
Boulevard Manuel Avila Camacho, 24 - 16ª Plta. - Lomas de Chapultepec - 11000 Mexico D.F.
Venturini España, S.A. (SPAIN) (*) (**) (2)	100.00%		100.00%	3.01	0.22	-	0.67	3.60	FC	-
Printing, graphic arts and direct marketing
Avda. de la Industria, 17 Tres Cantos - 28760 Madrid
Venturini, S.A. (SPAIN) (*) (**) (2)		100.00%	100.00%	0.18	0.05	-	-	0.21	FC	-
Direct marketing
Vía Augusta, 117, 2º 1ª - 08006 Barcelona
Communicapital Gestión, S.A.U. (SPAIN) (*) (**)	100.00%		100.00%	0.06	(0.02)	-	-	0.06	FC	-
Global telecommunications fund
Gran Vía, 28 - 28013 Madrid
Telefónica Participaciones, S.A. (SPAIN) (*) (**) (1)	100.00%		100.00%	0.06	-	-	-	0.06	FC	-
Issuance of preferred securities and/or other debt financial instruments
Gran Vía, 28 - 28013 Madrid
Telefónica Emisiones, S.A. (SPAIN) (*) (**) (1)	100.00%		100.00%	0.06	-	-	-	0.06	FC	-
Issuance of preferred securities and/or other debt financial instruments
Gran Vía, 28 - 28013 Madrid

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.
	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Europe, B.V. (NETHERLANDS) (1)	100.00%		100.00%	0.05	6.65	(1.92)	1.85	0.05	FC	-
Fund raising in capital markets
Strawinskylaan 1259 ; tower D ; 12th floor 1077 XX - Amsterdam
Telefónica Finance USA, L.L.C. (USA) (1)		0.01%	0.01%	2,000.00	0.02	(83.68)	83.68	0.01	FC	-
Financial intermediation
Corporation Trust Center, 1209 Orange street - Wilmington/New Castle County - Delaware
Telefónica Internacional USA Inc. (USA)	100.00%		100.00%	-	0.72	-	(0.59)	-	FC	-
1221 Brickell Avenue suite 600 - 33131 Miami - Florida
Telefónica B2B Licencing, Inc. (USA) (1)	100.00%		100.00%	-	(11.18)	-	3.56	-	FC	-
Telefónica Gestión de Servicios Compartidos, S.A. (*) (**) (SPAIN) (4) (6) (9)	100.00%		100.00%	7.70	2.78	-	4.46	23.81	FC	-
Provision of mangement and administration services
Gran Vía, 28 - 28013 Madrid
Telefónica Gestión de Servicios Compartidos, S.A. (ARGENTINA) (4)	4.99%	95.00%	99,99%	-	-	-	0.30	0.04	FC	-
Provision of mangement and administration services
Tucuman 1, Piso 18 Ciudad de Buenos Aires
Cobros Serviços de Gestao, S.A. (BRAZIL) (4)		99.33%	99.33%	-	0.01	-	0.01	-	FC	-
Provision of billing, receivables and financing services
Rúa Do Livramento, 66, Ibirapuera - Sao Paulo
Telefónica Servicios Integrales de Distribución, S.A.U. (SPAIN) (*) (**) (3)		100.00%	100.00%	2.38	2.62	-	2.72	0.82	FC	-
Provision of mail, directories and courier services
C/ Gran Vía, 28 - 28.013 Madrid
Telefónica Gestión de Servicios Compartidos Mexico, S.A. de C.V. (MEXICO) (4) (6)		100.00%	100.00%	3.19	0.37	-	(1.79)	1.38	FC	-
Provision of mangement and administration services
Blvd. Díaz Ordaz Pte N 123 2º, Col. Santamaría - 6465 Monterrey
Telefónica Gestión de Servicios Compartidos de El Salvador, S.A. de C.V. (EL SALVADOR) (4)		100.00%	100.00%	0.02	0.01	-	0.16	0.01	FC	-
Provision of mangement and administration services
63 Avda. Sur y Alameda Roosevelt-Ctro F Gigante Torre B n 10, San Salvador
Telefónica Gestión de Servicios Compartidos de Guatemala, S.A. (GUATEMALA) (4)		100.00%	100.00%	-	-	-	(0.07)	0.01	FC	-
Provision of mangement and administration services
18 Calle 5-56, Zona 10, Edif, Unicentro Nivel 10, Guatemala
Telefonica Gestao de Serviços Compartilhados do Brasil, Ltda. (BRAZIL) (4)		99.99%	99.99%	4.5	0.72	-	0.70	2.74	FC	-
Provision of mangement and administration services
Rua Do Livramento, 66 Bolco Ibirapuera - Sao Paulo
Telefónica Gestión de Servicios Compartidos, S.A.C. (PERU) (4) (6)	0.00%	100.00%	100.00%	2.55	0.28	-	0.64	3.74	FC	-
Provision of management and administration services
Shell, 310 - Miraflores - Lima
Telefónica Centros de Cobro Perú, S.A.C. (PERU) (4)		100.00%	100.00%	-	-	-	0.24	1.24	FC	-
Provision of collection services for the account of third parties
Shell, 310 - Miraflores - Lima

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Internacional, S.A. (SPAIN) (*) (**) (1) (6) (9)	100.00%		100.00%	2,838.68	3.693,98	-	1.106,67	8.131,75	FC	-
Investment in the telecommunications industry abroad
C/ Gran Vía, 28 -28013 Madrid
Sao Paulo Telecomunicaçoes Holding, Ltda. (BRAZIL) (1)		100.00%	100.00%	1,163.59	404,74	(78,69)	70,00	2.723,53	FC	-
Holding company
Rua Martiniano de Carvalho, 851 20º andar, parte, Sao Paulo
Telecomunicaçoes de Sao Paulo, S.A. - TELESP (BRAZIL) (1) (11)		87.49%	87.49%	1,622.09	2.313,90	(1.143,71)	881,57	1.540,02	FC	-
Wireline telephony operator in Sao Paulo
Sao Paulo
Telefónica Finance Limited (ISLE OF MAN)		100.00%	100.00%	0.01	45,94	-	-	0,01	FC	-
Financial
Telefónica Perú Holding, S.A.C. (PERU) (1) (5)		100.00%	100.00%	1,106.30	(102,25)	-	30,23	1.458,98	FC	-
Holding company
Telefónica del Perú, S.A.A. (PERU) (1) (11)	0.14%	98.05%	98.19%	414.08	(12,39)	-	76,10	753,55	FC	-
Operator of local, long distance and international telephony services in Peru
Avda. Arequipa, 1155 Santa Beatríz - Lima
Atento Perú, S.A.C. (PERU)		30.00%
Telefonica International Holding, B.V. (NETHERLANDS) (1)		100.00%	100.00%	434.20	351.47	-	51.40	417.16	FC	-
Holding company
Telefónica Chile Holding, B.V. (NETHERLANDS) (1)		100.00%	100.00%	0.04	32.98	-	(0.01)	135.39	FC	-
Holding company
Telefónica Internacional de Chile, S.A. (CHILE) (1)		100.00%	100.00%	11.57	1,075.96	-	31.67	32.92	FC	-
Holding company
Compañía de Telecomunicaciones de Chile, S.A. (C.T.C.), (CHILE) (1) (11)		44.89%	44.89%	1,178.65	(240.31)	(38.62)	42.68	685.66	FC	-
Provision of telecommunications services in Chile.
Avenida Providencia, 111 piso 29 Santiago de Chile
Telefónica Mundo, S.A. (CHILE) (1) (11)		99.16%	99.16%	65.51	128.47	-	2.56	196.92	FC	-
Operator of local, long distance and international telephony services in Chile.
Avenida Providencia, 127-A Santiago de Chile
Telefónica Gestión de Servicios Compartidos Chile, S.A. (CHILE) (1)		99.90%	44.85%	1.36	0.23	-	0.78	0.92	FC	-
Provision of mangement and administration services
Avda. Providencia, 111-piso 22. Comuna de Providencia. Santiago de Chile
Atento Chile, S.A. (CHILE) (1) (6)		30.00%
Compañía Internacional de Telecomunicaciones, S.A. (ARGENTINA) (1)		99.98%	99.98%	237.73	(764.00)	-	265.93	N/D	FC	-
Holding company
Av. Ingeniero Huergo, 723, PB - Buenos Aires
Telefónica Holding de Argentina, S.A. (ARGENTINA) (1) (11)		99.96%	99.96%	570.45	(797.58)	-	152.54	N/D	FC	-
Holding company
Tucumán, 1 P-17 Buenos Aires
Telefónica de Argentina, S.A. (ARGENTINA) (1) (11)		98.03%	98.03%	493.16	(716.09)	-	505.83	866.22	FC	-
Telecommunications service provider
Av. Ingeniero Huergo, 723, PB - Buenos Aires
Telefónica Venezuela Holding, B.V. (NETHERLANDS) (1)		100.00%	100.00%	0.04	32.98	-	(0.01)	66.63	FC	-
Holding company
Compañía Anónima Nacional de Teléfonos de Venezuela, C.A. (CANTV) (VENEZUELA) (1) (11)		6.92%	6.92%	N/D	N/D	N/D	N/D	N/D	C	94.22
Telecommunications service provider
Avenida Libertador, Centro Nacional de Telecomunicaciones, Piso 1 - 1226 Caracas

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Larga Distancia de Puerto Rico, INC. (PUERTO RICO) (1)		98.00%	98.00%	88.54	(49.17)	-	(0.72)	N/D	FC	-
Telecommunications service operator
Calle 1, Edificio nº 8. Metro Office Park. Sector de Buchanan. Guaynabo - Puerto Rico
Telefónica Móviles, S.A. (*) (**) (1) (SPAIN)		21.53%
China Netcom Group Corporation (Hong Kong) Limited (CHINA) (11)		5.00%	5.00%	N/D	N/D	N/D	N/D	452.31	C	452.31
Telecommunications service operator
Other shareholdings		N/A	N/A	N/A	N/A	N/A	N/A	N/A	EM	0.18
Other shareholdings		N/A	N/A	N/A	N/A	N/A	N/A	N/A	C	20.02
Terra Networks Venezuela, S.A. (VENEZUELA) (1)		100.00%	100.00%	0.39	(2.16)	-	(0.88)	-	FC	-
ISP and portal
Avda. Francisco de Miranda, Centro Plaza, Torre A, Piso 11, Los Palos Grandes, Caracas
Terra Networks Perú, S.A. (PERU) (1)		99.99%	99.99%	2.15	(0.75)	-	(0.17)	-	FC	-
ISP and Portal
Los Sauces, 374 - Torre Roja - San Borja - Lima
Terra Networks Mexico Holding, S.A. De C.V. (MEXICO) (1) (6)		100.00%	100.00%	63.92	(65.80)	-	3.67	11.85	FC	-
Holding company
Blvd. Díaz Ordaz Pte. Nº 123, Col. Santa María, Monterrey, Nuevo León, México
Terra Networks Mexico, S.A. De C.V. (MEXICO) (1) (6)		99.99%	99.99%	0.77	(18.90)	-	(1.50)	2.86	FC	-
ISP and portal and real-time financial information
Blvd. Díaz Ordaz Pte. Nº 123, Col. Santa María, Monterrey, Nuevo León, México
Telefónica Interactiva Brasil , Ltda. (BRAZIL) (1) (6)		100.00%	100.00%	368.17	(295.64)	-	(1.42)	67.58	FC	-
Holding company
Rua Martiniano de Carvalho, 851 20º andar, parte, Sao Paulo
Terra Networks Brasil, S.A. y subsidiarias (BRAZIL) (1) (6)		100.00%	100.00%	325.59	(313.51)	-	(1.41)	26.81	FC	-
ISP and Portal
Rua General Joao Manoel, 90 - Porto Alegre - Rio Grande do Sul
Terra Networks Chile Holding Limitada (CHILE) (1) (6)		99.99%	99.99%	75.17	(49.44)	-	1.65	41.03	FC	-
Holding company
Avda. Vitacura, 2736. Las Condes - Santiago de Chile
Terra Networks Chile, S.A. (CHILE) (1)		100.00%	99.99%	48.48	(49.67)	-	1.64	88.88	FC	-
ISP and Portal
Avda. Vitacura, 2736. Las Condes - Santiago de Chile
Terra Networks Guatemala, S.A. (GUATEMALA) (1) (6)		100.00%	100.00%	11.35	(12.37)	-	(1.18)	0.66	FC	-
ISP and Portal
C/ Diagonal, 6 Edificio Las Margaritas II - Ciudad de Guatemala
Terra Networks El Salvador, S.A. (EL SALVADOR) (1)		99.99%	99.99%	1.85	(1.85)	-	(0.06)	N/D	FC	-
ISP and portal
63 Ave. Sur y Alameda Roosvelt, Centro Fin. Gigante Torre de San Salvador
Terra Networks Honduras, S.A. (HONDURAS)		99.99%	99.98%	0.03	(0.06)	-	-	N/D	FC	-
ISP and portal
Honduras
Terra Networks Costa Rica, S.A. (COSTA RICA) (1)		99.99%	99.97%	0.22	(0.12)	-	(0.05)	N/D	FC	-
ISP and portal
Curridabat, Edificio Domus Plaza, 2ª Planta Oficina 2 - San José

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Terra Networks Nicaragua, S.A. (NICARAGUA)		99.99%	99.96%	-	-	-	-	N/D	FC	-
Internet portal
Nicaragua
Terra Networks Panamá, S.A. (PANAMA) (1)		99.99%	99.95%	-	(2.45)	-	(0.22)	N/D	FC	-
Internet portal
Harry Eno y Piloto, Posada Edificio El Educador - Coopeduc - Bethania
Terra Networks USA, Inc. y Filiales. (USA) (1) (6)		100.00%	100.00%	-	3.57	-	(1.78)	15.65	FC	-
Internet portal
1201 Brickell Avenue, Suite 700, Miami - Florida 33131
Terra Networks Argentina, S.A. (ARGENTINA) (1)		100.00%	100.00%	0.03	(0.32)	-	(0.17)	-	FC	-
ISP and Portal
Ingeniero Huergo., 723 Piso 17 - Ciudad de Buenos Aires
Terra Networks Colombia Holding, S.A. (COLOMBIA) (1) (6)		100.00%	100.00%	0.09	(0.89)	-	(0.66)	0.75	FC	-
Holding company
Diagonal 97, Nº 17-60, Oficina 402. Bogotá D.C., Colombia
Terra Networks Colombia , S.A. (La Ciudad.com) (COLOMBIA) (1)		99.99%	99.99%	0.01	0.86	-	(0.50)	3.32	FC	-
ISP and portal
Diagonal 97, Nº 17-60, Oficina 402. Bogotá D.C., Colombia

Telefónica Móviles, S.A. (SPAIN) (*) (**) (1) (6) (11)	71.38%	21.53%	92.91%	2,165.28	1,661.87	-	1,918.91	3,051.91	FC	-
Holding company
Goya, 24 - 28001 Madrid
Brasilcel, N.V. (NETHERLANDS) (5)		50.00%	46.46%	0.13	5,829.45	-	20.43	2,179.38	PC	-
Joint Venture
Strawinskylaan 3105 - 1077ZX - Amsterdam
VIVO Brasil Comunic. (BRAZIL) (5)		50.00%	46.46%	0.02	-	-	(19.04)	-	PC	-
Holding company
Rua da Consolação, 247 - 6º andar / sala 57-F São Paulo - SP
Tagilo Participaçoes, Ltda. (BRAZIL) (5)		50.00%	46.45%	127.57	6.72	-	(0.03)	-	PC	-
Ownership of intellectual and industrial property
Rua Martiniano de Carvalho, 851, 20 andar, Parte, Bela Vista, Sao Paulo.
Sudestecel Participaçoes, S.A. (BRAZIL) (5)		50.00%	46.46%	698.70	(25.91)	-	(14.55)	-	PC	-
Holding company
Rua Martiniano de Carvalho, 851, 20 andar, Parte, Bela Vista, Sao Paulo.
Avista Participaçoes. Ltda. (BRAZIL) (5)		50.00%	46.45%	223.08	(2.75)	-	(11.96)	-	PC	-
Holding company
Rua da Consolação, 247 - 6º andar / sala 57-F São Paulo - SP
Tele Sudeste Celular Participaçoes, S.A. (BRAZIL) (5) (11)		45.51%	42.28%	752.03	269.06	-	200.60	-	PC	-
Holding company
Prai de Botafogo 501,20 andar, parte bela Vista, Sao Paulo
Telerj Celular, S.A. (BRAZIL) (5)		45.51%	42.28%	602.18	61.38	-	40.90	-	PC	-
Provision of wireless communications services
Praia de Botafogo, 501-5º a 8º Andares, Botafogo - Rio de Janeiro

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telest Celular, S.A. (BRAZIL) (5)		45.51%	42.28%	130.51	43.99	-	11.34	-	PC	-
Provision of wireless communications services
Avda. Nossa Senhora da Penha, 275 - Praia de Santa Elena, Vitoria - Espiritu Santo
Telefónica Brasil Sul Celular Participaçoes, S.A. (BRAZIL) (5)		49.25%	45.76%	211.93	17.89	-	9.09	0.53	PC	-
Holding company
Avda. Martiniano de Carvalho, 851, 20 andar, parte Sao Paulo, Sao Paulo
Celular CRT Participaçoes, S.A. (BRAZIL) (5) (11)		33.50%	31.13%	118.61	285.47	-	43.40	-	PC	-
Holding company
Rua José Bonifacio, 245, Bon Fim, Porto Alegre - Rio Grande Do Sul
Celular CRT, S.A. (BRAZL) (5)		33.50%	31.13%	206.59	(13.28)	-	-	-	PC	-
Provision of wireless communications services
Rua José Bonifacio, 245, Bon Fim, Porto Alegre - Rio Grande Do Sul
Tele Leste Celular Participaçoes, S.A. (BRAZIL) (5) (11)		25.33%	23.54%	130.51	43.99	-	11.34	-	PC	-
Holding company
Rua Silveria Martins, n 1036, Cabula, Salvador- Bahia
Telebahía Celular, S.A. (BRAZIL) (5)		25.33%	23.54%	129.58	(22.31)	-	(33.46)	-	PC	-
Provision of wireless communications services
Rua Silveria Martins, n 1036, Cabula, Salvador- Bahia
Telergipe Celular, S.A. (BRAZIL) (5)		25.33%	23.54%	111.12	16.07	-	(27.50)	-	PC	-
Provision of wireless communications services
Avda. Francisco Porto, 686, 13 de julho - Aracaju, Sergipe
Ptelecom Brasil, S.A. (BRAZIL) (5)		49.99%	46.44%	956.47	(550.12)	-	(8.03)	-	PC	-
Holding company
Rua Cubatao, 320, 4 andar, Sao Paulo, Sao Paulo
Portelcom Participaçoes, S.A. (BRAZIL) (5)		49.99%	46.45%	1,282.42	(262.21)	-	(21.98)	-	PC	-
Holding company
Av Brigadeiro Faria Lima, 2277, 15ª andar, Conj1503, Jardin Paulistano, Sao Paulo
Telesp Celular Participaçoes, S.A. (BRAZIL) (5) (11)		33.04%	30.70%	2,415.60	(638.39)	-	(289.18)	-	PC	-
Holding company
Av. Roque Petroni Júnior, nº 1464, 6 andar-parte, bloco B, Morumbi, Sao Paulo, Sao Paulo
Telesp Celular, S.A. (BRAZIL) (5)		33.04%	30.70%	788.15	269.81	-	55.57	-	PC	-
Holding company
Av. Roque Petroni Júnior, nº 1464, 6 andar-parte, bloco B, Morumbi, Sao Paulo, Sao Paulo
Global Telcom Telecom, S.A. (BRAZIL) (5)		33.04%	30.70%	1,465.75	(992.04)	-	(85.47)	-	PC	-
Wireless operator
Av. Higienópolis, nº 1635, Curitiba, Parana
Tele Centro Oeste Celular Participações, S.A. (BRAZIL) (5) (11)		17.34%	16.11%	370.02	523.00	-	106.44	-	PC	-
Holding company and telcommunications operator
Sector Comercial Sul, Quadra 2, Bloco C, nº 226, Edif Telebrasilía Celular, 7 andar, Brasilia DF
Telegoiás Celular, S.A. (BRAZIL) (5)		17.34%	16.11%	94.08	154.42	-	50.74	-	PC	-
Wireless operator
Rua 136-C, Quadra F-44, nº 150, Setor Sul Goiania, Goias
Telemat Celular, S.A. (BRAZIL) (5)		17.34%	16.11%	55.06	95.57	-	35.19	-	PC	-
Wireless operator
Av. Getúlio Vargas, nº 1,300, Centro, Cuibá, Matogrosso

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telems Celular, S.A. (BRAZIL) (5)		17.34%	16.11%	42.80	66.46	-	21.65	-	PC	-
Wireless operator
Av. Alfonso Pena, nº 2,386, Ed Dolor de Andrade, Campo Grrande, Matogrosso Do Sul
Teleron Celular, S.A. (BRAZIL) (5)		17.34%	16.11%	13.50	21.41	-	4.24	-	PC	-
Wireless operator
Av. Getúlio Vargas, 1941, Porto Velho, Rondonia
Teacre Celular, S.A. (BRAZIL) (5)		17.34%	16.11%	7.18	11.19	-	0.58	-	PC	-
Wireless operator
Rua Minas Gerais, nº 64, Ivete Vargas, Rio Branco-Acre
Norte Brasil Telecom, S.A. (BRAZIL) (5)		17.34%	16.11%	65.19	14.11	-	5.30	-	PC	-
Wireless operator
Travessa Padre Eutíquio, nº 1,226, Barrio Batista Campos, Belém, Para
Tele Centro Oeste IP, S.A. (BRAZIL) (5)		17.34%	16.11%	4.15	(3.97)	-	(0.10)	-	PC	-
Wireless operator
AC/ Sul Quadra 02, Bloco C, nº 256, 3º Pavimento, Ed Toufic, Plano Piloto, Brasilia, DF
Telefónica Móviles El Salvador Holding, S.A. de C.V. (EL SALVADOR) (1)		100.00%	92.91%	158.55	(63.95)	-	(0.34)	160.83	FC	-
Holding company
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica Móviles El Salvador, S.A. de C.V. (EL SALVADOR) (1)		99.03%	92.01%	59.35	(41.12)	-	(5.82)	-	FC	-
Provision of wireless and international long distance communications services
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica Multiservicios, S.A. de C.V. (EL SALVADOR) (1)		76.75%	71.31%	7.53	(1.66)	-	(1.10)	-	FC	-
Cable modem system operator
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica Móviles Centroamérica, S.A. de C.V. (EL SALVADOR) (3)		99.03%	92.01%	1.21	(0.06)	-	0.21	-	FC	-
Operative company
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
Telefónica El Salvador, S.A. de C.V. (EL SALVADOR) (3)		99.03%	92.01%	0.02	(0.03)	-	(0.02)	-	FC	-
Operative company
Alameda Roosvelt y Avenida Sur. Torre Telefónica nivel 10 - San Salvador
TCG Holdings, S.A. (GUATEMALA) (1)		100.00%	92.91%	351.16	(1.45)	-	0.18	238.54	FC	-
Holding company
Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 10 - Ciudad de Guatemala
Telefónica Móviles Guatemala, S.A. (GUATEMALA) (1)		100.00%	92.91%	248.89	(148.30)	-	(2.01)	-	FC	-
Provision of wireless, wireline and radio paging communications services
Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Ciudad de Guatemala
Tele Escucha, S.A. (GUATEMALA) (5)		100.00%	92.91%	3.92	(2.30)	-	(0.59)	-	FC	-
Telecommunications and paging service provider
Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Ciudad de Guatemala
Infraestructura Internacional, S.A. (GUATEMALA)		70.00%	65.04%	0.48	(0.17)	-	(0.05)	-	FC	-
Telecommunications and paging service provider
5ª Avenida 7-76, Zona 10 - Ciudad de Guatemala
PageMart de Centroamérica		30.00%	27.87%	-	-	-	-	-	C	-
Operative company
Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Ciudad de Guatemala

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Móviles España, S.A.U. (SPAIN) (*) (**) (1)		100.00%	92.91%	476.51	393.36	700.00	2,104.85	933.21	FC	-
Provision of wireless communications services
Plaza de la Independencia, 6 - Pta. 5 - 28001 Madrid
Spiral Investments, B.V. (NETHERLANDS) (1)		100.00%	92.91%	38.54	(135.71)	-	(3.19)	-	FC	-
Holding company
Strawinskylaan 3105 - 1077ZX - Amsterdam										-
3G Mobile AG (SWITZERLAND) (9)		100.00%	92.91%	35.43	(77.45)	-	(2.63)	-	FC	-
Wireless telephony operator
Bahnhofplatz 4, 8001 Zurich
Mobipay España, S.A. (SPAIN)		13.36%	12.41%	16.05	7.96	-	(4.79)	-	P/E	0.42
Provision of payment services through wireless telephony
Avda. Europa, 20 - Alcobendas - Madrid
Solivella Investment, B.V. (NETHERLANDS) (1)		100.00%	92.91%	880.70	(1,412.28)	-	(90.04)	-	FC	-
Holding company
Strawinskylaan 3105 - 1077ZX - Amsterdam
Ipse 2000, S.p.A. (ITALY)		45.59%	46.44%	150.50	81.56	-	(1,223.39)	-	P/E	-
Installation and operation of third-generation wireless communications systems
Piazza dei Capprettari, 70 - Roma
Group 3G UMTS Holding, GmbH (GERMANY) (1)		57.20%	53.14%	250.03	(965.51)	-	(32.84)	-	FC	-
Network development and provision of third-generation telecommunications services
Alois-Wolfmüller-Str. 8 80939 Munich
Quam, GmbH (GERMANY) (1)		57.20%	53.14%	250.03	9,001.11	-	(7.32)	-	FC	-
Provider of UMTS services
Alois-Wolfmüller-Str. 8 80939 Munich
Opco Mobile Services GmbH (GERMANY) (1)		57.20%	53.14%	0.05	-	-	-	-	FC	-
Provider of UMTS services
Alois-Wolfmüller-Str. 8 80939 Munich
Médi Telecom, S.A. (MOROCCO) (1)		32.18%	29.90%	427.94	(320.94)	-	11.27	-	P/E	52.64
Provision of wireless communications services
Twin Center, Tour A. Angle Bd Zertouni et El Massira El Kadra Casablanca
Terra Mobile Brasil, Ltd. (BRAZIL) (7)		100.00%	92.91%	5.65	(5.63)	-	-	-	FC	-
Inactive company
22º ANDAR 17 - Bairro ou Distrito FLAMENGO, Rio de Janeiro
Gruppo 3G, SRL (ITALY)		100.00%	92.91%	0.07	-	-	-	0.10	C	0.10
Holding company
Via Lepetit, 4 - Milan
Tempos 21 Innovación en Aplicaciones Móviles, S.A. (SPAIN)		38.50%	35.77%	4.64	-	-	(3.33)	-	EM	0.50
Research, development and commercial operation of wireless services and applications.
Avda. Diagonal, 640 - Barcelona
Simpay, Ltd. (UK)		25.00%	23.23%	-	-	-	-	-	C	-
Payment services through wireless telephony
62-65 Chandos Place, London WC2N 4LP
Omicron Ceti, S.L. (SPAIN) (8)		100.00%	92.91%	-	-	-	-	-	C	-
Holding company
José Abascal - Madrid

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.
	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Móviles Puerto Rico, Inc. (PUERTO RICO)		100.00%	92.91%	83.59	(73.14)	-	(1.90)	62.92	FC	-
Ownership of wireless operators in Puerto Rico
Metro Office Park Calle Edificio #17, Suite 600 - 00968 Guaynabo
Newcomm Wireless Services, Inc. (PUERTO RICO)		49.30%	45.80%	-	-	-	-	53.84	C	53.84
Wireless operator
OMTP Limited (Open Mobile Terminal Platform) (UK)		2.04%	1.90%	-	-	-	-	-	C	-
MobiPay Internacional, S.A. (SPAIN)		50.00%	46.46%	11.82	(3.58)	-	(2.42)	5,212.00	PC	-
Provision of payment services through wireless telephony
Avenida de Europa 20, Alcobendas, Madrid
Telefónica Móviles Perú Holding, S.A.A. (PERU) (1) (11)		97.97%	91.02%	180.71	31.93	-	(4.33)	254.46	FC	-
Holding company
Avda. Arequipa, 1155 Lima, 01
Telefónica Móviles Perú, S.A.C. (PERU) (1) (11)		98.03%	91.08%	38.52	183.43	-	(4.70)	0.17	FC	-
Provision of wireless communications services
Avda. Arequipa, 1155 Lima, 01
Inmuebles Aries, S.A.C. (PERU)		98.03%	91.08%	-	-	-	-	-	FC	-
Billing & Management System, S.A.C. (PERU)		98.03%	91.08%	-	-	-	-	-	FC	-
Telefónica Móviles Argentina, S.A. (ARGENTINA) (1)		100.00%	92.91%	450.63	(732.51)	-	(138.25)	789.72	FC	-
Holding company
Ing Huergo 723,piso 17 - Capital Federal
Telefónica Comunicaciones Personales, S.A. (ARGENTINA) (1)		100.00%	92.91%	344.66	(625.98)	-	(1.86)	-	FC	-
Provision of wireless communications services
Ing Huergo 723,piso 17 - Capital Federal
Radio Servicios, S.A. (ARGENTINA) (7)		100.00%	92.91%	0.01	(0.34)	-	(0.02)	-	P/E	-
Inactive company
Ing Huergo 723,piso 17 - Capital Federal
Telefónica de Centroamérica, S.L. (SPAIN) (7)		100.00%	92.91%	0.50	0.01	-	(0.13)	1.33	C	1.33
Inactive company
Gran Vía, nº 28, Madrid
Telefónica Móviles Holding Uruguay, S.A. (URUGUAY) (7)		100.00%	92.91%	30.33	-	-	(0.30)	25.80	FC	-
Inactive company
Plza de la Independencia 8, planta baja, Montevideo
Telefónica Móviles Uruguay, S.A. (URUGUAY) (7)		100.00%	92.91%	24.01	-	-	(0.09)	-	FC	-
Inactive company
Plza de la Independencia 8, planta baja, Montevideo
Wireless Network Ventures (BRITISH VIRGIN ISLANDS)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI
Paging de Centroamérica, S.A. (GUATEMALA)		100.00%	92.91%	-	-	-	-	-	C	-
Telecommunications and paging service provider
Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Ciudad de Guatemala

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telefónica Soporte y Tecnología, S.A. (GUATEMALA)		100.00%	92.91%	-	-	-	-	-	C	-
Telecommunications and paging service provider
Bulevar Los Próceres 5-56 Zona 10, Unicentro nivel 11 - Ciudad de Guatemala
Telefónica Móviles México, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	1,772.13	(1,468.50)	-	(405.94)	1,176.27	FC	-
Holding company
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Telefónica Finanzas México, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	-	1.15	-	1.84	-	FC	-
Promotion, formation, organization, exploitation, operation and ownership of companies' capital stock.
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Baja Celular Mexicana, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	119.19	(55.31)	-	2.07	-	FC	-
Provision of wireless local loop services
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Movitel de Noroeste, S.A. de C.V. (MEXICO) (1)		90.00%	83.62%	17.27	(19.75)	-	(3.72)	-	FC	-
Provision of wireless local loop services
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Moviservicios, S.A. de C.V. (MEXICO) (1)		99.99%	92.90%	2.22	0.74	-	0.01	-	FC	-
Technical, administrative, consultancy, advisory and supervision services.
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Telefonía Celular del Norte, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	36.82	(107.69)	-	2.54	-	FC	-
Provision of wireless local loop services
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Celular de Telefonía, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	29.49	(144.93)	-	(17.88)	-	FC	-
Provision of wireless local loop services
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Enlaces del Norte, S.A. de C.V. (MEXICO) (1)		94.90%	88.17%	0.04	(10.59)	-	12.15	-	FC	-
Acquisition, disposal and custodianship of securities
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Grupo de Telecomunicaciones Mexicanas, S.A. de C.V.(MEXICO) (1)		97.40%	90.49%	0.70	(9.07)	-	25.51	-	FC	-
Provision of wireless local loop services
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Pegaso Telecomunicaciones, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	888.51	(1,924.45)	-	(387.05)	-	FC	-
Installation, maintenance and operation of public or private telecommunications networks
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Pegaso Comunicaciones y Sistemas, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	704.14	(1,380.70)	-	85.76	-	FC	-
Provision of wireless local loop services
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Pegaso PCS, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	12.63	(388.64)	-	(521.99)	-	FC	-
Provision of wireless local loop services
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Pegaso Recursos Humanos, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	2.78	0.95	-	(1.84)	-	FC	-
Technical professional services for the development of public telecommunications networks
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Activos Para Telecomunicación, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	0.00	(100.30)	-	74.73	-	FC	-
Provision of handsfree wireless telecommunications services
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Telecomunicaciones Punto a Punto México, S.A. de C.V. (MEXICO) (1)		100.00%	92.91%	-	(38.78)	-	(0.70)	-	FC	-
Provision of handsfree wireless telecommunications services
Paseo de los Tamarindos No. 400-A, piso 4, Col. Bosques de las Lomas, México, D.F. 05120
Telefónica Telecomunicaciones México (MEXICO) (1)		94.90%	88.17%	-	-	-	-	-	FC	-
Holding company
Río Duero 31, México DF 06500
Telefónica Móviles Soluciones y Aplicaciones, S.A. (CHILE) (1)		100.00%	92.91%	13.96	(6.09)	-	(3.02)	10.84	FC	-
Provision of computer and communications services
Avenida del Cóndor Nº720, piso 4, comuna de Huechuraba, de la Ciudad de Santiago de Chile
Inversiones Telefónica Móviles Holding Limitada (CHILE) (1)		100.00%	92.91%	428.23	264.21	-	(32.40)	423.89	FC	-
Holding company
Miraflores 130, piso 12, Santiago e Chile
TEM Inversiones Chile Limitada (CHILE) (1)		100.00%	92.91%	1,119.98	12.48	-	(25.20)	-	FC	-
Holding company
Miraflores 130, piso 12, Santiago e Chile
T.Moviles Chile Distribucion S.A.		99.99%	92.90%	0.02	-	-	(0.04)	-	FC	-
Wireless telephony operator
Fidel Oteíza 1953, Oficina 201, Providencia, Santiago de Chile
Telefónica Móviles Soluciones, S.A.(CHILE) (1)		100.00%	92.91%	13.96	(6.09)	-	(3.02)	-	FC	-
Sociedad de servicios
Miraflores 130, piso 12, Santiago e Chile
Telefónica Móviles eServices Latin America, Inc. (USA)		100.00%	92.91%	12.13	(1.79)	-	4.62	3.25	FC	-
Provider of computer services
Mellon Financial Center 1111 Brickell ave. Suite 1000, Miami, florida 33131
Ecuador Cellular Holdings, B.V. (NETHERLANDS) (1)		100.00%	92.91%	0.02	640.17	-	0.13	658.31	FC	-
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
BS Ecuador Holdings, Ltd. (BRITISH VIRGIN ISLANDS)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI
Otecel, S.A. (ECUADOR) (1)		100.00%	92.91%	93.75	62.91	-	2.56	-	FC	-
Provision of wireless communications services
Avda. de la República y la Pradera esq. Casilla, Quito
Cellular Holdings (Central America), Inc. (BRITISH VIRGIN ISLANDS)		100.00%	92.91%	-	-	-	-	37.93	FC	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI
Guatemala Cellular Holdings, B.V. (NETHERLANDS) (1)		100.00%	92.91%	0.02	27.71	-	(0.01)	29.40	FC	-
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
TMG (BVI) Holdings, Ltd. (BRITISH VIRGIN ISLANDS)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI
Centram Communications, LP (BRITISH VIRGIN ISLANDS)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
TEM Guatemala Ltd. (BRITISH VIRGIN ISLANDS)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI
Central America Services Holding, Ltd. (BRITISH VIRGIN ISLANDS) (7)		100.00%	92.91%	-	-	-	-	-	FC	-
Inactive company
Palm Grove House, PO Box 438, tortola, BVI
Multi Holding Corporation (PANAMA) (11)		99.96%	92.87%	-	-	-	-	300.91	FC	-
Holding company
Edificio HSBC, Piso 11, Avd Samuel Lewis - Panamá
Panamá Cellular Holdings, B.V. (NETHERLANDS)		100.00%	92.91%	0.02	242.37	-	(7.40)	238.25	FC	-
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
BellSouth Panamá, Ltd. (CAYMAN ISLANDS) (1)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Cayman Islands
Panamá Cellular Holdings, LLC (USA) (1)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Delaware
BSC de Panama Holdings, SRL (PANAMA)		100.00%	92.91%	-	100.65	-	2.08	-	FC	-
Holding company
Avda Samuel Lewis y Calle 54, Edificio Afra, Panamá
BSC Cayman (CAYMAN ISLANDS)		99.98%	92.89%	-	-	-	-	-	FC	-
General Partnership
Cayman Islands
Telefónica Móviles Panamá, S.A. (PANAMA) (1)		100.00%	92.91%	78.10	110.29	-	41.64	-	FC	-
Wireless telephony operator
Edificio Magna Corp. Calle 51 Este y Avda Manuel Maria Icaza, Ciudad de Panamá
Panamá Cellular Investments, LLC (USA)		69.51%	64.58%	-	-	-	-	-	FC	-
Services company
Delaware
Latin American Cellular Holdings, B.V. (NETHERLANDS) (1)		100.00%	92.91%	0.02	1,251.41	-	(17.21)	1,226.80	FC	-
Holding company
Strawinskylaan 3105, Atium 7th, Amsterdam
Ablitur, S.A. (URUGUAY)		100.00%	92.91%	44.80	(10.62)	-	8.77	-	FC	-
Holding company
Constituyente 1467 Piso 23, Montevideo 11200
Redanil, S.A. (URUGUAY)		100.00%	92.91%	6.32	21.09	-	1.20	8.33	FC	-
Holding company
Constituyente 1467 Piso 23, Montevideo 11200
Abiatar, S.A. (URUGUAY) (1)		100.00%	92.91%	6.88	24.99	-	0.66	-	FC	-
Wireless operator and services
Constituyente 1467 Piso 23, Montevideo 11200
Telefónica Móviles Nicaragua, S.A. (NICARAGUA)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Managua

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Pisani Resources y Cía, Ltd. (NICARAGUA)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Managua
Doric Holding y Cía, Ltd. (NICARAGUA)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Managua
Kalamai Holdings, Ltd. (BRITISH VIRGIN ISLANDS)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Palm Grove House, PO Box 438, tortola, BVI
Kalamai Hold. Y Cía, Ltd. (NICARAGUA)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding company
Managua
Telefonía Celular de Nicaragua, S.A. (NICARAGUA) (1)		100.00%	92.91%	12.33	35.32	-	(6.96)	-	FC	-
Wireless telephony operator
Carretera Mazalla, Managua
Comtel Comunicaciones Telefónicas, S.A. (VENEZUELA) (1)		65.14%	60.52%	0.67	104.19	-	(107.42)	0.15	FC	-
Holding company
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060, Venezuela
Telcel, C.A. (VENEZUELA) (1)		100.00%	92.91%	26.20	430.24	-	187.98	134.43	FC	-
Wireless telephony operator
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Sistemas Timetrak, C.A. (VENEZUELA) (1)		75.00%	69.68%	1.68	9.60	-	-	N/D	FC	-
Fleet locating services
Calle Pantin, Edificio Grupo Secusat. Piso 3. Caracas, Venezuela
Servicios Telcel, C.A. (VENEZUELA) (1)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Telcel International, Ltd. (CAYMAN ISLANDS)		100.00%	92.91%	-	-	-	-	-	FC	-
Holding Company
Cayman Islands
Corporación 271191, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Sale and purchase of real estate
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Promociones 4222. C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Sale and purchase of real estate
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Mérida, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Ciudad Ojeda, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. San Cristóbal (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
S.T. Maracaibo, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Punto Fijo, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Valera, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Valencia, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
SyRed, T.E.I., C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Servicios Telcel Acarigua, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Servicios Telcel Barquisimeto, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
Servicios Telcel Charallave (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Cumana, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Guarenas, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Los Teques, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Maracay, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Margarita, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Maturín, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060
S.T. Puerto Ordaz, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av. Francisco de Miranda, Edif Parque Cristal, Caracas 1060

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
S.T. Puerto la Cruz, CA (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av.Francisco de Miranda, Edif Parque Cristal, Caracas 1060, Venezuela
S.T. La Guaira, C.A. (VENEZUELA)		100.00%	92.91%	-	-	-	-	-	FC	-
Telecomunication services and customer services
Av.Francisco de Miranda, Edif Parque Cristal, Caracas 1060, Venezuela
Olympic, Ltda. (COLOMBIA) (1)		100.00%	92.91%	0.03	935.73	-	(18.13)	-	FC	-
Holding company
Av. 82 Nº 10-62, piso 6
Telefónica Móviles Colombia, S.A. (COLOMBIA) (1)		100.00%	92.91%	0.35	1,113.63	-	1.57	116.35	FC	-
Wireless operator
Calle 100, Nº 7-33, Piso 15, Bogotá,Colombia
Bautzen, Inc. (PANAMÁ)		100.00%	92.91%	0.26	(0.24)	-	-	-	FC	-
Financial management
Ciudad de Panamá
Comoviles, S.A. (COLOMBIA)		99.97%	92.88%	-	0.21	-	(0.01)	-	FC	-
Telecommunications services
Calle 100 Nº 7-33, piso 17, Bogotá
Comunicaciones Trunking, S.A. (COLOMBIA)		99.95%	92.87%	0.02	0.08	-	(0.01)	-	FC	-
Provision of trunking services
Calle 100 Nº 7-33, piso 16, Bogotá
Paracomunicar, S.A. (COLOMBIA)		99.31%	92.27%	-	-	-	-	-	FC	-
Telecommunications services
Calle 100 Nº 7-33, piso 17, Bogotá
Kobrocom Electrónica, Ltd. (COLOMBIA)		99.95%	92.87%	0.05	(0.02)	-	-	-	FC	-
Telecommunications services
Calle 100 Nº 7-33, piso 15, Bogotá
Telefónica Móviles Chile Inversiones. S.A. (CHILE)		100.00%	92.91%	31.72	(44.66)	-	(1.79)	9.76	FC	-
Holding company
Avda. El Bosque Sur 090 - Las Condes - Santiago de Chile
Telefónica Móviles Chile larga Distancia, S.A. (CHILE)		100.00%	92.91%	31.75	(45.29)	-	(0.58)	-	FC	-
Wireless operator
Avda. El Bosque Sur 090 - Las Condes - Santiago de Chile
Telefónica Móviles Chile, S.A. (CHILE)		100.00%	92.91%	341.62	8.80	-	10.62	307.80	FC	-
Wireless operator
Avda. El Bosque Sur 090 - Las Condes - Santiago de Chile
Intertel, S.A. (CHILE)		100.00%	92.91%	-	0.02	-	-	-	FC	-
Wireless operator
Avda. El Bosque Sur 090 - Las Condes - Santiago de Chile
Telefónica Móviles Inversora, S.A. (ARGENTINA)		100.00%	92.91%	0.02	0.42	-	(0.17)	-	FC	-
Holding company
Av. Libertador 602, Piso 20 - Buenos Aires
B.A. Celular Inversora.S.A. (ARGENTINA)		100.00%	92.91%	0.02	0.41	-	(0.17)	370.17	FC	-
Holding company
Av. Libertador 602, Piso 4 - Buenos Aires
Compañía Radiocomunicaciones Móviles, S.A. (ARGENTINA)		100.00%	92.91%	7.76	112.57	-	(42.51)	141.68	FC	-
Wireless telephony operator
Ingeniero Butty 240, Piso 4, Buenos Aires.

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Compañía de Teléfonos del Plata (ARGENTINA)		100.00%	92.91%	0.01	0.86	-	(0.03)	-	FC	-
Wireless telephony operator
Av. Libertador 602, Piso 4, Buenos Aires
TLD Top Level Domain Ltd.		N/D	N/D	N/D	N/D	N/D	N/D	0.72	C	0.72
Other shareholdings		N/A	N/A	-	-	-	-	5.38	C	5.38
Telefónica Factoring Do Brasil, Ltd. (BRAZIL) (5)	40.00%	10.00%	50.00%	1.37	0.69	(0.19)	1.66	1.44	EM	1.49
Factoring
Avda. Paulista, 1106
Telefónica Factoring Establecimiento Financiero de Crédito, S.A. (SPAIN) (5)	50.00%		50.00%	5.11	1.74	-	2.76	2.64	EM	5.00
Loans and credits (consumer and mortgage loans and commercial transactions)
Pedro Teixeira, 8 - 28020 Madrid
Aliança Atlântica Holding B.V. (NETHERLANDS)	50.00%	43.76%	93.76%	40.00	1.83	(3.33)	1.66	21.97	FC	-
Holder of 5,225,000 Portugal Telecom, S.A. shares
Strawinskylaan 1725, 1077 XX Amsterdam
Torre de Collçerola, S.A. (SPAIN) (2)	30.40%		30.40%	12.02	0.56	-	-	2.45	EM	3.83
Operation of a telecommunications mast and technical assistance and consulting services
Ctra. Vallvidrera-Tibidabo, s/nº - 08017 Barcelona
Telefónica Publicidad e Información, S.A. (SPAIN) (1) (6) (11)	59.90%		59.90%	18.05	99.80	-	125.30	3.98	FC	-
Publishing of directories and advertising in all types of media
Avda. de Manoteras, 12 - 28050 MADRID
Telinver, S.A. (ARGENTINA) (1)		100.00%	59.90%	35.00	(0.19)	-	(19.51)	57.54	FC	-
Publication and sale of telephone directories
Av. Ingeniero Huergo, 723 - Buenos Aires
Other shareholdings
Telefónica Publicidad e Información Direct, S.L. (SPAIN) (2)		100.00%	59.90%	0.06	0.52	-	(1.00)	0.64	FC	-
Direct marketing related activities
Avda. de Manoteras, 12 - 28050 MADRID
Telefónica Publicidad e Información Edita, S.A.U. (SPAIN) (1)		100.00%	59.90%	0.66	9.35	-	(4.17)	11.02	FC	-
Publishing of technical and professional directories in various industries
Fuerteventura, 21- San Sebastián de los Reyes. Madrid
Edinet Europa, S.A.U. (SPAIN) (2)		100.00%	59.90%	0.06	-	-	0.73	0.35	FC	-
Publishing
Avda. de Manoteras, 12 - 28050 MADRID
Adquira Spain, S.A. (SPAIN) (2)		20.00%	11.98%	1.56	30.75	-	(0.33)	3.17	EM	1.01
E-commerce
Goya, 4, 4ª planta - Madrid
Telefónica Publicidad e Información Internacional, S.A.U. (SPAIN) (1)		100.00%	59.90%	48.83	1.00	-	3.37	49.34	FC	-
Holding company
Avda. de Manoteras, 12 - 28050 MADRID
Directories Holding, B.V. (NETHERLANDS)		100.00%	59.90%	0.02	13.10	-	0.77	47.58	FC	-
Holding company
Drentestraat 24 BG 1083 HK - Amsterdam
Publiguías Holding, S.A. (CHILE) (1)		100.00%	59.90%	13.73	(3.73)	-	2.28	13.20	FC	-
Holding company
Avda. Santa María 0792 - Providencia - Santiago de Chile
Edinet América, S.A. (CHILE) (2)		100.00%	59.90%	0.38	0.03	-	(0.28)	0.36	FC	-
Publishing
Avda. Santa María 0792 - Providencia - Santiago de Chile

(*) Companies included in the 2004 consolidated tax statement. (**) Companies included in the 2004 consolidated tax statement.

	% OWNERSHIP			CAPITAL	RESERVES	INTERIM	INCOME	GROSS	CONSOLIDATION	VALUE IN
						INTERIM
	DIRECT	INDIRECT	TELEFÓNICA GROUP			DIVIDEND	(LOSS)	BOOK VALUE	METHOD	CONSOLIDATION (10)
Impresora y Comercial Publiguías, S.A. (CHILE) (1)		100.00%	59.90%	2.96	0.66	-	54.04	47.31	FC	-
Publication and sale of telephone directories
Avda. Santa María 0792 - Providencia - Santiago de Chile
Other shareholdings		N/A	N/A	N/A	N/A	-	N/A	0.21	C	0.21
Telefónica Publicidad e Información Perú, S.A.C. (PERU) (1)		100.00%	59.90%	0.25	(0.14)	-	4.90	18.25	FC	-
Publishing of market directories in Peru
Paseo República, 3755 San Isidro, Lima
Telefónica Publicidade e Informaçao, Ltda. (BRAZIL) (1)		100.00%	59.90%	71.40	11.98	-	(76.19)	80.88	FC	-
Publishing of directories and advertising.
Rua Gomes de Carvalho, 1507 Vila Olimpia, Sao Paulo - Brasil
11888 Servicio Consulta Telefónica, S.A. (SPAIN) (1)		100.00%	59.90%	0.06	0.01	-	6.02	0.06	FC	-
Provision of wireline public telephone and directory enquiry service
Avda. de Manoteras, 12 - 28050 MADRID
Services de Renseignements Telephoniques, S.A.S. (FRANCE)		100.00%	59.90%	0.04	-	-	(0.04)	0.04	FC	-
Provision of wireline public telephone and directory enquiry service
Alac Etile 003, Rue du Colonel Moll - 75017 París
Servizio Di Consultazione Telefonica, S.R.L. (ITALY) (1)		100.00%	59.90%	0.01	-	-	(5.56)	0.01	FC	-
Provision of wireline public telephone and directory enquiry service
Via Boschetti, 4 - Milan
Guia Local Network, S.A. (BRAZIL)		20.00%	11.98%	3.70	-	-	(2.93)	1.57	C	1.57
City guide Internet portal
Avda. Das Americas, 500 Bl. 6A - Rio de Janeiro
Euredit, S.A. (FRANCE)		5.00%	2.99%	2.80	2.08	-	2.64	0.23	C	0.23
Publication of European yearbooks
Avda. Friedland, 9 - 75008 París (*)
Sistemas Técnicos de Loterías del Estado, S.A. (SPAIN) (2)	31.75%		31.75%	12.02	56.77	-	6.38	3.82	EM	23.07
Operation of a gaming terminal system for the Spanish State Gaming Organization
Manuel Tovar, 9 - 28034 Madrid
Portugal Telecom, S.G.P.S., S.A. (PORTUGAL) (5) (11)	8.78%	1.06%	9.84%	1,128.86	1,423.42	-	355.30	831.60	EM	796.06
Holding company
Avda. Fontes Pereira de Melo, 40 - 1089 Lisboa
Banco Bilbao Vizcaya Argentaria, S.A. (SPAIN) (5) (6) (11)	1.07%		1.07%	1,662.00	8,831.00	(1,167.00)	3,806.00	555.62	C	546.13
Banking
Plaza de San Nicolás, 4 - 48005 Bilbao (Vizcaya)
O2 plc (UK) (2) (6) (11)	4.97%		4.97%	13.13	14,848.97	-	153.22	1,265.83	C	1,255.62
Wireless services provider in Europe.
Wellington Street - Slough - Berkshire SL1 1YP
Amper, S.A. (SPAIN) (5) (6) (11)	6.10%		6.10%	27.91	45.86	-	4.90	11.82	C	11.89
Development, manufacture and repair of telecommunications systems and equipment and related components
Marconi, 3 - 28760 Tres Cantos - Madrid
I-CO Global Communications (HOLDINGS) Limited (UK)	N/D		N/D	N/D	N/D		N/D	6.02	C	6.02
Other investments	N/A	N/A	N/A	N/A	N/A		N/A	8.41	C	8.41

(*) Companies included in the 2004 consolidated tax statement.					TOTAL CONSOLIDATED VALUE OF ASSOCIATES (Note 9)					1,664.35
(**) Companies included in the 2004 consolidated tax statement.					TOTAL CONSOLIDATED VALUE OF SUBSIDIARIES (Note 8)					2,717.95
(1) Company audited by Ernst & Young, S.L.	FC Fully consolidated companies.					(7) Inactive company
(2) Company audited by PriceWaterhouseCoopers.	PC Proportionally consolidated companies.					(8) Company in liquidation.
(3) Company audited by K.P.M.G. Peat Marwick.	EM Companies accounted for by the equity method					(9) Pro-forma figures
(4) Company audited by B.D.O Audiberia	C. Investees.					(10) This value relates to the contribution to the Telefónica Group
(5) Company audited by Deloitte & Touche. In Spain Deloitte & Touche España, S.L..	N/D No data.					and not to the subgroups to which the contributing companies belong.
(6) Consolidated figures	N/A Not available.					(11) Companies listed on international stock exchanges at December 31
Provisional figures for associates and investees.						2005

  APPENDIX II.

  Changes to the 2005 consolidation scope are described in the following sections.

  Telefónica

  In 2005, Telefónica acquired 1,155 shares in Dutch company Endemol Holding, N.V. (Endemol) for a total outlay of 0.03 million euros. These acquisitions took the Telefónica Group's total holding in Endemol's share capital to 99.704%.

  In 2005, Endemol Investment B.V., a 99.7% owned subsidiary of Telefónica, S.A. held a public offering of Endemol, N.V. shares. The offering price was 9 euros per share and the total number of shares sold amounted to 31,250,000 ordinary shares, representing 25% of the company's share capital. The sale generated a profit of 55.58 million euros, which was recognized in the Telefónica Group's income statement under "Gain on disposal of assets" under "Other income" (see Note 19).

  The shares placed in the offering trade on the AEX Eurnet Amsterdam index of the Amsterdam Stock Exchange since November 22, 2005.

  Endemol is still fully consolidated in the Telefónica Group.

  Telefónica, S.A. also sold IN 2005, 611,824 shares of Portugal Telecom, S.G.P.S., S.A. (P.T.) for a total of 5.13 million euros. On December 21, P.T. cancelled a total of 37,628,550 treasury shares equivalent to 3.23% of its current share capital. On conclusion of the share cancellation, the Telefónica Group's holding in the Portuguese telecoms operator stood at 9.84% (9.96% in nominal terms). P.T. is still accounted for in the Telefónica Group's consolidated financial statements by the equity method.

  Spanish company Telefónica Procesos y Tecnología de la Información, S.A. was absorbed by Telefónica Gestión de Servicios Compartidos, S.A. in February this year. Telefónica Procesos y Tecnología de la Información, S.A., which was fully consolidated in the consolidated financial statements of the Telefónica Group, was therefore removed from the consolidation scope.

  On April 19, 2005 Telefónica Wholesale Services, S.L. (TIWS), a Spanish subsidiary of Telefónica Datacorp, S.A., concluded a 212.68 million euro capital increase that was fully subscribed by Telefónica, S.A and paid for via the non-monetary contribution of Uruguyaun company International Wholesale Services America, S.A. On conclusion of the transaction, Telefónica, S.A. owned 92.513% of the share capital of TIWS, which continues to be fully consolidated in the statements of the Telefónica Group, which now owns 100% of its equity.

  On June 10, the European Commission authorized Telefónica's bid to take over Czech operator Cesky Telecom a.s. by acquiring 51.1% of its share capital. The acquisition was concluded on June 16 at a price of 502 Czech crowns per share. Telefónica then launched a tender offer for the remaining 48.9% of Cesky Telecom then in the hands of minority shareholders. The tender offer closed on September 19, with Telefónica acquiring 58,985,703 shares at a price of 456 Czech crowns per share. In all, Telefónica paid 3,662.53 million euros to increase its interest in the Czech operator. After these acquisitions, Telefónica's total shareholding in the company is equivalent to 69.41%. Cesky Telecom is now fully consolidated in the Telefónica Group.

  The carrying amounts and fair values of the assets and liabilities acquired, the acquisition cost and the goodwill arising from the acquisition of Cesky Telecom at the acquisition date are as follows:

Cesky Telecom, a.s.	Millions of euros
	Carrying amount	Fair value

Intangible assets	350.70	1,532.57
Goodwill	443.56	443.56
Property, plant and equipment	3,091.15	3,087.08
Non-current financial assets	10.54	10.54
Other current assets	375.83	378.82

Non-current trade payables	(437.50)	(516.87)
Deferred tax liabilities	(202.29)	(473.95)
Current liabilities	(584.97)	(542.04)
Change in equity June - September	-	41.87

Net asset value	3,047.16	3,961.59
Minority interests	932.02	1,211.71
Acquisition cost		3,662.53
Goodwill		912.66

  In June 2005 Telefónica S.A. sold 4,300,000 shares in its subsidiary Telefónica Publicidad e Información, S.A. The sale generated a capital gain of 27.36 million euros recognized under "Gain on disposal of assets" under "Other income" in the Telefónica Group income statement. On conclusion of the sale, the Telefónica Group's holding in TPI stood at 59.90%. TPI is still fully consolidated in the Telefónica Group.

  In March the Telefónica Group bought the 50% interest in Azeler Automoción, S.A., then owned by Banco Bilbao Vizcaya Argentaria, S.A. (BBVA). The transaction gave Telefónica control of Azeler's entire share capital. Azeler was previously accounted for in the Telefónica Group's consolidated financial statements by the equity method, but will now be fully consolidated.

  In parallel with the aforementioned transaction, the Telefónica Group sold to BBVA its 50% interest in Spanish company Iniciativas Residenciales en Internet, S.A. (ATREA). As a result of the sale, ATREA, which was accounted for in the consolidated financial statements of the Telefónica Group by equity method, was removed from the consolidation scope.

  The combined transaction meant a total outlay for Telefónica of 1.84 million euros and generated goodwill of 1.54 million euros.

  On April 14, 2005 Telefónica concluded an agreement to sell its 54.15% interest in Onetravel.com, Inc. at a price of 26.4 million US dollars. Proceeds from the sale amounted to 3 million euros. The company, which was fully consolidated in the consolidated financial statements of the Telefónica Group, was therefore eliminated from the consolidation scope.

  Fully consolidated Spanish company Terra Networks Latam, S.L. and Dominican company Terra Networks Caribe, S.A. were wound up in June 2005 and therefore eliminated from the consolidation scope.

  In July, Telefónica, S.A. took over and merged Terra Networks, S.A., with economic effects from January 1, 2005. Terra Networks, S.A. was dissolved and all of its assets and liabilities were transferred to Telefónica, S.A. by means of a share swap consisting of two Telefónica, S.A. treasury shares for every nine Terra shares. The company, which was fully consolidated in the financial statements of the Telefónica Group, was therefore eliminated from the consolidation scope.

  T.P.I. Group

  In 2005 the 100%-owned Spanish subsidiary of Telefónica Publicidad e Información, S.A. (TPI), 11888 Servicio Consulta Telefónica, S.A., established French company Services de Renseignements Telephoniques, S.A.S., subscribing and paying 0.04 million euros for its entire share capital. The new company is fully consolidated in the Telefónica Group.

  Also in 2005, 11888 Servicio Consulta Telefónica, S.A created the Italian company Di Consultaziones Telefónica, S.R.L. subscribing and paying 0.01 million euros for all shares comprising its share capital. The company is now fully consolidated in the consolidated financial statements of the Telefónica Group.

  On November 11 Telefónica Group companies Telefónica Publicidad e Información, S.A. (the dominant shareholder) and Telefónica Publicidad e Información Internacional, S.A.U. bought from Telefónica de Argentina, S.A. 95% and 5%, respectively, of the share capital of Argentine company Telinver, S.A. for a total outlay of 57.0 million euros (66.72 million US dollars). The operation was financed by Telefónica Argentina, S.A. by debt maturing in 2008. Telinver continues to be fully consolidated in the Telefónica Group.

  Telefónica de España Group

  Soluciones Tecnológicas para la Alimentación, S.L., a Spanish company in which Telefónica Soluciones de Informática y Comunicaciones de España, S.A.U. had a 45% shareholding, was sold in February 2005. The company, which was reported by equity method, therefore no longer appears in the Telefónica Group consolidated financial statements.

  In March Telefónica de España S.A.U. sold its 0.73% interest in INTELSAT for 17.77 million euros, generating a capital gain of 17.58 million euros. The company was reported under "Other investments" in "Non-current financial assets" on the Telefónica Group's consolidated balance sheet.

  In May Telefónica Soluciones Sectoriales, S.A.'s finalized its withdrawal from IT7 (formerly Incatel), Instituto Canario de Telecomunicaciones S.A., by returning to the other shareholders the 31% interest it held in the company at December 31, 2004. The company was therefore excluded from the Telefónica consolidated financial statements, where it was previously accounted for by the equity method.

  In June the Spanish company Segurvirtual MVS, S.A., 49%-owned by Telefónica Data España, S.A. was liquidated. The company was therefore excluded from the Telefónica consolidated financial statements, where it was previously accounted for by the equity method.

  June also saw the liquidation of Telefónica Sistemas el Salvador, S.A. de C.V, a Salvadorean company 99.5%-owned by Soluciones Informáticas y Comunicaciones de España, S.A.U. The company, which was previously fully consolidated, was therefore excluded from the consolidation scope.

  Telefónica Telecomunicaciones Públicas took part in the incorporation of a new Spanish company, Telefónica Salud, S.A, subscribing and paying 0.06 million euros for 51% of the company's initial share capital. Telefónica Salud, S.A. is now fully consolidated in the Telefónica Group.

  Telefónica Soluciones Sectoriales, S.A., meanwhile, was involved in the incorporation of another new Spanish company, Ceuta Innovación Digital, S.L., subscribing for and paying up 40% of the company's initial share capital. The Telefónica Group accounts for this investment by the equity method.

  August marked the sale of Spanish company Bitel Baleares Innovación Telemática, S.A.for 0.75 million euros and a capital gain of 0.25 million euros which is recognized in the Telefónica Group income statement as "Gain on disposal of consolidated companies" under "Other income." The company was accounted for in the consolidated financial statements of the Telefónica Group by equity method but has now been excluded from the consolidation scope.

  On September 1, 2005 Spanish company Agencia de Certificación Electrónica, S.A. was absorbed by its sole shareholder Telefónica Data España, S.A., on the latter's decision. Agencia de Certificación Electrónica, S.A. was fully consolidated in the consolidated financial statements of the Telefónica Group but has now been removed from the consolidation scope.

  Telefónica Móviles Group

  The acquisitions of 100% of the Chilean and Argentine operators owned by BellSouth were concluded on January 7 and January 11, 2005, respectively, thereby completing the purchase of the Latin American cellular operators from BellSouth.

  The total acquisition cost for Telefónica Móviles, adjusted for the outstanding net debt at these two operators, was 519.39 million euros for Radiocomunicaciones Móviles, S.A. (Argentina) and 317.56 million euros for Telefónica Móviles Chile, S.A.

  The net carrying amounts of the assets and liabilities acquired from BellSouth operators in Chile and Argentina and the goodwill generated, after the purchase price allocation to the fair value recognition of all assets and liabilities assumed in the acquisition, are as follows:

	Millions of euros
2005	Carrying amount	Fair value

ASSETS

Intangible assets	127	212
Property, plant and equipment	322	155
Non-current financial assets	3	3
Deferred tax assets	128	128

Current assets	330	287

LIABILITIES

Non-current trade payables	(110)	(110)
Deferred tax liabilities	(121)	(112)

Current trade payables	(421)	(421)
Current provisions	(71)	(71)

Net asset value	187	71
Acquisition cost		837
Goodwill		766

  The capital increase for approximately 2.054 million Brazilian reals carried out by Telesp Celular Participaçoes, S.A. on January 4, 2005 was fully subscribed. Brasilcel, N.V. now owns 65.70% of Telesp Celular Participaçoes, S.A.

  On April 20, 2005, Telefónica Móviles, through its subsidiary TEM Puerto Rico, Inc., converted the promissory notes representing 49.9% of the share capital of Puerto Rican company Newcomm Wireless Services, thereby acquiring a 49.9% shareholding.

  Also in April 2005 Telcel, C.A increased its capital by 26.791 thousand US dollars. The new shares were subscribed for in full by Telefónica Móviles, S.A., thus bringing its stake in Telcel to 91.63%. The company is still fully consolidated in the Telefónica Group.

  Also in 2005, 100%-owned Telefónica Móviles, S.A. subsidiary TES Holding, S.A. acquired an additional interest in Telefónica Móviles El Salvador, S.A. This acquisition raised TES Holding, S.A.'s stake in Telefónica Móviles El Salvador, S.A. to 99.03%. The company is still fully consolidated in the Telefónica Group.

  April 2005 marked the conclusion of Telefónica Móviles, S.A.'s bid to acquire the minority interests in Peruvian subsidiary Comunicaciones Móviles de Perú, S.A. At the close of the operation, Telefónica Móviles, S.A. owned 99.89% of its Peruvian subsidiary. Subsequently, on June 1, 2005, Comunicaciones Móviles Perú, S.A. was merged with Telefónica Móviles Perú, S.A.C. Directly and indirectly, the Telefónica Móviles Group controls 98.03% of the new company Telefónica Móviles Perú, S.A., which is fully consolidated in the Telefónica Group's financial statements.

  In June 2005 the Group acquired an additional 0.38% of Telefónica Móviles Panamá for 2.19 million euros. Following this and subsequent acquisitions, Telefónica Móviles controls 99.98% of the company.

  Also in June, Spanish company Tempos 21 Innovación en Aplicaciones Móviles, S.A was included in the Telefónica consolidated group by the equity method, effective retroactively at January 1, 2005.

  In July 2005, certain assets of companies comprising the Brasilcel Group were capitalized. The Group's new holding in these companies is as follows:

Brasilcel, N.V.	Shareholding
Tele Sudeste Celular Participações, S.A.	91.03%
Tele Leste Celular Participações, S.A.	50.67%
Celular CRT Participações, S.A.	66.36%
Telesp Celular Participaçoes, S.A.	66.09%
Tele Centro Oeste Participaçoes, S.A.	34.68%

  Newcomm Wireless Services carried out a capital increase in August 2005 to which the Group decided not to subscribe. As a result its holding in this company was reduced to 49.3%.

  In September 2005 Telefónica Móviles approved the merger by absorption of Telefónica Móviles Interacciona, S.A., a company in which it was the sole shareholder. The company is still fully consolidated in the Telefónica Group.

  In October 2005, the Venezuelan companies Telcel, C.A., Servicios Telcel, C.A. and Telecomunicaciones BBS, C.A. merged, giving rise to Telcel, C.A. The company is still fully consolidated in the Telefónica Group.

  In November 2005 Telefónica Móviles, S.A. bought the remaining 2.08% of Telefónica Móviles Argentina, S.A, for 1.99 million euros, giving it 100% control of this subsidiary. The company is still fully consolidated in the Telefónica Group.

  In December 2005, Telefónica Móviles, S.A. reached an agreement to buy 8% of Telefónica Móviles México, S.A. de C.V in exchange for shares in Telefónica, S.A. The sale entailed an outlay of 177.27 million euros and gave Telefónica Móviles 100% control of the subsidiary, which is still fully consolidated in the Telefónica Group.

  December 2005 also saw the merger by absorption of TEM Guatemala y Cia. S.C.A. (the absorbing company) and Telefónica Móviles Guatemala, S.A. (absorbed company) and Tele-Escucha, S.A. (absorbed company). The company arising from the merger has taken the name Telefónica Móviles Guatemala, and continues to be fully consolidated in the Telefónica Group.

  Telefónica Internacional Group

  On July 27, 2005, Telefónica Internacional, S.A. acquired 100% of Telefónica, S.A.'s holdings in Terra México Holding, Terra Colombia Holding, Terra Guatemala, Terra Venezuela, Terra Argentina, Terra USA and Terra Brasil Group. Also on this date, Telefónica Internacional, S.A. assumed 100% of the net debt owed by the aforementioned Terra Group companies to Telefónica, S.A.

  In August, Telefónica Internacional sold US company, Communication Technology, Inc. (CTI), in which it was the sole shareholder, realizing a capital loss of 3.71 million euros which is recorded on the Telefónica Group's income statement in "Losses on disposal of consolidated companies" under "Other expenses." The company, which was fully consolidated in the financial statements of the Telefónica group, was therefore removed from the consolidation scope.

  Colombian company Telefónica Data Colombia, S.A. carried out a capital increase in September that was subscribed for in full by Spanish company Telefónica DataCorp, S.A. The operation gave the Spanish company, which previously owned 65% of Telefónica Data Colombia, S.A, 100% control. The company is still fully consolidated in the Telefónica Group's consolidated financial statements.

  Telefónica de Contenidos Group

  In the first quarter of 2005 the Telefónica de Contenidos Group sold all the shares it owned in LS4 Radio Continental, S.A. and Radio Estéreo, S.A., realizing capital gains on disposal of 7.22 and 0.20 million euros, respectively. The companies were fully consolidated in the financial statements of the Telefónica Group but have now been removed from the consolidation scope.

  In the course of 2005 Sogecable, S.A. increased its share capital by 7,560,261 shares with a par value of 2 euros each and bearing an issue premium of 22.47 euros. The Telefónica Group subscribed 1,801,689 of these shares, paying a total of approximately 44.10 million euros. As a result, the Group's shareholding in Sogecable is unchanged, at 23.83% of its total share capital. Sogecable, S.A. is still accounted for in the Telefónica Group consolidated financial statements by the equity method.

  Atento Group

  On July 29, 2005 Atento Brasil, S.A. acquired 100% of the share capital of Brazilian company Beans Administradora de Cartóes de Crédito, Ltda. In August, it was merged with the parent Atento Brasil, S.A. Beans was fully consolidated in the financial statements of the Telefónica Group but was therefore removed from the consolidation scope.

  Telefónica Gestión de Servicios Compartidos Group

  Spanish company Telefónica Gestión de Servicios Compartidos, S.A. has acquired the entire share capital of Mexican subsidiary Telefónica Gestión de Servicios Compartidos México, S.A. de C.V. and Brazilian company Telefónica Gestao de Serviços Compartilhados do Brasil, Ltda. from its parent Telefónica, S.A. at a price of 2.83 million and 2.74 million euros, respectively. Both companies are still fully consolidated in the Telefónica Group.

  Telefónica Gestión de Servicios Compartidos, S.A. has also bought from its parent Telefónica, S.A. 11,400 shares representing 95% of the capital of Argentine company Telefónica Gestión de Servicios Compartidos Argentina, S.A. for 0.04 million euros. The company is still fully consolidated in the Telefónica Group.

  As reported in the section on Telefónica, S.A. above, in the first quarter of 2005 Telefónica Gestión de Servicios Compartidos, S.A. absorbed the Spanish company Telefónica Procesos y Tecnología de la Información, S.A. (T.P.T.I.), thereby acquiring all property, rights and obligations pertaining to the now-extinct T.P.T.I.. T.P.T.I has therefore been removed from the consolidated financial statements of the Telefónica Group, within which it was fully consolidated.

  In November Spanish company Telefónica Gestión de Servicios Compartidos, S.A. acquired the entire 10,238,949 shares 99.99% of total capital in Peruvian subsidiary Telefónica Gestión de Servicios Compartidos Perú S.A.C. formerly belonging to its parent Telefónica, S.A. for 3.74 million euros. The company is still fully consolidated in the Telefónica Group.

  2004

  The changes in the consolidation scope in the year ended December 31, 2004 were as follows:

  Telefónica

  In 2004 Telefónica acquired 71,693 shares of the Dutch company Endemol Entertainment Holding,N.V. (Endemol) for 1.79 million euros. These acquisitions took the Telefónica Group's total holding in Endemol's share capital to 99.70%.

  Telefónica, S.A. acquired 52,820,862 shares of Portugal Telecom, S.G.P.S., S.A. for 475.14 million euros, giving rise to consolidation goodwill of 344.52 million euros. In addition, on December 29, 2004, Portugal Telecom reduced capital by canceling 87,799,950 treasury shares, representing 7% of share capital. Following these transactions, Telefónica increased its direct holding in this company to 8.55%. The direct and indirect effective ownership interest by the Telefónica Group was 9.58%. After these acquisitions, this company was consolidated in Telefónica Group's consolidated financial statements by the equity method.

  The Spanish subsidiary Inmobiliaria Telefónica, S.L.U. was dissolved without liquidation through the overall transfer of its assets and liabilities to its sole shareholder, Telefónica, S.A. and the subsequent extinction of the company. This company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group, was excluded from the consolidation scope.

  The U.S. companies Telefónica B2B, Inc. and Telefónica USA, Inc., which were fully consolidated in the consolidated financial statements of the Telefónica Group, were excluded from the consolidation scope following their liquidation and dissolution and the transfer of their assets and liabilities to their sole shareholder, Telefónica, SA.

  Zeleris Soluciones Integrales, S.L.U. was merged into Telefónica Gestión de Servicios Compartidos España, S.A. (a wholly owned subsidiary of Telefónica, S.A.), which increased share capital by 5.47 million euros and received as a consideration all the shares comprising Zeleris' share capital. As a result of the merger, Zeleris España, S.A.U., a wholly-owned subsidiary of Zeleris Soluciones Integrales, S.A., became a wholly-owned subsidiary of Telefónica Gestión de Servicios Compartidos España, S.A. The company is still fully consolidated in the consolidated financial statements of the Telefónica Group.

  In October Telefónica Gestión de Servicios Compartidos España, S.A., acquired a 99.33% holding in the Brazilian company Cobros Serviços de Gestão, S.A., currently Cobros Serviços de Gestão, S.L. As a result of the acquisition, the Brazilian company became a fully consolidated Telefónica Group subsidiary.

  In 2004, Telefónica Investigación y Desarrollo, S.A. incorporated the Mexican company Telefónica Investigación y Desarrollo México, S.A. and subscribed and paid all its share capital, consisting of 50,000 shares of MXP 1 par value each. The company is fully consolidated in the Telefónica Group.

  Telefónica, S.A. sold 464 shares in Torre de Collçerola, S.A. for 1.47 million euros. This reduced its shareholding to 30.4%. The Telefónica Group still accounts for this company by the equity method.

  In November, the Spanish companies Telefónica Participaciones, S.A.U. and Telefónica Emisiones, S.A.U. were incorporated, both with share capital comprising 62,000 shares with a par value of 1 euro each, subscribed and fully paid by sole shareholder Telefónica, S.A.

  In December, Luxemburg company Altaír Assurances, S.A. was incorporated, with start-up capital of 6 million euros. The wholly-owned Telefónica Group subsidiaries Casiopea Reaseguradora, S.A. of Luxemburg and Seguros de Vida y Pensiones Antares, S.A. of Spain subscribed and paid the full amount of the company's share capital in the proportion of 95% and 5%, respectively.

  In December, Peruvian company Telfisa Perú, S.A.C. was incorporated, with start-up capital of 12 million new Peruvian soles. The Telefónica Group subscribed and paid the full amount of the start-up capital.

  Spanish company Cleon, S.A., a 50%-owned subsidiary of Compañía Española de Tecnología, S.A., in which Telefónica, S.A. is the sole shareholder, was included in the Telefónica Group consolidated annual accounts by the equity method on the basis of management criteria. This company was fully consolidated in the Telefónica Group's consolidated financial statements the year before.

  T.P.I. Group

  In 2004 Telefónica Publicidad e Información, S.A., the parent company of the group, acquired the remaining 49% holding in its Chilean subsidiary Impresora y Comercial Publiguías, S.A. for 65.6 million euros, thereby increasing its ownership interest to 100%. In this purchase, a 9% holding was acquired from Chilean company Compañía de Telecomunicaciones de Chile, S.A., a Telefónica Group subsidiary. The company is still fully consolidated in the Telefónica Group.

  On August 13, 2004, the Chilean company Edinet América, S.A. (formerly Urge Chile, S.A.) increased capital by 218.81 Chilean pesos (0.29 million euros). This capital increase was fully subscribed and paid by Publiguías Holding, S.A. As a result of this transaction, the TPI group increased its holding in Edinet América, S.A. from 99.90% to 99.978%. In November the Chilean company Impresora y Comercial Publiguías, S.A. acquired a 0.022% holding in Edinet América, S.A.'s share capital. Following this transaction, the Telefónica Publicidad e Información Group increased its holding in the Chilean company to 100%. The company is still fully consolidated in the Telefónica Group.

  Telefónica de España Group

  Telefónica Cable, S.A., a wholly-owned subsidiary of Telefónica de España, S.A., continued its corporate group restructuring process and merged the following local operators: Telefónica Cable Asturias, S.A., Telefónica Cable Valencia, S.A., Telefónica Cable Extremadura, S.A. and Telefónica Cable Balears, S.A. All these companies, which had been fully consolidated in the Telefónica Group in 2004, were excluded from the consolidation scope.

  Telefónica de España, S.A.'s 2.13% holding in the French company Eutelsat, S.A. was sold for 44.83 million euros, giving rise to net capital gains of 21.43 million euros. In addition, Telefónica de España S.A. sold its 0.75% holding in the Dutch company New Skies Satellites, B.V. for 6.02 million euros, recording 5.95 million euros of capital gains.

  Telefónica Mobile Solutions, S.A.U. was taken over by its parent company Telefónica Soluciones de Informática y Comunicaciones de España, S.A.U. This company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group in 2003,was excluded from consolidation in 2004.

  Terra Group (merged in 2005 with Telefónica, S.A. - see Note 2).

  Emplaza, S.A., a 20%-owned subsidiary of the Terra Lycos Group that had not been included in the consolidation since June 2003 because it was dormant, was dissolved and liquidated in January 2004.

  Lycos, Inc. sold its holdings in Wit Capital and GSI Global Sports in March 2004.

  In 2004 Lycos, Inc. sold all its minority interests in Amazon, Interland, Cross Media, Easy Link, Fast, Autobytel and Total Sports, recording a loss of 5.32 million euros.

  All the shares of the Mexican company Tecnología y S.V.A., S.A. de C.V. were sold in June 2004, producing a capital gain of 10.77 million euros. This company, which had been fully consolidated in the Telefónica Group, was excluded from consolidation in 2004.

  In 2004 Terra Networks Asociadas, S.L. increased capital at Inversis Networks, S.A. by 1.60 million euros, thereby increasing its ownership interest in this company to 10.68%.

  On September 2, 2004, Terra Networks Asociadas, S.L. sold its holding in A Tu Hora, S.L., an idle company, to Telepizza, which until then owned a 50% ownership interest in this company. This investee had been accounted for by the equity method but was excluded from the Telefónica Group's consolidation scope in 2004.

  On October 5, 2004, Terra Networks, S.A. and Daum Communications, Corp. reached an agreement for the sale of Lycos, Inc. after obtaining the required administrative authorizations and approval from the US antitrust authorities. The sale price was set at 108 million dollars, giving rise to a gain of 39.62 million euros. On September 30, 2004, i.e. before the sale of Lycos, Inc., and as part of the agreement for this transaction, Lycos, Inc. transferred assets amounting to 332.9 million euros to Terra Networks, S.A.

  In November 2004, a capital increase of 0.3 million euros was carried out at subsidiary Terra Networks Colombia, S.A. for the purpose of offsetting losses. The local partners did not subscribe for this capital increase. Following this transaction, the ownership interest of minorities decreased from 32% to 5%. The company is still fully consolidated in the Telefónica Group's consolidated financial statements.

  The merger of the wholly-owned subsidiary Ordenamiento de Links Especializados, S.L. (OLÉ) into Terra Networks España, S.A. was completed in December 2004. OLÉ was excluded from the consolidation scope.

  Atento Group

  All the shares of Atento Guatemala Comercial, S.A. were sold in March 2004. This company, which had been fully consolidated in the Telefónica Group in 2003, was excluded from the consolidation scope in 2004.

  Atento USA, Inc. was dissolved and all its assets and liabilities were transferred to its parent company Atento Holding Inc. effective January 1, 2004. This company was excluded from the consolidation scope in 2004.

  US company Atento Holding Inc. was dissolved on April 30, 2004, and all its assets and liabilities were transferred to the Dutch parent company Atento N.V. The company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group through that date, was subsequently excluded from the consolidation scope.

  Leader Line, S.A., a wholly-owned subsidiary of Atento Teleservicios España, S.A., was merged into the latter on July 16, 2004. The company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group through that date, was subsequently excluded from the consolidation scope.

  Mexican company Atento Atención y Servicios, S.A. de CV. was incorporated on September 1, 2004. Of its start-up share capital, 49,999 Mexican pesos were fully subscribed and paid by Atento Mexicana, S.A. de C.V. and 1 peso by the Mexican company Atento Servicios, S.A. de C.V. The company was fully consolidated in the Telefónica Group.

  Atento Uruguay, S.A. was dissolved and liquidated on September 30, 2004, and all its assets and liabilities were transferred to its parent company Atento Argentina, S.A. The company, which had been fully consolidated in the consolidated financial statements of the Telefónica Group through that date, was subsequently excluded from the consolidation scope.

  Telefónica Móviles Group

  On June 10, 2004, the Company acquired an additional 13.95% in Mobipay Internacional, bringing its shareholding to 50%. As a result, this company was no longer consolidated under the equity method and is now proportionally consolidated.

  In August 2004, Brasilcel N.V. and Telesp Celular Participações, S.A. (TCP) announced their intention to launch friendly tender offers for Tele Sudeste Celular Participaçoes, S.A., Tele Leste Celular Participaçoes, S.A., Celular CRT Participações, S.A and Tele Centro Oeste Celular Participações, S.A (TCO). These tender offers finalized in October 2004, resulting in the following shareholdings:
Brasilcel	Pre-offer shareholding	Post-offer shareholding
Tele Sudeste	86.7%	90.9%
Tele Leste	27.9%	50.6%
CRT	51.5%	67.0%

TCP	Pre-offer shareholding	Post-offer shareholding
TCO	18.8%	32.9%

  These tender offers gave rise to a cash payment of approximately 607 million reais for Brasilcel, N.V. and of 902 million reais for TCP.

  At the end of June 2004, Brasilcel N.V. effectively acquired from NTT DoCoMo, Inc. and Itochu Corporation their ownership interests in Sudestecel Participações, S.A., a holding company controlling a bloc of shares in operator Tele Sudeste Celular Participações, S.A. representing 10.5% of its share capital, for 20.84 million euros. As a result of this transaction, Brasilcel increased its interest in Sudestecel Participações, S.A. to 100%. This company continues to be fully consolidated in the Brasilcel Group financial statements, while Brasilcel Group is proportionally consolidated in the Telefónica Group consolidated financial statements.

  On July 23, 2004, a 100% holding in the Chilean company Telefónica Móvil de Chile, S.A. was acquired from the Chilean company Compañía de Telecomunicaciones de Chile, S.A., a subsidiary of Telefónica Internacional, S.A., for a total of 870 million euros. As a result of this transaction, the Telefónica Group increased its effective ownership interest in the company's share capital from 44.89% to 92.46%. The company is still fully consolidated in the consolidated financial statements of the Telefónica Group.

  The mergers of the following Mexican companies were effective on September 25, 2004: Movicelular, S.A. de C.V.was merged into Movitel del Noroeste, S.A. de C.V. -the remaining company after the merger was Movitel del Noroeste, S.A. de C.V.- and Tamcel, S.A. de C.V.was merged into Baja Celular Mexicana, S.A. de C.V. -the remaining company after the merger was Baja Celular Mexicana, S.A. de C.V. Both companies are still fully consolidated in the Telefónica Group.

  On October 8, 2004, Teles Celulares Participaçoes, S.A. approved a capital increase of approximately 2,054 million reais. This capital increase was fully subscribed and concluded on January 4, 2005. Brasilcel, N.V.'s shareholding in the company increased from 65.12% to 65.70% as a result.

  On March 5, 2004, Telefónica Móviles, S.A. reached an agreement with BellSouth Corporation ("BellSouth") to acquire 100% of its holdings in its cellular operators in Argentina, Chile, Peru, Venezuela, Colombia, Ecuador, Uruguay, Guatemala, Nicaragua and Panama.

  The effective transfer of the shares of these companies was conditional, inter alia, upon obtaining the required regulatory authorizations in each country and on any necessary approvals from minority shareholders. The effective transfer of the shares of these operators was made in 2004 and in January 2005. All the holdings of BellSouth in the operators located in Ecuador, Guatemala and Panama were transferred on October 14, 2004; those in the operators located in Colombia, Nicaragua, Peru, Uruguay and Venezuela were transferred on October 28, 2004, that in the operator in Chile was transferred on January 7, 2005, and the holding in the Argentinean operator was transferred on January 11, 2005.

  This agreement valued 100% of the assets of these operators at 4,330 million dollars (5,850 million dollars if we include the Argentine and Chilean acquisitions completed in January 2005). The total acquisition cost for Telefónica Móviles, adjusted by the net debt of all the companies, amounted to 3,252.54 million euros (excluding Chile and Argentina).

  Following are the values assigned to each transaction and the acquisition cost for Telefónica Móviles:

  - Acquisition of 100% of Otecel, S.A. (Ecuador) for a total enterprise value of 833 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 663.43 million euros.

  - Acquisition of 100% of Telefónica Móviles y Compañía, S.C.A. for a total enterprise value of 175 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 92.54 million euros.

  - Acquisition of 99.57% of BellSouth Panamá, S.A. for a total enterprise value of 657 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 549.28 million euros.

  - Acquisition of 100% of Telcel, S.A. (Venezuela) for a total enterprise value of 1,195 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 1,223.98 million euros.

  - Acquisition of 100% of Telefónica Móviles Colombia, S.A. for a total enterprise value of 1,050 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 517.46 million euros.

  - Acquisition of 99.85% of Comunicaciones Móviles del Perú, S.A. for a total enterprise value of 210 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 7.70 million euros.

  - Acquisition of 100% of Telefonía Celular de Nicaragua, S.A. for a total enterprise value of 150 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 148.74 million euros.

  - Acquisition of 100% of Abiatar, S.A. for a total enterprise value of 60 million dollars. The acquisition cost for Telefónica Móviles, adjusted for outstanding net debt, was 49.42 million euros.

  The net carrying amounts of the assets and liabilities acquired from BellSouth and the goodwill generated, after the purchase price allocation to the fair value recognition of all assets assumed in the acquisition of these operators, are as follows:

	October 2004
Millions of euros	Carrying amount	Fair value

ASSETS

Intangible assets	246	1,105
Goodwill	719	719
Property, plant and equipment	818	701
Non-current financial assets	32	32

Current assets	962	926

LIABILITIES

Non-current trade payables	(390)	(390)
Deferred tax liabilities	-	(299)

Current trade payables	(739)	(739)

Net asset value	1,648	2,055
Acquisition cost		3,252
Goodwill		1,197

  Telefónica Internacional Group

  The Brazilian company Aix Participaçoes, which in 2003 was accounted for by the equity method in the consolidated financial statements of the Telefónica Group, was proportionally consolidated in 2004.

  US company Katalyx, Inc. took over the US companies Adquira, Inc. and Katalyx Transportation, Llc. Both companies were excluded from the consolidation scope.

  Peruvian company Telefónica Empresas Perú, S.A.A. took over Peruvian company Telefónica Servicios Financieros, S.A.C., which was excluded from the consolidation scope.

  On July 8, 2004, Telefónica Internacional Chile S.A. acquired 3 million ADRs of Compañía de Telecomunicaciones de Chile S.A. (CTC), representing 12 million series A shares, equal to a 1.25% holding in this company, thereby increasing the Telefónica Group's total ownership interest to 44.89%. The price paid was 37.07 million dollars. The company is still fully consolidated in the Telefónica Group.

  On April 26, 2004, CTC sold to Telefónica Publicidad e Información, S.A. its (9%) holding in Chilean company Impresora y Comercial Publiguías S.A.

  Following approval by the Board of Directors of the Chilean company CTC on May 18 and subsequent ratification at the Shareholders' Meeting on July 15, 2004, the aforementioned sale of a 100% holding in subsidiary Telefónica Móviles Chile, S.A. to Telefónica Móviles, S.A. was carried out.

  Under a share buyback program, the subsidiary Telefónica del Perú, S.A.A. acquired own shares in the market for 21.90 million new soles (approximately 5.3 million euros), increasing the Telefónica Group's effective percentage of ownership from 97.21% to 98.19%. The company is still fully consolidated in the Telefónica Group.

  In November Telefónica del Perú S.A.A. acquired a 99.99% holding in Antena 3 Producciones S.A. for 3.85 million dollars (approximately 2.9 million euros). This company was fully consolidated in the consolidated financial statements of the Telefónica Group.

  Telefónica del Perú, S.A.A. sold all the shares it owned in the Dutch company New Skies Satellites, B.V., representing approximately 0.83% of this company's share capital, for 7.84 million dollars (approximately 5.9 million euros). The company was recorded under "Other investments - Non-current Financial Assets" in the Telefónica Group's consolidated balance sheet.

  As for the Katalyx Group, the Mexican subsidiaries Katalyx Construction Mexico, S.R.L., Katalyx Health Mexico, S.R.L., Katalyx Cataloguing Mexico, S.R.L. de C.V., Katalyx Food Service Mexico, S.R.L. de C.V. and Katalyx Transportation Mexico, Llc. and the Argentine companies Katalyx Transportation Argentina, S.R.L., Katalyx Construction Argentina, Katalyx Food Service Argentina, S.R.L., Katalyx Cataloguing Argentina, S.R.L. and Katalyx Argentina, S.A. were dissolved or are in the process of liquidation. All of them were excluded from the consolidation scope.

  Argentine company Adquira Argentina, S.L. was taken over by Telefónica Data Argentina, S.A. and excluded from the consolidation scope.

  In December, Brazilian company Telecomunicaçoes de Sao Paulo, S.A. (TELESP) entered into an agreement for the purchase of all the shares (cuotas) of Santa Genovense Participaçoes Ltd., a holding company owning all the cuotas of Atrium Telecomunicaçoes, for 113.44 million Brazilian reais (approximately 31 million euros), giving rise to goodwill of 23.75 million euros. This company was fully consolidated in the consolidated financial statements of the Telefónica Group.

  Telefónica de Contenidos Group

  In July 2004, a 70% holding in the Spanish company Lola Films, S.A. was sold to its minority shareholder.

  The group parent company took over its Spanish subsidiaries Telefónica Medios de Comunicación, S.A., Telefónica Media Internacional y de Contenidos, S.A., Producciones Multitemáticas, S.A. and Gestora de Medios Audiovisuales de Fútbol, S.L. Spanish company Corporación Admira Media, S.A. was dissolved and liquidated in June 2004. All these companies had been fully consolidated in the Telefónica Group in 2003, but were excluded from the consolidation scope in 2004.

  In October 2004, Telefónica de Contenidos, S.A. sold its holdings in Lideres Entertainment Group, Inc and Fieldy BV. These companies, which had been accounted for by the equity method in the consolidated financial statements of the Telefónica Group in 2003, were excluded from the consolidation scope in 2004.

  Telefónica de Contenidos's 20% holding in Argentine company Torneos y Competencias, S.A. was classified in the Telefónica Group's consolidated financial statements as an available-for-sale investment on the basis of management criteria.

  APPENDIX III.

  Goodwill

  The detail of the movements in "Goodwill" at December 31, 2005 and 2004 is as follows:

Goodwill	Balance at		Disposals/	Exclusion of	Transfers	Translation	Balance
	12/31/04	Additions	Impairment	companies		differences	12/31/05
C.T.C. (Chile)	36.92	-	-	-	-	7.86	44.78
T. Peru Holding (Peru)	78.03	-	-	-	(0.03)	10.42	88.42
Telefónica del Perú, S.A.A. (Peru)	123.55	-	-	-	-	12.81	136.36
Telefónica Móvil de Chile, S.A (Chile)	341.41	77.77	-	-	(0.01)	85.35	504.52
Telesp Participaçoes (Brazil)	71.37	-	-	-	-	22.08	93.45
T. Holding de Argentina and subsidiaries (Argentina)	113.87	-	-	-	-	15.31	129.18
Cointel (Argentina)	78.51	-	-	-	-	10.56	89.07
TPI Edita (Spain)	4.70	-	(0.21)	-	-	-	4.49
Impresora y Comercial Publiguías, S.A. (Chile)	37.33	-	-	-	-	9.33	46.66
Telefonica Internacional (Spain)	195.17	-	-	-	-	-	195.17
Telefonica Móviles (Spain)	117.72	-	-	-	-	-	117.72
T. Data España (Spain)	41.75	-	-	-	-	-	41.75
T. Data Brasil (Brazil)	87.01	-	-	-	-	26.92	113.93
Cesky Telecom, a.s (Czech Republic)	-	912.66	-	-	-	32.70	945.36
Eurotel Praha, spol. s.r.o. (Czech Republic)	-	443.56	-	-	-	15.72	459.28
T. Deutchland Gmbh and subsidiaries (Germany)	431.48	-	-	-	-	-	431.48
Endemol (Netherlands)	708.86	0.02	-	(177.22)	-	-	531.66
Endemol Holding, N.V. subsidiaries	480.65	50.27	(1.84)	-	2.64	1.63	533.35
Atlántida Comunicaciones, S.A. (Argentina)	48.48	-	-	-	-	6.52	55.00
Atlántida Comunicaciones, S.A. subsidiaries	5.21	-	-	-	-	0.70	5.91
Atento Perú, S.A.C. (Peru)	3.60	-	-	-	-	0.37	3.97
Atento Brasil (Brazil)	55.86	-	-	-	-	17.28	73.14
Terra Networks Brasil, S.A. and subsidiaries (BRAZIL)	48.24	-	-	-	0.49	14.92	63.65
Terra Networks Chile, S.A. (CHILE)	8.98	-	-	-	1.71	2.51	13.20
Terra Networks, S.A. (SPAIN)	62.37	-	-	-	(10.10)	-	52.27
Emergia Holding, N.V (NETHERLANDS)	2.01	-	-	-	(2.01)	-	-
Comunicaciones Móviles de Perú, S.A. (PERU)	11.30	-	-	-	(9.58)	0.12	1.84
Latin American Cellular Holdings, B.V. (NETHERLANDS)	-	1.99	-	-		-	1.99
Telefónica Comunicaciones Personales, S.A. (ARGENTINA)	-	14.53	-	-	-	(0.35)	14.18
Terra Bussiness Travel, S.A. (SPAIN)	-	3.00	-	-	-	-	3.00
Telefónica Data Colombia, S.A. (COLOMBIA)	-	1.02	-	-	-	0.02	1.04
Azeler Automoción, S.A. (SPAIN)	-	1.53	-	-	0.14	-	1.67
T.Centroamerica Guatemala and subsidiaries (Guatemala)	30.86	-	-	-	-	5.49	36.35
Telefónica El Salvador (El Salvador)	47.08	5.66	-	-	-	7.66	60.40
Telefónica Móviles Chile Inversiones (Chile)	-	219.44	-	-	-	44.39	263.83
Radiocomunicaciones Móviles, S.A. (Argentina)	-	547.22	-	-	-	55.08	602.30
Brasilcel and subsidiaries (Brazil)	522.56	11.55	-	-	(115.39)	140.53	559.25
Telefónica Móviles México and subsidiaries (Mexico)	330.15	90.95	-	-	-	42.44	463.54
Telefonía Celular de Nicaragua, S.A.	71.48	7.81	-	-	-	(0.67)	78.62
Telcel (Venezuela)	481.36	-	-	-	(4.86)	15.03	491.53
Otecel, S.A. (Ecuador)	403.87	0.06	-	-	(7.40)	62.20	458.73
Olympic, Ltda. (Colombia)	541.31	-	-	-	(5.12)	111.04	647.23
Telefónica Móviles Panamá (Panama)	272.85	2.82	-	-	(0.06)	42.31	317.92
Atento N.V. (NETHERLANDS)	-	61.04	-	-	-	-	61.04
Telefónica Móviles Guatemala y Cía, S.C.A. (Guatemala)	27.48	0.01	-	-	-	4.88	32.37
T. Uruguay S.A. (Uruguay)	10.30	-	-	-	(0.11)	2.67	12.86
Other	15.76	-	(0.01)	-	9.37	1.65	26.77
TOTAL	5,949.44	2,452.91	(2.06)	(177.22)	(140.32)	827.48	8,910.23

Goodwill	Balance at		Disposals/	Exclusion of	Transfers	Translation	Balance
	01/01/04	Additions	Impairment	companies		differences	12/31/04
C.T.C. (Chile)	30.55	7.38	-	-	-	(1.01)	36.92
T. Peru Holding (Peru)	79.70	-	-	-	-	(1.67)	78.03
Telefónica del Perú, S.A.A. (Peru)	126.21	-	-	-	-	(2.66)	123.55
Telefónica Móvil de Chile, S.A (Chile)	183.18	150.52	-	-	-	7.71	341.41
Telesp Participaçoes (Brazil)	46.96	23.75	-	-	-	0.66	71.37
T. Holding de Argentina and subsidiaries(Argentina)	124.86	-	-	-	-	(10.99)	113.87
Cointel (Argentina)	86.09	-	-	-	-	(7.58)	78.51
TPI Edita (Spain)	6.81	-	(2.11)	-	-	-	4.70
Impresora y Comercial Publiguías, S.A. (Chile)		37.82	-	-	-	(0.49)	37.33
Telefonica Internacional (Spain)	195.17	-	-	-	-	-	195.17
Telefonica Móviles (Spain)	111.62	6.10	-	-	-	-	117.72
T. Data España (Spain)	41.75	-	-	-	-	-	41.75
T. Data Brasil (Brazil)	86.22	-	-	-	(0.01)	0.80	87.01
T. Deutchland Gmbh and subsidiaries (Germany)	540.95	-	(109.51)	-	-	0.04	431.48
Endemol (Netherlands)	698.58	10.28	-	-	-	-	708.86
Endemol Holding, N.V. subsidiaries	443.41	44.63	-	-	(7.88)	0.49	480.65
Atlántida Comunicaciones, S.A. (Argentina)	53.16	-	-	-	-	(4.68)	48.48
Atlántida Comunicaciones, S.A. subsidiaries	5.71	-	-	-	-	(0.50)	5.21
Atento Perú, S.A.C. (Peru)	3.68	-	-	-	-	(0.08)	3.60
Atento Brasil (Brazil)	55.35	-	-	-	-	0.51	55.86
Terra Networks Brasil, S.A. (Brazil) and subsidiaries	47.78	-	-	-	-	0.46	48.24
Terra Networks Chile (Chile)	9.05	-	-	-	-	(0.07)	8.98
Lycos, Inc (USA)	31.54	-	-	(32.10)	-	0.56	0.00
Lycos, Inc subsidiaries (USA)	23.27	-	-	(23.69)	-	0.42	0.00
One Travel.com, Inc. (USA)	14.80	-	(8.89)	-	(5.91)	-	0.00
Terra Networks, S.A. (Spain)	60.56	1.81	-	-	-	-	62.37
Emergia Holding, N.V (Netherlands)	2.01	-	-	-	-	-	2.01
T.Centroamerica Guatemala and subsidiaries (Guatemala)	32.16	-	-	-	-	(1.30)	30.86
Telefónica El Salvador (El Salvador)	50.78	-	-	-	-	(3.70)	47.08
Brasilcel and subsidiaries (Brazil)	474.30	43.53	-	-	-	4.73	522.56
Telefónica Móviles México and subsidiaries (Mexico)	299.30	47.56	-	-	-	(16.71)	330.15
Telefonía Celular de Nicaragua, S.A.	-	76.65	-	-	-	(5.17)	71.48
Telcel (Venezuela)	-	491.12	-	-	-	(9.76)	481.36
Otecel, S.A. (Ecuador)	-	451.37	-	-	-	(47.50)	403.87
Olympic, Ltda. (Colombia)	-	536.09	-	-	-	5.22	541.31
Telefónica Móviles Panamá (Panama)	-	305.15	-	-	-	(32.30)	272.85
Comunicaciones Móviles de Perú, S.A. (Peru)	-	12.08	-	-	-	(0.78)	11.30
Telefónica Móviles Guatemala y Cía, S.C.A. (Guatemala)	-	32.15	-	-	-	(4.67)	27.48
T. Móviles Uruguay S.A. (Uruguay)	-	10.83	-	-	-	(0.53)	10.30
Other	16.26	-	(0.16)	-	-	(0.34)	15.76
TOTAL	3,981.77	2,288.82	(120.67)	(55.79)	(13.80)	(130.89)	5,949.44

  APPENDIX IV.

  Minority interests

  The balance at December 31, 2005 comprised the holdings of minority shareholders in the following companies:

Company	Millions of euros
	% % ownership	Equity	Income (loss)	Translation differences	Balance at 31-12-05
Cesky Telecom A.s.	30.59%	1,197.80	45.81	29.55	1,273.16
Endemol, N.V.	25.00%	31.10	4.08	(0.01)	35.17
C.T.Chile. , S.A.	55.11%	406.75	27.47	113.28	547.50
Fonditel Entidad Gestora de Fondos de Pensiones, S.A.	30.00%	12.06	2.86	-	14.92
Telefónica del Perú, S.A.	1.95%	6.22	1.69	0.79	8.70
Telefónica Publicidad e Información, S.A.	40.10%	39.65	53.90	5.86	99.41
Telesp Participaçoes, S.A.	12.51%	220.17	110.29	129.14	459.60
Telefónica Móviles, S.A.	7.09%	190.77	136.20	64.33	391.30
Telefónica Móviles México, S.A. and subsidiaries	0.00%	33.05	(34.20)	2.12	0.97
Brasilcel (Holdings)	-	410.39	(1.21)	83.46	492.64
Other	-	53.53	34.32	13.92	101.77
Total		2,601.49	381.21	442.44	3,425.14

  The balance at December 31, 2004 comprised the holdings of minority shareholders in the following companies:

Company	Millions of euros
	% % ownership	Equity	Income (loss)	Translation differences	Balance at 31-12-04
C.T.Chile. , S.A.	55.11%	517.82	17.29	(0.99)	534.12
Terra Networks, S.A.	22.25%	246.08	46.74	(0.08)	292.74
Fonditel Entidad Gestora de Fondos de Pensiones, S.A.	30.00%	10.55	2.49	-	13.04
Telefónica del Perú, S.A.	1.95%	11.58	0.07	(0.25)	11.40
Telefónica Publicidad e Información, S.A.	38.90%	55.91	46.63	(1.16)	101.38
Telesp Participaçoes, S.A.	12.51%	314.26	76.88	1.90	393.04
Telefónica Móviles, S.A.	7.05%	129.42	119.96	(13.76)	235.62
Telefónica Móviles México, S.A. and subsidiaries	8.00%	53.49	(55.12)	2.31	0.68
Brasilcel (Holdings)	-	231.48	43.10	4.79	279.37
Other		30.17	11.88	(0.73)	41.32
Total		1,600.76	309.92	(7.97)	1,902.71

  APPENDIX V

  Debentures and bonds

  The detail and main features of outstanding debentures and bonds at December 31, 2005 are as follows (in millions of euros):

Telefónica and special purpose vehicles		% Interest rate	Maturity (Nominal)
.	Currency	.	2006	2007	2008	2009	2010	Subsequent years	Total
Debentures and bonds:
FEBRUARY 1990 SERIES C	Euros	12.60	-	-	-	-	3.76	-	3.76
FEBRUARY 1990 SERIES F	Euros	12.58	-	-	-	-	9.09	-	9.09
APRIL 1999	Euros	4.50	-	-	-	500.00	-	-	500.00
JUNE 1999	Euros	2.70	-	-	-	300.00	-	-	300.00
JULY 1999 zero-coupon	Euros	6.37	-	-	-	-	-	44.47	44.47
MARCH 2000	Euros	5.137 (*)	-	-	-	-	-	50.00	50.00
APRIL 2000	Euros	5.63	-	500.00	-	-	-	-	500.00
Debentures subtotal:			-	500.00	-	800.00	12.85	94.47	1,407.32
MARCH 1998	Euros	4.84	-	-	420.71	-	-	-	420.71
GLOBAL BOND	USD	7.75	-	-	-	-	2,119.18	-	2,119.18
GLOBAL BOND	USD	8.25	-	-	-	-	-	1,059.59	1,059.59
EMTN ISSUE	Euros	5.13	1,000.00	-	-	-	-	-	1,000.00
EMTN ISSUE (A Tranche)	Euros	5.13	-	-	-	-	-	1,500.00	1,500.00
EMTN ISSUE (B Tranche)	Euros	5.88	-	-	-	-	-	500.00	500.00
EMTN ISSUE	Euros	3M EURIBOR +0,18	100.00	-	-	-	-	-	100.00
EMTN ISSUE	Euros	3M EURIBOR +0,18	200.00	-	-	-	-	-	200.00
Bonds subtotal:			1,300.00	-	420.71	-	2,119.18	3,059.59	6,899.48
Total issues:			1,300.00	500.00	420.71	800.00	2,132.03	3,154.06	8,306.80
(*) Interest rate used (floating and set annually) is that of a 10Y pound sterling interest rate swap multiplied by 1.0225.

Foreign operators		% Interest rate	Maturity (Nominal)
Debentures and bonds	Currency	.	2006	2007	2008	2009	2010	Subsequent years	Total
Yankee Bonds	USD	7.63	42.05	-	-	-	-	-	42.05
Yankee Bonds	USD	8.38	132.61	-	-	-	-	-	132.61
Series F	UF	6.00	2.12	2.12	2.12	2.12	2.12	13.82	24.42
CTC CHILE:			176.78	2.12	2.12	2.12	2.12	13.82	199.08
T. Peru 1st Program (1st)	PEN	VAC+6.94	28.21	-	-	-	-	-	28.21
T. Peru 1st Program (2nd )	PEN	VAC+7.00	-	-	-	12.27	-	-	12.27
T. Peru 2nd Program (3rd )	PEN	VAC+6.19	26.75	-	-	-	-	-	26.75
T. Peru 2nd Program (5th )	PEN	VAC+6.25	-	3.25	-	-	-	-	3.25
T. Peru 3rd Program (1st)	PEN	VAC+5.00	-	-	-	-	13.01	-	13.01
T. Peru 3rd Program (2nd Series A)	PEN	5.31	-	7.41	-	-	-	-	7.41
T. Peru 3rd Program (3rd)	PEN	8.13	-	7.41	-	-	-	-	7.41
T. Peru 3rd Program (5th-Series A)	PEN	5.50	-	16.85	-	-	-	-	16.85
T. Peru 3rd Program (6th)	PEN	5.19	24.69	-	-	-	-	-	24.69
T. Peru 3rd Program (7th)	PEN	5.50	17.28	-	-	-	-	-	17.28
T. Peru Senior Notes	PEN	8.00	-	-	-	-	-	186.16	186.16
7th issue T. Peru bonds	PEN	7.94	-	-	15.60	-	-	-	15.60
8th issue T. Peru bonds	USD	3.81	-	-	-	14.28	-	-	14.28
9th issue T. Peru bonds	USD	3.13	-	16.95	-	-	-	-	16.95
Telefónica del Perú:			96.93	51.87	15.60	26.55	13.01	186.16	390.13
Marketable debentures	USD	9.13	-	-	106.50	-	-	-	106.50
Marketable debentures	USD	9.88	60.50	-	-	-	-	-	60.50
Marketable debentures	USD	11.88	-	160.81	-	-	-	-	160.81
Marketable debentures	USD	9.13	-	-	-	-	180.16	-	180.16
Marketable debentures	ARS	10.38	-	-	-	-	-	0.06	0.06
Marketable debentures	USD	8.85	-	-	-	-	-	114.13	114.13
Marketable debentures	ARS	BADLAR+2.4 (*)	18.21	-	-	-	-	-	18.21
Marketable debentures	ARS	8.00	29.05	-	-	-	-	-	29.05
Marketable debentures	ARS	SURVEY+2.5 (*)	-	13.98	-	-	-	-	13.98
TASA			107.76	174.79	106.50	-	180.16	114.19	683.40
Marketable debentures	USD	9.75	-	6.40	-	-	-	-	6.40
Telefónica Holding Argentina			-	6.40	-	-	-	-	6.40
Peso bonds	MXN	91-day CETES+0.61	-	-	-	-	275.28	-	275.28
Peso bonds	MXN	9.25	-	-	-	-	-	117.98	117.98
Telefónica Finanzas México			-	-	-	-	275.28	117.98	393.26
Nonconvertible bonds	BRL	103.5% CDI	-	543.22	-	-	-	-	543.22
TELESP			-	543.22	-	-	-	-	543.22
Nonconvertible bonds	BRL	104.4% CDI	-	90.54	-	-	-	-	90.54
Nonconvertible bonds	BRL	104.2% CDI	-	-	-	-	144.86	-	144.86
Nonconvertible bonds	BRL	103.3% CDI	-	-	-	36.21	-	-	36.21
Brasilcel			-	90.54	-	36.21	144.86	-	271.61
3.5% 2008 bond	CZK	3.50	-	-	206.86	-	-	-	206.86
Cesky Telecom			-	-	206.86	-	-	-	206.86
Total issues:			381.47	868.94	331.08	64.89	615.42	432.14	2,693.94
Consolidation adjustments			-	-	-	-	-	-	-
Total Group issues:			1,681.47	1,368.94	751.80	864.88	2,747.46	3,586.21	11,000.75

  The detail and main features of outstanding debentures and bonds at December 31, 2004 are as follows (in millions of euros):

Telefónica and special purpose vehicles		% Interest rate	Maturity (Nominal)
.	Currency	.	2005	2006	2007	2008	2009	Subsequent years	Total
Debentures and bonds:
FEBRUARY 1990 SERIES B	Euros	12.60	8.22	-	-	-		-	8.22
FEBRUARY 1990 SERIES C	Euros	12.60	-	-	-	-		3.76	3.76
FEBRUARY 1990 SERIES E	Euros	12.85	75.39	-	-	-		-	75.39
FEBRUARY 1990 SERIES F	Euros	12.58	-	-	-	-		8.15	8.15
DECEMBER 1990	Euros	13.58	715.45	-	-	-		-	715.45
APRIL 1999	Euros	4.50	-	-	-	-	500.00	-	500.00
JUNE 1999	Euros	3.02	-	-	-	-	300.00		300.00
JULY 1999 zero-coupon	Euros	6.37	-	-	-	-		42.00	42.00
MARCH 2000	Euros	5.19(*)	-	-	-	-		50.00	50.00
APRIL 2000	Euros	5.63	-	-	500.00			-	500.00
Debentures subtotal:			799.06	-	500.00	-	800.00	103.91	2,202.97
MARCH 1998	Euros	4.84	-	-	-	420.71		-	420.71
GLOBAL BOND	USD	7.35	917.70	-	-	-		-	917.70
GLOBAL BOND	USD	7.75	-	-	-	-		1,835.40	1,835.40
GLOBAL BOND	USD	8.25	-	-	-	-		917.70	917.70
GLOBAL BOND	Euros	6.13	1,000.00		-	-		-	1,000.00
EMTN ISSUE	Euros	5.13	-	1,000.00	-	-		-	1,000.00
EMTN ISSUE	Euros	0.15	50.00	-	-	-		-	50.00
EMTN ISSUE	Euros	Eonia+0.47	100.00	-		-		-	100.00
EMTN ISSUE (A Tranche)	Euros	5.13	-	-	-	-	-	1,500.00	1,500.00
EMTN ISSUE (B Tranche)	Euros	5.88	-	-	-	-	-	500.00	500.00
EMTN ISSUE	Euros	BNPEONIA01+0.23	100.00	-	-	-		-	100.00
EMTN ISSUE	Euros	3m Euribor + 0.14	100.00	-	-	-			100.00
EMTN ISSUE	Euros	Eonia OIS+ 0.17	50.00	-	-	-		-	50.00
EMTN ISSUE	Euros	3m Euribor 0.18	-	100.00	-	-		-	100.00
EMTN ISSUE	Euros	3m Euribor 0.18	-	200.00	-	-	-	-	200.00
Bonds subtotal:			2,317.70	1,300.00	-	420.71	-	4,753.10	8,791.51
Total issues:			3,116.76	1,300.00	500.00	420.71	800.00	4,857.01	10,994.48
(*) Interest rate used (floating and set annually) is that of a 10Y pound sterling interest rate swap multiplied by 1.0225.

Foreign operators		% Interest rate	Maturity (Nominal)
Debentures and bonds	Currency	.	2005	2006	2007	2008	2009	Subsequent years	Total
Yankee Bonds	USD	7.63	-	36.42	-	-		-	36.42
Yankee Bonds	USD	8.38	-	114.84	-	-		-	114.84
Series F	UF	6.00	1.63	1.63	1.63	1.63	1.63	10.96	19.11
Series K 1998	UF	6.75	91.26	-	-	-	-	-	91.26
CTC CHILE:			92.89	152.89	1.63	1.63	1.63	10.96	261.63
T. Peru 1st Program (1st)	PEN	VAC+6.94	-	25.29	-	-	-	-	25.29
T. Peru 1st Program (2nd)	PEN	VAC+7.00	-	-	-	-	11.00	-	11.00
T. Peru 2nd Program (3rd)	PEN	VAC+6.19	-	23.99	-	-	-	-	23.99
T. Peru 2nd Program (5th)	PEN	VAC+6.25	-	-	2.92	-		-	2.92
T. Peru 2nd Program (7th-Series A)	USD	4.38	28.64	-	-	-	-	-	28.64
T. Peru 2nd Program (7th-Series B)	USD	4.00	8.03	-	-	-		-	8.03
T. Peru 2nd Program (8th Series A)	PEN	6.50	16.78	-	-	-	-	-	16.78
T. Peru 2nd Program (8th-Series B)	PEN	6.19	3.36	-	-	-	-	-	3.36
T. Peru 2nd Program (9th)	USD	2.44	16.67	-	-	-	-	-	16.67
T. Peru 3rd Program (1st)	PEN	VAC+5.00	-	-	-	-		11.66	11.66
T. Peru 3rd Program (2nd-Series A)	PEN	5.31	-	-	6.71	-		-	6.71
T. Peru 3rd Program (3rd)	PEN	8.13	-	-	6.71	-	-	-	6.71
6th issue T. Peru bonds	PEN	5.19	15.66	-	-	-	-	-	15.66
7th issue T. Peru bonds	PEN	7.94	-	-	-	14.14		-	14.14
8th issue T. Peru bonds	USD	3.81	-	-	-	-	12.37	-	12.37
9th issue T. Peru bonds	USD	3.13	-	-	15.52	-	-	-	15.52
Telefónica del Perú:			89.14	49.28	31.86	14.14	23.37	11.66	219.45
Marketable debentures	USD	9.13	-	-	-	92.24	-	-	92.24
Marketable debentures	USD	9.88	-	52.40	-	-	-	-	52.40
Marketable debentures	USD	11.88	-	-	136.96	2.32	-	-	139.28
Marketable debentures	USD	9.13	-	-	-	-	-	156.03	156.03
Marketable debentures	ARS	10.38	-	-	-	-	-	0.02	0.02
Marketable debentures	USD	8.85	-	-	-	-		98.85	98.85
Marketable debentures	ARS	8.05	38.60	-	-	-		-	38.60
Marketable debentures	ARS	8.25	31.88	-	-	-	-	-	31.88
Marketable debentures	ARS	BADLAR+2.4 (*)	-	16.06	-	-	-	-	16.06
TASA			70.48	68.46	136.96	94.56	-	254.90	625.36
Marketable debentures	USD	9.75	-	-	5.54	-	-	-	5.54
Telefónica Holding Argentina			-	-	5.54	-	-	-	5.54
Nonconvertible bonds	BRL	103.5% CDI	-	-	-	414.87	-	-	414.87
TELESP			-	-	-	414.87		-	414.87
Nonconvertible bonds	BRL	104.4% CDI	-	-	-	69.14		-	69.14
Brasilcel			-	-	-	69.14	-	-	69.14
Total issues:			252.51	270.63	175.99	594.34	25.00	277.52	1,595.99
Consolidation adjustments			(18.32)		-	-	-	-	(18.32)
Total Group issues:			3,350.95	1,570.63	675.99	1,015.05	825.00	5,134.53	12,572.15

  APPENDIX VI

  The detail of the type of financial instruments arranged by the Group as of December by currency and interest rates at December 31, 2005 is as follows:

	Millions of euros
	2006	2007	2008	2009	2010	Subsequentyears	Total
EURO	10,299	577	331	2,123	2,041	10,235	25,606
Floating rate	6,313	(286)	(426)	398	(338)	2,035	7.696
Spread - Ref Euribor	0.03%	(0.05)%	0.61%	1.27%	(1.25)%	0.54%	0.26%
Fixed rate	3,979	855	750	325	2,154	7,000	15,063
Interest rate	3.03%	5.10%	4.18%	5.73%	7.06%	3.91%	4.25%
Rate cap	8	8	8	1,400	224	1,200	2,848
OTHER EUROPEAN CURRENCIES	(6,103)	-	308	515	567	-	(4,713)
Instruments in CZK	651	-	308	515	567	-	2,041
Floating rate	717	-	-	0	361	-	1,078
Spread	-	-	-	0.05%	0.02%	-	0.01%
Fixed rate	(66)	-	308	515	206	-	963
Interest rate	1.90%	-	3.39%	3.15%	3.17%	-	3.32%
Instruments in GBP	(6,755)	-	-	-	-	-	(6,755)
Floating rate	(6,755)	-	-	-	-	-	(6,755)
Spread	-	-	-	-	-	-	-
Fixed rate	-	-	-	-	-	-	-
Interest rate	-	-	-	-	-	-	-
NORTH AND SOUTH AMERICA	859	1,777	1,245	1,450	919	2,166	8,416
Instruments in USD	(980)	183	515	973	361	1,748	2,800
Floating rate	(615)	(136)	288	44	-	223	-196
Spread	(0.57)%	(0.65)%	0.22%	(4.30)%	-	0.59%	(2.25%)
Fixed rate	(365)	319	215	70	180	1,454	1,873
Interest rate	1.02%	8.92%	7.10%	5.02%	9.93%	7.68%	9.23%
Rate cap	-	-	12	859	181	71	1,123
Instruments in ARS	438	93	-	-	-	-	531
Floating rate	136	-	-	-	-	-	136
Spread	-	-	-	-	-	-	0
Fixed rate	285	79	-	-	-	0	364
Interest rate	7.88%	8.77%	-	-	-	10.38%	8.08%
Rate cap	18	14	-	-	-	-	32
Instruments in BRL	370	1,047	213	100	148	25	1,903
Floating rate	203	1,047	213	100	148	25	1,736
Spread	(1.43)%	(0.30)%	(1.69)%	(3.62)%	-	2.69	(0.72)%
Fixed rate	167	-	-	-	-	-	167
Interest rate	10.38%	-	-	-	-	-	10.38%
Instruments in CLP	441	100	217	79	-	-	837
Floating rate	300	-	20	18	-	-	338
Spread	-	-	(0.28)%	(0.33)%	-	-	(0.03)%
Fixed rate	142	100	197	62	-	-	501
Interest rate	4.28%	4.45%	4.80%	5.07%	-	-	4.62%
Instruments in UFC	73	3	150	194	109	75	604
Floating rate	70	-	-	-	106	-	176
Spread	0.08%	-	-	-	0.45%	-	0.30%
Fixed rate	3	3	150	194	3	75	428
Interest rate	6.49%	6.49%	2.57%	3.51%	6.49%	4.74%	3.45%
Instruments in PEN	261	214	16	11	23	196	721
Floating rate	43	25	-	-	-	-	68
Spread	-	-	-	-	-	-	-
Fixed rate	219	190	16	11	23	196	655
Interest rate	6.10%	5.80%	7.94%	7.00%	6.07%	7.99%	6.64%
Instruments in COP	242	58	128	-	-	5	433
Floating rate	97	-	0	-	-	0	97
Spread	0.00%	-	6.50%	-	-	6.50%	0.00%

	Millions of euros
	2006	2007	2008	2009	2010	Subsequentyears	Total
Fixed rate	146	58	128	-	-	5	337
Interest rate	9.51%	8.79%	8.04%	-	-	9.50%	8.83%
Instruments in VEB	(639)	-	-	-	-	-	(639)
Floating rate	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	(639)	-	-	-	-	-	(639)
Interest rate	8.91%	-	-	-	-	-	8.91%
Instruments in MXN	647	80	7	92	279	118	1,223
Floating rate	702	13	3	88	277	-	1,083
Spread	(0.01)%	(0.66)%	(0.52)%	2.59%	0.60%	-	0.35%
Fixed rate	(56)	67	3	3	2	118	137
Interest rate	2.61%	7.93%	8.83%	8.83%	8.83%	9.25%	11.27%
Instruments in GTQ	5	-	-	-	-	-	5
Floating rate	15	-	-	-	-	-	15
Spread	-	-	-	-	-	-	-
Fixed rate	(10)	-	-	-	-	-	(10)
Interest rate	2.00%	-	-	-	-	-	2.00%
ASIA	1	(1)	0	0	-	1	1
Instruments in JPY	1	(1)	0	0	-	1	1
Floating rate	1	0	0	0	-	1	2
Spread	3.79%	3.79%	3.79%	1.25%	-	3.79%	3.79%
Fixed rate		(1)	-	-	-		(1)
Interest rate	(1.64)%	2.16%	-	-	-	2.30%	3.76%
AFRICA	-	-	-	-	-	91	91
Instruments in MAD	-	-	-	-	-	91	91
Floating rate	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	-	-	-	-	-	91	91
Interest rate	-	-	-	-	-	4.54%	4.54%
TOTAL	5,056	2,353	1,884	4,088	3,527	12,493	29,401

Total floating rate	1,226	662	98	648	554	2,283	5,471
Total fixed rate	3,804	1,669	1,767	1,179	2,568	8,939	19,926
Total rate cap	26	21	19	2,259	406	1,271	4,002

Currency options	(15)	-	-	-	-	-	(15)

Other							502

	INTEREST RATE OPTIONS (Euros)
	MATURITIES
	2006	2007	2008	2009	2010	2011+

Collars
Notional amount bought	7,512,651	7,512,651	19,285,889	2,259,446,375	11,773,238	70,639,428
Strike Cap	5.520%	5.520%	4.745%	3.725%	4.250%	4.250%
Strike Floor	5.415%	5.415%	3.941%	2.740%	3.000%	3.000%
Notional amount sold	-	-	-	-	-	1,500,000,000
Strike Cap	-	-	-	-	-	6.823%
Strike Floor	-	-	-	-	-	4.184%
Caps
Notional amount sold	7,512,651	7,512,651	19,285,889	2,559,446,375	11,773,238	70,639,428
Strike	7.000%	7.000%	6.237%	3.796%	5.750%	5.750%
Floors
Notional amount bought	-	-	-	2,247,673,137	-	-
Strike	-	-	-	0.010%	-	-
Notional amount sold	-	-	-	-	393,800,158	700,000,000
Strike	-	-	-	-	4.431%	2.146%

	CURRENCY OPTIONS (Euros)
	MATURITIES
	2006	2007	2008	2009	2010	2011+

Call USD / Put ARS
Notional amount of options bought	212,919,154	-	-	-	-	-
Strike	2.9645	-	-	-	-	-
Notional amount of options sold	312,081,925	-	-	-	-	-
Strike	3.1168	-	-	-	-	-
Put USD / Call ARS
Notional amount of options sold	46,201,302	-	-	-	-	-
Strike	2.7200	-	-	-	-	-
Call USD / Put MXN
Notional amount of options bought	77,731,627	-	-	-	-	-
Strike	11.4550	-	-	-	-	-
Notional amount of options sold	77,731,627
Strike	12.4550
Put USD / Call EUR
Notional amount of options bought	1,380,494,535	-	-	-	-	-
Strike	1.2108	-	-	-	-	-
Notional amount of options sold	1,122,785,454	-	-	-	-	-
Strike	1.2644	-	-	-	-	-

  The detail of the type of financial instruments arranged by the Group (notional amount) by currency and interest rates at December 31, 2004 is as follows:

	Millions of euros
	2005	2006	2007	2008	2009	Subsequentyears	Total
EURO	5,755	2,125	534	774	1,286	4,960	15,434
Floating rate	(3)	6	(286)	(47)	(2)	137	(195)
Spread - Ref Euribor	(776.70)%	34.24%	(0.05)%	5.36%	(72.67)%	3.12%	(12.95%)
Fixed rate	5,309	2,111	812	814	788	4,599	14,433
Interest rate	4.58%	3.97%	5.27%	4.16%	4.24%	6.07%	4.96%
Rate cap	448	8	8	8	500	224	1,196
OTHER EUROPEAN CURRENCIES	-	-	-	-	-	-	-
Instruments in GBP	-	-	-	-	-	-	-
Floating rate	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	-	-	-	-	-	-	-
Interest rate	-	-	-	-	-	-	-
Instruments in CHF	-	-	-	-	-	-	-
Floating rate	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	-	-	-	-	-	-	-
Interest rate	-	-	-	-	-	-	-
NORTH AND SOUTH AMERICA	200	739	740	1,054	907	1,635	5,275
Instruments in USD	(1,776)	23	316	235	629	1,600	(1,027)
Floating rate	(699)	(155)	45	73	-	(5)	(741)
Spread	(0.33)%	(0.66)%	3.81%	1.20%	-	(10.38)%	(0.87)%
Fixed rate	(428)	179	271	152	61	1,387	(1,622)
Interest rate	7.34%	9.77%	9.43%	7.24%	5.02%	7.89%	8.33%
Rate cap	(650)	-	-	10	568	218	146
Instruments in CAD	0	-	-	-	-	-	0
Floating rate	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	0	-	-	-	-	-	0
Interest rate	3.00%	-	-	-	-	-	3.00%
Instruments in ARS	133	59	54	-	-	0	246
Floating rate	66	16	1	-	-	-	83
Spread	-	2.40%	-	-	-	-	0.47%
Fixed rate	68	43	54	-	-	0	165
Interest rate	8.83%	8.64%	9.27%	-	-	10.38%	8.92%
Instruments in BRL	493	307	117	544	49	9	1,519
Floating rate	15	260	117	544	49	9	994
Spread	(7.68)%	(0.95)%	(2.06)%	(0.50)%	(5.59)%	-	(1.16)%
Fixed rate	478	48	-	-	-	-	526
Interest rate	15.68%	-	-	-	-	-	14.26%
Instruments in CLP	241	11	80	173	63	-	568
Floating rate	368	-	-	16	14	-	398
Spread	-	-	-	(0.28)%	(0.33)%	-	(0.02)%
Fixed rate	(127)	11	80	157	49	-	170
Interest rate	3.42%	3.30%	4.45%	4.80%	5.07%	-	5.66%
Instruments in UFC	390	27	2	83	151	12	665
Floating rate	300	25	-	81	-	-	406
Spread	0.03%	0.33%	-	0.95%	-	-	0.23%
Fixed rate	91	2	2	2	151	12	260
Interest rate	6.74%	6.49%	6.49%	6.49%	3.50%	6.17%	4.83%
Instruments in PEN	393	119	75	14	10	12	623
Floating rate	137	2	-	-	-	-	139
Spread	-	-	-	-	-	-	-
Fixed rate	256	117	75	14	10	12	484
Interest rate	5.08%	6.06%	6.33%	7.94%	7.00%	5.00%	5.63%

	Millions of euros
	2005	2006	2007	2008	2009	Subsequentyears	Total
Instruments in COP	132	101	30	-	-	-	263
Floating rate	129	5	-	-	-	-	134
Spread	0.35%	4.00%	-	-	-	-	0.50%
Fixed rate	4	96	30	-	-	-	130
Interest rate	15.00%	9.65%	10.55%	-	-	-	10.01%
Instruments in VEB	-	-	-	-	-	-	-
Floating rate	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	-	-	-	-	-	-	-
Interest rate	-	-	-	-	-	-	-
Instruments in MXN	192	92	66	5	5	3	363
Floating rate	88	3	11	3	3	1	109
Spread	(0.37)%	(0.52)%	(0.66)%	(0.52)%	(0.52)%	(0.52)%	(0.41)%
Fixed rate	104	89	55	3	3	1	255
Interest rate	8.09%	7.75%	7.93%	8.83%	8.83%	8.83%	7.96%
Instruments in GTQ	1	-	-	-	-	-	1
Floating rate	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	1	-	-	-	-	-	1
Interest rate	10.50%	-	-	-	-	-	10.50%
ASIA	(1)	0	1	-	-	-	0
Instruments in JPY	(1)	0	1	-	-	-	0
Floating rate	0	0	1	-	-	-	1
Spread	3.79%	3.79%	3.79%	-	-	-	3.79%
Fixed rate	(2)	-	-	-	-	-	(2)
Interest rate	-	-	-	-	-	-	-
AFRICA	31	-	-	-	-	-	31
Instruments in MAD	31	-	-	-	-	-	31
Floating rate	-	-	-	-	-	-	-
Spread	-	-	-	-	-	-	-
Fixed rate	31	-	-	-	-	-	31
Interest rate	4.23%	-	-	-	-	-	4.23%
TOTAL	5,985	2,864	1,275	1,828	2,193	6,595	20,740

Total floating rate	400	162	(113)	669	63	142	1,323
Total fixed rate	5,786	2,695	1,379	1,141	1,062	6,011	18,074
Total rate cap	(202)	8	8	18	1,068	442	1,342

Currency options	(25)	-	-	-	-	-	(25)

Other							268

Net							20,982

	INTEREST RATE OPTIONS (Euros)
	MATURITIES
	2005	2006	2007	2008	2009	2010+

Collars
Notional amount bought	3,385,015,018	-	-	60,101,210	2,134,160,487	1,591,770,061
Strike Cap	2.483%	-	-	5.520%	3.694%	6.675%
Strike Floor	2.259%	-	-	5.415%	2.740%	4.416%
Caps
Notional amount sold	3,385,015,018	-	-	60,101,210	2,434,160,487	91,770,061
Strike	2.941%	-	-	7.000%	4.628%	5.750%
Floors
Notional amount sold	1,400,000,000	-	-	-	-	1,071,097,628
Strike	2.400%	-	-	-	-	2.914%
Notional amount bought	400,000,000	-	-	-	-	-
Strike	2.125%	-	-	-	-	-

	CURRENCY OPTIONS (Euros)
	MATURITIES
	2005	2006	2007	2008	2009	2010+

Call USD / Put ARS
Notional amount of options bought	199,397,988	-	-	-	-	-
Strike	3.0726	-	-	-	-	-
Notional amount of options sold	176,973,309	-	-	-	-	-
Strike	3.5036	-	-	-	-	-
Put USD / Call ARS
Notional amount of options bought	-	-	-	-	-	-
Strike	-	-	-	-	-	-
Notional amount of options sold	209,102,840	-	-	-	-	-
Strike	2.8914	-	-	-	-	-
Call USD / Put EUR
Notional amount of options bought	181,337,640	-	-	-	-	-
Strike	1.3315	-	-	-	-	-
Notional amount of options sold	40,378,827	-	-	-	-	-
Strike	1.3354	-	-	-	-	-
Put USD / Call EUR
Notional amount of options bought	1,054,254,460	-	-	-	-	-
Strike	1.3255	-	-	-	-	-
Notional amount of options sold	671,756,846	-	-	-	-	-
Strike	1.3588	-	-	-	-	-

  CONSOLIDATED MANAGEMENT REPORT OF THE TELEFÓNICA GROUP

  2005

  In 2005, the Telefónica Group continued to pursue its international expansion strategy, gaining a global dimension and becoming the benchmark telecommunications operator. During the year, Telefónica completed the integration of BellSouth's 10 Latin American cellular operators, acquired Czech operator Cesky Telecom and initiated the purchase of UK operator O2, which was completed successfully in January 2006. It also made a strategic investment in China Netcom. With these acquisitions, Telefónica has strengthened its position in Europe, where its presence was smaller. This new global dimension will enable Telefónica to serve its customers better and more efficiently, while giving rise to substantial synergies in the day-to-day running of the business.

  In addition, Telefónica increased its customer base by 24% in an increasingly competitive market, which required a substantial commercial effort to defend our position. At year end 2005, Telefónica had a total customer base of over 150 million, of which 98 million were cellular customers, 41 wireline customers and 13 million data and internet customers.

  Telefónica Group delivered an excellent earnings performance in 2005, driven by the international expansion of its customer base, enhanced operating efficiency and innovation efforts, making Telefónica one of the industry's major players and confirming its strategy of becoming the telecommunications operator that offers its shareholders the best combination of profitability and growth.

  Net revenues rose 25.1%, driven by the addition of Cesky and the ten BellSouth operators. Organic growth; i.e. stripping out the impact of the change in the consolidated group and exchange rate fluctuations, was 9.3%. The performance of operating expenses1 reflected the Group's concerted commercial efforts to broaden and consolidate both the wireless and broadband customer bases in Spain and Latin America. These efforts led to higher revenues and a larger customer base, which fed through to a 25% increase in OIBDA (operating income before depreciation and amortization) to 15,276.4 million euros (organic growth of 9.9%). Better operating and financial results enabled Telefónica to post net income for the full year of 4,445.8 million euros, an increase of 40.0%.

  1Includes supplies, personnel, capitalized work on PP&E and tax under new IAS criteria.

  Investment in PP&E and intangible assets (capex) totaled 5,468.6 million euros, 45.1% more than in 2004, mainly reflecting the acquisition of Cesky and the ten BellSouth operators. Investment highlights included the deployment of ADSL in both Spain and Latin America; the investment in wireless operators for the roll-out of the new GSM networks and to boost coverage and capacity of existing networks; the upgrading of Latin American wireline operating systems; and the construction of the Telefónica Group's new corporate headquarters in Madrid (District C). The capex/revenues ratio was 14.4%, reflecting the shift towards heavier investment while abiding by strict profitability criteria and maximizing shareholder returns.

  The Telefónica Group had to manage its businesses in an increasingly tough environment, characterized by the strong commercial pressure by competitors, the globalization of business, rapid technological development and the need to anticipate changes to meet customers' needs. Accordingly, the Group focused on the main market drivers: new products associated with broadband, mobility, solutions and multimedia. To do so, Telefónica has transformed its business model to become a clearly customer-oriented Group and, consequently, it has anticipated industry changes and now manages its business with greater operating efficiency.

  The year's good results and the success of its strategy will enable Telefónica to maintain its shareholder remuneration policy. In April 2005, the Company announced its decision to renew its current share buyback program, saying it was planning on buying back up to a total of 6,000 million euros worth of its own shares and extending the program until 2007.

  Going forward, the Telefónica Group plans to continue with its strategy of making the customer the cornerstone of the Group by focusing on operating excellence, innovation as a competitive edge and personnel motivation. This new global dimension poses a challenge for Telefónica to maximize the synergies derived from the inclusion of new companies so it can leverage economies of scale and offer customers a higher quality service.

  Organization by business line

  In 2005 Telefónica maintained the organizational model by business line established in 2004, with the aim of ensuring a stronger management focus on the core businesses and achieving a leaner asset and cost structure.

  The main organizational changes in the year were as follows:

    The completion of the acquisition of 100% of BellSouth Chile and BellSouth Argentina (Movicom) in January. This marked the last step in the integration of the BellSouth operators into the wireless business begun in 2004. In those countries where Telefónica was already present (Argentina, Chile, Guatemala and Peru), the two companies merged.

    Approval in February of the takeover of Terra Networks by Telefónica, S.A. This merger signals a return to the model based on the operational integration of the telephony and internet businesses, reflecting broader market trends -growth of broadband has increasingly blurred the line distinguishing these two businesses. Results in 2005 reflect the integration of the Terra Networks companies into the wireline telephony operators as of July 2005.

    The purchase of Cesky Telecom, approved in June, and its inclusion in the Group's consolidation scope in July 2005. Telefónica can use Cesky Telecom, the leading wireline and wireless operator in the Czech Republic, as a springboard for its profitable growth strategy.

  Management comments in this report refer to the financial performance of the Telefónica Group based on this organizational structure. The assumptions underlying the comments by Business Line do not in any way alter the overall results obtained by the Telefónica Group.

  Finally, at the end of December 2005 Telefónica adapted its organizational structure to its new multinational dimension and to its corporate integration and cultural change objectives. This new strategy aims to: maximize synergy benefits, continue to transform Telefónica into a customer-oriented group that emphasizes operating excellence, innovation and talent management, and anticipate market trends in order to offer integrated solutions to each customer segment.

  In this respect, the Telefónica Group is organized around four Business Lines: Telefónica de España, Telefónica Móviles, Telefónica Latinoamérica and O2, which includes the businesses of Cesky Telecom, Telefónica Deutschland and O2. The businesses of TPI, Endemol, Atento, Telefónica Servicios Audiovisuales, Telefé and subsidiaries and investees are now managed by the Investees and Subsidiaries Division. This new organizational structure will come into effect as of 2006.

  Customers

  The Telefónica Group's customer base ended 2005 at 154 million (including wireline telephony, data and internet access, cellular access and pay TV), 24% more than the year before. Cesky Telecom contributed 8.3 million access users (4.7 million cellular, 2.9 million wireline and 0.7 million data and internet access users) to the Group total.

  Telefónica Móviles' managed customer base rose from 74.4 million to 94.4 million in the year, cementing its position as one of the world's largest wireless operators. The sharp 27% increase was mainly driven by the incorporation of BellSouth customers in Chile and Argentina, the strong commercial efforts and the international launch of the Movistar brand.

  In Spain Telefónica Móviles is defending its leadership position in what is now a mature market, with a customer base edging the twenty million mark by December 2005, 5% more than in 2004. Latin America saw rapid growth in practically all markets, with the region's access customers increasing by 17.8 million to 70.5 million.

  In the wireline business, Telefónica de España managed 16.1 million wireline access customers and Telefónica Latinoamérica 21.6 million at the end of the year, 1% fewer and 1.5% more, respectively, compared to 2004.

  In the broadband market, ADSL connections totaled 5.9 million in 2005, up from 3.9 million in 2004, largely driven by Spain, where net adds reached record figures thanks to the good acceptance of the "Duo" (ADSL+voice) and "Trio" (a combination of ADSL+voice+Imagenio TV) products launched in the last quarter of the year. The Telefónica Group remains strongly committed to this business, the pillar of future growth for wireline telephony operators. Accordingly, it has assigned considerable commercial efforts and a significant portion of investments to its development, for which new services and content associated with solutions and the multimedia environment are being designed. In 2005, once again the access speed of all the ADSL connections of Telefónica de España was doubled at no additional cost to users. Notable, too, was the marketing of Imagenio through more intense sales drives and the deployment of ADSL2+ technology, allowing the Group to close the year with more than 200,000 customers. In Latin America the ADSL business also recorded strong growth, primarily in Brazil and Argentina, fueled by the marketing and promotional campaigns carried out.

  Finally, in broadband products we would highlight the T. Deutschland connections under the retail resale system, with over half a million users at the end of 2005.

  To conclude, we point out that the Group also has 479,000 more pay TV customers, mostly from Cable Mágico in Peru.

  International expansion

  In the pursuit of its growth strategy, the Telefónica Group has geared investment efforts towards the selective acquisition of leading wireline and/or wireless operators in their respective markets in order to obtain economies of scale so it can become even more competitive and profitable. Within this framework it completed the integration of the BellSouth wireless operators and the acquisition of Czech operator Cesky Telecom.

  In January 2005 Telefónica Móviles concluded its purchase of all the BellSouth operators in Latin America with the acquisition of Movicom in Argentina and BellSouth Chile. In this way Telefónica Móviles has positioned itself as the only wireless operator in all the key markets in the region, leaving in better placed to capture the considerable growth potential of Latin America.

  Among the key transactions of 2005 were the purchases in June and September of 69.4% of Czech operator Cesky Telecom with a view to boosting Telefónica's European presence. Cesky Telecom is the Czech Republic's leading wireline and wireless operator.

  As part of its international expansion, we would highlight Telefónica's acquisition in June 2005 of 5% of telecommunications company China Netcom, securing access to a favorable framework for the joint acquisition of technology and infrastructure, the exchange of technical, operating and management know-how and cooperation between the two areas.

  Finally, in October 2005 Telefónica announced the purchase of the UK wireless operator O2. This acquisition marks a major leap forward in Europe for the Group by consolidating its presence in Europe's two largest cellular markets, the UK and Germany, and significantly enlarging its customer base, which at December 2005 surpassed 180 million. It also provides considerable strategic benefits: with O2, Telefónica becomes the world's fourth largest wireless operator and Europe's fastest-growing operator.

  Regulatory environment

  In Europe, 2005 marked a transition year on the regulatory front. The highlight was the official start of debate on the reform of the regulatory framework and the list of markets subject to regulation, two issues with major implications for levels of investment and innovation in the years ahead.

  In Spain the publication of the regulations on universal service and user protection stands out. Here we would point out the public consultation aimed at learning the interest of other operators in providing universal service as of January 2008, when Telefónica de España's current obligation expires.

  In wireline, the price-cap system allowed for a 2% increase in line rental and a 1% reduction in service charges as a whole. In addition, call/termination rates in the Telefónica Móviles España network declined by 10.6%. In wireless, social and regulatory pressure led Telefónica Móviles España to launch a type of contract with billing per second.

  In broadband, the telecommunications regulator, the CMT, approved several of Telefónica de España's proposals for the sale of voice-data and voice-data-TV packages, as well as ADSL 2+ products, albeit limited to exchanges where local loop is unbundled.

  In addition, the Ministry for Industry, Tourism and Commerce assigned the radio spectrum led by the Moviline service and the cellular access rural telephony system (TRAC) to Amena and Telefónica Móviles España.

  Telefónica concluded the integration BellSouth's cellular operators in Latin America and, consequently, in some countries the company resulting from the merger will have to dispose of part of its radio spectrum.

  In Argentina, the Economic Emergency Law has been extended to December 2006, and the period for renegotiating contracts with the government has also been extended to that date.

  In Brazil, Telesp's concession was extended for a further twenty years in January 2006. Tariffs were also rebalanced, in accordance the contract's provisions, leading to increases in call-termination charges in wireless networks, connection charges and monthly line rental, DLD and public phone rates and to disposals in international calls and interconnection prices.

  In Chile, the tariff reduction came into effect at the beginning of 2005 -with retroactive effect from May 2004- with most of the operators have appealing the decree.

  In Peru tariffs were adjusted, leading to a reduction in the monthly charge, the local rate of some packages offering unlimited use and the local rate for prepaid cards.

  Finally, in Mexico Pegaso was authorized to provide SMS and MMS (multimedia messaging) services.

  Share price performance

  Telefónica's share price fell by 8.3% in 2005 to 12.7 euros. This came amid a negative overall environment for the European telecommunications industry, with the sector as a whole ending the year down 1.8% and several of Telefónica's peers sustaining even larger losses (Telecom Italia -18.3%, Deutsche Telekom -15.4%, France Telecom -13.5%, British Telecom +9.7%). The sector's underperformance in Europe was due to the higher perception of risk (e.g. M&A, technological, business, regulatory and market) and a more propitious macroeconomic setting for other industries.

  Despite Telefónica's poor performance, partly caused by uncertainty surrounding its acquisitions policy, the market highlighted its above-average growth vis-à-vis the industry, the high quality of its assets, solid execution of its business decisions, the integrated management of its operations, strong cash flow, a generous shareholder remuneration policy (dividend plus share buyback), attractive valuation and the good macroeconomic trends in the emerging countries where it has exposure.

  Telefónica's market cap at December 31, 2005 stood at 74,113 million US dollars, ranking sixth in the world among telecommunications operators. Vodafone led the ranking with a market cap of 133,240 million US dollars, followed by AT&T (95,836 million US dollar), China Mobile (93,805 million US dollars), Verizon (83,281 million US dollars) and NTTDoCoMo (74,477 million US dollars).

  INFORMATION ON THE BUSINESS LINES

  Telefónica de España

  Since July 2005, the Telefónica de España Group includes Terra Networks' business in Spain in its consolidation scope.

  Telefónica de España Group posted a 4.8% increase in operating revenues to 11,739.5 million euros. The growth, one of the highest of recent years, reflects the success of the company's increasing focus on broadband. The year saw increases in both retail and wholesale broadband services (40.2%), a good performance by data services (5.4%) and the development of IT services (38.9%). Driving the growth of broadband services was an increase in the total ADSL base, with net adds of nearly one million lines in the year. The increase in data services reflects higher revenues from circuit leasing and sale of capacity to other operators. And, finally, the positive performance of IT services is associated with the development of job outsourcing and systems integration. The good results of these services offset the decline in revenues from traditional voice and narrowband internet services.

  Operating expenses for the Telefónica de España Group were 5% higher in 2005, at 7,213.7 million euros. This was due mainly to the growth in supplies and external services deriving from the strong commercial effort. Personnel expenses fell 0.8% owing to lower staff restructuring expenses vs. 2004 associated with the Labor Force Reduction Plans, which affected 1,877 employees of Telefónica de España and 68 of Telefónica Data España, S.A. in 2005. The Telefónica de España parent company ended the year with 33,279 employees, 1,766 fewer than in 2004. The productivity ratio was 623.5 equivalent lines per employee, an increase of 57.5 lines/employee.

  OIBDA rose 4.5% to 4,766.8 million euros, leaving an OIBDA margin of 40.6%.

  Capex totaled 1,406.6 million euros, an increase of 16.5%, prompted by higher demand for both ADSL and broadband services, the development of solutions services and maintenance capex in the traditional business.

  The company had a total of 22 million access users (wireline telephony and data, internet and pay TV services), 2.8% more than the year before. The number of wireline telephony access users fell 1.2% to 16.2 million. The wireline business sustained a net loss in the customer base, but similar to that of 2004 owing to the positive impact of the free-of-charge sign-up campaigns carried out in April and September, which produced 210,000 gross adds. Telefónica de España had 3.4 million broadband access and 2.7 million retail ADLS accesses, signaling increases of 38.1% and 68.5%, respectively. Also noteworthy on the broadband side was the significant advance in the number of leased loops, which climbed to 435 thousand. Of these, 156 thousand corresponded to fully unbundled lines and 279 thousand to shared lines. Finally, in pay TV the company closed 2005 with over 200,000 Imagenio customers.

  The total estimated cumulative traffic volume of Telefónica de España declined by 10.4% to 110,207 million minutes in December 2005. Outgoing voice traffic fell by 7.2% and the number of minutes in outgoing internet traffic decreased by 27.8% owing to cannibalization by broadband ADSL services. Incoming traffic fell 6.4% to 50,789 million minutes as domestic traffic was spread out to other operators. Pre-assigned lines presented a positive balance, with a 4.0% drop vis-à-vis 2004 to 2.3 million lines.

  Commercially and operationally, 2005 was marked by the success of the Group's pay TV service (Imagenio) and the broadband commercial effort. In the course of the year the Group undertook substantial efforts to deploy its Imagenio service and managed to give coverage to 33% of Spanish households, up from 11% at the start of the year. It also worked hard to improve and expand Imagenio's content by increasing its number of TV and audio channels and doubling video-on-demand.

  In broadband services the Group enlarged the ADSL product range to include more flexible contracts based on time or volume. Again in 2005 it increased line speed twofold at no additional cost to customers in order to promote the expansion of the value-added services associated with this technology.

  Finally, it is worth noting that in September the Group launched a range of packaged products that combine digital TV, ADSL and voice services under the of "Trios" trademark (a package comprising all three services) and "Duos" (a packages allowing customers to choose two of the three services). In just four months more than a million packages were sold, leading to record net adds of both ADSL lines and Imagenio customers in the year's last quarter.

  Finally, the data and solutions business saw technology to IP-ADSL services migration, the deployment of systems outsourcing services and growth in integrated solutions products.

  Telefónica Latinoamérica

  In Latin America, 2005 featured positive trends in all currencies vis-à-vis the dollar and a stable dollar against the euro, which had a positive impact on the income statement of this business line. In addition, Terra's business in Latin America was integrated in the region, with results consolidated from July.

  Revenues rose 22.5% to 8,265.5 million euros. Stripping out the positive exchange rate effect and the impact of Terra Latam's inclusion, revenues were still up 6.2%, reflecting the good performance of all operators, particularly Telesp and TASA. Though smaller contributors, Telefónica Empresas and TIWS also grew notably, while growth at CTC and Telefónica del Perú was more muted due to stiff competition in Chile and the application of the productivity factor in Peru.

  OIBDA from Latin America advanced 14.1% to 3,758.3 million euros, or 0.4% excluding the impact of exchange rates and the inclusion of Terra Latam. These growth rates were affected by the sale in 2004 of the wireless unit in Chile for 425.9 million euros, and in 2005 of Infonet and Telinver in Argentina 1Q05 and 4Q05, respectively for a total of 128.4 million euros. Excluding these effects, OIBDA rose 26.5% (10.9% without the effects of exchange rates and the inclusion of Terra Latam).

  Capex totaled 1,061.2 million euros, equivalent to 12.8% of revenues, with the bulk going to cover the rapid expansion of broadband services at all operators.

  At the end of the year, Telefónica Latinoamérica's managed customer base stood at 28.2 million (wireline and data, internet and TV access), 7.0% more than in 2004, due mainly to the 86.4% growth of broadband access to 2.2 million lines and Terra Latam's inclusion. Wireline access users reached 21.6 million, up 1.5% on 2004, primarily driven by robust growth at TASA (4.8%) and Telefónica del Perú (9.8%).

  Telefónica Latinoamérica had 28,856 permanent employees at the end of 2005, 10.6% more than the year before, due mainly to the acquisition of Atrium in Brazil (214 employees), the inclusion of Terra Latam (around 1,000 employees) and the in-sourcing of jobs, mostly at Telesp and TASA.

  Highlights of the operation are as follows2:

  Telesp remained committed to broadband services, recording a 46.0% increase in its customer base to 1.2 million despite tougher competition, particularly as of the last quarter of the year. Traditional lines in service virtually unchanged at 12.3 million, with a greater weight of usage-controlled products aimed at lower-income segments. The company's local market share rose significantly, to nearly 61%, while its shares of DLD and international traffic held stable at around 87% and 53%, respectively.

  2Year-on-year growth in local currency

  Telesp had 7,770 permanent employees at the end of the year, 9.1% more than in 2004, thanks to the inclusion of Atrium's employees and the in-sourcing of jobs associated with various specific systems and security activities.

  The operator recorded a 7.9% increase in net revenues, largely owing to the growth of its portfolio of ADSL customers, the tariff hike and the good performance of public telephony and new value-added services. By contrast, operating expenses remained under tight control, driving a 9.5% increase in OIBDA.

  TASA's traditional lines performed well, increasing by 4.8% to 4.5 million, driven by higher demand. Voice traffic also recorded strong growth of 6.9%, fuelled by the increase in the number of users and the large volume of traffic generated by the rapid growth of wireless telephony. Internet traffic, however, fell sharply owing to the negative impact of the migration of the best narrowband users to broadband services. The broadband business expanded significantly, with a 59.6% increase in the number of users to 303,500 at year end, giving the operator a 72% market share in its area of influence. We should also highlight the rise in TASA's productivity, with lines per employee increasing by 4.7% to 585.

  In all, TASA achieved a 9.3% increase in revenues despite the tariff freeze in force since January 2002. Revenue growth was accompanied by higher commercial expenses, and the operator had to adapt the rest of its costs to the indexing applied by the majority of Argentine industries. As a result, expenses rose were higher than in 2004 despite the improvement in bad debts, which remained tightly controlled owing to the good performance of customer payments and the recovery of delinquent balances. OIBDA increased 17.0%, reflecting not only the good performance of revenues, but also the effect of the sale of Telinver in the year's last quarter.

  CTC recorded 1.1% growth in net revenues, driven primarily by the growth of broadband business and, within its traditional business, traffic with wireless telephones; Chile's cellular market continues to expand rapidly. Despite the boom in the wireless market, the company managed to eke out an increase in the number of lines in service, to 2.4 million (up to 0.7%) thanks to per-minute contracts and flexible prepaid products, which together represent over 700,000 customers. The company also was firmly committed to broadband, with 314,200 customers at the end of the year, an increase of 56.5%, despite strong competitive pressure, primarily from cable operators.

  Expenses were higher due mainly to the intense activity in network installations and maintenance, sales campaigns and customer service. OIBDA totaled 362.4 million euros, a fall of 57.2% on 2004. These figures, however, are not comparable because CTC's accounts reflect the sale in July 2004 of its wireless telephony subsidiary to Telefónica Móviles, generating a capital gain of 425 million euros. Finally, we would highlight the 11.4% improvement in productivity, with a productivity ratio of 968 lines per employee.

  Telefónica del Perú continued marketing the tariff plans launched in 2003, increasing the number of lines in service considerably to 2.4 million, which help offset the decline in traditional business - this was hurt by the productivity factor, which prompted a fall in prices. Voice traffic grew by 2.2%, largely driven by local traffic and incoming international and wireless calls, while DLD traffic fell by 2.2% owing to strong competition. The broadband business was the year's star performer, with 65.7% growth in the number of users to 340,000.

  Despite the negative impact of the productivity factor, broadband products drove a 1.6% increase in net revenues. Operating expenses were lower, mainly as a result of the better performance of bad debts and lower labor and tax contingencies. Underpinning a 15.1% increase in OIBDA.

  Telefónica Empresas América (TEA) operates in the corporate segment in Brazil, Argentina, Chile, Peru, Colombia, Mexico and the US. Net revenues in 2005 amounted to 620.9 million euros, an 8.3% increase on 2004 excluding the positive exchange rate effect. OIBDA grew 62.1% to 102.2 million euros.

  TIWS continues to achieve higher growth in both revenues and income. Net revenues rose 19.4% to 188.0 million euros, while OIBDA advanced 30.1% to 58.3 million euros.

  Telefónica Móviles

  At the beginning of January, Telefónica Móviles finalized the acquisition of BellSouth cellular assets in Argentina and Chile. By the end of 2005, it was present in 15 countries, representing a total population of almost 500 million. Its operators in these countries all enjoy solid competitive positions (ranking first or second in the main markets).

  The year featured the integration of the operators purchased from BellSouth, which led to significant savings, particularly in those countries where Telefónica Móviles was already present (Argentina, Chile, Guatemala and Peru), and to the unification of the product image under the Movistar brand. The company also embarked on a regionalization process to integrate the management of operations in Latin America around four regions: the northern region (Mexico, Guatemala, El Salvador, Nicaragua and Panama), Brazil, the Andean region (Colombia, Ecuador, Peru and Venezuela) and the Southern Cone (Argentina, Chile and Uruguay). This produced significant savings thanks to the joint development of various projects, most notably centralized infrastructure and handset management.

  The strong growth of the penetration rate in Latin America produced a large increase in commercial activity in the main markets, in line with the Telefónica Móviles' commitment to expanding in the region's high potential markets, amid a fiercely competitive backdrop.

  The year was also marked by the integration of the BellSouth operators, technological migration in six countries and strong competitive pressure, with the managed customer base reaching 94.4 million compared to 74.4 million in 2004, strengthening Telefónica Móviles' position as one of the world largest operators.

  The wireless business generated net revenues of 16,513.5 million euros, a 38.1% increase from 2004. Organic growth (i.e. stripping out the change in consolidation scope and the exchange rate effect) was 14.2%, primarily reflecting the expansion of its customer base.

  By geographical area, operating revenues of Telefónica Móviles España increased by 7.6%, driven by traffic growth, which was partly offset by cuts in service prices and lower interconnection tariffs. Data ARPU rose 7.7% to 4.4 euros. Operating revenues in Latin America grew by 104.9%, or 23.5% in organic terms, due mainly to the strong increase in the lines in service in Colombia, Argentina and Venezuela.

  Operating expenses amounted to 10,634.2 million euros, up 45.0% on 2004. At Telefónica Móviles España, particularly notable was the growth in expenses in supplies (increase in commercial initiatives and interconnection costs, due mainly to the growth of outgoing traffic) and external services (stronger commercial efforts, leading to an increase in SACs, SRCs and advertising expenses, mostly associated with the launch of the Movistar brand in April 2005). Similarly, Latin America saw an increase in expenses in supplies and external services due to changes in the consolidation scope and stronger commercial activity.

  OIBDA advanced 25.4% to 5,817 million euros, with organic growth of 7.4%. Operations in Spain accounted for 71% of OIBDA, down a slight 0.7% from the year before. OIBDA in Latin America rose 27.9% in organic terms, owing to strong growth in Venezuela, Chile and Argentina.

  Capex amounted to 2,330 million euros, 39.6% higher than in 2004 mostly as result of the changes in the consolidation scope. Notable developments included the deployment of new GSM networks in Colombia, Ecuador, Nicaragua, Panama, Peru and Uruguay and the upgrading of the coverage and capacity of GSM networks in Argentina, Chile, Guatemala, El Salvador and Mexico.

  The wireless business' headcount stood at 23,511 in 2005, an increase of 15.9% driven mainly by the incorporation of BellSouth's operators acquired at the beginning of the year.

  In Spain, the wireless telephony business saw strong competitive pressure, which led to estimated market growth of over 10% with respect to 2004 and an estimated penetration rate of 96.6%. In this setting, Telefónica Móviles España (TME) achieved net adds of nearly one million lines, with its customer base edging 20 million, representing a 5% increase on 2004 year-end. The year's strong commercial effort stands out in particular: including adds, migrations and handset exchanges, TME carried out 10.7 million commercial initiatives in the year, the highest in its history. Noteworthy was the substantial growth in gross contract adds (up 30%), which, coupled with ongoing efforts aimed at prepaid-to-contract migration (nearly one million in 2005), increase this segment's weight on TME's total customer base to 54% (5 percentage points above the 2004 figure). TME also launched a series of commercial initiatives, which not only provided an important tool for enhancing customer loyalty and stimulating usage, but also curbed the churn rate despite competitors' aggressive commercial activity, while at the same time boosting traffic volume.

  TME continued to deploy its high quality UMTS network, reaching over 5,000 base stations in 2005 (vs. 3,800 at 2004 year-end). It was also the first Spanish operator to carry out demonstrations of HSDPA (high speed downlink packet access) technology in a real environment, and it was awarded a 4 Mhz bloc in the GSM 900 brand to complete the coverage and capacity of its GSM network, thereby improving the quality of its service.

  In 2005 Brazil witnessed robust market growth and much stronger commercial efforts by competitors, particularly in the higher value segments. The estimated penetration rate in Vivo's areas of operation rose to 50%. In this environment, Vivo focused its commercial efforts on acquiring and retaining higher value customers, enlarging its customer base by 12% to 29.8 million.

  At the same time, Vivo launched the first wireless handset services in Brazil based on its CDMA2000 1xEV-DO (evolution-data optimized) network. This technology provides internet access speed of up to 2.4Mb/second, much higher than the domestic broadband speed.

  In Argentina the growth of the market accelerated sharply in 2005, driven by the country's healthy macroeconomic setting and a pick-up in the competitive environment. The estimated penetration rate reached 55.1%, more than 20 percentage points more than in 2004. Telefónica Móviles Argentina's customer base grew sharply to 8.3 million, with net adds of 2.6 million in the year to a total of 8.3 million (2.4 million from BellSouth), 45% more than the year before. GSM customers now account for 52% of the total.

  In Mexico, particularly from the second half of the year, Telefónica Móviles has geared its efforts towards developing a quality distribution network and upgrading its processes, enhancing customer service and service quality. The Company also reinforced its commercial strategy to reduce the churn rate, by adjusting the pace of its commercial activity and improving its credit risk analysis systems. Its customer base at December 2005 year-end stood at 6.4 million, up 13% on 2004. GSM customers represented 88% of the total (72% in 2004).

  The Colombian cellular market also grew enormously in 2005, with an increase in the estimated penetration rate of more than 24 percentage points to over 47% at year end. After the commercial launch of GSM in July, Telefónica Móviles Colombia again stepped up the pace of commercial activity, enlarging its customer base to over 6 million at December 2005 year-end, 83% more than in 2004. The success of the Christmas campaign, aimed at attracting GSM customers, generated a high percentage of gross adds in this technology and only 5 months after its launch GSM customers accounted for over 27% of the total customer base.

  Venezuela's wireless telephony market also grew substantially in 2005, reaching an estimated penetration rate of 47.6%, more than 15 percentage points higher than in 2004. Telefónica Móviles Venezuela ended the year with more than 6 million customers, a 39% increase. Particularly notable was the launch in December of services based on EV-DO technology, with a network that provides coverage to the main 26 urban areas in Venezuela, which represent 80% of the total population.

  In Chile, the market remained robust, with an increase of 10 percentage points in the estimated penetration rate to over 71%. Telefónica Móviles Chile ended 2005 with 5.3 million customers, with net adds of 525,000 in the year as a whole. GSM customers accounted for 51% of the total customer base.

  Cesky Telecom

  The Cesky Telecom Group was included in the Telefónica Group3 consolidation scope as of July 2005. It contributed 1,035.2 million euros in revenues and 456.7 million euros to OIBDA.

  3 Financial results refer to 2H05.

  In a year marked by the company's privatization process, particularly in the first half of the year, the Cesky Telecom Group sustained a 4.8% decline in OIBDA excluding the exchange rate effect owing to flat revenues, but higher operating expenses.

  Revenues were unchanged because the growth of wireless business offset the fall in revenues from wireline telephony caused by the decline in the number of traditional lines in service. The OIBDA margin4 was 44.1%, among the highest in the industry.

  4Operating income before depreciation and amortization over revenues.

  In wireline telephony, Cesky Telecom continued to advance towards a growth model based on broadband products and data revenues, partially easing the impact of the fall in the volume of its traditional service. The slide in revenues from voice and internet traffic and monthly line rental was not offset by higher revenues from broadband and data services.

  At operating level, traditional lines in service decreased by 7.2% in 2005 to 3.1 million lines, down 6.1% vs. 2004. Noteworthy was the Company's stronger commercial focus, mainly reflected in the growth of ADSL lines, which grew 170.5% in the year to 273,741. The launch of the new portfolio of ADSL products in the spring, combined with commercial promotions carried out, fuelled higher growth in the lines in service in the second half of the year, with net adds of 109,570 vs. 62,969 in the year's first half.

  In the wireless business, Eurotel's revenues rose by 1.9% primarily owing to the 6.4% increase in the number of customers to 4.7 million. The increase in the weight of contract customers on the total from 24% to 33%, along with the 137.8% increase in internet customers to 70,342, led to a higher contribution by SMS, MMS and internet revenues to the total. After a good performance in the second half of the year, Eurotel remains the wireless operator with the largest number of customers in the Czech Republic. Finally, we would highlight the launch of the UMTS business on December 1, 2005.

  Capex rose 5.5% in the year as a result of higher investment by Eurotel in the roll-out of its UMTS network. The capex/revenues ratio remained very low in 2005, at 9.9%, compared to 9.3% in 2004.

  Directories

  In 2005 the TPI Group confirmed its strategic commitment to international expansion by acquiring Telinver, leader in Argentina's directories market.

  Revenues amounted to 660.5 million euros, up 7.1% on 2004. This increase primarily reflects performance in Europe, where both the traditional paper and internet products and telephone traffic fared extremely well. This, coupled with control over costs, enabled OBIDA to advance 7.4% to 220 million euros.

  Advertising revenues contributed 83% of total revenues. The Internet business remained robust, representing 7.4% of the Group's advertising revenues.

  Telephone traffic revenues were 39.3% higher than in 2004. The positive performance of telephone traffic business reflects the growth in the number of calls and average revenues per call to the 11888 number in Spain, as well as the launch of the directory assistance (DA) business in Italy via the subsidiary 1288 Servizio di Consultazione Telefonica, S.r.l. as of October 2005.

  In Spain, new directories of existing products were launched in 2005, such as pocket editions of the Yellow Pages, as well as new products that complement Yellow Pages products, such as local directories.

  We would highlight the consolidation of the vertical directories for construction and hotel & restaurants as well as higher turnover from specialized magazines and direct marketing initiatives.

  The companies Edinet Europa and Edinet América have also helped to streamline the Group's productive systems by pooling their publishing activities in just two centers, one in Spain and the other in Latin America.

  Call Centers

  2005 featured sustained growth for the Atento Group, driven by stronger commercial activity with current customers and the addition of new customers.

  Revenues rose 41.2% to 856.5 million euros (31.2% excluding the impact of exchange rates). The performance in different markets where Atento is present was favorable in all operations, with the exception of Atento Marruecos, led by Atento Brasil, with a 52.7% increase in revenues. Revenues from Atento Brasil in euros totaled 304.5 million euros, making it the Atento Group's largest operation, accounting for 35.5% of total revenues. Atento España (Spain) posted revenues to 293.0 million euros, 34.2% of the total and 22.2% higher than in 2004.

  We would also highlight Atento's operations in Argentina, Central America, Colombia, Mexico and Venezuela, where revenues grew over 50%, and in Puerto Rico, with revenue growth of over 40%.

  In addition, there was a notable increase in the contribution of revenues from the customers of the Multisector Market (outside the Telefónica Group) from 50% to 52% in 20055.

  5 Revenues from vivo (customer of Atento Brazil) are considered part of the Multisector Market.

  In line with its strategy, the Atento Group remains committed to the diversification of its customer portfolio by consolidating its leadership positions in the financial sector, major consumer goods, energy and public institutions.

  Operating expenses rose 42% on the back of higher maintenance costs and occupancy levels at centers and higher expenses in equipment leases (for covering the growth of business in 2005), the increase in personnel and higher spending on training.

  As a result, OIBDA rose 36.7% to 116.4 million euros (24.0% excluding the impact of exchange rates), with an OIBDA margin of 13.6%. Atento Brasil contributed 49 million euros or 42.1% of the Atento Group's total income. Atento España contributed 13.8 million euros, Mexico 12.6 million euros and Chile 12.2 million euros, each accounting for over 10% of Group OIBDA.

  The Atento Group ended the year with 39,705 service points, an increase of nearly 30%. At the same time, the Atento Group posted its highest ever productivity, with a 78% ratio, a 3 percentage point advance on 2004.

  Finally, the Atento Group continued its growth strategy, creating jobs in most of the markets where it is present and increasing its headcount by 28% to 96,000 employees.

  Media and Content

  In 2005, in a process that began in 2003, this line of business concluded its disposal of non-core assets. In March it sold its Radio Continental shares in March 2005 and in May, after meeting the conditions agreed in late 2004, it finalized the sale of its stake in Torneos y Competencias.

  In April, approval was given at the Sogecable's Shareholders' Meeting to increase capital by up to 185 million euros, with the proceeds going to the early repayment of the participating loans granted by the main partners (PRISA, Telefónica de Contenidos and Vivendi Universal), in which Telefónica participated in an amount corresponding to its shareholding.

  In June the merger of Telefónica Sport (previously the owner of various soccer rights and now specialized in consulting services in matters of sports rights for the rest of the Group's companies) and Telefónica de Contenidos was registered at the Mercantile Register, in which the former was dissolved but not liquidated.

  On November 22, 2005, the Endemol Group placed on the Amsterdam Stock Exchange (Euronext) 25% of the share capital of its subsidiary Endemol N.V., formed by all the company's operating activities worldwide except for France.

  The business units encompassed in this line obtained consolidated operating revenues of 1,269.1 million euros, a 4.1% increase on 2004. OIBDA was 45.5% higher, at 269.2 million euros. This increase was largely driven by the proceeds from the flotation of 25% of Endemol N.V., the sale of the ATCO radio business and the healthy earnings performances by business lines.

    The company, which was recently listed on the Amsterdam stock exchange, reported revenue growth of 5.8% in 2005 to 900.1 million euros. Of this figure, revenues from new acquisitions totaled 10.5 million euros, and the remainder derived from organic growth. Revenues grew in all countries in which Endemol NV operates with the Spanish, UK and RoW businesses showing the most outstanding performance, making the group's revenues more diversified. We also note the higher contribution of revenues from formats other than non-scripted (i.e. scripted and digital), which accounted for 23.3% of total group revenues vs. 21.4% in 2004.

    Endemol NV recorded OIBDA of 152.8 million euros, an increase of 15.4% on 2004 with an OIBDA margin of 17%, 1.4% higher than the previous year. The company's positive operating performance was due to significant revenue growth and the strong performance of production costs in the US, following the syndication of four series of Fear Factor, and offsetting the weaker operating performance in some of its RoW markets where the company had grown the most proportionally.

  Meanwhile, ATCO's earnings also improved with respect to 2004. Revenues rose 7% to 97 million pesos, thanks to the overall growth of the advertising market in the capital and greater Buenos Aires, as well as the good audience ratings obtained by Telefé, which raised its cumulative market share to 41.2%. OIBDA climbed 16% to 19.8 million pesos, driven not only by the growth in revenues, but also by the gains from the sale of Radio Continental and Radio Estéreo.

  EARNINGS

  Consolidated income

  Growth rates for the year are affected by changes in the consolidation scope, the most significant of which were as follows: in 2004, the exclusion of Lola Films (effective as of August 2004) and Telefónica UK (effective as of January 2004) and the inclusion of the eight BellSouth wireless operators (effective as of November 2004), and in 2005 the inclusion of the two other BellSouth wireless operators (Argentina and Chile), Atrium (from January 2005) and the Czech operator Cesky Telecom (from July 2005).

  The Telefónica Group's operating revenues amounted to 37,882.2 million euros in 2005, an increase of 25.1%. Organic growth; i.e. stripping out the impact of exchange rates and changes in the consolidation scope, was 9.3%. This growth reflects the solid performance of operations and the sustained increase in its customer base that resulted from the internationalization of its business and the intensification of sales drives in all lines of activity. The increase in revenues offset the higher growth of operating expenses associated with commercial efforts, allowing for a 25% increase in OIBDA to 15,276.4 million euros (9.9% organic growth).

  Operating income amounted to 8,558.8 million euros, up 30.6% on 2004 (21.7% organic growth), owing to the positive performance of OIBDA, which offset the growth in depreciation and amortization. The share of losses in companies consolidated by the equity method amounted to 128.2 million euros, which was far higher than 2004 owing to the larger write-down at IPSE, which was partially offset by the better results of Sogecable, Medi Telecom and Lycos Europa.

  Net finance costs in the year totaled 1,634.3 million euros, similar to 2004. As later indicated, the higher interest expenses associated with the increase in the Group's average debt and the rise in interest rates were offset by the positive exchange rate effect.

  Better performance both at operating and non-operating level underpinned a 40% increase in net income, to 4,445.8 million euros.

  The Telefónica Group's EPS was 0.913 euros.

  Revenues

  Revenues rose 25.1% in 2005 to 37,882.2 million euros, reflecting the significant effects of changes in the consolidation scope and the impact of exchange rates. Excluding these two effects, organic growth would be 9.3%.

  The biggest contributors to Group revenues were the wireless business (40%), the Telefónica de España Group (29%) and Telefónica Latinoamérica (21%).

  Revenues from the wireless business were 16,513.5 million euros, up 38.1% or 14.2% in organic terms, mainly driven by the growth of the customer base. Spain contributed 53% of the revenues generated by wireless business and Latin America 47%.

  Revenues for the Telefónica de España Group amounted to 11,739.5 million euros, up 4.8% on 2004, driven by solid growth in both retail and wholesale broadband services and the increase in the monthly line rental, which, in turn, offset the decline in voice traffic revenues.

  Telefónica Latinoamérica post a 22.5% increase in revenues to 8,265.5 million euros, with organic growth of 5.9%. This growth is mainly explained by the development of broadband services, the tariff increase, the good performance of public telephony revenues and Telesp's new value added businesses, alongside a pickup in consumption and the improvement of TASA's operating indicators despite the tariff freeze. While the weight is smaller, Telefónica Empresas América and TIWS also contributed positive to revenue growth, while consolidating their market positions.

  Expenses

  Operating expenses6 rose 26.7% to 23,219.3 million euros, with organic growth of 10.2%. This increase was due mainly to the wireless business, marked by intense commercial activity in 2005 and the launch of the Movistar brand in April 2005.

  6 Includes supplies, personnel, capitalized work on PP&E.

  Supply costs were 31.8% higher, amounting to 10,065.0 million euros. This increase primarily derives from the inclusion in 2005 of Cesky and the 10 BellSouth wireless operators. Stripping out these inclusions, the increase would be explained by the larger volume of handset purchases, higher wireline and wireless operator interconnection costs, increased purchases of equipment for the deployment of ADSL services and the expenses associated with the adaptation of exchanges for the unbundling of the local loop to new operators.

  External service expenses amounted to 6,715.3 million euros, a 32.4% increase on the year before, also affected by the changes in the consolidation scope and exchange rates. Commercial activity in all the Group's business lines was intense during the year. This was particularly notable in the wireless business, where its expenses grew substantially owing to the resources invested for subscriber acquisition and retention and the international launch of the Movistar brand. In wireline operators, the rise in expenses largely derives from greater commercial efforts linked to the deployment of ADSL and the higher plant maintenance costs.

  The Group's personnel expenses rose 11% to 5,656.4 million euros, reflecting the inclusion of Cesky and the BellSouth operators and the increase in Atento's headcount. This item also reflects the personnel restructuring expense under Telefónica de España's Labor Force Reduction Plan (2003-2007), which affected 1,877 employees in 2005. At December 31, 2005 Telefónica Group had 207,641 employees, compared with 173,554 in 2004.

  Other operating expenses include the amount assigned to the impairment of receivables, considerably higher in 2005 owing to the larger provisions in the wireless business derived from the inclusion of the BellSouth operators and increased provisions in Mexico and Brazil. Here we should also highlight the capital gains on the sale of Infonet and Endemol's IPO, and the benefits of Telefónica de España's real estate efficiency plan.

  OIBDA and operating income

  OIBDA rose 25% to 15,276.4 million euros in 2005, with organic growth of 9.9%.

  Operating income rose by 30.5% (21.7% organic growth) to 8,558.8 million euros. Behind the sharp growth was the increase in OIBDA, as the depreciation and amortization charge was 18.6% higher because of the newly acquired operators. In organic terms, depreciation and amortization expense fell by 2.5%, underscoring the Telefónica Group's policy of scaling back capex.

  Investment activity

  In 2005 the Telefónica Group recorded additions to intangible assets and property, plant and equipment of 5,468.65 million euros, 45.1% more than in 2004. This increase reflects the inclusion of Cesky and the BellSouth wireless operators. Stripping out these inclusions, additions also reflect the stronger investment efforts of Telefónica Latinoamérica and Telefónica de España and investment on the construction of the Group's new corporate headquarters in Madrid (Telecommunications City District C).

  All operators of Telefónica Latinoamérica stepped up capex, most notably on systems to enhance customer management and the deployment of broadband services.

  Telefónica de España proceeded with its broadband expansion policy, speeding up the rollout of ADSL technology and betting heavily on the development of new multimedia businesses (Imagenio) without overlooking the needs of its traditional business.

  At Telefónica Móviles, notable developments included the deployment of new GSM networks in Colombia, Ecuador, Nicaragua, Panama, Peru and Uruguay and the upgrading of the coverage and capacity of GSM networks in Argentina, Chile, Guatemala, El Salvador and Mexico.

  Investment in property, plant and equipment totaled 4,391.3 million euros, up 38.4% from 2004, while investment in intangible assets stood at 1,077.3 million euros, down 81.3% on the year before.

  Financial investments amounted to 6,839.8 million euros, led by the acquisitions of the BellSouth operators in Chile and Argentina, Cesky Telecom and O2 shares.

  Innovation and R&D

  The Telefónica Group considers innovation to be one of the cornerstones of its future transformation. This strategy underscores the importance of innovation as a basic means for obtaining sustainable competitive advantages, such as the anticipation of market trends and product differentiation through the addition of new technologies via the development of new products and services and the inclusion of ICT (information and communications technologies) in business processes. Here its goal is to become a more effective, efficient and flexible integrated group focused on the customer.

  In 2005 Telefónica rolled out the new Technological Innovation model defined in 2004, articulated by Telefónica Investigación y Desarrollo (Telefónica I+D), which pave the way for an even greater alignment of technological innovation with the Group's strategy. It also promotes collaboration with other agents (customers, public authorities, suppliers, business allies, etc.) who will become "technological allies."

  Telefónica spent 2,950 million euros in 2005 on items related to technological innovation, 23% more than in 2004. Every year, as part of its investment streamlining policy, Telefónica has increased the percentage of investment earmarked for new businesses.

  As for how it obtains innovative solutions, Telefónica still considers that differentiating itself to peers and being more widely accepted by the market does not depend solely on an acquired technology. It must promote its own R&D activities to guarantee this differentiation and to drive forward other innovation initiatives. In 2005 Telefónica invested 544 million euros, or 1.4% of revenues, in R&D activities. According to figures published by the European Commission corresponding to financial year 2004, Telefónica invested more in R&D than any other Spanish company.

  Most of the R&D activities are carried out by Telefónica Investigación y Desarrollo, a wholly-owned subsidiary, which works principally for Telefónica's businesses. In the performance of this function, it also collaborates with other companies and universities. Telefónica I+D is the driving force behind the Group's innovation, playing a dual role as the developer of the ICT solutions Telefónica needs and as the identifier of emerging technological options that could have a significant impact on business.

  Telefónica I+D worked on over 1,800 projects during the year, including the development of products, services and processes, and applied research initiatives aimed at anticipating new technologies that could affect Telefónica's business.

  The development of products, services and processes has produced results that can be applied in the short term by Telefónica's businesses (either by enlarging the product range with a better position in the market or by introducing systems and processes that help its commercial development, make it more efficient and enhance quality levels). These projects play an important role in Telefónica's strategy of creating value through broadband communications and services and in the deployment of new networks and services at companies recently integrated in the Telefónica Group.

  Last year Telefónica I+D continued to consolidate its network of Centers of Excellence. Internationally, it has considerably increased the percentage of activity developed at its centers in Mexico City and Sao Paulo in Brazil, which share the mission of providing support for technological innovation at the Group's companies in Latin America. Within the framework of the strategy introduced several years ago to ensure the geographical distribution of the Group's technological innovation capacity, in Andalusia Telefónica I+D launched a new center in Granada, which complements the activities already under way at the rest of its centers in Barcelona, Huesca, Madrid and Valladolid. The center in Barcelona has undergone a decisive upgrading under a new organizational structure, with a threefold increase in human resources and a new technological strategy for the development of its projects. With these initiatives Telefónica I+D is building an extensive network of technological innovation in Spain and abroad.

  As indicated, in 2005 it also undertook activities relating to applied research aimed more at the medium and long term, in order to detect, understand, develop and apply —through consulting work, strategic studies, technological surveillance and experimental tests— any aspects, singular features, opportunities and particularly technologies that will affect the performance of Telefónica's business lines. These activities have mainly been developed within the corporate framework of Telefónica, complementing projects carried out in the sphere of the European union's R&D programs, the general government of Spain and the Spanish regions where Telefónica I+D has centers. Telefónica I+D's response to the general government's CENIT program merits special mention. The company has contributed 11 project proposals, leading five of them, which should be decided on at the beginning of the year.

  The new model also provided for the creation of a Telefónica I+D Scientific Assessment Council, comprising leading academic personalities from around the world, with the mission of orienting Telefónica from a scientific and university vantage.

  Throughout 2005 Telefónica, via Telefónica I+D, carried ahead with its intense pace of intangible and non-lucrative initiatives with a view to promoting the Group's technological image through its presence at universities and scientific institutions and numerous technical contributions such as articles, lectures at conferences, books and other publications. In addition, through Telefónica I+D, Telefónica continued to expand the Group's portfolio of technological property considerably.

  Financial income (expenses)

  Net financial expenses in 2005 totaled 1.634,3 million euros, a decrease of 0.3% (4.8 million euros) compared to 2004 (1.639,1 million euros). Interest expenses decreased by 334.3 million euros, of which 261.3 million euros derived from the 18.6% increase in average net debt vs. 2004. Exchange rate differences rose by 339.1 million euros on 2004, highlighting the contribution of the USD/EUR position, which accounted for 43% of the improvement.

  The free cash flow generated by the Telefónica Group in 2005 amounted to 7,108.1 million euros, of which 4,476.1 million euros were used by Telefónica S.A. to pay dividends and buy back treasury shares, 5,839.9 million euros were earmarked for financial investments (net of real estate divestments) and 692.8 million euros were used to settle commitments acquired by the Group, derived mainly from the labor force reduction plans. Consequently, the free cash flow after dividends, which to a large extent explains the increase in net financial debt, amounted to 3,900.7 million euros.

  Financing

  The Telefónica Group's net debt amounted to 30.067,0 million at 2005 year-end. The increase of 6,372.6 million euros with respect to the consolidated debt at 2004 year-end (23,694.4 million euros) is largely attributable to the free cash flow after dividends (-3,900.7 million euros). In addition, debt increased by 1,075.8 million euros due to changes in the consolidation scope and other impacts on financial accounts and by 1,396.1 million euros due to the effect of exchange rates on debt not taken out in euros.

  The principal financing transactions carried out in 2005 were as follows:

    Telefónica Emisiones, S.A.U., a subsidiary of Telefónica, S.A., launched a program for the issuance of debt instruments ("the program") for up to a total of 15,000 million euros. It was registered at the UK Listing Authority on July 8, 2005. On February 4, 2005 the documents entitled Dealership Agreement, Issue and Paying Agency Agreement, Deed of Covenant, Deed of Guarantee and Master Global Notes were formalized. This program, which is guaranteed by Telefónica, S.A., substitutes the previous similar program dated February 4, 2005.

    On May 4, 2005 Compañía de Telecomunicaciones de Chile concluded the renegotiation of the 180 US dollar million syndicated loan signed in 1998, with a current amount of 150 million dollars, which enabled it to extend the maturity from April 2007 to December 2008. Subsequently, on October 28, it also renegotiated the syndicated loan initially signed in 1996 for 225 million dollars, with an outstanding amount of 150 million dollars, extending maturity from April 2008 to June 2011 and adjusting the spread to market conditions.

    In May 2005, Telefónica Europe, B.V. updated its ECP (euro commercial paper) program. In 2005 Telefónica Europe continued its issuance activity under the aforementioned program, underwritten by Telefónica, S.A., with short-term issues maturing between one week and 364 days. At December 31, 2005, the final balance of outstanding commercial paper totaled 1,133.29 million euros (at the initial issue price).

    On June 28, 2005 Telefónica, S.A. arranged a syndicated loan with 40 national and international financial institutions for 6,000 million euros, maturing on June 28, 2011. The loan is denominated in euros and can be drawn either in this currency or in US dollars, sterling, yen, Swiss francs or any other currency subject to prior agreement by the banking institutions. The interest rate for each term or period of interest will be the EURIBOR/LIBOR for each period plus a spread that will be based on the long-term credit rating assigned by the rating agencies Moody's and Standard and Poor's. At current levels, Baa1/BBB+, the spread would be 0.225% per annum.

    On September 29, Telefónica Finanzas México, a Telefónica Móviles subsidiary, held two issues for a combined value of 5,000 million pesos under its current certificados bursátiles (peso bonds) program that has a maximum issuance of 12,000 million pesos. The first issue was for 3,500 million pesos, with a 5-year maturity and paying quarterly interest at the annualized rate of 91-day Cetes (Mexican government treasury notes) plus 61 basis points. The second 1,500 million peso issue, matures in 7 years and pays a fixed 9.25% half-yearly. This program was authorized by the Comisión Nacional Bancaria y de Valores (Mexican banking and securities regulator) on December 30, 2004, underwritten by an unconditional and irrevocable guarantee by Telefónica S.A. Issues can be made under the program for four years from this date.

    On October 11, 2005, Telefónica del Perú launched a bond issue on the international market for 754 million new Peruvian soles at a fixed interest rate of 8%. The bonds mature on April 11, 2016.

    On October 31, 2005 Telefónica Europe, B.V. arranged a syndicated loan, underwritten by Telefónica, S.A., for 18,500 million sterling, subsequently reduced to 18,000 million under a modification of December 14, 2005, for the purpose of financing or refinancing the acquisition of the shares relating to the purchase of O2 and the associated costs. The loan consists of two tranches, A and B, for ₤12,000 million and ₤6,000 million, for a period of 364 days, which can be extended for two periods, the first by 365 days and the second by 180 days, for the A tranche and 3 years for the B tranche. Lastly, the annual interest rate for each period or interest rate will be EURIBOR/LIIBOR for the period plus a spread based on the long-term credit rating assigned to Telefónica, S.A. by the rating agencies Moody's and Standard and Poor's. At current levels, Baa1/BBB+, the spread would be 0.325% per annum for tranche A and 0.375% per annum for tranche B, although the spread could be reduced by 0.05% per annum in both tranches if the amount drawn is the same as or less than 50% of the total amount.

  Rating agencies

  On October 31, 2005, Moody's and Fitch Ratings, respectively, placed our credit ratings under review for possible downgrade after the announcement of the takeover bid for 100% of the share capital of O2, limiting the downgrade to one notch, i.e. to Baa1 and A-, respectively, once the acquisition is completed. On the same date Standard and Poor's cut our credit rating from A to A- and placed it on creditwatch for a possible further downgrade, limiting further falls to one notch once the acquisition concludes, i.e. BBB+. On December 22, 2005, Moody's finally lowered its long-term credit rating assigned to Telefónica to Baa1, but affirmed its short-term P-2 rating.

  After 2005 year-end, on January 11, 2006 Fitch lowered its long-term credit rating for Telefónica to A- with a stable outlook and its short-term credit rating from F-1 to F-2. On the same day Standard and Poor's also lowered its long-term credit rating to BBB+ with a stable outlook and affirmed its short-term credit rating of A-2. This concluded all actions announced by the rating agencies with respect to Telefónica's takeover bid for O2 Plc.

  Treasury shares

  At the start of 2005 Telefónica had treasury shares of 4.18179%, made up of 207,245,179 shares with a book value of 11.833 euros per share, a balance of 2,452.31 million euros and a nominal value of 207.25 million euros.

  During 2005 the Company acquired 230,038,870 its own shares for a total of 2,741.47 million euros and sold 48,503,517 shares for a total price of 647.45 million euros.

  In addition it used 29,274,686 shares for the share exchange in the takeover of Terra Networks S.A., 34,760,964 shares to reduce capital and 188,096,296 treasury shares for the return of the share premium to shareholders through the delivery of treasury shares. Lastly, 1,525 treasury shares were delivered as part of the share option plan for Endemol employees (EN-SOP).

  As a result of the above, the number of treasury shares in 2005 rose to 136,647,061 (2.77674%) acquired at an average price of 12.996 euros per share.